  As filed with the Securities and Exchange Commission on January 7,2000
                                                   Registration No. 333-85141
                                                                    333-85141-01
                                                                    333-85141-02
                                                                    333-85141-03
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              Amendment No. 3
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           Huntsman ICI Chemicals LLC
             (Exact Name of Registrant as Specified in its Charter)
                                ---------------
        Delaware                      2800                    87-0630358
                          (Primary Standard Industrial     (I.R.S. Employer
    (State or Other       Classification Code Number)   Identification Number)
      Jurisdiction
  of Incorporation or
     Organization)              ---------------
                                500 Huntsman Way
                            Salt Lake City, UT 84108
                                 (801) 584-5700
 (Address, Including Zip Code and Telephone Number, Including Area Code, of Co-
                   Registrants' Principal Executive Offices)
                                ---------------
                             Robert B. Lence, Esq.
                                   Secretary
                           Huntsman ICI Chemicals LLC
                                500 Huntsman Way
                            Salt Lake City, UT 84108
                                 (801) 584-5700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                ---------------
                                    Copy to:
                             Phyllis G. Korff, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 735-3000
                                ---------------

                           Jurisdiction
Exact Name of Additional        of       Primary Standard Industrial    I.R.S. Employer
      Registrants         Incorporation  Classification Code Number  Identification Number
------------------------  -------------- --------------------------- ---------------------
Huntsman ICI Financial
 LLC*...................  Delaware                  2800                  87-0632917
Tioxide Group*..........  U.K.                      2800                  00-0000000
Tioxide Americas Inc.*..  Cayman Islands            2800                  98-0015568

-------
* Address and telephone of principal executive offices are the same as those of Huntsman ICI Chemicals LLC.

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. We may not sell these securities until the registration       +
+statement filed with the Securities and Exchange Commission is effective.     +
+This prospectus is not an offer to sell these securities and is not           +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to completion--Dated January 7, 2000.

PRELIMINARY PROSPECTUS

[LOGO OF HUNTSMAN APPEARS HERE]                       [LOGO OF ICI APPEARS HERE]


                           Huntsman ICI Chemicals LLC

                               Exchange Offer for

            $600,000,000 10 1/8% Senior Subordinated Notes due 2009
          (Euro)200,000,000 10 1/8% Senior Subordinated Notes due 2009

                                  -----------

         This exchange offer will expire at      , New York City Time,

                     on      , 2000, unless extended.

                                  -----------

                          Terms of the exchange offer:

  . We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  . You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  . The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

  . The terms of the notes to be issued are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

  . We will not receive any proceeds from the exchange offer.

  . There is no existing market for the notes to be issued, and we have not applied for their listing on any securities exchange other than the Luxembourg Stock Exchange.

  See the "Description of Notes" section on page 97 for more information about the notes to be issued in this exchange offer.

  This investment involves risks. See the section entitled "Risk Factors" that begins on page 13 for a discussion of the risks that you should consider prior to tendering your outstanding notes for exchange.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                       Prospectus dated      , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Market and Industry Data................................................. iii
Where You Can Find More Information...................................... iii
Cautionary Notice Regarding Forward-Looking Statements................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  13
The Exchange Offer.......................................................  22
The Transaction..........................................................  32
Use of Proceeds..........................................................  35
Capitalization...........................................................  36
Unaudited Pro Forma Financial Data.......................................  37
Selected Historical Financial Data.......................................  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Business.................................................................  60
Management...............................................................  85
Certain Relationships and Related Transactions...........................  90
Description of Credit Facilities.........................................  95
Description of Notes.....................................................  97
Plan of Distribution..................................................... 148
Material U.S. Federal Income Tax Consequences............................ 149
Legal Matters............................................................ 150
Experts.................................................................. 150
General Listing Information.............................................. 150
Index to Financial Statements............................................ F-1

--------

    Our principal executive offices, and the principal executive offices of the guarantors of the notes, are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

                            MARKET AND INDUSTRY DATA

    Market data used throughout this prospectus was obtained from internal company surveys and industry surveys and publications. These industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable. Results of internal company surveys contained in this prospectus, while believed to be reliable, have not been verified by any independent sources. References in this prospectus to our market position and to industry trends are based on information supplied by Chem Systems, an international consulting and research firm, and International Business Management Associates, an industry research and consulting firm.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company and the notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement for a more complete understanding of the document or matter.

    After the registration statement becomes effective, we will be subject to the informational requirements of the Exchange Act of 1934, and will file periodic reports, registration statements and other information with the SEC. You may read and copy the registration statement and any of the other documents we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800- SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

    If for any reason we are not subject to the reporting requirements of the Securities Exchange Act of 1934 in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of Notes -- Covenants--Reports" for a description of the information we are required to provide.

                               ----------------

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus are forward-looking in nature. In some cases, you can identify forward-looking statements by terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative of such terms or other comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Some of those risks and uncertainties are discussed below under "Risk Factors". We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial information. You should carefully read this entire document.

                               The Exchange Offer

Securities Offered..................  $600,000,000 aggregate principal amount of new 10 1/8% Senior Subordinated Notes due 2009 and (Euro)200,000,000 aggregate principal amount of new 10 1/8% Senior Subordinated Notes due 2009, all of which have been registered under the Securities Act of 1933. The terms of the notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the new registered notes.

The Exchange Offer..................  We are offering to issue registered notes in exchange for a like principal amount
                                      and like denomination of our outstanding
                                      notes. We are offering to issue these
                                      registered notes to satisfy our
                                      obligations under an exchange and
                                      registration rights agreement that we
                                      entered into with the initial purchasers
                                      of the outstanding notes when we sold
                                      them in a transaction that was exempt
                                      from the registration requirements of the
                                      Securities Act. You may tender your
                                      outstanding notes for exchange by
                                      following the procedures described under
                                      the heading "The Exchange Offer".
Tenders; Expiration Date;
Withdrawal..........................  The exchange offer will expire at      ,
                                      New York City time, on      , 1999,
                                      unless we extend it. If you decide to
                                      exchange your outstanding notes for new
                                      notes, you must acknowledge that you are
                                      not engaging in, and do not intend to
                                      engage in, a distribution of the new
                                      notes. You may withdraw any notes that
                                      you tender for exchange at any time prior
                                      to      , 1999. If we decide for any
                                      reason not to accept any notes you have
                                      tendered for exchange, those notes will
                                      be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The

                                      Exchange Offer--Terms of the Exchange
                                      Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer....  The exchange offer is subject to customary conditions, some of which we
                                      may waive.

U.S. Federal Income Tax
Consequences........................  Your exchange of outstanding notes for notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of Proceeds.....................  We will not receive any cash proceeds from the exchange offer.

Exchange Agent......................  Bank One, N.A.

Consequences of Failure to
Exchange............................  Outstanding notes that are not tendered or that are tendered but not accepted
                                      will continue to be subject to the
                                      restrictions on transfer that are
                                      described in the legend on those notes.
                                      In general, you may offer or sell your
                                      outstanding notes only if they are
                                      registered under, or offered or sold
                                      under an exemption from, the Securities
                                      Act and applicable state securities laws.
                                      We, however, will have no further
                                      obligation to register the outstanding
                                      notes. If you do not participate in the
                                      exchange offer, the liquidity of your
                                      notes could be adversely affected.

Consequences of Exchanging Your
Notes...............................  Based on interpretations of the staff of the SEC, we believe that you may offer
                                      for resale, resell or otherwise transfer the notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                      .  acquire the notes issued in the
                                         exchange offer in the ordinary course
                                         of your business;

                                      .  are not participating, do not intend
                                         to participate, and have no
                                         arrangement or undertaking with anyone
                                         to participate, in the distribution of
                                         the notes issued to you in the
                                         exchange offer; and

                                      .  are not an "affiliate" of our company
                                         as defined in Rule 405 of the
                                         Securities Act.

                                      If any of these conditions are not
                                      satisfied and you transfer any notes
                                      issued to you in the exchange offer
                                      without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

                                      Any broker-dealer that acquires notes in the exchange offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                   The Notes

    The terms of the notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except:

  (1) the notes issued in the exchange offer will have been registered under the Securities Act;

  (2) the notes issued in the exchange offer will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  (3) the notes issued in the exchange offer will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

    A brief description of the material terms of the notes follows:

Issuer..............................  Huntsman ICI Chemicals LLC.

Notes Offered.......................  $600,000,000 aggregate principal amount of dollar denominated 10 1/8% Senior
                                      Subordinated Notes due 2009 and
                                      (Euro)200,000,000 aggregate principal
                                      amount of euro denominated 10 1/8% Senior
                                      Subordinated Notes due 2009.

Maturity Date.......................  July 1, 2009.

Interest Payment Dates..............  January 1 and July 1 of each year, commencing January 1, 2000.

Guarantors..........................  The notes are guaranteed by three of our subsidiaries: Huntsman ICI Financial LLC,
                                      Tioxide

                                      Group and Tioxide Americas Inc. If we
                                      cannot make payments on the notes when
                                      they are due, then our guarantors are
                                      required to make payments on our behalf.

Optional Redemption.................  We may redeem the notes, in whole or in part, at our option at any time on or
                                      after July 1, 2004, at the redemption
                                      prices listed in "Description of Notes--
                                      Optional Redemption".

                                      In addition, on or before July 1, 2002,
                                      we may, at our option and subject to
                                      certain requirements, use the net
                                      proceeds from one or more public equity
                                      offerings to redeem up to 35% of the
                                      original aggregate principal amount of
                                      the notes at 110.125% of their face
                                      amount, plus accrued and unpaid interest.
                                      Before July 1, 2004, we may redeem some
                                      or all of the notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. See "Description of Notes--Optional Redemption".

Sinking Fund........................  None.

Ranking.............................  The notes and guarantees are general unsecured obligations of our company and our guarantors.

                                      The notes are:

                                      .  junior in right of payment to all of
                                         our existing and future senior,
                                         unsecured indebtedness,

                                      .  senior in right of payment to any of
                                         our future indebtedness that is
                                         expressly subordinated to the notes
                                         and

                                      .  effectively junior in right of payment
                                         to all of our existing and future
                                         secured indebtedness to the extent of
                                         the value of the assets securing such
                                         indebtedness and to all of our
                                         subsidiaries' liabilities (including
                                         payments on our senior secured credit
                                         facilities and trade payables).

                                      The guarantees are:

                                      .  junior in right of payment to all of
                                         the existing and future senior,
                                         unsecured indebtedness of our
                                         guarantors,

                                      .  senior in right of payment to all of
                                         their future indebtedness that is
                                         expressly subordinated to the
                                         guarantees and

                                      .  effectively junior in right of payment
                                         to all of their existing and future
                                         secured indebtedness to the extent of
                                         the value of the assets securing such
                                         indebtedness.

                                      As of September 30, 1999, the notes and
                                      guarantees were subordinated only to
                                      $1,694 million of secured indebtedness of our company and its subsidiaries, which we borrowed under our credit facilities.

Change of Control...................  If we go through a change of control, we must make an offer to repurchase the
                                      notes at 101% of their face amount, plus accrued and unpaid interest. See "Description of Notes--Repurchase at the Option of Holders upon Change of Control".

Asset Sales.........................  We may have to use the net proceeds from asset sales to offer to repurchase notes under certain circumstances at their face amount, plus accrued and unpaid interest. See "Description of Notes--Certain Covenants--Limitation on Asset Sales".

Certain Covenants...................  The indenture governing the notes contains certain covenants that, among
                                      other things, limit our ability and the
                                      ability of certain of our subsidiaries
                                      to:

                                      .  incur more debt;

                                      .  pay dividends, redeem stock or make
                                         other distributions;

                                      .  issue capital stock;

                                      .  make certain investments;

                                      .  create liens;

                                      .  enter into transactions with
                                         affiliates;

                                      .  enter into sale and leaseback
                                         transactions;

                                      .  merge or consolidate; and

                                      .  transfer or sell assets.

                                      These covenants are subject to a number
                                      of important qualifications and
                                      limitations. See "Description of Notes--
                                      Certain Covenants".

Registration Covenant; Exchange
Offer...............................  We have agreed to consummate the exchange offer within 45 days after the effective date of the registration statement. In addition, we have agreed, in certain circumstances, to file a "shelf registration statement" that would allow some or all of the notes to be offered to the public.


                                      If we fail to fulfill our obligations
                                      with respect to registration of the
                                      exchange notes (a "registration
                                      default"), the annual interest rates on
                                      the affected notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rates that would otherwise apply to the notes. As soon as we cure a registration default, the interest rates on the affected notes will revert to their original levels.

                                      Upon consummation of the exchange offer, holders of notes will no longer have any rights under the exchange and registration rights agreement, except to the extent that we have continuing obligations to file a shelf registration statement.

                                      For additional information concerning the above, see "Description of Notes--Form, Denomination, Transfer, Exchange and Book-entry Procedures,--Registration
                                      Covenant; Exchange Offer".

Use of Proceeds.....................  We will not receive any proceeds from the exchange offer. We used the net proceeds from the sale of the notes to fund a portion of the transfer of Imperial Chemicals Industries PLC's and Huntsman Specialty Chemicals Corporation's businesses to us and related fees and expenses, and for general corporate purposes. See "Use of Proceeds".

                                  The Company

General

    We are a global manufacturer and marketer of specialty and commodity chemicals through our principal businesses: specialty chemicals (the polyurethane chemicals and propylene oxide businesses), petrochemicals, and titanium dioxide. Our company is characterized by superior low cost operating capabilities; a high degree of technological expertise; a diversity of products, end markets and geographic regions served; significant product integration; and strong growth prospects.

 . Our global polyurethane chemical business produces and markets a complete line of polyurethane chemicals, including methylene diphenyl diisocyanate, commonly referred to in the chemicals industry as "MDI"; toluene diisocyanate, commonly referred to in the chemicals industry as "TDI"; polyols; polyurethane systems and aniline, with an emphasis on MDI-based products. Our polyurethane chemicals business has the world's second largest production capacity for MDI and MDI-based polyurethane systems. Our customers use our products in a wide variety of polyurethane applications, including automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning and adhesives.

 . Our propylene oxide business is one of three North American producers of propylene oxide, which is commonly referred to in the chemicals industry as "PO". PO is used in a variety of applications, the largest of which is the production of polyols sold into the polyurethane chemicals market.

 . Our petrochemicals business produces olefins and aromatics at our integrated facilities in Northern England. These facilities make up one of Europe's largest single production sites for these products. Olefins and aromatics are the key building blocks for the petrochemical industry and are used in plastics, synthetic fibers, packaging materials and a wide variety of other applications.

 .  Our titanium dioxide business, which operates under the trade name
   "Tioxide", has the largest production capacity for titanium dioxide in Europe and the third largest production capacity in the world. Titanium dioxide, which is commonly referred to in the chemicals industry as "TiO\\2\\", is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics.

For the year ended December 31, 1998, we had pro forma revenues of $3.7 billion, pro forma EBITDA of $424 million and pro forma Adjusted EBITDA of $481 million. For the nine months ended September 30, 1999, we had pro forma revenues of $2.8 billion, pro forma EBITDA of $420 million and pro forma Adjusted EBITDA of $436 million (see footnote 2 to "--Summary Historical and Pro Forma Financial Data"). For the year ended December 31, 1998, we derived 54%, 33%, 9% and 4% of our pro forma revenues in Europe, the Americas, Asia and the rest of the world, respectively. For the year ended December 31, 1998, our polyurethane chemicals, PO, petrochemicals and TiO\\2\\ businesses represented 37%, 9%, 28% and 26% of pro forma revenues, respectively.

                            Management and Ownership

    Huntsman Corporation is a privately owned chemical company, that is controlled by Jon M. Huntsman and members of his family. Affiliates of Huntsman Corporation indirectly own 60% of our common equity interests. Huntsman Corporation is a global, vertically integrated company distinguished by leading market positions, breadth of product offerings, superior operating capabilities and a track record of growth. Since 1983, Huntsman Corporation and its predecessors have successfully completed over 35 acquisitions and investments in joint ventures to build a global chemicals business. Imperial Chemical Industries PLC, a U.K. publicly traded specialty products and paints company that is referred to in this prospectus as "ICI", indirectly owns 30% of our common equity interests. Since its incorporation in 1926, ICI has been one of the major industrial chemical organizations in the world with an impressive record of innovation. The remainder of our common equity interests is indirectly owned collectively by BT Capital Investors, L.P., Chase Equity Associates, L.P., GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P.

                                The Transaction

    On June 30, 1999, under a contribution agreement and ancillary agreements between our company, Huntsman Specialty Chemicals Corporation, ICI and our parent, Huntsman ICI Holdings LLC, we acquired assets and stock representing:

  .  ICI's polyurethane chemicals businesses,

  . selected petrochemicals businesses of ICI (including ICI's 80% interest in the Wilton olefins facility),

  .  ICI's TiO\\2\\ businesses, and

  .  Huntsman Specialty's PO business.

    Additionally, and under a separate agreement, we also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited for approximately $117 million in cash.

    In exchange for transferring its business to us, Huntsman Specialty, the direct parent company of Huntsman ICI Holdings prior to the closing of the transaction,

  .  retained a 60% common equity interest in Huntsman ICI Holdings and

  .  received approximately $360 million in cash.

    In exchange for transferring its businesses to us, ICI received:

  .  a 30% common equity interest in Huntsman ICI Holdings,

  . approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros, and

  . discount notes of Huntsman ICI Holdings with $508 million of accreted principal value at issuance.

    BT Capital Investors, L.P., Chase Equity Associates, L.P. and The Goldman Sachs Group, Inc. purchased the remaining 10% common equity interest in Huntsman ICI Holdings for $90 million in cash.

               Sources                     (in millions)                    Uses


Senior secured credit facilities... $1,683             Cash to ICI.................................... $2,529
The notes (in U.S. dollars as ad-                      Cash to BP Chemicals...........................    117
 justed at June 30, 1999)..........    807             Cash to Huntsman Specialty(a)..................    360
Cash equity........................     90             Cash distributions to members..................     10
Cash contribution by parent........    508             Transaction fees and expenses..................     72
                                    ------                                                             ------
 Total sources..................... $3,088              Total uses.................................... $3,088
                                    ======                                                             ======

(a) Used for the repayment of Huntsman Specialty debt and the acquisition of Huntsman Specialty preferred stock.

                Summary Historical and Pro Forma Financial Data

    The summary financial data set forth below presents the historical financial data of Huntsman Specialty, our predecessor, and the predecessor of Huntsman Specialty, as of the dates and for the periods indicated. Effective March 1, 1997, Huntsman Specialty purchased from Texaco Chemicals, Inc. its PO business (see Note 1 to the audited financial statements of Huntsman Specialty). In accordance with U.S. GAAP, Huntsman Specialty is considered the acquirer of the businesses transferred to us in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals at the close of business on June 30, 1999 because the shareholders of Huntsman Specialty acquired majority control of the businesses transferred to us. The summary financial and other data as of December 31, 1996 has been derived from audited financial statements. The summary financial and other data as of December 31, 1997 and 1998 and for the year ended December 31, 1996, the two months ended February 28, 1997, the ten months ended December 31, 1997 and the year ended December 31, 1998 has been derived from the audited financial statements of Huntsman Specialty included elsewhere in this prospectus. The summary financial and other data as of September 30, 1999, for the nine months ended September 30, 1998, the six months ended June 30, 1999 and the three months ended September 30, 1999 has been derived from the unaudited financial statements of Huntsman Specialty and Huntsman ICI Chemicals included elsewhere in this prospectus.

    The summary unaudited pro forma financial data prepared by us and set forth below gives effect to our transactions with ICI and Huntsman Specialty and with BP Chemicals and the related financing thereof, including the offering of the notes. The summary unaudited pro forma statement of operations data for the nine months ended September 30, 1999 and the year ended December 31, 1998 give effect to our transaction with ICI and Huntsman Specialty and related financing thereof, including the offering of the notes, as if they had occurred on January 1, 1998. The pro forma statements of operations do not include the historical results of operations for the 20% ownership of the Wilton olefins facility acquired from BP Chemicals. The summary unaudited pro forma financial data does not purport to be indicative of results of operations of future periods or indicative of results that would have occurred had our transactions with ICI and Huntsman Specialty and with BP Chemicals been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the summary unaudited pro forma condensed statement of operations data, are based on available information and certain assumptions that we believe are reasonable.

    You should read the summary historical and unaudited pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Financial Data", the audited and unaudited financial statements of Huntsman Specialty and the audited and unaudited combined financial statements of the polyurethane chemicals, selected petrochemicals and TiO\\2\\ businesses of ICI, included elsewhere in this prospectus.

                           Predecessor                 Huntsman Specialty                      Huntsman ICI Chemicals
                    ------------------------- --------------------------------------  ----------------------------------------
                                                                                                                   Pro Forma
                                  Two Months   Ten Months               Six Months    Three Months   Pro Forma    Nine Months
                     Year Ended     Ended        Ended      Year Ended     Ended          Ended      Year Ended      Ended
                    December 31, February 28, December 31, December 31,  June 30,     September 30, December 31, September 30,
                    ------------ ------------ ------------ ------------ ------------  ------------- ------------ -------------
                        1996         1997         1997         1998     1998   1999       1999          1998         1999
                    ------------ ------------ ------------ ------------ -----  -----  ------------- ------------ -------------
                                                          (in millions)
 Statement of
  Operations
  Data:
 Sales-net:             $405         $61         $ 348         $339     $ 250  $ 192     $  961        $3,671       $2,832
 Cost of
  sales(1).......        377          65           300          277       210    134        763         3,079        2,262
                        ----         ---         -----         ----     -----  -----     ------        ------       ------
 Gross profit
  (loss).........         28          (4)           48           62        40     58        198           592          570
 Operating
  expenses.......         19           2             8            8         7      5         84           353          288
                        ----         ---         -----         ----     -----  -----     ------        ------       ------
 Operating income
  (loss).........          9          (6)           40           54        33     53        114           239          282
 Interest
  expense-net....         --          --            35           40        31     18         53           229          168
 Other
  income(1)......         10          --            --            1         1     --          1             9            1
                        ----         ---         -----         ----     -----  -----     ------        ------       ------
 Income (loss)
  before income
  tax and
  minority
  interest.......         19          (6)            5           15         3     35         62            19          115
 Income tax
  expense
  (benefit)......          7          (2)            2            6         1     13          8             5           18
 Minority
  Interest.......         --          --            --           --        --     --          1             2            1
                        ----         ---         -----         ----     -----  -----     ------        ------       ------
 Income (loss)
  from continuing
  operations.....       $ 12         $(4)        $   3         $  9     $   2  $  22         53        $   12       $   96
                        ====         ===         =====         ====     =====  =====     ======        ======       ======
 Other Data:
 Depreciation and
  amortization...       $ --         $ 1         $  26         $ 31     $  23  $  16         49        $  176       $  137
 EBITDA(1)(2)....         49           1            66           86        57     69        164           424          420
 Net cash
  provided by
  (used in)
  operating
  activities.....         48          (5)           37           46        16     40        135
 Net cash used in
  investing
  activities.....         (1)         (1)         (510)         (10)      (16)    (4)     2,461
 Net cash
  provided by
  (used in)
  financing
  activities.....        (47)          6           483          (43)      (10)   (34)     2,381
 Capital
  expenditures...          1           1             2           10        10      4         60
 Ratio of
  earnings to
  fixed
  charges(3).....        2.7x         --           1.1x         1.4x      1.1x   2.9x       2.1x          1.1x         1.5x
 Balance Sheet
  Data
  (at period
  end):
 Working
  capital(4).....       $ 39                     $  40         $ 28            $  28     $  445
 Total assets....        292                       594          578              578      4,614
 Long-term
  debt(5)........         --                       464          428              396      2,506
 Total
  liabilities(6)..       287                       569          547              528      3,500
 Stockholders'
  and members'
  equity.........          5                        25           31               50      1,107

                                                    (See footnotes on next page)

(Footnotes from previous page)
--------
(1) Prior to March 1, 1997, Texaco Chemical leased substantially all of the plant and equipment of the PO business under an operating lease agreement. Also, Texaco Chemical received interest income on net intercompany advances prior to the acquisition by Huntsman Specialty. Historical rental expense for the year ended December 31, 1996 and the two months ended February 28, 1997 was $34 million and $6 million, respectively. Interest income on net intercompany advances was $4 million for the year ended December 31, 1996. No interest was charged or credited during the two months ended February 28, 1997.

(2) EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. Prior to March 1, 1997, EBITDA excludes interest income on net intercompany investments and advances to Texaco Chemical and rental expense (see footnote (1) above). EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

  The following other adjustments to pro forma EBITDA do not qualify as pro forma adjustments under the Securities and Exchange Commission's rules (principally Article 11 of Regulation S-X), but are included to eliminate the effect of nonrecurring items.

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                           (in millions)
   EBITDA:
    Polyurethane chemicals..........................     $196         $160
    Propylene oxide.................................       86          110
                                                         ----         ----
     Specialty chemicals............................      282          270
                                                         ----         ----
    Petrochemicals..................................     (35)           11
    Tioxide.........................................      158          139
                                                         ----         ----
   Total EBITDA.....................................      405          420
    To conform the accounting policy for turnaround
     and inspection costs of the petrochemicals
     business.......................................       19           --
                                                         ----         ----
   Pro forma EBITDA.................................      424          420
    Net reduction in corporate overhead allocation
     and insurance expenses.........................       21           11
    Impact of PO facility turnaround and
     inspection.....................................       19           --
    Rationalization of TiO\\2\\ operations..........       17            5
                                                         ----         ----
   Pro forma Adjusted EBITDA........................     $481         $436
                                                         ====         ====

  Pro forma Adjusted EBITDA does not include any amounts related to our transaction with BP Chemicals at the close of business on June 30, 1999. We believe that pro forma Adjusted EBITDA for the year ended December 31, 1998 would have increased by approximately $16 million to approximately $497 million had our transaction with BP Chemicals at the close of business on June 30, 1999 been consummated on January 1, 1998.

(3) The ratio of earnings to fixed charges has been calculated by dividing (1) the sum of income before taxes plus fixed charges by (2) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Earnings were insufficient to cover fixed charges by $6 million for the two months ended February 28, 1997.

(4) Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.

(5) Long-term debt includes the current portion of long-term debt.

(6) Total liabilities includes minority interests and mandatorily redeemable preferred stock of $68 million and $72 million at December 31, 1997 and 1998, respectively.

                                  RISK FACTORS

    You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before deciding whether to participate in this exchange offer. The risk factors described below, other than those which discuss the consequences of failing to exchange your outstanding notes in the exchange offer, are generally applicable to both the outstanding notes and the notes issued in the exchange offer.

You may have difficulty selling the notes that you do not exchange.

    If you do not exchange your outstanding notes for the notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

    In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

    If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

    See "The Exchange Offer--Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

If our subsidiaries do not make sufficient distributions to us, then we may not be able to make payments on our debt, including the notes.

    The notes are the exclusive obligations of our company and the guarantors of the notes and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes when due, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Our senior secured credit facilities currently prohibit, and the indenture governing these notes currently restricts, these types of payments by our subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

    Our subsidiaries are separate and distinct legal entities and, except for the guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In addition, the guarantees of the notes are subordinated to all indebtedness of each guarantor that is either senior or secured.

We have substantial debt in addition to the notes that we may be unable to service and that restricts our activities, which could adversely affect our ability to meet our obligations under the notes.

    We have incurred substantial debt in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals. As of September 30, 1999, we had total outstanding indebtedness of $2,506 million and a ratio of total indebtedness to total capitalization of .69. We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, the terms of the indenture governing the notes and the senior secured credit facilities contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt in whole or in part; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; and merge or consolidate and transfer or sell assets. Also, if we undergo a change of control, the indenture governing the notes may require us to make an offer to purchase the notes. Under these circumstances, we may also be required to repay indebtedness under our credit facilities prior to the notes. We cannot assure you that we will have the financial resources necessary to purchase the notes in this event. See "Description of Notes".

    The degree to which we have outstanding debt could have important consequences for our business, including:

  . 40% of our pro forma EBITDA (as previously defined) for the nine months ended September 30, 1999, was applied towards payment of pro forma interest on our debt, which reduced funds available for other purposes, including our operations and future business opportunities;

  . our ability to obtain additional financing may be constrained due to our existing level of debt;

  . a high degree of debt will make us more vulnerable to a downturn in our business or the economy in general; and

  . part of our debt is, and any future debt may be, subject to variable interest rates, which might make us vulnerable to increases in interest rates.

    We are required to make scheduled principal payments under the credit facilities commencing on June 30, 2000. Our ability to make scheduled payments of principal and interest on, or to refinance, our debt depends on our future financial performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. We cannot guarantee that we will have sufficient cash from our operations or other sources to service our debt (including the notes). If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or restructure or refinance our debt. We cannot guarantee that such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service obligations. We cannot guarantee our ability to consummate any asset sales or that any proceeds from an asset sale would be sufficient to meet the obligations then due.

    If we are unable to generate sufficient cash flow and we are unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including those under the credit facilities and the indenture governing the notes, we could be in default under the terms of those agreements. In the event of a default by us, a holder of the indebtedness could elect to declare all of the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under the credit facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness could have a material adverse effect on our ability to pay principal and interest on the notes and on the market value of the notes.

Our ability to repay our debt may be adversely affected if our joint venture partners do not perform their obligations or if we have disagreements with them.

    We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service obligations depends, in part, upon the operation of our joint ventures. If any of our joint venture partners fails to observe its commitments, that joint venture may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to such plans. In general, joint venture arrangements may be affected by relations between the joint venture partners. Differences in views among the partners may, for example, result in delayed decisions or in failure to agree on significant matters. Such circumstances may have an adverse effect on the business and operations of the joint ventures, adversely affecting the business and operations of our company. There can be no assurance that we and our joint venture partners will always agree on significant issues. Any such differences in our views or problems with respect to the operations of the joint ventures could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Because the notes are subordinated to senior debt, our assets will first be used to repay our senior debt and may not be sufficient to repay the notes.

    The notes are general unsecured obligations and are subordinated in right of payment to the prior payment of all our current and future senior debt. As of September 30, 1999, we had total senior indebtedness of $1,694 million. The effect of this subordination is that if we were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets would be available to pay our obligations on the notes only after all senior debt is paid, and we cannot guarantee that there will be sufficient assets remaining to pay amounts due on all or any of the notes. Our senior debt under the credit facilities is secured by liens on substantially all our U.S. assets, including the stock of certain of our subsidiaries. The notes are unsecured and therefore do not have the benefit of this collateral. Accordingly, if an event of default occurs under the credit facilities, the lenders under the credit facilities will have a right to our assets and may foreclose upon the collateral. In that case, our assets would first be used to repay in full amounts outstanding under the credit facilities and may not be available to repay the notes.

If we are unable to integrate successfully our newly-acquired businesses, then our ability to make payments on the notes may be impaired.

    Prior to our transactions with ICI and Huntsman Specialty and with BP Chemicals, we did not own the majority of our assets. As you evaluate our prospects, you should consider the many risks we will encounter during our process of integrating these acquired businesses, including:

  . our potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

  .  diversion of our management's attention from business concerns;

  . difficulties in increasing production at acquired sites and coordinating management of operations at the acquired sites;

  .  delays in implementing consolidation plans;

  .  unanticipated legal liabilities; and

  .  loss of key employees of acquired operations.

    The full benefit of the businesses transferred to us in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals requires the integration of administrative functions and the implementation of appropriate operations, financial and management systems and controls. If we are unable to integrate our various businesses effectively, our business, financial condition, results of operations and cash flows may suffer.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products, which may adversely affect our ability to make payments on the notes.

    A substantial portion of our revenue is attributable to sales of products, including the most of products of our petrochemicals business, the prices of which have been historically cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Historically, the markets for some of our products, including the most of products of our petrochemicals business, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets are experiencing periods of oversupply, and the pricing of our products in these markets is depressed. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events. See "--The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Competition".

The significant price volatility for many of our raw materials may result in increased costs, which we may be unable to recover.

    The prices for a large portion of our raw materials are similarly cyclical. While we attempt to match raw material price increases with corresponding product price increases, our ability to pass on increases in the cost of raw materials to our customers is, to a large extent, dependent upon market conditions. There may be periods of time in which we are not able to recover increases in the cost of raw materials due to weakness in demand for or oversupply of our products. Therefore, increases in raw material prices may have a material adverse effect on our business, financial condition, results of operations or cash flows.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

    The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies are able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Any of these developments would have a significant impact on our ability to enjoy higher profit margins during periods of increased demand. See "--Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products, which may adversely affect our ability to make payments on the notes."

If our key suppliers are unable to provide the raw materials necessary in our production, then we may not be able to obtain raw materials from other sources on favorable terms, if at all.

    In the nine months ended September 30, 1999, less than 30% of our raw materials purchases were from four key suppliers. If any of these suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and we may not be able to increase prices for our finished products. In addition, some of the raw materials we use may become unavailable within the geographic area from which we now source our raw materials, and there can be no assurance that we will be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial condition, results of operations or cash flows.

    Consents have not been obtained from two of the four key suppliers with whom we have supply contracts that require the consent of the supplier for the transfer of the contract to us following our transactions with ICI and Huntsman Specialty and with BP Chemicals. There can be no assurance that we will receive those consents or that such suppliers will agree to continue to provide the raw materials on the same terms. If we do not receive these consents, we may be forced to pay higher prices to obtain necessary raw materials and we may not be able to increase prices for our finished products. This could have a material adverse effect on our business, financial condition, results of operations or cash flows.

If we are not able to maintain our relationships with Huntsman Corporation and ICI, then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all.

    We have entered and will continue to enter into certain agreements, including service, supply and purchase contracts with Huntsman Corporation and ICI or their affiliates. A breach by Huntsman Corporation or ICI or their affiliates in performing its obligations under any of these agreements could have a material adverse effect on our business, financial condition, results of operations or cash flows. There can be no assurance that we would be able to obtain similar service, supply or purchase contracts on the same terms from third parties should Huntsman Corporation or ICI or their affiliates terminate or breach any of these agreements. For example, we have only one operating facility for our PO business, which is located in Port Neches, Texas. The facility is dependent on Huntsman Petrochemical Corporation's existing infrastructure and its adjacent facilities for certain utilities, raw materials, product distribution systems and safety systems. In addition, we depend upon employees of Huntsman Petrochemical Corporation, a subsidiary of Huntsman Corporation, to operate our Port Neches facility. We purchase all of the propylene used in the production of PO through Huntsman Petrochemical Corporation's pipeline, which is the only existing propylene pipeline connected to our PO facility. If we were required to obtain propylene from another source, we would need to make a substantial investment in an alternative pipeline. This could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Certain Relationships and Related Transactions".

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

    We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations arising under any environmental laws. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs as a result of addressing and implementing measures to prevent such incidents. We know of two current environmental issues that may each result in penalties over $100,000; however, we do not believe that these matters will be material to us. Given the nature of our business, however, we cannot assure you that violations of environmental laws will not result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs. See "Business--Environmental Regulations".

    In addition, we could incur significant expenditures in order to comply with existing or future environmental laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. Based on available information and the indemnification rights that we possess, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material. See "Business-- Environmental Regulations".

Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales.

    The presence of methyl tertiary butyl ether, which is commonly referred to in the chemicals industry as "MTBE", in some groundwater in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational water craft) has led to public concern about MTBE's potential to contaminate drinking water supplies.

  Heightened public awareness regarding this issue has resulted in several state and federal initiatives and proposed legislation to rescind the oxygenate requirements for reformulated gasoline, or to restrict or prohibit the use of MTBE in particular. Ongoing debate regarding this issue is continuing at all levels of federal and state government.

    Any phase-out of or prohibition against the use of MTBE could result in a significant reduction in demand for our MTBE. In that event, we may be required to make significant capital expenditures to modify our PO production process to make alternative co-products other than MTBE. In addition, we could incur a material loss in revenues or material costs or expenditures in the event of a widespread decrease or cessation of use of MTBE.

    Furthermore, we cannot give any assurance that we will not be named in litigation by citizens groups, municipalities or others relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

    For more information on recent developments concerning MTBE, see "Business--Propylene Oxide--Recent Developments".

Huntsman Corporation and ICI may have conflicts of interest with us, and these conflicts could adversely affect our business.

    As a result of Huntsman Corporation's and ICI's ownership interests, conflicts of interest could arise with respect to transactions involving business dealings between us and them, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters. See "Description of Notes--Certain Covenants--Limitations on Transactions with Affiliates". In addition, most of our executive officers serve as executive officers and directors of various Huntsman companies and of ICI and its affiliates. Any such conflicts of interest could result in decisions that adversely affect our business. See "Management" and "Certain Relationships and Related Transactions" for more detailed descriptions of the relationships between our company and our subsidiaries, Huntsman Corporation and its affiliates, and ICI and its affiliates and among the management of these companies.

Our business may be adversely affected by international operations and fluctuations in currency exchange rates.

    We conduct a significant portion of our business outside the United States. Our operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which we may receive for our products into currencies required to pay our debt, or into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

Our business is dependent upon our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

    Proprietary protection of our processes, apparatuses, and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, there can be no assurance that any pending patent application filed by us will result in an issued patent, or that if patents do issue to us, that such patents will provide meaningful protection against competitors or against competitive technologies.

    We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, there can be no assurances that our confidentiality agreements will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurances that others will not obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Year 2000 issues could adversely affect our business.

    Our business operations are dependent upon a large number of business support and manufacturing distributive control software and systems including a reliance on software and systems of third parties. Many existing computer software programs and systems could fail or create erroneous results by or at the Year 2000. A degree of risk exists that we will not adequately identify and remedy each Year 2000 problem that exists in our business. We are also dependent on a limited number of internal professionals with critical knowledge and expertise required for remedying Year 2000 issues. Unanticipated Year 2000 problems with respect to our internal software and systems or that of a third party may arise which, depending on the nature and magnitude of the problem, could adversely affect our business, financial condition, results of operations or cash flows. In addition to the computer software and systems that we use directly, our operations also depend upon the performance of computer software and systems used by our significant service providers including services such as utilities, telecommunications or banking services. These problems could adversely affect our business. We are unable at this time to assess the possible impact on our business of Year 2000 problems involving any third party.

There is no established market for the notes and you may find it difficult to sell your notes.

    Although we have applied to list the notes on the Luxembourg Stock Exchange, the notes constitute a new issue of securities for which there is no established trading market. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making activities any time. Accordingly, we cannot give any assurance as to

  (1) the likelihood that an active market for the notes will develop,

  (2) the liquidity of any such market,

  (3) the ability of holders to sell their notes, or

  (4) the prices that holders may obtain for their notes upon any sale.

    Future trading prices for the notes will depend on many factors, including our operating results, the market for similar securities and interest rates. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot guarantee that the market for the notes will not be subject to similar disruptions or that any such disruptions will not have an adverse effect on the value or marketability of the notes.

The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers, insolvency and financial assistance.

    In connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals, we have incurred substantial debt, including debt under our senior secured credit facilities and the notes. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that

(1) the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor, or

(2) we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantee and we or a guarantor

  (A) was insolvent,

  (B) was rendered insolvent by reason of the issuance of the notes or a guarantee,

  (C) was engaged or about to engage in a business or transaction for which our remaining assets or those of a guarantor constituted unreasonably small capital to carry on its business or

  (D) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

then the court could avoid the notes or the guarantee or subordinate the notes or the guarantee in favor of our or the guarantor's creditors. Furthermore, to the extent that the notes or a guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason:

  . claims of holders of the notes against us or a guarantor would be adversely affected,

  . the notes would be effectively subordinated to all obligations of our creditors or the creditors of the guarantor, and

  . the other creditors would be entitled to be paid in full before any payment could be made on the notes.

    If insolvency proceedings are commenced by or against Tioxide Group, our English subsidiary that is a guarantor of the notes, the presiding court may apply English insolvency laws. Under English insolvency laws, the liquidator or administrator of Tioxide Group may, among other things, apply to the court to rescind the guarantee if


  . Tioxide Group received consideration of significantly less value than the benefit of its guarantee provides to us,

  . Tioxide Group was insolvent at the time of, or immediately after, entering into the guarantee and

  . Tioxide Group enters into a formal insolvency process before June 30, 2001.

    Under applicable provisions of English company law, the giving of the guarantee by Tioxide Group constitutes "financial assistance". Accordingly, if the guarantee has reduced the net assets of Tioxide Group, the guarantee will be void. In the event that a guarantee is void, avoided or subordinated, we can give no assurance that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of holders of the notes.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

    When we sold the outstanding notes on June 30, 1999, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the outstanding notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer for at least 30 days after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the outstanding notes if:

  . the registration statement is not declared effective by January 26, 2000; or

  . the exchange offer has not been consummated within 45 days after the effective date of the registration statement.

    A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement to which this prospectus is a part.

Terms of the Exchange Offer

    This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date
for this exchange offer is   p.m., New York City time, on      , 1999, or such
later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

    The form and terms of the notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that:

  . the notes being issued in the exchange offer will have been registered under the Securities Act;

  . the notes issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

  . the notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

    Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or (Euro)1,000 and any integral multiple thereof.

    We expressly reserve the right, in our sole discretion:

  .  to extend the expiration date;

  .  to delay accepting any outstanding notes;

  . if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  .  to amend the exchange offer in any manner.

    We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Notes for Exchange

    When the holder of outstanding notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Bank One, N.A. (the "exchange agent") at the address set forth below under the heading "--The Exchange Agent"; or

  (2) if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "--The Exchange Agent."

    In addition, either:

  (1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

  (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent's account at the Depository Trust Company ("DTC"), Euroclear or Cedelbank, as applicable, in each case along with the letter of transmittal or an agent's message; or

  (3) the holder must comply with the guaranteed delivery procedures described below.

    The term "agent's message" means a message, transmitted to DTC, Euroclear or Cedelbank, as applicable, and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC, Euroclear or Cedelbank, as applicable, has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

    The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

  (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2) for the account of an eligible institution.

    An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

    If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If notes are registered in the name of a person other than the signer of the letter of transmittal, the notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1) reject any and all tenders of any note improperly tendered;

  (2) refuse to accept any note if, in our judgment or the judgment of our counsel, acceptance of the note may be deemed unlawful; and

  (3) waive any defects or irregularities or conditions of the exchange offer as to any particular note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender notes in the exchange offer.

    Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor shall any of us incur any liability for failure to give such notification.

    If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

    If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

    By tendering, each holder will represent to us that, among other things, that the person acquiring notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the notes issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired in the exchange offer, such holder or any such other person:

  (1) may not rely on the applicable interpretations of the staff of the SEC; and

  (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities and thereafter receives notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Notes Issued in the Exchange Offer

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "--Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

    For each outstanding note accepted for exchange, the holder will receive a note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from June 30, 1999. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

    In all cases, we will issue notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  (1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable;

  (2) a properly completed and duly executed letter of transmittal or an agent's message; and

  (3) all other required documents.

    If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable, such non-exchanged notes will be credited to an account maintained with DTC, Euroclear or Cedelbank, as applicable. We will return the notes or have them credited to DTC, Euroclear or Cedelbank account, as applicable, as promptly as practicable after the expiration or termination of the exchange offer.

Book Entry Transfers

    The exchange agent will make a request to establish an account at DTC with respect to outstanding notes denominated in dollars and at Euroclear or Cedelbank with respect to outstanding notes denominated in euros for purposes of the exchange offer within two (2) business days after the date of this prospectus. Any financial institution that is a participant in DTC's, Euroclear's or Cedelbank's systems, as applicable, must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer those outstanding notes denominated in dollars into the exchange agent's account at DTC in accordance with DTC's procedures for transfer and must make book-entry delivery of outstanding notes denominated in euros by causing Euroclear or Cedelbank to transfer those outstanding notes denominated in euros into the exchange agent's account at Euroclear or Cedelbank in accordance with Euroclear's or Cedelbank's procedures, as applicable. Such participant should transmit its acceptance to DTC, Euroclear or Cedelbank, as applicable, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Cedelbank, as applicable, will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable, and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC, Euroclear or Cedelbank, as applicable, has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Cedelbank, as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  (1) be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date; or

  (2) comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

    If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  (1) the holder tenders the notes through an eligible institution;

  (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the notes being tendered and the amount of the notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

    You may withdraw tenders of your outstanding notes at any time prior to p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

  (1) specify the name of the person having tendered the outstanding notes to be withdrawn;

  (2) identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

    If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Cedelbank, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at DTC, Euroclear or Cedelbank, the notes withdrawn will be credited to an account maintained with DTC, Euroclear or Cedelbank, as applicable, for the outstanding notes. The notes will be returned or credited to DTC, Euroclear or Cedelbank account, as applicable, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "--How to Tender Notes for
Exchange" above at anytime on or prior to   p.m., New York City time, on the
expiration date.

Conditions to the Exchange Offer

    We are not required to accept for exchange, or to issue notes in the exchange offer for any outstanding notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such outstanding notes for exchange:

  (1) any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2) any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3) there shall occur a change in the current interpretation by staff of the SEC which permits the notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer;

  (4) there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5) any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

  (6) there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

  (7) there shall have occurred a change (or a development involving a prospective change) in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

  (8) we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the notes to be issued in the exchange offer.

    The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five (5) business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

    Bank One, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:
                                Bank One, N.A.

                                                       By mail:
      By hand delivery or overnight
               courier:

                                              Bank One Trust Company, NA

                                              Corporate Trust Operations
        Bank One Trust Company, NA                 P.O. Box 710184
     Corporate Trust Operations, OHI-          Columbus, OH 43271-0184
                 0184                      Attention: Special Processing--
           235 West Schrock Rd.                    Confidential
          Westerville, OH 43081

     Attention: Special Processing--
             Confidential
                          By facsimile transmission:
                       (for eligible institutions only)

                                 614-248-9987

                             Confirm by Telephone:

                                 800-346-5153

    Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

    We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

    The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately
$    .

Transfer Taxes

    Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

    Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our company is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

    Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated June 22, 1999, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

    Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

    Holders of the notes issued in the exchange offer and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

    Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1) such notes issued in the exchange offer are acquired in the ordinary course of such holder's business; and

  (2) such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of such notes issued in the exchange offer.

    However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

    Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1) it is not an affiliate of ours;

  (2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

  (3) it is acquiring the notes issued in the exchange offer in the ordinary course of its business; and

  (4) it is not acting on behalf of a person who could not make representations (1)-(3).

    Each broker-dealer that receives notes issued in the exchange offer for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. Each broker-dealer that receives notes issued in the exchange offer for its own account in exchange for outstanding notes:

  . must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities,

  . acknowledged that it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from our company: .

  . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983) and

  . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

    In addition, to comply with state securities laws of certain jurisdictions, the notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the notes issued in the exchange offer in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each note until:

  (1) the date on which such note has been exchanged by a person other than a broker-dealer for a note in the exchange offer;

  (2) following the exchange by a broker-dealer in the exchange offer of a note for a note issued in the exchange offer, the date on which the note issued in the exchange offer is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

  (4) the date on which such note is distributed to the public in a transaction under Rule 144 of the Securities Act.

                                THE TRANSACTION

Summary

    At the close of business on June 30, 1999, we acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and TiO\\2\\ businesses and Huntsman Specialty Chemicals Corporation's PO business. In addition, at the close of business on June 30, 1999, we also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited.

    The chart below shows our company structure, together with common equity ownership:
              [Flow chart of Huntsman Corporation and affiliates]

Transaction Consideration

 Initial Transaction Consideration

    In exchange for transferring its business to us, Huntsman Specialty:

  .  retained a 60% common equity interest in Huntsman ICI Holdings and

  . received approximately $360 million in cash.

    In exchange for transferring its businesses, ICI received:

  . a 30% common equity interest in Huntsman ICI Holdings,

  . approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros and

  . discount notes of Huntsman ICI Holdings with $508 million of accreted value at issuance.

The obligations of the discount notes from Huntsman ICI Holdings are non-recourse to us.

    In exchange for $90 million in cash, BT Capital Investors, L.P., Chase Equity Associates, L.P. and The Goldman Sachs Group, Inc. received the remaining 10% common equity interest in us.

                        Sources                                                                  Uses
                        -------                                                                  ----
                                 (in millions)

Cash to ICI......................................................... $2,021            Senior secured credit
Cash to BP Chemicals................................................    117             facilities.................... $1,683
Cash to Huntsman Specialty(a).......................................    360            The notes (in U.S. dollars as
Issuance of discount notes of Huntsman ICI Holdings.................    508             adjusted at June 30, 1999)....    807
Cash distributions to members.......................................     10            Cash equity(b).................     90
Transaction fees and expenses.......................................     72            Cash advanced to Huntsman ICI
                                                                     ------             Holdings by ICI...............    508
  Total uses........................................................ $3,088                                            ------
                                                                     ======              Total sources................ $3,088
                                                                                                                       ======

--------
(a) Used for the repayment of Huntsman Specialty debt and the acquisition of Huntsman Specialty preferred stock.
(b) Represents $90 million cash contribution for 10% of our common equity. This implies a $900 million common equity value for our company.

    We received approximately $807 million in proceeds from our offering of the notes, which proceeds were applied towards the purchase price of the Huntsman Specialty and ICI businesses. We will pay interest on the notes semi-annually at a rate of 10 1/8% per annum, and must redeem the notes when they mature on July 1, 2009. These notes are guaranteed by Huntsman ICI Financial LLC, Tioxide Group and Tioxide Americas Inc. See "Description of Notes" for a more detailed description of the notes.

    Approximately $1,773 million dollars in cash paid in connection with the purchase price was funded by:

  (1) the $90 million in cash received from BT Capital Investors, Chase Equity Associates, and The Goldman Sachs Group and

  (2) funds under that we borrowed under a senior secured credit agreement, which provides an aggregate of $2.07 billion of senior secured credit facilities.

Our obligations under the credit facilities are supported by guarantees of Huntsman ICI Holdings, of our domestic subsidiaries and of Tioxide Group and Tioxide Americas Inc. Payments of the notes are subordinated in right of payment to our obligations under the credit facilities. See "Description of Credit Facilities" for a more detailed description of the credit facilities.

    Approximately $508 million of the purchase price was paid in the form of the discount notes issued by Huntsman ICI Holdings to ICI. Huntsman ICI Holdings issued discount notes to ICI in two classes, senior discount notes with $242.7 million of accreted value at issuance and subordinated discount notes with $265.3 million of accreted value at issuance, neither of which require cash interest payments. The senior discount notes accrete interest at a rate of 13.375%. The subordinated discount notes accrete interest at a rate of 8% for approximately the first four years following their issuance and will be reset to accrete at a market rate thereafter. The covenants in the indentures governing the discount notes are not more restrictive on us than the covenants contained in the indenture governing the notes. In addition, without the consent of Huntsman ICI Holdings, ICI has agreed not to sell the subordinated discount notes prior to the reset of the interest rate on those notes. Both the senior and the subordinated discount notes mature on December 31, 2009.

    With the consent of Huntsman ICI Holdings, on August 2, 1999, ICI sold the senior discount notes of Huntsman ICI Holdings in a private transaction under Rule 144A and Regulation S of the Securities Act. Huntsman ICI Holdings has also agreed to register substantially similar notes under the Securities Act to be exchanged for the outstanding senior discount notes. Huntsman ICI Holding's registration obligations are substantially similar to our obligations to register the notes offered in this prospectus, except that ICI has agreed to pay the fees and expenses of Huntsman ICI Holdings incurred in connection with its registration of those notes.

 Adjustments to Consideration

    Because ICI failed to transfer less than 3% of the assets comprising the businesses that it was obligated to transfer to us at the closing of our transaction with them, we reduced the cash payable to ICI by an agreed amount. ICI has since transferred two out of the three local businesses whose transfer was delayed, leaving only the transfer of the Taiwanese polyurethane business outstanding. ICI is under a continuing obligation to use its reasonable endeavors to transfer the Taiwanese polyurethane business to us. Until the assets comprising the Taiwanese polyurethane business are so transferred, ICI will hold the assets for our benefit and we will indemnify ICI for any losses it incurs in respect of those assets during that time. When and if ICI transfers any of the excluded assets to us, then we will pay ICI the amount by which the cash payable to ICI at the closing was reduced with respect to such assets. However, after June 30, 2001, at our option, we may either (1) require ICI to maintain the existing arrangement and pay ICI the portion of the purchase price that we withheld with respect to any such excluded assets that have not been transferred to us or (2) terminate the arrangement and require ICI to refund the remaining portion of the purchase price attributable to those assets.

    In addition to the Taiwanese polyurethane business, ICI also failed to transfer its interests in Nippon Polyurethane Industry Co. Ltd. and Arabian Polyol Company Limited to us at the closing. Under the terms of the contribution agreement under which we acquired ICI's and Huntsman Specialty's businesses, we did not receive a purchase price adjustment with respect to those retained joint venture interests. Instead, ICI has agreed to hold the retained joint venture interests for our benefit and will pay to us any dividends received from the joint ventures, and we will indemnify ICI for any losses relating to any such retained joint venture interest from the closing until such time as such interests are transferred to us or we are refunded the fair market value of such interests. ICI is required to pay us an amount equal to the fair market value as of the closing of our transaction with ICI of either of these joint venture interests if either (1) any of the other joint venture partners exercise a right of first refusal to acquire that joint venture interest or (2) on or before June 30, 2001, ICI has not obtained all consents necessary to transfer that interest to us. We do not believe the failure by ICI to transfer these interests will have a material adverse impact on our results of operations or cash flows.

Warranties and Indemnification

    In connection with the transfer of the assets to us, both ICI and Huntsman Specialty gave standard warranties to Huntsman ICI Holdings in connection with the businesses being transferred, including warranties relating to environmental liabilities and potential environmental liabilities; existence of, or breaches in connection with, any material contracts and tax matters.

    Each of ICI and Huntsman Specialty has agreed to indemnify Huntsman ICI Holdings for certain specified matters and will be liable for damages in the event of a breach of any of its warranties, other than nominal damages, as well as for certain specific losses and claims. Generally, most claims for breaches of warranty must be brought on or before June 30, 2001, while claims under certain specific indemnities are subject to longer time limits. ICI generally will not be liable for damages from any breach of warranty unless the aggregate amount of damages in respect of its breaches of warranties exceeds (1) (Pounds)10 million to the extent these breaches relate to events in existence as of April 15, 1999 and
(2) (Pounds)30 million to the extent these breaches relate to events occurring between April 15, 1999 and June 30, 1999. Huntsman Specialty will not generally be liable for damages from any breach of warranty unless the aggregate amount of damages in respect of its breaches of warranties exceeds $3.5 million. In addition to giving warranties, ICI and Huntsman Specialty have also given specific indemnities to us in relation to liabilities arising out of product liability claims for products manufactured before June 30, 1999, certain litigation existing prior to June 30, 1999, and certain employee claims. ICI and Huntsman Specialty have also each given indemnities with respect to certain environmental matters. In any event, neither ICI nor Huntsman Specialty will be liable for any damages, whether arising from a breach of warranty or under a specific indemnity that (with limited exceptions), in the case of ICI, exceed (Pounds)650 million in the aggregate and in the case of Huntsman Specialty exceed $225 million in the aggregate.

Description of Put and Call Options

    Under the terms of the limited liability company agreement for Huntsman ICI Holdings, Huntsman Specialty has the option to purchase, and ICI has the right to require Huntsman Specialty to purchase, ICI's 30% interest in Huntsman ICI Holdings between June 30, 2002 and June 30, 2003 subject to extension under some circumstances. The exercise price for each of these put and call options will be based partially upon an agreed formula and the parties' agreed value of our businesses or based upon a third party valuation at the time of the exercise of a put or a call option. If the put or call option is exercised and Huntsman Specialty does not purchase ICI's interests in accordance with the terms of the put or call option, then ICI has the right to sell its interest in Huntsman ICI Holdings in a public offering or a private sale and, if the proceeds of the sale are less than the put or call option exercise price, ICI has the right to require Huntsman Specialty to sell, for the benefit of ICI, sufficient equity interests in Huntsman ICI Holdings owned by Huntsman Specialty as are necessary to provide ICI with proceeds equal to the shortfall.

    Under the terms of an agreement between Huntsman Specialty and BT Capital Investors, L.P., Chase Equity Associates, L.P., GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P., each of these institutional investors has the right to require Huntsman Specialty to purchase its interest in Huntsman ICI Holdings contemporaneously with any exercise of the Huntsman Specialty and ICI put and call arrangements described above. In addition, each institutional investor has the right to require Huntsman Specialty to purchase its equity interest in Huntsman ICI Holdings at any time after June 30, 2004. Each institutional investor also has an option to require Huntsman Specialty to purchase its equity interest in Huntsman ICI Holdings following the occurrence of a change of control of Huntsman ICI Holdings or Huntsman Corporation. Huntsman Specialty has the option to purchase all outstanding interests owned by the institutional investors at any time after June 30, 2006. The exercise price for each of these put and call options will be the value of our business as agreed between Huntsman Specialty and the institutional investors or as determined by a third party at the time of the exercise of the put or call option. If Huntsman Specialty, having used commercially reasonable efforts, does not purchase such interests, the selling institutional investor will have the right to require Huntsman ICI Holdings to register such interests for resale under the Securities Act.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. The net proceeds from the sale of the notes to the initial purchasers was approximately $789 million, less fees and expenses. We used the net proceeds to fund a portion of our transaction with ICI and Huntsman Specialty and related fees and expenses, and for general corporate purposes. See "The Transaction".

                                 CAPITALIZATION

    The following table sets forth the capitalization of our company as of September 30, 1999. The information set forth below is unaudited and should be read in conjunction with "Unaudited Pro Forma Financial Data" and audited and unaudited financial statements of Huntsman ICI Chemicals LLC and the related notes included elsewhere in this prospectus. Except as set forth in the pro forma column below, there has been no material change in the capital of our company since September 30, 1999.

                                                                 As of September
                                                                    30, 1999
                                                                 ---------------
Cash............................................................     $   67
                                                                     ======
Long-term debt:
  Senior secured credit facilities..............................     $1,677
  The notes.....................................................        812
  Other long-term debt..........................................         17
                                                                     ------
Total long-term debt............................................      2,506
Equity(a).......................................................      1,107
                                                                     ------
Total capitalization............................................     $3,613
                                                                     ======

--------
(a) At September 30, 1999, our total authorized ownership interests consisted of 1,000 units.

                              UNAUDITED PRO FORMA
                                 FINANCIAL DATA

    The unaudited pro forma financial data of our company set forth below gives effect to our transactions with ICI and Huntsman Specialty and with BP Chemicals and the related financing thereof, including the offering of the notes. The unaudited pro forma condensed statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1999 gives effect to our transactions with ICI and Huntsman Specialty and with BP Chemicals at the close of business on June 30, 1999 as if they had occurred on January 1, 1998. The pro forma statements of operations do not include the historical results of operations for the 20% ownership of the Wilton olefins facility acquired from BP Chemicals as the related 20% interest information was not maintained and is not material to the overall pro forma financial statements. The unaudited pro forma financial data does not purport to be indicative of the combined results of operations of future periods or indicative of results that would have occurred had our transactions with ICI and Huntsman Specialty and with BP Chemicals referred to above been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the unaudited pro forma condensed balance sheet and statements of operations, are based on available information and certain assumptions that management believes are reasonable. You should read the unaudited pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited financial statements of Huntsman Specialty and the audited and unaudited combined financial statements of the polyurethane chemicals, selected petrochemicals and TiO\\2\\ businesses of ICI, included elsewhere in this prospectus.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                ICI Businesses
                  --------------------------------------------                          Combined                 Pro Forma
                                   U.S. GAAP                   Huntsman               Huntsman ICI  Pro Forma   Huntsman ICI
                   (U.K. GAAP)   Adjustments(a) (U.S. GAAP)(a) Specialty Adjustments   Chemicals   Adjustments   Chemicals
                  -------------  -------------- -------------- --------- -----------  ------------ -----------  ------------
                                                               (in millions)
Sales--net....... (Pounds)2,011                     $3,332       $339                    $3,671       $            $3,671
Cost of sales....         1,687   (Pounds) 12        2,815        277       $(19)(b)      3,073          6 (c)      3,079
                  -------------   -----------       ------       ----       ----         ------       ----         ------
 Gross profit....           324            12          517         62         19            598         (6)           592
Operating
 expenses........           211            (3)         345          8                       353                       353
                  -------------   -----------       ------       ----       ----         ------       ----         ------
 Operating
  income.........           113            (9)         172         54         19            245         (6)           239
Interest
 expense--net....            71           (12)          97         40                       137         92 (d)        229
Other income.....             5            --            8          1                         9                         9
                  -------------   -----------       ------       ----       ----         ------       ----         ------
Income before
 income tax and
 minority
 interest........            47             3           83         15         19            117        (98)            19
Income tax
 expense
 (benefit).......           (12)           13            2          6                         8         (3)(e)          5
Minority
 interest........             1            --            2         --                         2                         2
                  -------------   -----------       ------       ----       ----         ------       ----         ------
Income (loss)
 from continuing
 operations...... (Pounds)   58   (Pounds)(10)      $   79       $  9       $ 19         $  107       $(95)        $   12
                  =============   ===========       ======       ====       ====         ======       ====         ======
Other Data:
 Depreciation and
  amortization... (Pounds)   76                     $  139       $ 31                    $  170                    $  176

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                           Six Months Ended June 30, 1999
                          -----------------------------------------------------------------
                                                                                             Three Months
                                                                                                Ended
                                        ICI Businesses                                        September
                          -------------------------------------------                          30, 1999    Pro Forma
                                          U.S. GAAP                   Huntsman   Pro Forma   Huntsman ICI Huntsman ICI
                           (U.K. GAAP)  Adjustments(a) (U.S. GAAP)(a) Specialty Adjustments   Chemicals    Chemicals
                          ------------- -------------- -------------- --------- -----------  ------------ ------------
                                                                 (in millions)
Sales--net..............  (Pounds)1,045                    $1,679       $192       $             $961        $2,832
Cost of sales...........            890   (Pounds) 5        1,358        134          7 (c)       763         2,262
                          -------------   ----------       ------       ----       ----          ----        ------
 Gross profit...........            205           (5)         321         58         (7)          198           570
Operating expenses......            125            3          206          5          7 (f)        84           288
                          -------------   ----------       ------       ----       ----          ----        ------
 Operating income.......             80           (8)         115         53                      114           282
Interest expense--net...             32          (12)          32         18       $ 65 (d)        53           168
Other income............                                                                            1             1
                          -------------   ----------       ------       ----       ----          ----        ------
Income (loss) before
 income tax ............             48            4           83         35        (65)           62           115
Income tax expense
 (benefit)..............             16            5           34         13        (37)(e)         8            18
Minority interest.......                                                                            1             1
                          -------------   ----------       ------       ----       ----          ----        ------
Income (loss) from
 continuing operations..  (Pounds)   32   (Pounds)(1)      $   49       $ 22       $(28)         $ 53        $   96
                          =============   ==========       ======       ====       ====          ====        ======
Other Data:
 Depreciation and
  amortization..........  (Pounds)   40                    $   72       $ 16                     $ 49        $  137


                                                    (See footnotes on next page)

(Footnotes from previous page)
--------
(a) To adjust the financial information of the businesses transferred to us by ICI from U.K. GAAP to U.S. GAAP. See Note 31 to the unaudited interim condensed combined financial statements of the polyurethane chemicals, selected petrochemicals and TiO\\2\\ businesses of ICI contained elsewhere in this prospectus. The average exchange rates used to translate the statement of operations are 1.6570 for the year ended December 31, 1998 and 1.6066 for the six months ended June 30, 1999.

(b) To change the accounting policy of expensing as incurred turnaround and inspection costs to conform to Huntsman Specialty's policy of capitalizing and amortizing such costs.

(c) Reflects the additional depreciation and amortization expense of the assets transferred to us by ICI and by BP Chemicals. Plant and equipment is depreciated over 15 years and intangible assets, primarily finance costs, intellectual property non-compete agreements and goodwill, are amortized over 5 to 20 years.

                                                                   Six Months
                                                   Year Ended         Ended
                                                December 31, 1998 June 30, 1999
                                                ----------------- -------------
                                                         (in millions)
     Historical depreciation expense recorded
      by ICI..................................        $(139)          $(72)
     Pro forma depreciation expense on stepped
      up assets...............................          132             66
     Pro forma amortization of intellectual
      property................................            5              3
     Pro forma amortization of non-compete
      agreement...............................            6              2
     Pro forma amortization of goodwill.......            2              1
     Reclassification of asset write-off
      provision (see Note (f))................           --              7
                                                      -----           ----
                                                      $   6           $  7
                                                      =====           ====

(d) Reflects the sum of the following:
                                                                   Six Months
                                                   Year Ended         Ended
                                                December 31, 1998 June 30, 1999
                                                ----------------- -------------
                                                         (in millions)
     Interest on the senior secured credit
      facilities at LIBOR (5.6558%) plus
      applicable margin.......................        $ 138           $ 69
     Interest on the notes (10.125%)..........           82             41
     Amortization of deferred loan fees.......            9              5
     Interest expense for debt of Huntsman
      Speciality that is not included in our
      transaction with ICI and Huntsman
      Speciality..............................          (40)           (18)
     Interest on ICI debt repaid..............          (97)           (32)
                                                      -----           ----
                                                      $  92           $ 65
                                                      =====           ====

  If the interest rate changes by one-eighth of one percent, the amount of interest expense would change by $2 million annually.

(e) Reflects the elimination of the historic U.S. tax provision for Huntsman Specialty and ICI's U.S. businesses and the foreign tax effect of certain pro forma adjustments at an estimated effective rate of 35%.

(f) Reflects a reclassification of $7 million of costs relating to an asset writedown of ICI businesses to cost of sales from selling, general and administrative and other operating expenses.

                       SELECTED HISTORICAL FINANCIAL DATA
    The selected financial data set forth below presents the historical financial data of our company, of Huntsman Specialty, our predecessor, and the predecessor of Huntsman Specialty, as of the dates and for the periods indicated. Effective March 1, 1997, Huntsman Specialty purchased from Texaco Chemical, Inc. its PO business (see Note 1 to the financial statements of Huntsman Specialty). The selected financial data as of December 31, 1994 and 1995 and for the years ended have been derived from audited financial statements. The selected financial data as of December 31, 1996 has been derived from audited financial statements. The selected financial data as of December 31, 1997 and 1998 and for the year ended December 31, 1996, the two months ended February 28, 1997, the ten months ended December 31, 1997 and the year ended December 31, 1998 has been derived from the audited financial statements of Huntsman Specialty included elsewhere in this prospectus. The selected financial data as of September 30, 1999, for the nine months ended September 30, 1998, the six months ended June 30, 1999, and the three months ended September 30, 1999 has been derived from the unaudited financial statements of Huntsman Specialty and Huntsman ICI Chemicals LLC included elsewhere in this prospectus. You should read the selected financial data in conjunction with "Unaudited Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical financial statements of Huntsman Specialty and its predecessor and the accompanying notes included elsewhere in this prospectus.

                                                                                                        Huntsman
                                                                                                           ICI
                                  Predecessor(1)                      Huntsman Specialty(1)             Chemicals
                          -------------------------------- -------------------------------------------- ---------
                                                                                       Nine               Three
                                                                                      Months     Six     Months
                                                                                       Ended    Months    Ended
                             Year Ended           Two          Ten                   September  Ended   September
                            December 31,      Months Ended Months Ended  Year Ended     30,    June 30,    30,
                          ------------------  February 28, December 31, December 31, --------- -------- ---------
                          1994(2) 1995  1996      1997         1997         1998       1998      1999     1999
                          ------- ----  ----  ------------ ------------ ------------ --------- -------- ---------
                              (dollars in millions)                   (dollars in millions)
Statement of Income
 Data:
 Sales--net.............   $ 81   $316  $405      $61         $ 348         $339       $250      $192    $  961
 Cost of sales..........     88    309   377       65           300          277        210       134       763
                           ----   ----  ----      ---         -----         ----       ----      ----    ------
 Gross profit (loss)....     (7)     7    28       (4)           48           62         40        58       198
Operating expenses......     14     20    19        2             8            8          6         5        84
                           ----   ----  ----      ---         -----         ----       ----      ----    ------
 Operating income
  (loss)................    (21)   (13)    9       (6)           40           54         34        53       114
 Interest expense--net..     --     --    --       --            35           40         31        18        53
 Other income...........     12     11    10       --            --            1         --        --         1
                           ----   ----  ----      ---         -----         ----       ----      ----    ------
 Income (loss) before
  income tax............     (9)    (2)   19       (6)            5           15          3        35        62
 Income tax, expense
  (benefit).............     (3)    (1)    7       (2)            2            6          1        13         8
 Minority interest......     --     --    --       --            --           --         --        --         1
                           ----   ----  ----      ---         -----         ----       ----      ----    ------
 Income (loss) from
  continuing
  operations............   $ (6)  $ (1) $ 12      $(4)        $   3         $  9       $  2      $ 22    $   53
                           ====   ====  ====      ===         =====         ====       ====      ====    ======
Other Data:
 Depreciation and
  amortization..........   $  1   $  1  $ --      $ 1         $  26         $ 31       $ 23      $ 16        49
 EBITDA(3)..............     (8)     7    49        1            66           86         57        69       164
 Net cash provided by
  (used in) operating
  activities............     (5)   (73)   48       (5)           37           46         16        40       135
 Net cash used in
  investing activities..     --     --    (1)      (1)         (510)         (10)       (10)       (4)    2,461
 Net cash provided by
  (used in) financing
  activities............      5     73   (47)       6           483          (43)       (16)      (34)    2,381
 Capital expenditures...     --     --     1        1             2           10         10         4        60
 Ratio of earnings to
  fixed charges(4)......     --     --   2.7x      --           1.1x         1.4x       1.1x      2.9x      2.1x
Balance Sheet Data (at
 period end):
 Working capital(5).....   $ 45   $ 44  $ 39                  $  40         $ 28                 $ 28    $  445
 Total assets...........    199    243   292                    594          578                  578     4,614
 Long-term debt(6)......     --     --    --                    464          428                  396     2,506
 Total liabilities(7)...    205    250   287                    569          547                  528     3,507
 Stockholders' and
  members' equity.......     (6)    (7)    5                     25           31                   50     1,107

                                                    (See footnotes on next page)

(Footnotes from previous page)
--------
(1) Prior to March 1, 1997, Texaco Chemical leased substantially all of the plant and equipment of the PO business under an operating lease agreement. Also, Texaco Chemical received interest income on net intercompany advances prior to the acquisition by Huntsman Specialty. Historical rental expense for the years ended December 31, 1994, 1995, and 1996 and the two months ended February 28, 1997 was $0, $14, $34 and $6 million, respectively. Depreciation and amortization is net of $2 million, $6 million, $6 million and $0 million of amortization of deferred income and suspense credits related to the lease for the two years ended December 31, 1994, 1995 and 1996 and the two months ended February 28, 1997. Interest income (expense) on net intercompany advances was $(1) million, $4 million and $4 million for the years ended December 31, 1994, 1995, and 1996, respectively. No interest was charged or credited during the two months ended February 28, 1997.

(2) The PO facility commenced operations in August 1994.

(3) EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. Prior to March 1, 1997, EBITDA excludes interest income on net intercompany investments and advances to Texaco Chemical and rental expenses (see footnote (1) above). EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(4) The ratio of earnings to fixed charges has been calculated by dividing (A) income before income taxes plus fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Earnings were insufficient to cover fixed charges by $2 million and $6 million for the year ended December 31, 1995 and the two months ended February 28, 1997, respectively. There were no fixed charges for the year ended December 31, 1994.

(5) Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.

(6) Long-term debt includes the current portion of long-term debt.

(7) Total liabilities includes minority interests and mandatorily redeemable preferred stock of $68 million and $72 million at December 31, 1997 and 1998, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

    We derive revenues, earnings and cash flow from the sale of a wide variety of specialty and commodity chemicals. We manage our operations through our principal businesses: specialty chemicals (the polyurethane chemicals and PO businesses), petrochemicals and TiO\\2\\. These products are manufactured at facilities located in the Americas, Europe, Asia and Africa, and are sold throughout the world.

    Total revenues derived through our four principal businesses are as follows:

                                                                    Nine Months
                                                                       Ended
                                                      Year ended   September 30,
                                                     December 31,  -------------
                                                         1998       1998   1999
                                                     ------------- ------ ------
Polyurethane chemicals..............................    $1,352     $1,017 $1,035
Propylene oxide.....................................       339        250    324
                                                        ------     ------ ------
 Specialty chemicals................................     1,691      1,267  1,359
Petrochemicals......................................     1,029        799    728
Titanium dioxide....................................       951        720    745
                                                        ------     ------ ------
  Total.............................................    $3,671     $2,786 $2,832
                                                        ======     ====== ======

    Our principal businesses are impacted to varying degrees by economic conditions, prices of raw materials and global supply and demand pressures. Generally, the demand for our polyurethane chemicals products has been relatively resistant to changes in global economic conditions because of the industry's growth through continuing innovation and product substitution. Sales have also been resistant to specific industry cycles due to the wide variety of end markets for polyurethane chemicals. As a result, sales volumes of our polyurethane chemicals have grown at rates in excess of global GDP growth. The global PO market is influenced by supply and demand imbalances. However, prices and margins for PO in North America, the primary market in which our PO business operates, have been relatively stable due to the limited number of producers, the tendency of producers to consume a substantial amount of the PO that they produce internally and the tendency of producers to enter into long-term contracts with customers. PO demand is largely driven by the polyurethane industry, and as a result, growth rates for PO have generally exceeded GDP growth rates as well.

    Petrochemicals and TiO\\2\\ sales have generally grown at rates that are approximately equal to GDP growth. Many of the markets for our petrochemicals and TiO\\2\\ products are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials and the level of general economic activity. Historically, the petrochemicals and TiO\\2\\ markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Due to differing factors affecting supply and demand, the cycles for the petrochemicals and TiO\\2\\ markets are generally independent of one another. According to Chem Systems, the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are expected to improve in coming years, resulting in improved profitability.

    TiO\\2\\ prices have historically been driven by industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints, the primary end use for TiO\\2\\, are generally highest in the spring and summer months in the northern hemisphere. This results in greater sales volumes in the first half of the year because the proportion of our TiO\\2\\ products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

    We conduct our businesses on a global basis using a number of currencies, primarily the U.S. dollar and the deutschemark. For financial reporting purposes, the results of the businesses transferred to us by ICI have been reported in Sterling. See the audited and unaudited combined financial statements of the businesses transferred to us by ICI included elsewhere in this prospectus. As a result of the translation of our results of operations to Sterling, operating costs have been impacted by movements in the value of the Sterling relative to other currencies. Historically, the impacts on sales from these currency translations have generally been offset by corresponding impacts in expenses which has tended to mitigate the overall impact of currency translations. In the future, we will be reporting our results of operations in U.S. dollars and, because a greater portion of our business operations is conducted in U.S. dollars, management believes a smaller proportion of our sales and expenses will be subject to the impacts of currency translations.

Discussion of Huntsman ICI Chemicals Financial Data

    The financial information for the nine months ended September 30, 1998 and 1999 discussed below are presented in a pro forma basis as if the transactions with ICI and BP Chemicals had occurred on January 1, 1998. The pro forma statements of operations do not include the historical results of operations for the 20% ownership of the Wilton olefins facility acquired from BP Chemicals. The pro forma adjustments consist of adjustments to reflect the fair value of assets acquired, interest expense related to the new financing and related income tax effects.

                                          Actual                   Pro Forma
                          -------------------------------------- --------------
                                                                  Nine Months
                           Nine Months  Six Months Three Months      Ended
                              Ended       Ended        Ended     September 30,
                          September 30,  June 30,  September 30, --------------
                              1998         1999        1999       1998    1999
                          ------------- ---------- ------------- ------  ------
                                             (in millions)
Sales--net...............     $250         $192        $961      $2,786  $2,832
Cost of sales............      210          134         763      $2,349   2,262
                              ----         ----        ----      ------  ------
Gross profit.............       40           58         198         437     570
Selling, general and
 administrative expenses
 (including research and
 development expenses)...        6            5          84         263     288
                              ----         ----        ----      ------  ------
Income from operations...       34           53         114         174     282
Interest expense--net....       31           18          53         164     168
Other income ............        -            -           1           3       1
                              ----         ----        ----      ------  ------
Income before income
 tax.....................        3           35          62          13     115
Income tax expense
 (benefit)...............        1           13           8          (7)     18
Minority interest........        -            -           1          (1)      1
                              ----         ----        ----      ------  ------
Net income ..............     $  2         $ 22        $ 53      $   21  $   96
                              ====         ====        ====      ======  ======

 Nine Months Ended September 30, 1999 (Pro Forma) Compared to Nine Months Ended September 30, 1998 (Pro Forma)

    Revenues. Our revenues increased $46 million to $2,832 million for the nine months ended September 30, 1999 from $2,786 million for the same period in 1998. This increase was partially attributable to a 9% increase in total MDI sales volumes from the comparable period in 1998, with our sales volumes to the U.S. region increasing by 10%, to the Asia region increasing by 30% and to the European region increasing by 1%. The effect of this sales volume increase, however, was partially offset by a decrease in average selling prices for MDI. Revenues from our PO business increased $74 million due to increased volumes and slightly higher MTBE prices, partially offset by lower PO and PG prices. Our PO plant was shut down during May and June of 1998 for a scheduled testing and inspection, resulting in lower production volumes during the first nine months of 1998.

Revenues for our petrochemicals business decreased $271 million in the first nine months of 1999 compared with the same period in 1998. Sales volumes of ethylene and propylene increased by 5% and 4%, respectively, primarily as a result of the additional revenues from the 20% interest in the Wilton olefins facility we acquired from BP Chemicals on June 30, 1999. Sales volumes of aromatics decreased 6% due primarily to lower cumene sales resulting from the temporary shutdown of the cumene plant facility in 1999 in order to change the catalyst. Selling prices for all of our major petrochemicals products decreased, despite higher feedstock prices. Ethylene, propylene and paraxylene prices declined 13%, 15% and 10%, respectively. Revenues from our feedstock procurement activities decreased $73 million due to the reduction of raw materials trading operations after June 30, 1999. TiO\\2\\ sales increased $28 million due largely to higher volumes, primarily in Asia. We have historically engaged in feedstock procurement activities which includes the buying and selling of naptha and other feedstocks with the primary objective of ensuring a reliable and cost competitive raw material supply.

    Gross profit. Gross profit increased $133 million to $570 million for the nine months ended September 30, 1999 from $437 million for the same period in 1998. Gross profit for polyurethane chemicals increased approximately $51 million from the same period in 1998. This increase was primarily due to lower raw material prices. Gross profit in our PO business increased approximately $53 million from the 1998 period. Our PO plant was shut down during May and June of 1998 for a scheduled testing and inspection, resulting in lower production volumes during the first nine months of 1998. The increase in the gross profits of our PO business was also a result of lower raw materials prices for MTBE during the first nine months of 1999. Gross profit for our petrochemicals business increased approximately $15 million due to lower fixed production costs, reflecting ($2.3 million) the absence of overhauls in the 1999 period and a lower level of maintenance spending. Gross profit for our TiO\\2\\ business increased approximately $14 million primarily due to lowered fixed costs, resulting from on-going cost reduction initiatives.

    Selling, general and administrative expenses (including research and development expenses). SG&A increased $25 million to $288 million for the nine months ended September 30, 1999 from $263 million for the same period in 1998. The increase is primarily attributable to non-recurring items, including an $11 million pension accrual reversal in the 1998 period and $8 million in severance and related costs in the 1999 period.

    Interest expense. Net interest expense increased $4 million to $168 million for the nine months ended September 30, 1999 from $164 million for the same period in 1998. Higher interest expense was a result of higher interest rates during 1999 as compared to 1998.

    Income taxes. Income taxes increased $25 million to $18 million for the nine months ended September 30, 1999 from a benefit of $7 million for the same period in 1998. The increase was due to higher income from operations outside the U.S.

    Net income. Net income increased $75 million to $96 million for the nine months ended September 30, 1999 from $21 million for the same period in 1998 as a result of the factors discussed above.

Discussion of Huntsman Specialty Financial Data

 General

    The domestic market for PO has historically experienced less cyclicality than the commodity petrochemical markets in general. However, we believe that the PO market in the future may experience periods of tight supply, higher prices and higher margins followed by capacity additions, oversupply and declining or flat prices. We sell substantially all of our PO under multi-year contracts and tolling agreements primarily in the domestic market. These contracts generally use formulas to link PO prices to the underlying price of propylene, PO's main raw material, thereby affording our margins some protection from propylene price volatility.

    We supply certain customers with PO under tolling agreements. Under these agreements, the customer is obligated to deliver the propylene required to produce the PO and we receive a toll fee which is adjusted for changes in production costs. We sold approximately 62%, 42% and 42% of our PO under tolling arrangements in 1996, 1997 and 1998, respectively.

    The market for methyl tertiary butyl ether, which is commonly referred to in the chemicals industry as "MTBE", is cyclical, with prices and production rising or falling based on changes in global supply and demand, raw material prices, the cost structure of various producers and the price of gasoline. Historically, the market for MTBE has been strongly influenced by changes in government regulation in the U.S. and elsewhere, and could be further influenced by recent proposed changes. See "Business--Propylene Oxide--Recent Developments". We expect that the market for MTBE will continue to be influenced by government regulation as the federal government and the states contemplate the future role of MTBE in environmental policy and as foreign governments enact standards limiting motor vehicle emissions. We sell the majority of our MTBE under long-term contracts. Our emphasis on contractual, high-volume sales allows us to obtain generally higher and more stable prices than are typically available on the spot market.

    The financial information for the years ended December 31, 1996 and 1997 discussed below are presented on a pro forma basis as if the acquisition by Huntsman Specialty of the PO business from Texaco Chemical had occurred on January 1, 1996. Prior to the acquisition on March 31, 1997, Texaco Chemical leased substantially all of the plant and equipment of the PO business under an operating lease agreement. The pro forma adjustments consist primarily of adjustments to reflect the plant and equipment as if owned and not leased, interest expense related to the financing to acquire Texaco Chemical and related income tax adjustments.

    The pro forma results for the years ended December 31, 1996 and 1997, and the actual results for the year ended December 31, 1998 are illustrated below.

                                                      Pro Forma
                                                        Year
                                                        Ended
                                                      December
                                                         31,       Year Ended
                                                      ----------  December 31,
                                                      1996  1997      1998
                                                      ----  ----  ------------
                                                          (in millions)
Sales--net........................................... $405  $409      $339
Cost of sales........................................  363   364       277
                                                      ----  ----      ----
Gross profit.........................................   42    45        62
Selling, general and administrative expenses
 (including research and development expenses).......   19    10         8
                                                      ----  ----      ----
Income from operations...............................   23    35        54
Interest expense--net................................   42    42        40
Other income.........................................    -     -         1
                                                      ----  ----      ----
Income before income tax.............................  (19)   (7)       15
Income tax expense...................................   (8)   (2)        6
Minority interest....................................    -     -         1
                                                      ----  ----      ----
Net income (loss).................................... $(11) $ (5)     $  9
                                                      ====  ====      ====

 Year Ended December 31, 1998 (Actual) Compared to Year Ended December 31, 1997 (Pro Forma)

    Revenues. Revenues for our PO business in 1998 decreased by $70 million, or 17%, to $339 million from $409 million in 1997. Lower revenues from the sale of MTBE and by-products were partially offset by higher revenues from propylene glycol, which is commonly referred to in the chemicals industry as "PG". MTBE revenues declined as a result of a 25% decline in average sales prices and a 10% decline in sales volumes. Higher PG revenues were a result of a 68% increase in sales volumes, partially offset by a 10% decline in average selling prices. Revenues from the sale of PO remained essentially unchanged as a 1% decline in sales volume was offset by a 1% increase in average sales prices. Higher average PO sales prices were a result of higher tolling fees. PO and MTBE sales volumes were negatively impacted by a 49 day turnaround and inspection ("T&I") period which occurred during 1998.

    Gross profit. Gross profit in 1998 increased by $17 million, or 38%, to $62 million from $45 million in 1997. The increase was a result of significantly lower costs of raw materials used to produce MTBE as the cost of isobutane and methanol declined significantly as compared to 1997. Gross margin was negatively impacted by the T&I mentioned above.

    Selling, general and administrative expenses (including research and development expenses). SG&A in 1998 decreased by $2 million, or 20%, to $8 million from $10 million in 1997. Lower SG&A expenses were a result of ongoing expense reduction initiatives which have been instituted since the acquisition of the PO business by Huntsman Specialty in March 1997.

    Interest expense. Net interest expense in 1998 declined by $2 million, or 5%, to $40 million from $42 million in 1997. Lower interest expense was a result of the repayment of debt and lower interest rates during 1998 as compared to 1997.

    Net income. Net income in 1998 increased by $14 million to $9 million as compared to a net loss of $5 million in 1997 as a result of the factors discussed above.

 Year Ended December 31, 1997 (Pro Forma) Compared to Year Ended December 31, 1996 (Pro Forma)

    Revenues. Revenues for our PO business in 1997 increased by $4 million, or 1%, to $409 million from $405 million in 1996. Higher PO revenue was offset by lower revenues from the sale of MTBE, PG and by-products. Higher PO revenue was due to a 11% increase sales volume and a 17% increase in average selling prices during 1997 as compared to 1996. Higher sales volume was a result of an increase in PO production during 1997 resulting from internal engineering efforts and higher capacity utilization. Higher average PO sales prices were a result of higher tolling fees and higher customer contract prices. The decrease in MTBE revenue was due to a 13% decline in sales volume partially offset by a 2% increase in average selling price during 1997 as compared to 1996. The reduction in MTBE sales volume was primarily due to elimination of MTBE spot sales purchased under contractual obligations not assumed by Huntsman Specialty in connection with the acquisition of the PO business from Texaco.

    Gross profit. Gross profit in 1997 increased by $3 million, or 7%, to $45 million from $42 million in 1996. The increase was primarily due to lower quantities of PO, MTBE and PG purchased for resale in 1997 as compared to 1996.

    Selling, general and administrative expenses (including research and development expenses). SG&A in 1997 decreased by $9 million, or 47%, to $10 million from $19 million in 1996. Lower SG&A expenses were a result of the elimination of certain expenses incurred by the company's predecessor.

    Interest expense. Net interest expense was $42 million in both 1997 and 1996.

    Net income. Net income in 1997 increased by $6 million to a loss of $5 million as compared to a net loss of $11 million in 1996 as a result of the factors discussed above.

 Discussion of ICI Businesses Combined Financial Data

    The financial data and discussion presented below aggregates the financial information of the polyurethane chemicals, petrochemicals and TiO\\2\\ businesses transferred to us by ICI. The financial information for these businesses was historically prepared by ICI under U.K. GAAP in Sterling. The financial data below has been derived from the U.K. GAAP financial statements included elsewhere in this prospectus and adjusted for certain differences between U.K. GAAP and U.S. GAAP. These adjustments have not generally been significant for these businesses, but where there are significant differences between U.K. GAAP and U.S. GAAP, these differences are discussed. Information regarding adjustments from U.K. GAAP to U.S. GAAP is set forth in the combined financial statements of the businesses transferred to us by ICI included elsewhere in this prospectus. The financial data does not include any information concerning the 20% interest in the Wilton olefins facility that BP Chemicals owned during these periods. The following table presents combined financial data for the polyurethane chemicals, petrochemicals and TiO\\2\\ businesses for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999.


                                                                             Six Months
                                                                                Ended
                                  Year Ended December 31,                     June 30,
                         ------------------------------------------- ---------------------------
                             1996           1997           1998          1998          1999
                         ------------- --------------  ------------- ------------- -------------
                                                     (in millions)
Turnover................ (Pounds)2,534 (Pounds)2, 337  (Pounds)2,011 (Pounds)1,070 (Pounds)1,045
                         ------------- --------------  ------------- ------------- -------------
Operating costs and
 other operating in-
 come(1)................         2,374          2,301          1,888           992           968
Operating exceptional
 items..................            11             56             10            --            --
Non-operating
 exceptional items--
 (profit)/loss on sale
 or closure of
 operations.............            --            (23)             4             4            --
                         ------------- --------------  ------------- ------------- -------------
  Total.................         2,385          2,334          1,902           996           968
                         ------------- --------------  ------------- ------------- -------------
Profit on ordinary ac-
 tivities before inter-
 est....................           149              3            109            74            77
Net interest payable....            66             55             59            22            25
Taxation on profit on
 ordinary activities....            39             (3)             1            14            21
Attributable to minori-
 ties...................             3              1              1            --            --
                         ------------- --------------  ------------- ------------- -------------
Net profit/(loss)....... (Pounds)   41 (Pounds)   (50) (Pounds)   48 (Pounds)   38 (Pounds)   31
                         ============= ==============  ============= ============= =============

--------
(1)Includes income from fixed asset investments.

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

    Turnover. Turnover represents sales revenue. Turnover in the first half of 1999 decreased by (Pounds)25 million, or 2%, to (Pounds)1,045 million from (Pounds)1,070 million in the comparable period of 1998. The decline was primarily attributable to a (Pounds)47 million decline in petrochemicals turnover resulting from lower prices and volumes resulting from our feedstock procurement activities. As part of our normal ongoing operations, we engage in feedstock procurement activities, which include the buying and selling of naptha and other feedstocks with the primary objective of ensuring a reliable and cost competitive raw material supply. Naphtha and other feedstocks that are subsequently resold prior to delivery are included in turnover. Revenues from our sales of olefins and aromatics decreased as a result of lower average sales prices. The decline was offset by a (Pounds)26 million increase in polyurethane chemicals turnover resulting from increased sales volumes and an (Pounds)11 million increase in TiO\\2\\ turnover.

    Operating costs and other operating income. Operating costs and other operating income in the first half of 1999 decreased by (Pounds)24 million, or 2%, to (Pounds)968 million from (Pounds)992 million in the comparable period in 1998. This decline is due primarily to lower raw material costs for petrochemicals and from lower product costs relating to our petrochemicals feedstock procurement activities.

    Non-operating exceptional items. There were no non-operating exceptional items in the first half of 1999 compared with non-operating exceptional losses of (Pounds)4 million in the comparable period in 1998 which related to minor disposals in that period.

    Net interest payable. Net interest payable in the first half of 1999 decreased by (Pounds)3 million, or 14%, to (Pounds)25 million from (Pounds)22 million in the comparable period in 1998. This increase was due to a significant reduction in the level of interest being capitalized on assets under construction offset by a decrease in the weighted average interest rate to 7.3% in the first half of 1999 from 9.0% in the first half of 1998.

    Taxation. The tax charge of (Pounds)21 million for the first half of 1999 compares with a charge of (Pounds)14 million for the comparable period of 1998.

    Net profit. The net profit for the first half of 1999 of (Pounds)31 million compares with a net profit of (Pounds)38 million for the comparable period of 1998, a decrease in profit of (Pounds)7 million, which resulted from the factors described above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Turnover. Turnover in 1998 decreased by (Pounds)326 million, or 14%, to (Pounds)2,011 million from (Pounds)2,337 million in 1997. The decrease was due primarily to petrochemicals turnover which was lower by (Pounds)309 million resulting from a significant decrease in the turnover of our feedstocks procurement activities, and lower average selling prices for our olefins and aromatics products. Additionally, polyurethane chemicals turnover declined due to MDI price erosion in Asia and the impact of unfavorable currency translations. These declines were marginally offset by an increase of (Pounds)27 million in TiO\\2\\ turnover due to higher average selling prices. Turnover was further reduced by a continuation of the 1997 decrease in paraxylene demand, reflecting weakness in the PTA market. Overall sales volumes in TiO\\2\\ decreased 6% in 1998 as compared to 1997, primarily due to significantly lower demand in Asia. However, these declines were partially offset by an increase in polyurethane sales volumes, which was driven by an 8% increase in sales volumes for MDI.

    Operating costs and other operating income. Operating costs and other operating income in 1998 decreased by (Pounds)413 million, or 18%, to (Pounds)1,888 million from (Pounds)2,301 million in 1997. The decrease was primarily due to lower raw material costs for petrochemicals and polyurethane chemicals. Specifically, the price of naphtha declined, affecting manufacturing cost for petrochemicals, and the price of benzene declined, affecting manufacturing costs for polyurethane chemicals.

    Operating exceptional items. Operating exceptional items in 1998 decreased by (Pounds)46 million, to (Pounds)10 million from (Pounds)56 million in 1997. The 1998 charge was comprised of rationalization expenditures for our TiO\\2\\ business.

    Non-operating exceptional items. Net non-operating exceptional losses from disposal of businesses of (Pounds)4 million in 1998 compared with net gains of (Pounds)23 million in the previous year.

    Net interest payable. Net interest payable increased by (Pounds)4 million, or 7%, to (Pounds)59 million in 1998 from (Pounds)55 million in 1997. The increase was primarily due to an increase in the weighted average interest rate to 8.0% in 1998 from 7.6% in 1997. Net interest payable under U.K. GAAP was (Pounds)71 million in 1998 compared with (Pounds)69 million in 1997. The difference between the U.K. and U.S. GAAP amounts resulted from the U.S. GAAP requirement to capitalize interest incurred as part of the cost of constructing fixed assets.

    Taxation. Under U.S. GAAP, there was a tax charge of (Pounds)1 million in 1998 compared to a tax credit of (Pounds)3 million in 1997. This represents an effective tax rate of 2% in 1998 and 6% in 1997. In 1998, the effective rate was relatively low due to brought forward trading losses being utilized against current year profits. The 1997 effective rate reflects the net impact of a non-deductible write down of the aromatics assets within petrochemicals and deferred tax assets recognized for TiO\\2\\ carried forward trading losses. Under U.S. GAAP, deferred taxation is provided on a full provision basis, whereas under U.K. GAAP, provision is only made for taxes payable or recoverable in the foreseeable future. The effective tax rates under U.K. GAAP were 26% in 1998 and 32% in 1997. The differences between U.S. and U.K. GAAP are primarily driven by the fact that benefit for carried forward trading losses was taken in 1997 for U.S. GAAP and in 1998 for U.K. GAAP purposes.

    Net profit. The net profit for 1998 of (Pounds)48 million compares with a net loss of (Pounds)50 million for 1997, an improvement in profit of (Pounds)98 million, which resulted from the factors described above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Turnover. Turnover in 1997 decreased by (Pounds)197 million, or 8%, to (Pounds)2,337 million from (Pounds)2,534 million in 1996. The decline was primarily attributable to the impact of unfavorable currency translations. Additionally, average MDI sales prices in our polyurethane chemicals business declined due to price erosion in Asia and TiO\\2\\ average sales prices declined due to destocking by customers in 1997. In our petrochemicals business, paraxylene prices fell in local currency terms by 16%. In our polyurethane chemicals business, MDI volumes increased 13%; TiO\\2\\ volumes increased 6%; and petrochemicals volumes decreased 13% for olefins, 10% for paraxylene.

    Operating costs and other operating income. Operating costs and other operating income in 1997 decreased by (Pounds)73 million, or 3%, to (Pounds)2,301 million from (Pounds)2,374 million in 1996 due primarily to lower raw material costs, resulting from the impact of favorable currency translations, partially offset by the increase in costs due to higher sales of polyurethane chemicals.

    Operating exceptional items. Operating exceptional items increased by (Pounds)45 million to (Pounds)56 million from (Pounds)11 million in 1996. The 1997 charge included (Pounds)14 million for our TiO\\2\\ business rationalization program, (Pounds)17 million to settle a raw material supplier dispute, and (Pounds)25 million to write down the book value of our aromatics assets.

    Non-operating exceptional items. Net non-operating exceptional items in 1997 of (Pounds)23 million comprised a (Pounds)25 million profit on the sale of our Australian polyurethane chemicals business, offset by a (Pounds)2 million loss on other asset disposals. There were no non-operating exceptional items in 1996.

    Net interest payable. Net interest payable in 1997 decreased by (Pounds)11 million, or 17%, to (Pounds)55 million in 1997 from (Pounds)66 million in 1996. This decrease was primarily due to a decrease in the weighted average interest rate to 7.6% in 1997 from 8.5% in 1996. Net interest payable under U.K. GAAP was (Pounds)69 million in 1997 compared with (Pounds)78 million in 1996. The difference between the U.K. and U.S. GAAP amounts resulted from the U.S. GAAP requirement to capitalize interest incurred as part of the cost of constructing fixed assets.

    Taxation. Under U.S. GAAP, there was a tax credit of (Pounds)3 million in 1997 compared to a tax charge of (Pounds)39 million in 1996. This represents an effective tax rate of 6% in 1997 and 47% in 1996. The 1997 effective rate reflects the net impact of a non-deductible write down of the aromatics assets within petrochemicals and deferred tax assets recognized for TiO\\2\\ carried forward trading losses. The 1996 effective rate is primarily caused by TiO\\2\\ trading losses not being recognized in that year as utilization in future periods was uncertain. Under U.S. GAAP, deferred taxation is provided on a full provision basis, whereas under U.K. GAAP, provision is only made for taxes payable or recoverable in the foreseeable future. The effective tax rates under U.K. GAAP are 32% in 1997 and 34% in 1996. The significant difference in 1997 between U.S. and U.K. GAAP is primarily driven by the fact that no deferred tax asset was recognized under U.K. GAAP for trading losses.

    Net profit/(loss). The net loss for 1997 of (Pounds)50 million compares with a net profit of (Pounds)41 million for 1996, a reduction in profit of (Pounds)91 million which resulted from the factors described above.

Discussion of Polyurethane Chemicals, Petrochemicals and TiO\\2\\ Businesses Financial Data

    The financial data and discussion presented below for each of the polyurethane chemicals, petrochemicals and TiO\\2\\ businesses has been derived from financial statements prepared under U.K. GAAP in Sterling and adjusted for certain differences between U.K. GAAP and U.S. GAAP. The financial data does not include any information concerning 20% interest in the Wilton olefins facility that BP Chemicals owned during these periods.

 Polyurethane Chemicals

    The results for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 are illustrated below. The financial information for the polyurethane chemicals business was historically prepared by ICI under U.K. GAAP in Sterling. The financial data presented below has been derived from the U.K. GAAP financial statements included elsewhere in this prospectus, adjusted for certain significant differences between U.K. GAAP and U.S. GAAP and translated into U.S. dollars at average exchange rates of
1.6570 and 1.6066 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. This translation does not necessarily result in the same U.S. dollar amounts as would have arisen if the translation had been performed in accordance with U.S. GAAP.

                                                                Six Months
                                                                   Ended
                              Year Ended December 31,            June 30,
                          -------------------------------- ---------------------
                            1996     1997        1998        1998       1999
                          -------- -------- -------------- -------- ------------
                          (Pounds) (Pounds) (Pounds)   $   (Pounds) (Pounds)  $
                          -------- -------- -------- ----- -------- -------- ---
                                              (in millions)
Sales...................    907      860      816    1,352   409      435    699
Cost of sales, operating
 expenses and other
 income, net............    795      762      727    1,204   373      386    620
                            ---      ---      ---    -----   ---      ---    ---
Income before interest
 and income tax.........    112       98       89      148    36       49     79
                            ===      ===      ===    =====   ===      ===    ===

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

    Sales. Sales of polyurethane chemicals in the first half of 1999 increased by (Pounds)26 million, or 6%, to (Pounds)435 million from (Pounds)409 million in the comparable period in 1998 primarily due to increased sales volumes in the U.S. and Asia.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in the first half of 1999 increased by (Pounds)13 million, or 3%, to (Pounds)386 million from (Pounds)373 million in the comparable period in 1998.

    Income before interest and income tax. Income before interest and income tax in the first half of 1999 of (Pounds)49 million compares with (Pounds)36 million for the comparable period of 1998, an increase in income before interest and tax of (Pounds)13 million as a result of the factors described above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Sales. Sales of polyurethane chemicals in 1998 decreased by (Pounds)44 million, or 5%, to (Pounds)816 million from (Pounds)860 million in 1997 due primarily to a decrease in the average sales price of MDI resulting from lower underlying raw material prices, price pressures in Asia and the impact of unfavorable currency translations. The price declines and unfavorable currency translations were partially offset by increased MDI volumes of 8%. This volume growth was driven by a 14% sales volume increase in the U.S. resulting primarily from continued growth in wood binders and a 10% growth in European sales volumes. These volume gains were partially offset by a volume decline of 19% in the Asian market related to a weakening of the Asian economy.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1998 decreased by (Pounds)35 million, or 5%, to (Pounds)727 million from (Pounds)762 million in 1997. This decline was largely attributable to a decline in the price of benzene, MDI's primary raw material. Additionally, operating expenses declined due to lower manufacturing costs which resulted from improvements in our production process following a restructuring of our European manufacturing assets.

    Income before interest and income tax. Income before interest and income tax for 1998 of (Pounds)89 million compares with (Pounds)98 million for 1997, a decrease in income before interest and income tax of (Pounds)9 million as a result of the factors described above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Sales. Sales of polyurethane chemicals in 1997 decreased by (Pounds)47 million, or 5%, to (Pounds)860 million from (Pounds)907 million in 1996. This decrease was attributable primarily to a decline in average MDI sales prices and the substantial impact of unfavorable currency translations which more than offset sales volume increases. MDI prices declined primarily as a result of general pricing pressures in Asia. Lower Asian prices reflected the addition of significant global capacity, coupled with a weakening of the Asian economy. In 1997, MDI sales volumes increased 13% from 1996 due to significant growth of MDI in the U.S. of 19%. This increase was driven by demand for the MDI based wood binder applications and insulation panels used in construction. MDI sales volumes in Europe grew at 9%, while sales volumes in Asia declined by 2%.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1997 decreased by (Pounds)33 million, or 4%, to (Pounds)762 million from (Pounds)795 million in 1996 including a one-time gain of (Pounds)25 million resulting from the sale of our Australian polyurethane chemicals business. Excluding the impact of the one-time gain, costs of sales, operating expenses and other income/expense in 1997 decreased by (Pounds)8 million.

    Income before interest and income tax. Income before interest and income tax in 1997 of (Pounds)98 million compares with (Pounds)112 million for 1996, a decrease in income before interest and income tax of (Pounds)14 million as a result of the factors described above.

 Petrochemicals

    The results for the years ended December 31, 1996, 1997, and 1998 and for the six months ended June 30, 1998 and 1999 are illustrated below. The financial data does not include any information concerning BP Chemicals's interest in the Wilton olefins facility. The financial information for the petrochemicals business was historically prepared by ICI under U.K. GAAP in Sterling. The financial data presented below has been derived from the U.K. GAAP financial statements included elsewhere in this prospectus, adjusted for certain significant differences between U.K. GAAP and

U.S. GAAP and translated into U.S. dollars at average exchange rates of 1.6570 and 1.6066 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. This translation does not necessarily result in the same U.S. dollar amounts as would have arisen if the translation had been performed in accordance with U.S. GAAP.

                                                                 Six Months
                                                                    Ended
                              Year Ended December 31,             June 30,
                          --------------------------------  ---------------------
                            1996     1997        1998         1998       1999
                          -------- -------- --------------  -------- ------------
                          (Pounds) (Pounds) (Pounds)   $    (Pounds) (Pounds)  $
                          -------- -------- -------- -----  -------- -------- ---
                                              (in millions)
Sales...................   1,009     930      621    1,029    367      305    490
Cost of sales, operating
 expenses and other
 income, net............     954     964      653    1,082    360      313    503
                           -----     ---      ---    -----    ---      ---    ---
Income (loss) before
 interest and income
 tax....................      55     (34)     (32)     (53)     7       (8)   (13)
                           =====     ===      ===    =====    ===      ===    ===

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

    Sales. Sales of petrochemicals in the first half of 1999 decreased by (Pounds)62 million, or 17%, to (Pounds)305 million from (Pounds)367 million in the comparable period in 1998. This decrease was primarily a result of lower revenues from sales of both olefins and aromatics and a reduction in sales related to our feedstock procurement activities. As part of our normal ongoing operations, we engage in feedstock procurement activities, which include the buying and selling of naphtha and other feedstocks with the primary objective of ensuring a reliable and cost competitive raw material supply. Naphtha and other feedstocks that are subsequently resold prior to delivery are included in turnover. Revenues from our sales of olefins and aromatics decreased as a result of lower average sales prices, partially offset by the impact of favorable currency translations. Average sales prices decreased due primarily to a weakening in the European petrochemical sector and slightly lower raw material costs. Sales decreases from our feedstock procurement activities were offset by a reduction in our cost of sales as a result of a reduction in crude oil and feedstock prices.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in the first half of 1999 decreased by (Pounds)47 million, or 13%, to (Pounds)313 million from (Pounds)360 million in the comparable period in 1998. This decrease was primarily attributable to a decline in raw material costs, a reduction in the amount of purchased finished product and a reduction in our product costs related to our feedstock procurement activities.

    Income (loss) before interest and income tax. The loss before interest and income tax in the first half of 1999 of (Pounds)8 million compares with a profit of (Pounds)7 million for the comparable period in 1998, a decrease in income before interest and income tax of (Pounds)15 million as a result of the factors described above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Sales. Sales of petrochemicals in 1998 decreased by (Pounds)309 million, or 33%, to (Pounds)621 million from (Pounds)930 million in 1997. This decrease was primarily a result of lower revenues from sales of olefins and aromatics and a reduction in sales related to our feedstock procurement activities. Revenues from our sales of olefins and aromatics decreased primarily as a result of decreases in average sales prices and, to a lesser extent, decreases in sales volumes. For example, average sales prices for two of our primary petrochemical products, ethylene and paraxylene, declined by 16% and 20%, respectively. Sales related to our feedstock procurement activities accounted for nearly half of our sales decrease and were substantially offset by a reduction in our cost of sales due to a substantial reduction in crude oil and feedstock prices.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1998 decreased by (Pounds)311 million, or 32%, to (Pounds)653 million from (Pounds)964 million in 1997. This decrease was primarily attributable to a decline in raw material costs and lower volumes of finished product purchased for resale. The average cost for our primary raw material, naphtha, declined by 31%. Additionally, operating expenses were (Pounds)25 million lower due to the absence of a one-time write down which was expensed in 1997.

    Income (loss) before interest and income tax. The loss before interest and income tax for 1998 of (Pounds)32 million compares with a loss of (Pounds)34 million for 1997, a reduction in loss before interest and income tax of (Pounds)2 million as a result of the factors described above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Sales. Sales of petrochemicals in 1997 decreased by (Pounds)79 million, or 8%, to (Pounds)930 million from (Pounds)1,009 million in 1996. The decrease was attributable to a decline in the average sales price and sales volumes of paraxylene and the significant impact of unfavorable currency fluctuations.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1997 increased by (Pounds)10 million, or 1%, to (Pounds)964 million from (Pounds)954 million in 1996. This increase was primarily attributable to a one-time charge of (Pounds)25 million related to the write down of the book value of our aromatics facility. The increase was partially offset by the impact of favorable currency translations impacting the cost of our primary feedstock, naphtha.

    Income (loss) before interest and income tax. The loss before interest and income tax for 1997 of (Pounds)34 million compares with income before interest and tax of (Pounds)55 million for 1996, a decrease in income before interest and income tax of (Pounds)89 million as a result of the factors described above.

 Titanium Dioxide

    The results for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 are illustrated below. The financial information for the TiO\\2\\ business was historically prepared by ICI under U.K. GAAP in Sterling. The financial data presented below has been derived from the U.K. GAAP financial statements included elsewhere in this prospectus, adjusted for certain significant differences between U.K. GAAP and U.S. GAAP and translated into U.S. dollars at average exchange rates of 1.6570 and 1.6066 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. This translation does not necessarily result in the same U.S. dollar amounts as would have arisen if the translation had been performed in accordance with U.S. GAAP.

                                                              Six Months
                                                                 Ended
                             Year Ended December 31,           June 30,
                          ------------------------------ ---------------------
                            1996     1997       1998       1998       1999
                          -------- -------- ------------ -------- ------------
                          (Pounds) (Pounds) (Pounds)  $  (Pounds) (Pounds)  $
                          -------- -------- -------- --- -------- -------- ---
                                             (in millions)
Sales....................   618      547      574    951   294      305    490
Cost of sales, operating
 expenses and other
 income, net.............   636      608      522    865   263      269    432
                            ---      ---      ---    ---   ---      ---    ---
Income (loss) before
 interest and income
 tax.....................   (18)     (61)      52     86    31       36     58
                            ===      ===      ===    ===   ===      ===    ===

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

    Sales. Sales of TiO\\2\\ in the first half of 1999 increased by (Pounds)11 million, or 4%, to (Pounds)305 million from (Pounds)294 million in the comparable period in 1998. The increase was primarily attributable to higher average sales prices in the first half of 1999 resulting from price increases implemented in 1998.

    Cost of sales, operating costs and other income, net. Cost of sales, operating costs and other income, net in the first half of 1999 increased by (Pounds)6 million, or 2%, to (Pounds)269 million from (Pounds)263 million in the comparable period in 1998. This increase was primarily a result of unfavorable fluctuations in currency translation rates.

    Income (loss) before interest and income tax. Income before interest and income tax for the six months ended June 30, 1999 of (Pounds)36 million compares with (Pounds)31 million for the same period in 1998, an increase in income before interest and income tax of (Pounds)5 million as a result of the factors described above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Sales. Sales of TiO\\2\\ in 1998 increased by (Pounds)27 million, or 5%, to (Pounds)574 million from (Pounds)547 million in 1997. The increase was primarily a result of higher average local selling prices in Europe and North America. This increase was partially offset by the impact of unfavorable currency translations, and, to a lesser extent, lower sales volumes in Asia.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1998 decreased by (Pounds)86 million, or 14%, to (Pounds)522 million from (Pounds)608 million in 1997. The decline was a result of lower operating costs, primarily due to favorable currency translations, and a reduction in operating expenses resulting from our ongoing cost reduction initiatives. Additionally, during 1998, we recognized exceptional charges of (Pounds)10 million, as compared to an exceptional charge of (Pounds)31 million in 1997. The 1998 charge included severance costs relating to the continued implementation of our ongoing cost reduction initiatives.

    Income (loss) before interest and income tax. Income before interest and income tax for 1998 of (Pounds)52 million compares with a loss of (Pounds)61 million in 1997, an increase in income before interest and taxation of (Pounds)113 million as a result of the factors described above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Sales. Sales of TiO\\2\\ in 1997 decreased by (Pounds)71 million, or 11%, to (Pounds)547 million from (Pounds)618 million in 1996. The decrease was primarily attributable to lower average selling prices and unfavorable currency translations, partially offset by increased sales volumes. Prices dropped sharply in the second half of 1996 as customers reduced their stock levels in response to falling demand in Europe. Although prices stabilized and improved from April 1997 onwards, the overall average selling price was approximately 7% lower than the average selling price in 1996. Excluding the impact of currency translations, sales would have been substantially the same as 1996.

    Cost of sales, operating expenses and other income, net. Cost of sales, operating expenses and other income, net in 1997 decreased by (Pounds)28 million, or 4%, to (Pounds)608 million from (Pounds)636 million in 1996. The decrease was primarily attributable to favorable currency translations, partially offset by an increase in exceptional charges of (Pounds)20 million which were (Pounds)31 million in 1997 compared with (Pounds)ll million in 1996. The exceptional charges for 1997 were comprised of (Pounds)17 million to settle a supplier dispute, (Pounds)l0 million in severance charges in connection with our ongoing cost reduction initiative and (Pounds)4 million of other charges.

    Income (loss) before interest and income tax. The loss before interest and income tax for 1997 of (Pounds)61 million compares with a loss of (Pounds)18 million in 1996, an increase of (Pounds)43 million as a result of the factors described above.

Recent Developments

    Concurrently with our acquisition of ICI's and Huntsman Specialty's businesses, we also acquired BP Chemicals's 20% ownership interest in the Wilton olefins facility. In connection with our acquisition of this interest from BP Chemicals, BP Chemicals has agreed to become a significant long-term customer of our petrochemicals business. We believe that pro forma Adjusted EBITDA for the year ended December 31, 1998 would have increased by approximately $16 million to approximately $497 million had our acquisition of BP Chemicals's interest in the Wilton olefins facility been consummated on January 1, 1998.

Liquidity and Capital Resources

 Liquidity

    We are highly leveraged as a result of the debt that we incurred to fund the transfer of ICI's and Huntsman Specialty's businesses to us.
Contemporaneously with the closing of the transfer of those businesses, our company and Huntsman ICI Holdings took the following actions:

  .  We issued the outstanding notes.

  . We entered into the senior secured credit facilities which provide for borrowings of up to $2,070 million, including $400 million under a revolving facility, a substantial portion of which remains available as of the date of this prospectus. The credit facilities are secured by a first priority perfected lien on substantially all of our assets. See "Description of Credit Facilities".

  . Huntsman ICI Holdings issued the senior discount notes and the senior subordinated discount notes to ICI. See "The Transaction--Transaction Consideration".

  .  We received $90 million from institutional investors.

    As of September 30, 1999, we had approximately $400 million available under our revolving credit facility and approximately $67 million in available cash balances. We also maintain $80 million of short-term overdraft facilities, of which $80 million was available as of September 30, 1999.

    Our senior secured credit facilities currently prohibit, and the indenture governing the notes currently restricts, payment of dividends, distributions, loans or advances to us by our subsidiaries. We do, however, anticipate that borrowings under the credit facilities and cash flow from operations will be sufficient for us to make required payments of principal and interest on our debt when due, as well as to fund capital expenditures.

 Capital Expenditures

    Our capital expenditures for our business for the nine months ended September 30, 1999 were $64 million and for the nine months ended September 30, 1998 were $10 million; combined capital expenditures for our polyurethane chemicals, petrochemicals and TiO\\2\\ businesses collectively were (Pounds)50 million and (Pounds)83 million in the first half of 1998 and 1999, respectively. Capital expenditures for the years ended December 31, 1996, 1997 and 1998 were $1 million, $3 million and $10 million, respectively, for our PO business. Combined capital expenditures for our polyurethane chemicals, petrochemicals and TiO\\2\\ businesses collectively were (Pounds)190 million, (Pounds)170 million and (Pounds)134 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increases reflect expenditures relating to extensive production process improvements, primarily for our polyurethane chemicals and TiO\\2\\ businesses. For our polyurethane chemicals business, these improvements, expected to be completed in 1999, included the closure of our Hillhouse, U.K. facility in 1997, the construction of our nitrobenzene facility at Wilton, U.K. completed in 1997, the capacity expansion at

Rozenburg, Netherlands completed in 1997, and the capacity expansion program at our Geismar, Louisiana facility which is expected to be completed in 1999. We expect to incur an additional $72 million during the fourth quarter of 1999, including approximately $31 million to complete the capacity expansion at the Geismar facility. Aside from the completion of the expansion program at the Geismar facility, we do not have any planned extraordinary capital expenditures in the near-term. We estimate our total capital expenditures for 2000, including expenditures relating to environmental compliance, to be between $200 million and $250 million.

 Environmental Regulation

    The operations of any chemical manufacturing plant and the distribution of chemical products, and the related production of co-products and wastes, entail risk of adverse environmental effects, and therefore, we are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject continually to environmental inspections and monitoring by governmental enforcement authorities. The ultimate costs under environmental laws and the timing of such costs are difficult to predict; however, potentially significant expenditures could be required in order to comply with existing or future environmental laws.

    Our costs and operating expenses and capital expenditures relating to safety, health and environmental matters totaled approximately $4 million in 1996, $3 million in 1997 and $3 million in 1998 for our PO business. Environmental expenses and capital expenditures for our polyurethane chemicals, petrochemicals and TiO\\2\\ businesses were approximately (Pounds)53 million, (Pounds)44 million and (Pounds)42 million in 1996, 1997 and 1998, respectively. Costs in 1999 and 2000 are expected to remain at historical levels in order to cover, among other things, our routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of business. Our estimated capital expenditures for environmental, safety and health matters in 1999 and 2000 are expected to be similar to historical expenditures. Capital expenditures are planned, for example, under national legislation implementing the European Union Directive on Integrated Pollution Prevention and Control. Under this directive, the majority of our plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although the implementing legislation in most Member States is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, we believe that related expenditures to upgrade our wastewater treatment facilities at several sites may be necessary and associated costs could be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, we may incur material expenditures in complying with the European Union Directive on Hazardous Waste Incineration beyond currently anticipated expenditures, particularly in relation to our Wilton facility. It is also possible that additional expenditures to reduce air emissions at two of our U.K. facilities may be material. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation of specific standards which impose requirements on our operations. Therefore, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Business--Environmental Regulations".

 Risk Management

    We are exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, we enter into various derivative transactions. We do not hold or issue derivative financial instruments for trading purposes.

    Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Historically, the businesses transferred to us by ICI have managed the majority of their foreign currency exposures by entering into short-term forward foreign exchange contracts with ICI. In addition, short-term exposures to changing foreign currency exchange rates at certain of our foreign subsidiaries were, managed, and will continue to be managed, through financial market transactions, principally through the purchase of forward foreign exchange contracts (with maturities of six months or less) with various financial institutions. Huntsman Specialty did not hedge its foreign currency exposure in a manner that would entirely eliminate the impact of currency fluctuations on our cash flows and earnings. While the overall extent of our currency hedging activities has not changed significantly, we have altered the scope of our currency hedging activities to reflect the currency denomination of our cash flow. In addition, we are now conducting our currency hedging activities for our exposures arising in connection with the businesses transferred to us by ICI with various financial institutions rather than with ICI as we had done previously. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flow and earnings. Currently we have outstanding approximately $85 million equivalent of foreign exchange forward contracts with third party banks with final settlement of not more than 60 days. Predominantly our hedging activity is to sell forward the majority of our surplus non-U.S. dollar receivables for U.S. dollars. We expect that our foreign exchange hedging activities will continue at a similar level to those currently outstanding.

    Historically, Huntsman Specialty used interest rate swaps, caps and collar transactions entered into with various financial institutions to hedge against the movements in market interest rates associated with our floating rate debt obligations. We do not hedge our interest rate exposure in a manner that would entirely eliminate the effects of changes in market interest rates on our cash flow and earnings. Under the terms of our senior secured credit facilities, we are required to hedge a significant portion of our floating rate debt. As a result, we have entered into approximately $650 million notional amount of interest rate swap, cap and collar transactions, approximately $600 million of which have terms ranging from approximately three years to five years. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 5.75% to approximately 6.00%. The U.S. dollar collar transactions carry floors ranging from 5.00% to 6.00% and caps ranging from 6.60% to 7.50%. We have also entered into a Euro-denominated swap transaction that obligates us to pay a fixed rate of approximately 4.3%.

    In order to reduce our overall raw material costs, our petrochemical business engages in feedstock procurement activities. From time-to-time, we have entered into short-term (with a maturity less than one year) forward purchase agreements for various feedstocks, including crude oil, naphtha, and LPGs. From time to time, we also purchase and sell crude oil futures. We do not hedge our commodity exposure in a manner that would entirely eliminate the effects of changes in commodity prices on our cash flows and earnings.

Recently Issued Financial Accounting Standards

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No.133 established accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No.133 is effective for our financial statements for the year ending December 31, 2001. We are currently evaluating the effects of SFAS No.133 on our financial statements.

Year 2000 Preparations

    The "Year 2000 problem" is the result of computer programs and embedded computer chips being designed to read and store dates using only the last two digits of the year rather than four digits to define the applicable year and therefore may not correctly recognize date changes such as the change from December 31, 1999 to January 1, 2000. This could result in a systems failure. The Year 2000 problem is believed to affect virtually all companies and organizations which include us as well as our key suppliers and customers. Our failure, or the failure of our key suppliers or customers, to address this issue could adversely affect our operations.

 State of Readiness

    We have been working since mid-1996 to prepare and implement a Year 2000 plan to address the potential Year 2000 problem in relation to our systems. Specifically, this addressed:

  . our information technology ("IT") systems, which include hardware and software for our business IT systems, PC systems and IT infrastructure (networks, servers, databases, tools and voice/telephone); and

  . non-information technology ("Non-IT") systems, which include hardware and software for our manufacturing systems, other systems with embedded computer chips and our facilities infrastructure (i.e. power, security systems, elevators, fire systems, etc.)

    Our Year 2000 plan involved the identification, itemization, assessment and prioritization of all of our IT and Non-IT systems used in each of our four principal businesses (including communication with our significant vendors, suppliers, service providers, and customers regarding their Year 2000 plans). From this, we conducted a Year 2000 problem evaluation and remediation where necessary. The remediation process involved either fixing or replacing (by manual workarounds) relevant parts of key components and embedded chips in such IT and Non-IT systems. We then followed up confirmation testing.

    Using the criteria that "Year 2000 ready" means the ability to (1) accurately process all date information, and (2) function accurately, efficiently and without interruption before, during and after December 31, 1999, we believe that as of October 31, 1999, all of our critical IT and Non-IT systems are Year 2000 ready. To ensure these systems remain as such, we have implemented measures to impose a temporary moratorium from October 1999 through January 2000 on all changes of such systems.

    In evaluating the Year 2000 readiness of third party IT and Non-IT systems service providers, each of our four businesses employed a recognized methodology to contact, identify and prioritize key hardware/software vendors, utility providers and suppliers of raw materials. While some third party providers have provided us with Year 2000 upgrades or fixes unprompted by us, we sent to each of our third party providers a questionnaire regarding its Year 2000 readiness and engaged in follow up communication, which included for certain providers, an on-site physical inspection. Additionally, we conducted our own independent internal testing of all commercial business systems and infrastructure which are currently provided by Huntsman Corporation or ICI for our four businesses.

    By October 31, 1999 all critical third party IT and Non-IT systems providers, including certain hardware/software vendors, utility providers and suppliers of raw materials, furnished us with assurances that they were Year 2000 ready. Additionally, as part of our proactive approach in respect of our critical IT and Non-IT systems, we periodically continue to reassess and re-evaluate certain third party providers' Year 2000 readiness and results are confirmatory of our state of readiness.

    As of January 7, 2000, we are not aware of any Year 2000 problem in any of our critical IT or Non-IT systems and services. In addition, we have not received any notification from any supplier of critical IT or Non-IT systems of any Year 2000-related disruption in their business. However, the success to date of our Year 2000 efforts and the efforts of our critical third party suppliers cannot guarantee that there will not be a material adverse effect on our business should a Year 2000 problem manifest or become apparent in the future.

 Risks

    It is not possible to predict with certainty all the adverse effects that could arise as a result of our failure, or the failure of the third parties upon which we rely, to become Year 2000 ready, or whether such effects would have a material adverse effect on any or all of our businesses. However, if our systems encounter Year 2000 problems or if one or more of our significant third party providers is unable to provide services due to a Year 2000 problem, our worst case scenario could involve a disruption of operations resulting in increased operating costs, loss of revenues and other adverse effects could occur and our business, financial condition, results of operations or cash flows could suffer a material adverse effect. Such disruption of operations might include a complete shutdown of all or part of our manufacturing processes due to power and communications disruptions or the failure to obtain adequate feedstock to supply our manufacturing processes.

 Contingency Plans

    Our company has written contingency plans in place to address Year 2000 implications in each of our four core businesses using carefully defined operating conditions of the plants for the rollover period. Our overriding goal is to focus on alternative methods for completing required operations, some of which have been used in normal course of business historically; however, our specific contingency plans are as diverse as our business operations. For example, in the event of potential disruptions to telecommunications, power sources and access to raw materials, we have:

  (1) back-up or alternate methods of communication in place (i.e., e-mail, telephone, satellite, radio communication);

  (2) provided access to generators in all critical Non-IT facilities; and

  (3) stockpiled an optimal amount of feedstock to supply our manufacturing processes.

    We also have received assurances from all of our critical third party providers that they have Year 2000 contingency plans in place; however, we are not able to verify the adequacy of their assurances. Additionally, while we believe that our contingency planning will mitigate any Year 2000 problems, we cannot guarantee that they will prevent such issues from having a material adverse effect on our businesses.

 Costs

    As of October 31, 1999, in accordance with our Year 2000 preparations, we had spent approximately $156,000 for our PO business and approximately (Pounds)12 million for our petrochemicals, polyurethane chemicals and TiO\\2\\ businesses combined. We expect to have additional expenses of approximately $3 million for the remainder of 1999 and in 2000. The costs of our Year 2000 readiness program are based on our current best estimates, which were derived using numerous assumptions regarding future events, including the continued availability of certain resources and the continued progression toward the implementation of procedures at various facilities. There can be no assurance that these estimates will prove to be accurate and, therefore, actual results could differ materially from those anticipated. Specific factors that could cause material differences with actual results include, but are not limited to, the results of testing and the timeliness and effectiveness of remediation efforts of third parties.

                                    BUSINESS

General

    We are a global manufacturer and marketer of specialty and commodity chemicals through our principal businesses: specialty chemicals (the polyurethane chemicals and PO businesses) petrochemicals and titanium dioxide. Our company is characterized by superior low cost operating capabilities; a high degree of technological expertise; a diversity of products, end markets and geographic regions served; significant product integration; and strong growth prospects.

  . Our global polyurethane chemicals business has the world's second largest production capacity for MDI, and MDI-based polyurethane systems. Our customers use our products in a wide variety of polyurethane applications, including automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning and adhesives.

  . Our propylene oxide business is one of three North American producers of PO. PO is used in a variety of applications, the largest of which is the production of polyols sold into the polyurethane chemicals market.

  . Our petrochemicals business produces olefins and aromatics at integrated facilities in northern England. These facilities make up one of Europe's largest single production sites for these products. Olefins and aromatics are the key building blocks for the petrochemical industry and are used in plastic, synthetic fibers, packaging materials and a wide variety of other applications.

  . Our TiO\\2\\ business, which operates under the trade name "Tioxide", has the largest production capacity for TiO\\2\\ in Europe and the third largest production capacity in the world. TiO\\2\\ is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics.

    For the year ended December 31, 1998, we had pro forma revenues of $3.7 billion, pro forma EBITDA of $424 million and pro forma Adjusted EBITDA of $481 million. For the six months ended June 30, 1999, we had pro forma revenues of $1.9 billion, pro forma EBITDA of $420 million and pro forma Adjusted EBITDA of $436 million (see footnote 2 to "Prospectus Summary--Summary Historical and Pro Forma Financial Data"). For the year ended December 31, 1998, we derived 54%, 33%, 9% and 4% of our pro forma revenues in Europe, the Americas, Asia and the rest of the world, respectively. For the year ended December 31, 1998, our polyurethane chemicals, PO, petrochemicals and TiO\\2\\ businesses represented 37%, 9%, 28% and 26%, respectively, of pro forma revenues.

Polyurethane Chemicals

 General

    We are one of the leading polyurethane chemicals producers in the world in terms of production capacity. We market a complete line of polyurethane chemicals, including MDI, TDI, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. We have the world's second largest production capacity for MDI and MDI-based polyurethane systems, with an estimated 24% global MDI market share. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. According to Chem Systems, global consumption of MDI was approximately 4.6 billion pounds in 1998, growing from 2.9 billion pounds in 1992, which represents an 8.1% compound annual growth rate. This high growth rate is the result of the broad end-uses for MDI and its superior performance characteristics relative to other polymers.

    Our polyurethane chemicals business is recognized as an industry leader in utilizing state-of-the-art application technology to develop new polyurethane chemical products and applications. Approximately 30% of our 1998 polyurethane chemicals sales were generated from products and applications introduced in the last three years. Our rapid rate of new product and application development has led to a high rate of product substitution, which in turn has led to MDI sales volume growth for our business of approximately 9.2% per year over the past 10 years, a rate in excess of the industry growth rate. Largely as a result of our technological expertise and history of product innovation, we have enjoyed long-term relationships with a diverse customer base, including BMW, Weyerhaeuser, Ford, Nike, Louisiana Pacific, DaimlerChrysler, Whirlpool, Bosch-Siemens and Electrolux.

    We own the world's two largest MDI production facilities in terms of capacity, located in Rozenburg, Netherlands and Geismar, Louisiana. These facilities receive raw materials from our company's aniline facilities located in Wilton, U.K. and Geismar, Louisiana, which in the terms of production capacity are the world's two largest aniline facilities. Since 1996, we have invested over $500 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities listed above. According to Chem Systems, we are the lowest cost MDI producer in the world, largely due to the scale of our operations, our modern facilities and our integration with our suppliers of the products' primary raw materials.

 Industry Overview

    The polyurethane chemicals industry is a $24 billion global market, consisting primarily of the manufacture and marketing of MDI, TDI and polyols. Polyurethane chemicals are used to develop a broad range of products utilized in many industries, including the appliance, automotive, footwear, furniture, construction and coatings and adhesives industries. Product applications for polyurethanes are diverse, including automotive seating, dash boards, steering wheels, refrigeration and appliance insulation, wood binders, athletic shoe soles, rollerblade wheels, furniture cushions, adhesives and other specialized applications.

    In 1998, MDI, TDI, polyols and other products, such as specialized additives and catalysts, accounted for 26%, 16%, 44% and 14% of industry-wide polyurethane chemicals sales, respectively. MDI is used primarily in rigid polyurethane foam and other specialty non-foam applications. Conversely, TDI is used primarily in flexible foam applications that are generally sold as commodities. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

                     [FLOWCHART OF POLYURETHANE CHEMICALS]

    Polyurethane products are created through the reaction of MDI or TDI with a polyol. Polyurethane chemicals are sold to customers who react the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or specialty polyurethane chemicals tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products. The following table sets forth information regarding the three principal polyurethane chemicals markets:

                        [CHART OF POLYURETHANE PRODUCTS]

    As reflected in the chart above, MDI has a substantially larger market size and a higher growth rate than TDI. TDI was the first isocyanate invented and produced, but it has been steadily replaced by MDI in many applications. MDI's leadership in the polyurethane chemicals market primarily results from its ability to be used in a more diverse range of polyurethane applications than TDI. In addition, because MDI has a lower toxicity than TDI, many polyurethane product manufacturers have begun substituting MDI for TDI in their products. As a result, TDI is now used primarily in the production of low-density foam for furniture and automotive seating cushions, mattresses and inexpensive footwear. According to Chem Systems, future growth of MDI is expected to be driven by the continued substitution of MDI for fiberglass and other materials currently used in insulation foam for construction. Other high growth markets, such as binders for reconstituted wood board products, are expected to further contribute to the continued growth of MDI.

    MDI. Since 1992, the global consumption of MDI has grown at an average rate of 8.1%, which exceeds both GDP growth and TDI consumption growth during the same period. The U.S. and European markets consume the largest quantities of MDI. We believe the Asian market will become an increasingly important market for MDI as the market continues to recover from recent macro-economic difficulties, and the less developed economies in Asia continue to mature.

    There are four major producers of MDI: Bayer, Huntsman ICI Chemicals, BASF and Dow, which have global market shares of 29%, 24%, 19% and 19%, respectively. We believe it is unlikely that any new major producers of MDI will emerge due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

    The price of MDI tends to vary by region and by product type. In the Americas, where we have the largest MDI market share, the margin between MDI prices and raw material costs has remained relatively stable over the last ten years. In Europe, where we have the second largest MDI market share, these margins have tended to be higher on average but with slightly greater volatility due to occasional supply and demand imbalances. The volatility in margins has been highest in Asia primarily due to the region's status as a net importer of MDI. As a result, Asia has the most severe excess supply in times of surplus in the Americas and Europe, and the most severe shortage in times of strong global demand. Historically, oversupply of MDI has been rapidly absorbed due to the high growth rate of MDI consumption.

    TDI. The TDI market generally grows at a rate consistent with GDP and exhibits relatively stable prices. The four largest TDI producers supply approximately 60% of global TDI demand. The consumers of TDI consist primarily of numerous small producers that manufacture flexible foam blocks sold as commodities for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries, and, as a result, development of TDI demand typically precedes MDI demand. Accordingly, as the Asian economy continues to improve, we expect TDI demand in the developing Asian nations to increase, followed thereafter by increasing demand for MDI.

    Polyols. Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. In the U.S., approximately 77% of all polyols produced are used in polyurethane foam applications. In 1998, approximately 50% of polyols were used to produce flexible foam blocks sold as commodities and the remaining 50% were sold as specialty products for use in various applications that meet the specific needs of individual customers. The creation of a broad spectrum of polyurethane products is made possible through the different combinations of the various polyols with MDI, TDI and other isocyanates. The market for specialty polyols that are reacted with MDI has been growing at approximately the same rate at which MDI consumption has been growing. The growth of consumption of commodity polyols has paralleled the growth of global GDP.

    Aniline. Aniline is an intermediate chemical used primarily as a raw material to manufacture MDI. Approximately 80% of all aniline produced is consumed by MDI producers, while the remaining 20% is consumed by synthetic rubber and dye producers. According to Chem Systems, global capacity for aniline is approximately 4.3 billion pounds per year. Generally, most aniline produced is either consumed downstream by the producers of the aniline or is sold to third parties under long-term, sole supply contracts. The lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

 Key Strengths

    Our polyurethane chemicals business is characterized by the following strengths:

  . Leading Market Share in an Attractive Industry--We are the world's second largest producer of MDI and MDI-based polyurethane systems in terms of capacity, with a 24% global MDI market share. Since 1992, global MDI consumption has grown at an average rate of 8.1% per year. The high growth rate, relatively stable margins and substantial technological and capital requirements for entry make the MDI market attractive.

  . Technological Leader--We have demonstrated the ability to sustain a strong record of utilizing state-of-the-art application technology to develop polyurethane chemical products and applications. Approximately 30% of our 1998 sales of polyurethane chemicals were generated from products and applications introduced in the last three years. This rapid rate of new product and application development has led to a high rate of materials substitution, and correspondingly high MDI sales volume growth of approximately 9.2% per year over the past 10 years, which is in excess of the industry growth rate.

  . Low Cost Producer--We are the lowest cost MDI producer in the world, according to Chem Systems. This is largely due to the scale of our modern facilities and their integration with their suppliers of the products' primary raw materials. Since 1996, we have invested over $500 million in order to significantly enhance our production capabilities through the rationalization of older, less efficient facilities and the modernization of newer facilities.

  . Strength and Quality of Customer Relationships--Our polyurethane chemicals business custom blends our products to meet each customer's specifications. We employ regionally focused and experienced sales forces and technical support personnel trained to service highly differentiated end markets. By assisting our customers to overcome production obstacles at their facilities, we have strengthened our relationships with them and created new opportunities to develop products for them.

 Strategy

    The strategy for our polyurethane chemicals business is based on the following initiatives:

  . Leverage our Technological Expertise for Growth--We intend to leverage our technological expertise to strengthen our relationships with existing customers and create opportunities to service new customers and end-markets. In particular, we are focused on developing products that will allow us to better serve high-value, high-growth markets such as the automotive interiors, footwear, and coatings, adhesives, sealants and elastomers ("CASE") markets.

  . Maintain Low Cost Leadership--We will continue to focus on process innovation and invest in low-cost production and process improvement projects to incrementally increase the production capacity of our facilities and maintain our low production cost position. In addition to our large-scale capacity expansions, we have historically been able to increase the capacities of our existing MDI, aniline and nitrobenzene facilities for minimal capital investment. We believe that similar opportunities exist within our newly-modernized asset base, and we intend to identify and capture these opportunities going forward.

  . Capitalize on Product Synergies--We intend to evaluate selective opportunities to utilize our PO internally to increase the scope and scale of our specialty polyol offerings at improved profitability. We believe we will be able to use our PO production in this manner as a platform for growth in MDI and TDI sales. Additionally, we believe that by managing our products and technologies together with Huntsman Corporation's existing polyurethane catalyst, polyol, and amine technologies, further benefits will be created for our company.

 Sales and Marketing

    We manage a global sales force at 43 locations with a presence in 32 countries, which sells our polyurethane chemicals to over 2,000 customers in 67 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture, construction, binders and CASE industries.

    Approximately 50% of our polyurethane chemicals sales are in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in a ready-to-use form. Our ability to supply polyurethane systems is a critical factor in our overall strategy to offer comprehensive product solutions to our customers. We have strategically located our polyol blending facilities, commonly referred to in the chemicals industry as "systems houses", close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We intend to increase the utilization of our systems houses to produce and market greater volumes of polyols and MDI polyol blends.

 Manufacturing and Operations

    Our primary polyurethane chemicals facilities are located at Geismar, Louisiana, Rozenburg, Netherlands and Wilton, U.K. Our Wilton facility currently has the largest production capacity for nitrobenzene and aniline in the world. Following the completion of an expansion project expected in the fourth quarter of 1999, the Geismar facility is expected to have the largest production capacity for nitrobenzene, aniline and MDI in the world.

    The following chart provides information regarding the capacities of our primary facilities:

                                      Annual Capacities
                            -------------------------------------------------
   Location                  MDI        TDI Polyols Aniline      Nitrobenzene
   --------                 -----       --- ------- -------      ------------
                                     (millions of pounds)
Geismar, Louisiana(a)......   550(a)(b)  90   150      500(b)(c)      660(b)(c)
Wilton, U.K. ..............                            640            880
Rozenburg, Netherlands.....   550        --   100       --             --
                            -----       ---   ---    -----          -----
  Total.................... 1,100        90   250    1,140          1,540
                            =====       ===   ===    =====          =====

--------
(a) The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, Inc., a manufacturing joint venture with Uniroyal in which we own 50%, owns the aniline and nitrobenzene facilities. Rubicon is a separate legal entity that operates both the assets that we own jointly with Uniroyal and our wholly-owned assets at Geismar.
(b) Following an expansion project that is scheduled to be completed in the fourth quarter of 1999, the annual capacity of the Geismar facility is expected to increase to approximately 835 million pounds of MDI, 825 million pounds of aniline and 1,100 million pounds of nitrobenzene.
(c) We have the right to approximately 73% of this capacity under the Rubicon joint venture arrangements.

    Since 1996, we have invested over $500 million to improve and expand our polyurethane chemicals production facilities. In 1996, we substantially restructured our manufacturing assets by constructing new world-class aniline and nitrobenzene production facilities at Wilton, expanding our MDI capacity at Rozenburg from approximately 200 million pounds per year to approximately 550 million pounds per year and closing our older MDI facility at Hillhouse, U.K. (approximately 130 million pounds of annual capacity). We effected this restructuring without increasing our manufacturing fixed cost base. Subsequently in 1998, we commenced capital projects at our Geismar facility designed to increase its total production capacity with respect to MDI, aniline and nitrobenzene. The total budgeted cost for the Geismar facility MDI expansion is estimated to be $198 million, the majority of which was spent on or before June 30, 1999. We expect to pursue future plant expansions and capacity modification projects when justified by market conditions.

    We also produce TDI and polyols at our Geismar facility and polyols and polyol blends at our Rozenburg facility. We manufacture TDI and polyols primarily to support our MDI customers' requirements. We believe the combination of our PO business, which produces the major feedstock for polyols, with our polyols business creates an opportunity to expand our polyols business and market greater volumes of polyols through our existing sales network and customer base.

    Rubicon Joint Venture. We are a 50% joint venture owner, along with Uniroyal, of Rubicon, Inc., which owns aniline, nitrobenzene and diphenlylamine ("DPA") manufacturing facilities in Geismar, Louisiana. In addition to operating our 100% owned MDI, TDI and polyol facilities at Geismar, Rubicon also operates the jointly-owned aniline, nitrobenzene and DPA facilities and is responsible for providing other auxiliary services to the entire Geismar complex. We are entitled to approximately 73% of the nitrobenzene and aniline production capacity of Rubicon, and Uniroyal is entitled to 100% of the DPA production. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

    Raw Materials. The primary raw materials for polyurethane chemicals are benzene and PO. Benzene is a widely-available commodity that is the primary feedstock for the production of MDI. Approximately one-third of the raw material costs of MDI is attributable to the cost of benzene. Our integration with our suppliers of benzene, nitrobenzene and aniline provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption. We believe that this integration contributes to our status as the world's lowest cost producer of MDI.

    A major cost in the production of polyols is attributable to the costs of PO. We believe that the integration of our PO business with our polyurethane chemicals business will give us access to a competitively priced, strategic source of PO and the opportunity to further expand into the polyol market. See "--Propylene Oxide--Industry Overview--PO Market".

 Competition

    The polyurethane chemicals business is characterized by a small number of competitors, including BASF, Bayer, Dow and Lyondell. While these competitors produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service, product reliability and price. In addition, our polyurethane chemicals business also differentiates itself from its competition in the MDI market in two ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react to customer needs, with the specific aim of obtaining new business through the solution of customer problems.

Propylene Oxide

 General

    We are one of three North American producers of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol, which is commonly referred to in the chemicals industry as "PG", and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. Our PO business is also the third largest U.S. marketer of PG which is used primarily to produce unsaturated polyester resins for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce methyl tertiary butyl ether which is commonly referred to in the chemicals industry as "MTBE". MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline.

    Our PO business utilizes our proprietary technology to manufacture PO and MTBE at our state-of-the-art facility in Port Neches, Texas. This facility, which is the most recently built PO manufacturing facility in North America, was designed and built under the supervision of Texaco and began commercial operations in August 1994. According to Chem Systems, we are the lowest cost PO producer in North America largely due to our proprietary manufacturing process. Since acquiring the facility in 1997, we have increased its PO capacity by approximately 30% through a series of low cost process improvement projects. The current capacity of the PO facility is approximately 525 million pounds of PO per year. We produce PG under a tolling arrangement with Huntsman

Petrochemical Corporation, which has the capacity to produce approximately 120 million pounds of PG per year at a neighboring facility.

 Industry Overview

    PO Market. Demand for PO depends largely on overall economic demand, especially that of consumer durables. Consumption of PO in the U.S. represents approximately 40% of global consumption. According to Chem Systems, U.S. consumption of PO was approximately 3.7 billion pounds in 1998, growing from
2.8 billion pounds in 1992, which represents a 4.9% compound annual growth rate. The following chart illustrates the primary end markets and applications for PO, and their respective percentages of total PO consumption:

                         [FLOWCHART OF PROPYLENE OXIDE]

    Two U.S. producers, Lyondell and Dow, account for approximately 90% of North American PO production. We believe that Lyondell and Dow consume approximately 50% and 70%, respectively, of their North American PO production in their North American downstream operations. Because both Dow and Lyondell consume large amounts of their PO production in their downstream operations, and because of the relatively high transportation costs relating to imports, the development of a merchant PO market has been limited.

    MTBE Market. Methyl tertiary butyl ether, which is commonly referred to in the chemicals industry as "MTBE", is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. U.S. consumption of MTBE, which was approximately

290,000 barrels per day in 1998, has grown at a compound annual rate of 15.2% in the 1990s due primarily to the implementation of federal environmental standards that require improved gasoline quality through the use of oxygenates. MTBE has experienced strong growth due to its ability to satisfy the oxygenation requirement of the Clean Air Act Amendments of 1990 with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the U.S. have adopted this oxygenate requirement to improve air quality even though they may not be mandated to do so by the Clean Air Act. While this trend has further increased MTBE consumption, the continued use of MTBE is becoming increasingly controversial. See "Business--Propylene Oxide--Recent Developments".

 Key Strengths

    Our PO business is characterized by the following strengths:

  . Low Cost Producer--According to Chem Systems, our proprietary manufacturing process makes us one of the lowest cost producers of PO. Furthermore, because our Port Neches, Texas facility is less than five years old, we expect our annual maintenance-related capital expenditures to be minimal for the next several years.

  . Attractive Industry--The U.S. PO market is attractive to existing manufacturers for a number of reasons, including significant technological requirements for entry, a limited number of producers in the U.S. and the stability of PO demand. As a result, producers in the U.S. PO market have enjoyed relatively stable margins and growth, and have been able to expand capacity to capture the substantial growth in the PO market.

  . Long-Term Customer Contracts--Currently, we enjoy the benefit of long-term contracts under which 100% of our annual PO production, approximately 95% of our annual MTBE production and over 70% of our annual PG production is sold to various consumers, including Huntsman Petrochemical Corporation. Additionally, our principal PO contracts are structured to effectively reduce our exposure to price volatility in propylene, the principal raw material in PO, by providing for a variable processing fee plus the market value of propylene consumed in PO production.

  . Broad Range of End-Use Products for PO--PO is a versatile chemical used to produce derivative products for a wide array of end-use applications in a variety of industries, including the home furnishings, construction, appliance, packaging, automotive and transportation, food, paint, CASE and cleaning product industries.

 Strategy

    The strategy for our PO business is based upon the following:

  . Capitalize on Product Synergies--As our existing PO contracts expire, we intend to evaluate selective opportunities to utilize our PO internally to increase the scope and scale of our specialty polyol offerings at improved profitability. We believe we will be able to use our PO production in this manner as a platform for growth in MDI and TDI sales.

  . Continue to Increase Capacity--Since acquiring our PO facility in 1997, we have increased our PO capacity by approximately 30% through a series of low-cost process improvement projects. We believe further low-cost process improvement opportunities exist and we will continuously work to implement further low cost projects in these areas.

 Sales and Marketing

    We have entered into contractual arrangements with Huntsman Corporation and Huntsman Petrochemical Corporation under which Huntsman Corporation provides us with all of the management, sales, marketing and production personnel required to operate our PO business. See "Certain Relationships and Related Transactions". We believe that the extensive market knowledge and industry experience of the sales executives and technical experts provided to us by Huntsman Corporation and Huntsman Petrochemical Corporation, in combination with our strong emphasis on customer relationships, has facilitated our ability to establish and maintain long-term customer contracts. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing quality products, reliable supply, competitive prices and superior customer service.

    Based on current production levels, we have entered into long-term contracts to sell 100% of our PO to customers including BASF, Arch Chemicals, Inc. and Huntsman Petrochemical Corporation through 2007. Other contracts provide for the sale of 95% of our annual MTBE production through 1999 to Texaco and BP Amoco, 63% of our annual MTBE production in 2000 to Texaco and 51% of our annual MTBE production from 2001 through March 2007 to Texaco. In addition, over 70% of our current annual PG production is sold pursuant to long-term contracts.

 Manufacturing and Operations

    We manufacture both PO and its co-product, MTBE, at our facility in Port Neches, Texas. We produce PG under a tolling arrangement with Huntsman Petrochemical Corporation. Our Port Neches facility has a current capacity of approximately 525 million pounds of PO per year and 260 million gallons of MTBE per year and the neighboring Huntsman Petrochemical Corporation facility at which our PG is produced has a capacity of 120 million pounds of PG per year.

    We use a proprietary manufacturing process to manufacture PO. This technology was commercialized at our facility in Port Neches, Texas. We own or license all technology, know-how and patents developed and utilized at this facility. Technology is a significant requirement for entry into the PO market. Our process reacts isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming tertiary butyl hydroperoxide ("TBHP") and tertiary butyl alcohol ("TBA"). The TBHP is separated from the TBA using fractionation techniques. The separated TBHP is further reacted with propylene in the presence of a proprietary catalyst in epoxidation reactors to form PO and TBA as a by-product. The PO is separated from the TBA via fractionation and is then purified for final processing. The TBA produced as a PO by-product is combined with the TBA from peroxidation and purified by fractionation. We produce MTBE by reacting the purified TBA with methanol over a catalyst in the MTBE reaction section of our Port Neches facility. This is a patented one-step reaction which is unique in the industry because it allows for the direct conversion of the TBA to MTBE without going through expensive dehydration steps that our competitors utilize.

    While all PO technologies create significant volumes of co-product which affect the overall profitability of the process, we believe that our technology possesses several distinct advantages over its alternatives. For example, the reactors for our PO production process are less expensive relative to other technologies, and our feedstock and overall investment costs are lower than for the PO/styrene monomer technology. As compared to the chlorohydrin technology, our process produces significantly less waste effluent and avoids the disposal of chlorinated waste products which must be incinerated or used in the manufacture of chlorinated solvents. Finally, all of our PO co-products can be processed into saleable materials or used as fuels in our production process.

    Raw Materials. The primary raw materials used in our PO production process are isobutane, propylene, methanol and oxygen, which accounted for 60%, 21%, 15% and 4%, respectively, of total raw material costs in 1998. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, we purchase all of the propylene used in the production of our PO from Huntsman Petrochemical Corporation, through Huntsman Petrochemical Corporation's pipeline, which is the only propylene pipeline connected to our PO facility.

 Recent Developments

    The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state and federal initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the State of California has requested that the U.S. Environmental Protection Agency waive the federal oxygenated fuels requirements for gasoline sold in California. Separately, in December 1999, the California Air Resources Board proposed regulations that would prohibit the addition of MTBE to gasoline after December 31, 2002. Several bills have been introduced in the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use in particular. In November 1998, the EPA established a committee to review and provide recommendations concerning the requirements for oxygenated fuels in the Clean Air Act. The committee's findings were released to the public in July 1999, and include, among other things, recommendations that (1) MTBE use be reduced substantially, (2) the U.S. Congress clarify federal and state authority to regulate or eliminate gasoline additives that threaten water supplies and (3) the U.S. Congress amend the Clean Air Act to remove certain of the oxygenated fuels requirements for reformulated gasoline. In a statement issued in response to these recommendations, the administrator of the EPA stated that the EPA would work with the U.S. Congress to craft a legislative solution that would allow for a significant reduction in MTBE use, while maintaining air quality. On August 4, 1999, the U.S. Senate passed a resolution calling for a phase out of MTBE. While this resolution has no binding legislative effect, there can be no assurance that future Congressional action will not result in a ban or other restrictions on MTBE use. Ongoing debate regarding this issue is continuing at all levels of federal and state government. Any phase-out of or prohibition against the use of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally could result in a significant reduction in demand for our MTBE.

    While the environmental benefits of the inclusion of MTBE in gasoline are widely debated, we believe that there is no reasonable replacement for MTBE as an octane enhancer and, while its use may no longer be mandated, we believe that it will continue to be used as an octane enhancer as long as its use is not prohibited. If demand for MTBE does decline, we believe that our low production costs will put us in a favorable position relative to other higher cost sources of MTBE (primarily imports and on-purpose manufacturing facilities). In the event that there should be a phase-out, however, we believe we will be able to modify our PO production process to use our co-product TBA stream to produce saleable products other than MTBE, though the necessary modifications may require significant capital expenditures. See "Risk Factors-- Pending or future litigation or future legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales".

 Competition

    Total North American PO production capacity was approximately 5.0 billion pounds per year as of December 31, 1998, according to Chem Systems. Nearly all of this capacity is located in the U.S. and controlled by three producers:
Lyondell with a capacity of approximately 2.5 billion pounds per year, Dow with a capacity of approximately 2.0 billion pounds per year and our company with a capacity of 525 million pounds per year. We compete based on price, product performance and service.

Petrochemicals

 General

    We are a highly-integrated European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants which are used in a variety of end-use applications. Aromatics are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fiber and a variety of plastics.

    Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 200 million pounds of butadiene per year. We sell over 84% of our olefins volume through long-term contracts with Union Carbide, European Vinyls Corporation (through contractual arrangements with ICI), ICI, Targor, BASF, BP Chemicals and others and over 80% of our total volume is transported via direct pipelines to our customers or consumed internally. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for the processing of naphthas, condensates and LPGs.

    We produce aromatics at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. We are Europe's largest cyclohexane producer with 605 million pounds of annual capacity, Europe's second largest paraxylene producer with 730 million pounds of annual capacity and Europe's third largest benzene producer with 990 million pounds of annual capacity. Additionally, we have the annual capacity to produce 275 million pounds of cumene. We use all of the benzene produced by our aromatics business internally in the production of nitrobenzene for our polyurethane chemicals business and for the production of cyclohexane and cumene. The balance of our aromatics products are sold to several key customers, including DuPont, BASF and Phenolchemie. Our aromatics business has recently entered into a contract to purchase reformate feedstock from Shell Trading International Limited which will allow us to shut down a portion of our aromatics facilities and permanently reduce fixed production costs while maintaining production of key products. We believe that this contract will improve the future profitability of our aromatics business.

 Industry Overview

    Petrochemical markets are essentially global commodity markets. However, the olefins market is subject to some regional price differences due to the limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil prices) and general economic conditions.

    As shown in the following table, both globally and in Western Europe, our primary market, ethylene is the largest petrochemicals market and paraxylene has been the fastest growing:

              1998 Global                 Historic
              Market size  W. Europe as    Growth,
              (billions of a % of Global  W. Europe
   Product      pounds)       Market     (1992-1998)    Markets        Applications
---------------------------------------------------------------------------------------
                                                     Polyethylene,       Packaging
                                                        ethylene        materials,
                                                         oxide,          plastics,
   Ethylene       177           23%         3.3%       polyvinyl        housewares,
                                                       chloride,         beverage
                                                     alpha olefins      containers,
                                                                       personal care
---------------------------------------------------------------------------------------
                                                     Polypropylene,  Clothing fibers,
                                                       propylene         plastics,
  Propylene       101           28%         4.5%         oxide,      automotive parts,
                                                     acrylonitrile, foams for bedding &
                                                      isopropanol        furniture
---------------------------------------------------------------------------------------
                                                     Polyurethanes,     Appliances,
                                                      polystyrene,      automotive
                                                      cyclohexane,      components,
   Benzene         64           24%         4.2%         cumene         detergents,
                                                                      personal care,
                                                                         packaging
                                                                     materials, carpet
---------------------------------------------------------------------------------------
                                                       Polyester,    Fibers, textiles,
  Paraxylene       29           11%         5.2%        purified    beverage containers
                                                      terephthalic
                                                      acid ("PTA")
---------------------------------------------------------------------------------------

Source: Chem Systems

    In Western Europe, there are 22 producers of ethylene who collectively operate 55 plants with an annual production capacity of approximately 44.5 billion pounds. No single Western European ethylene producer has a capacity share greater than 10%. The top three Western European producers of ethylene are Dow, Enichem and Elf Atochem. Western European ethylene consumption in 1998 is estimated at 42.0 billion pounds, representing an average industry operating rate of 93%. Propylene capacity in Western Europe is approximately 30 billion pounds per year. Western European propylene consumption in 1998 is estimated at
28.5 billion pounds, representing an average industry operating rate of 95%. Olefins capacity in Western Europe has expanded moderately in recent years primarily through implementation of low-cost process improvement projects at existing units. No greenfield olefins capacity has been constructed in Western Europe since 1994. Based upon the three to five year development and construction cycle for a new olefins plant and the fact that no new olefins plants have been announced, capacity additions in Western Europe over the next few years are expected to be limited.

    Since 1997, olefins margins have fallen, primarily due to lower economic growth in Asia and industry overcapacity. Although olefins prices in Western Europe have risen in recent months as a result of the recovery in crude oil and other raw material feedstock prices from 1998 lows, margins have yet to recover. According to Chem Systems the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are expected to improve in coming years, resulting in improved profitability.

    The aromatics market in Western Europe has 27 producers of benzene and 10 producers of paraxylene. Annual Western European benzene production capacity is approximately 17 billion pounds and consumption was estimated at 15.5 billion pounds in 1998. The five largest Western European producers of benzene are Dow, Shell, Huntsman ICI Chemicals, Enichem and Exxon. Paraxylene production capacity in Western Europe in 1998 was approximately 3.9 billion pounds and consumption was estimated at 3.1 billion pounds. Demand for paraxylene in Western Europe is expected to increase as producers of PTA, for which paraxylene is primarily used, have added capacity in Spain, the Netherlands and Belgium in the last three years.

    Both the benzene and paraxylene markets are currently in a period of overcapacity. The increasing restrictions imposed by regulatory authorities on the aromatics content of gasoline in general, and the benzene content in particular, have affected the supply side of the aromatics industry in recent years. In 1998, global paraxylene demand fell by 1.2% largely as a result of the recent Asian economic downturn, while global capacity rose by 15%. As a result of these dynamics, according Chem Systems, margins in the aromatics industry, particularly those in paraxylene, are expected to continue to exhibit characteristic cyclicality and recover from currently depressed cyclical lows early in the next decade as polyester growth drives a rebalancing of supply and demand.

 Key Strengths

    Our petrochemicals business is characterized by the following strengths:

  . Raw Material Supply and Integration--Our petrochemicals facilities are strategically located in northeastern England with pipeline and waterborne access to the vast hydrocarbon supplies from the North Sea. The dramatic rise in gas processing in the Teesside area is expected to provide a growing availability of LPGs and other liquid feedstocks at favorable prices. We also benefit from internal integration whereby a local third party refinery and our olefins facility provide a significant amount of feedstock for our aromatics facilities, which in turn provides a significant amount of feedstock for our olefins facility, all of which are transferred via pipeline to minimize transportation and handling costs.

  . Distribution & Storage Infrastructure--We have a unique supporting infrastructure comprising liquefied ethylene terminals at both Teesside, U.K. (principally for export) and Wilhelmshaven, Germany (for import); a propylene terminal at Teesside (principally for export); extensive cavern storage facilities in the Teesside area for storage of naphtha and LPG feedstocks, ethylene, propylene, crude butadiene and hydrogen; extensive above ground storage and jetty facilities to allow both import and export of feedstocks and products; and an ethylene pipeline grid linking our facilities to customers in northwestern England, northeastern England and Grangemouth, Scotland. We believe such infrastructure assets provide us with a competitive advantage and will allow us to be creative in the sourcing of raw materials and in the development and maintenance of strategic customers.

  . Low Cost Producer--According to Chem Systems, we are one of the lowest cost olefins producers in Europe. Our scale of olefins production, the location of our olefins facility within the larger chemical manufacturing complex at Wilton and the proximity of all of our petrochemical facilities to abundant supplies of raw materials provide significant cost advantages over other European olefins producers.

  . Strong Customer Relationships--We have several strong customer relationships in diverse markets which create attractive outlets for our products, many of which are linked via direct pipeline to our facilities. The primary customers for our ethylene business are European Vinyls Corporation (through contractual arrangements with
     ICI), Union Carbide, BP Chemicals and ICI. A large majority of our propylene is sold via pipeline and waterborne delivery to Targor for the production of polypropylene both at Wilton and in continental Europe. Nearly all of our paraxylene production is sold via pipeline to DuPont for the production of PTA, an intermediate chemical used in the production of polyester.

 Strategy

    The strategy of our petrochemicals business is based on the following initiatives:

  . Improve Asset Utilization and Reduce Costs--We plan to continue to reduce costs and improve production processes through focused improvement programs. The most recent such program was initiated in late 1998, with a target of reducing annual costs by $20 million. We also intend to aggressively pursue additional improvements to operating efficiencies, thereby increasing asset utilization and further reducing costs.

  . Further Develop Our Customer Base--We intend to leverage Huntsman Corporation's customer and supplier relationships to further develop our Western European customer base. Moreover, the olefins and aromatics businesses have been held for sale by ICI for a significant period of time and, as a result, we believe new marketing opportunities relative to these businesses have been limited. We believe that under Huntsman Corporation management, these opportunities will be created and captured.

  . Reposition the Aromatics Business--We intend to reduce our operating costs and improve cash flows by repositioning our aromatics business as an extractor of aromatics as opposed to an on-purpose manufacturer of aromatics. We have recently formed a strategic alliance with Shell to purchase substantial volumes of their refinery by-product streams which are rich in aromatics, and will enable us to close the high cost reformer unit at our aromatics complex at the North Tees site. The benefits of this alliance will begin in the fourth quarter of 1999 and we believe that this will significantly improve the profitability of our aromatics business.

 Sales and Marketing

    In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs. In 1998, over 80% of our primary petrochemicals sales were made under long-term contracts. We delivered over 75% of our petrochemical products in 1998 by pipeline, and we delivered the balance of our products by road and ship to either the U.K. or export markets, primarily in continental Western Europe.

 Manufacturing and Operations

    We produce olefins at our facility in Wilton, U.K. In addition, we own and operate two integrated aromatics manufacturing facilities at our Wilton and North Tees sites at Teesside, U.K. Information regarding these facilities is set forth in the following chart:

   Location                                      Product      Annual Capacity
   --------                                   ------------- --------------------
                                                            (millions of pounds)
   Wilton, U.K. ............................. Ethylene             1,900
                                              Propylene              880
                                              Butadiene              200
                                              Paraxylene             730

   North Tees, U.K. ......................... Benzene                990
                                              Mixed xylenes          870
                                              Cyclohexane            605
                                              Cumene                 275
                                              Ethylbenzene            90

    The Wilton olefins facility's flexible feedstock capability, which permits it to process naphtha, condensates and LPG feedstocks, allows us to take advantage of favorable feedstock prices arising from seasonal fluctuations or local availability. According to Chem Systems, the Wilton olefins facility is one of Europe's most cost efficient olefins manufacturing facilities on a cash cost of production basis. In addition to our manufacturing operations, we also operate an extensive logistics operations infrastructure in North Tees. This infrastructure includes both above and below ground storage facilities, jetties and logistics services on the River Tees. These operations reduce our raw material costs by providing greater access and flexibility for obtaining feedstocks.

    In order to reduce costs and improve the cash performance of our aromatics business, we have recently entered into a supply contract with Shell to purchase large volumes of refinery by-product streams which are rich in aromatics. Beginning in the fourth quarter of 1999, we intend to cease production at our existing aromatics reformer unit and utilize the remaining assets to extract aromatics from purchased by-product streams and by-product streams produced at the Wilton olefins facility. As a result of this arrangement, we expect to realize a significant improvement in the cash performance of our aromatics business in the near term.

    Raw Materials. Teesside, situated on the northeast coast of England, is one of the most cost effective locations in Europe due to its proximity to the local supply of oil, gas and chemical feedstocks. Due to our strategic location, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and LPGs from local producers, as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks.

 Competition

    The markets in which our petrochemicals business operates are highly competitive. Our competitors in the olefins and aromatics business are frequently some of the world's largest chemical companies such as BP Amoco, Dow, Exxon and Shell. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed, though new entrants must make significant capital expenditures in order to participate in this market.

Titanium Dioxide

 General

    Our TiO\\2\\ business, which operates under the tradename "Tioxide", has the largest production capacity for TiO\\2\\ in Europe, with an estimated 21% market share, and the third largest production capacity in the world, with an estimated market share of 14%. TiO\\2\\ is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO\\2\\ possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to International Business Management Associates, global consumption of TiO\\2\\ was approximately 3.5 million tonnes in 1998, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate which approximates global GDP growth.

    We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO\\2\\ end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our TiO\\2\\ business to service local customers, as well as global customers that require delivery to more than one location. Our major customers include Akzo Nobel, Cabot, Schulman, ICI Paints and General Electric. Our TiO\\2\\ business has an aggregate annual capacity of approximately 570,000 tonnes (approximately 515,000 tonnes of effective capacity in 1998) at our nine production facilities. Five of our TiO\\2\\ manufacturing plants are located in Europe, two are in North America, including a 50% interest in a manufacturing joint venture with NL Industries, one is in Asia, and one is in South Africa (a 60% owned subsidiary).

    We are the second lowest cost TiO\\2\\ producer worldwide, according to International Business Management Associates. To further enhance our low production cost position, we have embarked on a comprehensive cost reduction program which has eliminated approximately $50 million of annualized cash costs since 1996, with an additional $30 million of annualized savings expected to be achieved by the end of 2001. As part of this program, we have reduced the number of product grades we produce, focusing on those with wider applications. This program has resulted in reduced total plant set-up times and further improved product quality, product consistency, customer service and profitability.

 Industry Overview

    Global consumption of TiO\\2\\ was 3.5 million tonnes in 1998 according to International Business Management Associates. The historical long-term growth rate for global TiO\\2\\ consumption has been generally consistent with global GDP growth. Although short-term influences such as customer and producer stocking and de-stocking activities in response to changes in capacity utilization and price may distort this trend, over the long-term, GDP growth is the primary underlying factor influencing growth in TiO\\2\\ demand. The TiO\\2\\ industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the first half of the year.

    The global TiO\\2\\ market is characterized by a small number of large global producers. The TiO\\2\\ industry has six major producers, the top four of which (DuPont, Millennium Chemicals, Huntsman ICI Chemicals and NL Industries) account for 64% of the global market share. There has been recent industry consolidation as large global producers have acquired smaller, local producers. The TiO\\2\\ industry has substantial requirements for entry, including proprietary production technology and world scale assets requiring significant capital investment. No greenfield TiO\\2\\ capacity has been announced in the last few years. Based upon current price levels and the long lead times for planning, governmental approvals and construction, additional greenfield capacity is not expected in the near future. According to International Business Management Associates, prices of TiO\\2\\ are expected to be positively affected by limited investment in new capacity.

    There are two manufacturing processes for the production of TiO\\2\\, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, the chloride process accounts for approximately 58% of global production capacity according to International Business Management Associates. However, the global distribution of sulfate and chloride-based TiO\\2\\ capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America and both processes are used in Asia. According to International Business Management Associates, approximately 50% of end-use applications can use pigments produced by either process.

 Key Strengths

    Our TiO\\2\\ business is characterized by the following strengths:

  . Leading Market Position in an Attractive Industry--We are the largest TiO\\2\\ producer in Europe, with an estimated 21% market share, and the third largest producer worldwide, with an estimated 14% market share. We believe that we are well positioned in an attractive industry which has high technological and capital requirements for entry, limited expectations for new greenfield capacity in the near term and growth rates generally consistent with global GDP.

  . Low Cost Producer--According to International Business Management Associates, our TiO\\2\\ business is the second lowest cost producer in the world. We achieved this position through our pursuit of process efficiencies and managed cost reductions, which have resulted in an 11% decline in our average manufacturing cash costs since 1995.

  . Strong Global Reach Through Local Presence--We have a leading market share in the U.K., France, South Africa, Spain, Malaysia and Italy. The global reach of our TiO\\2\\ business allows us to service both globally-oriented customers requiring the capacity and reach to meet their needs on a worldwide basis and local customers who value local presence.

  . Strong Customer Relationships--Through our extensive global sales force we have a local presence in each of the markets in which we participate, which contributes to our strong links with major customers. We have long-term relationships with major customers such as Akzo Nobel, ICI Paints, PPG and General Electric, who we believe value our product offerings, local presence and our ability to meet their worldwide needs.

  . Competitive Product Range and Continuing Product Development--Through incremental improvements to existing products and new product innovations, we offer a full range of competitive products, including the leading coatings grade in Europe. Our successful development and marketing of new grades of TiO\\2\\ has long-term benefits because of the long life cycle of our products. We also continue to develop new products to capitalize on market opportunities. For example, we recently introduced a product grade that we believe has the potential to be a world leader in the plastics segment, the fastest growing TiO\\2\\ market.

 Strategy

    The strategy of our TiO\\2\\ business is based on the following initiatives:

  . Leverage Customer Relationships for Growth--We intend to leverage our association with Huntsman Corporation, our leading market positions and our strong customer relationships to expand our customer base. We believe that our TiO\\2\\ business will also be able to improve the utilization of our assets by taking advantage of opportunities to expand our customer base through increasing sales to manufacturers of paints and coatings, some of whom may have been previously reluctant to purchase products from our TiO\\2\\ business when it was solely owned by ICI, a significant competitor in the paints and coatings industry.

  . Improve Asset Utilization and Reliability--We intend to improve our asset utilization and product quality by continuing to align our product range with our production capabilities. We will continue to optimize our number of product lines and emphasize newer "universal" product lines which can be used across a greater number of applications. We will also attempt to identify further opportunities for low cost capacity expansion as justified by market conditions.

  . Continue to Improve Cost Structure--We will continue our comprehensive cost improvement program which concentrates on permanent cost reduction, improved product quality and increased productivity. This four year program, currently in its third year, has achieved total annualized savings of approximately $50 million and has targeted additional annual savings totaling $30 million. We intend to further improve our cost competitiveness by aggressively developing and marketing the co-products of our operations.

 Sales and Marketing

    Approximately 95% of our TiO\\2\\ sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture TiO\\2\\, including the U.K., France, South Africa, Spain, Malaysia and Italy.

    In addition, we have focused on marketing products to higher growth industries. For example, we believe that our TiO\\2\\ business is well-positioned to benefit from the projected growth in the plastics sector, which, according to International Business Management Associates, is expected to grow faster than the overall TiO\\2\\ market over the next several years. The table below summarizes the major end markets for our TiO\\2\\ products and our representative customers:

                            % of 1998
          End Markets      Sales Volume             Major Customers
     --------------------- ------------ ---------------------------------------
     Paints and Coatings..     58%      ICI Paints, Akzo Nobel, PPG, Kalon
     Plastics.............     26%      Cabot, Schulman, General Electric, Geon
     Paper................      5%      Arjo Wiggins, Munskjo
     Inks.................      5%      BASF/Inmont, Sun/DIC, Converters Ink

 Manufacturing and Operations

    Our TiO\\2\\ business has nine manufacturing sites in eight countries with a total estimated capacity of 570,000 tonnes per year (approximately 515,000 tonnes of effective capacity in 1998). Approximately 75% of our TiO\\2\\ capacity is located in Western Europe. Our manufacturing plant in Tracy, Canada is a "finishing" plant, which finishes products from certain of our other plants to specific customer requirements. The following table presents information regarding our TiO\\2\\ facilities:

         Region                      Site              Annual Capacity  Process
------------------------ ----------------------------- --------------- ---------
                                                          (tonnes)
Western Europe.......... Calais, France                    100,000     Sulfate
                         Greatham, U.K.                     80,000     Chloride
                         Grimsby, U.K.                      80,000     Sulfate
                         Huelva, Spain                      80,000     Sulfate
                         Scarlino, Italy                    80,000     Sulfate

North America........... Lake Charles, Louisiana(1)         60,000(1)  Chloride
                         Tracy, Canada                         N/A     Finishing

Asia.................... Teluk Kalung, Malaysia             50,000     Sulfate

Southern Africa......... Umbogintwini, South Africa(2)      40,000(2)  Sulfate
                                                           -------
                                                           570,000
                                                           =======

--------
(1) This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc. The capacity shown reflects our 50% interest in Louisiana Pigment Company.
(2) This facility is owned by Tioxide Southern Africa (Pty) Limited, a company that is owned 60% by us and 40% by AECI. We operate this facility and are responsible for marketing 100% of the production.

    In recent years, we have invested significant capital to optimize and modernize our facilities, enhance our production capabilities and maintain compliance with evolving environmental regulations. We have rationalized our product range in order to concentrate on product grades that can be used in multiple applications, yielding benefits in product quality and consistency. As a result of these programs, our facilities are modern and highly cost-effective.

    Joint Ventures. We own a 50% interest in a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner Kronos Louisiana, Inc., a wholly-owned subsidiary of NL Industries, Inc. We share production offtake and operating costs of the plant equally with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

    We also own a 60% interest in Tioxide Southern Africa (Pty) Limited, based in Umbogintwini, near Durban, South Africa. The remaining 40% interest is owned by AECI, a major South African chemicals and minerals company. We operate this facility and are responsible for marketing 100% of the production.

    Raw Materials. The primary raw materials used to produce TiO\\2\\ are titanium-bearing ores. There are a limited number of ore suppliers and we purchase ore under long-term supply contracts. The cost of titanium-bearing ores has been relatively stable in comparison to TiO\\2\\ prices. Titanium-bearing ore represents approximately 40% of TiO\\2\\ pigment production costs.

    TiO\\2\\ producers extract titanium from ores and process it into pigmentary TiO\\2\\ using either the chloride or sulfate process. Once an intermediate TiO\\2\\ pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics. The vast majority of end-use applications can use product from either process.

    The sulfate process generally uses less-refined ores which are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have aggressively developed and marketed the co-products of our TiO\\2\\ business.

 Competition

    The global markets in which our TiO\\2\\ business operates are highly competitive. The primary factors of competition are price, product quality and service. The TiO\\2\\ industry has recently undergone a consolidation process, where larger global producers have acquired smaller, regional producers. The major producers against whom we compete are DuPont, Millennium Chemicals and NL Industries. Our low production costs, combined with our presence in numerous local markets, give us a competitive advantage, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Significant Customer

    In 1998, sales to ICI and its affiliates by our polyurethane, petrochemicals and TiO\\2\\ businesses accounted for approximately 14% of our pro forma consolidated revenues. As a result of our transaction with ICI and Huntsman Specialty on June 30, 1999, ICI now indirectly owns 30% of our common equity interests. See "The Transaction" and "Certain Relationships and Related Transactions" for a further discussion of our relationship with ICI.

Research and Development

    Our PO business spent approximately $4 million, $3 million and $3 million on research and development for our products in 1996, 1997 and 1998, respectively. In 1996, 1997 and 1998, an aggregate of approximately (Pounds)51 million, (Pounds)49 million and (Pounds)39 million, respectively, was spent by our polyurethane chemicals, petrochemicals and TiO\\2\\ businesses for research and development. We expect to spend a total of $67 million in 1999 and $68 million in 2000 on research and development for all our businesses combined. We principally conduct our research and development at Huntsman Corporation's research facilities located in Austin, Texas for our PO business; at our facilities located in Billingham, England for our TiO\\2\\ business; at our facilities located in Everberg, Belgium, West Deptford, New Jersey and Sterling Heights, Michigan for our polyurethane chemicals business and at our facilities located in Wilton, U.K. for our petrochemicals business. We are engaged at these research facilities in discovering and developing new processes and test methods, and applications for existing products to meet the needs of the marketplace.

Intellectual Property Rights

    Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. For our PO business, we own approximately 150 U.S. patents, approximately 10 patent applications (including provisionals) currently pending at the United States Patent and Trademark Office, and approximately 525 foreign counterparts, including both issued patents and pending patent applications. For our TiO\\2\\ business, we have approximately 50 U.S. patents and pending patent applications, and approximately 700 foreign counterparts. For our polyurethane chemicals business, we own approximately 200 U.S. patents and pending patent applications, and approximately 1,900 foreign counterparts. For our petrochemicals business, we own five patents and pending applications (both U.S. and foreign). We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position.

    In addition to our own patents and patent applications and proprietary trade secrets and know-how, we have entered into certain licensing arrangements which authorize us to use certain trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. Our petrochemicals business primarily uses technology licensed from a number of suppliers. We have operated several generations of petrochemicals plants and have accumulated well developed proprietary know-how, some of which is patented, and technology which we apply to maintain and improve the performance of our existing asset base. We also license and sub-license certain intellectual property rights to affiliates and to third parties. In connection with our transaction with ICI and Huntsman Specialty (under the terms of a technology transfer agreement and a PO/MTBE technology transfer agreement), we have licensed back to ICI and Huntsman Corporation (on a non-exclusive basis) certain intellectual property rights for use in their respective retained businesses, and ICI and Huntsman Corporation have each licensed certain retained intellectual property to us.

    For our polyurethane chemicals business, we have brand names for a number of our products, and we own approximately 25 U.S. trademark registrations and applications for registration currently pending at the United States Patent and Trademark Office, and approximately 1,200 foreign counterparts, including both registrations and applications for registration. For our TiO\\2\\ business, we have approximately 200 trademark registrations and pending applications, approximately 150 of which relate to the trademark "Tioxide". Our PO business and petrochemicals business are not dependent on the use of trademarks. We have entered into a trademark license agreement with each of Huntsman Corporation and ICI under which we have obtained, respectively, the rights to use the trademark "Huntsman" and the trademark "ICI", subject to certain restrictions, including, in the case of the "ICI" mark, that it will only be used as part of the combination "Huntsman ICI". The license to use the trademark "ICI" expires on June 30, 2000.

Properties

    We own or lease chemical manufacturing and research facilities in the locations indicated in the list below, which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and many foreign countries. Our principal executive offices, which are leased from Huntsman Corporation, are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, blending, research and main office facilities are located.

   Location                                  Description of Facility
   --------                                  -----------------------
Geismar, Louisiana................ MDI, TDI, Nitrobenzene(1), Aniline(1) and
                                    Polyols Manufacturing Facilities
Rozenburg, Netherlands(2)......... MDI Manufacturing Facility, Polyols
                                    Manufacturing Facilities and Systems House
Wilton, U.K. ..................... Aniline and Nitrobenzene Manufacturing
                                   Facilities
Shepton Mallet, U.K. ............. Polyester Polyols Manufacturing Facility
Peel, Canada(2)................... Polyurethane Systems House
West Deptford, New Jersey......... Polyurethane Systems House, Research
                                    Facility and U.S. Regional Headquarters
Sterling Heights, Michigan(2)..... Polyurethane Research Facility
Auburn Hills, Michigan(2)......... Polyurethane Office Space and Research
                                   Facility
Cartagena, Colombia............... Polyurethane Systems House
Deggendorf, Germany............... Polyurethane Systems House
Ternate, Italy.................... Polyurethane Systems House
Shanghai, China(2)................ Polyurethane Systems House
Samuprakam, Thailand(2)........... Polyurethane Systems House
Kuan Yin, Taiwan(2)............... Polyurethane Systems House
Tlalnepantla, Mexico.............. Polyurethane Systems House
Everberg, Belgium................. Polyurethane Research Facility, Global
                                    Headquarters and European Headquarters
Gateway West, Singapore........... Polyurethane Regional Headquarters
Port Neches, Texas................ PO Manufacturing Facility
Austin, Texas(2).................. PO/TBA Pilot Plant Facility
Wilton, U.K. ..................... Olefins and Aromatics Manufacturing
                                   Facilities
North Tees, U.K.(2)............... Aromatics Manufacturing Facility
Teesport, U.K.(2)................. Logistics/Storage Facility
Saltholme, U.K. .................. Brine Reservoirs for Cavity Operations
Teesside, U.K..................... Brinefields Cavity Operation and Development
Saltholme, U.K.(2)................ Salt Mines
North Tees, U.K.(2)............... Shipping and Logistics Facility
Grimsby, U.K. .................... TiO\\2\\ Manufacturing Facility
Greatham, U.K. ................... TiO\\2\\ Manufacturing Facility
Calais, France.................... TiO\\2\\ Manufacturing Facility
Huelva, Spain..................... TiO\\2\\ Manufacturing Facility
Scarlino, Italy................... TiO\\2\\ Manufacturing Facility
Teluk Kalung, Malaysia............ TiO\\2\\ Manufacturing Facility
Lake Charles, Louisiana(3)........ TiO\\2\\ Manufacturing Facility
Umbogintwini, South Africa(4)..... TiO\\2\\ Manufacturing Facility
Tracy, Canada..................... TiO\\2\\ Finishing Plant
Billingham, U.K................... TiO\\2\\ Research and Technical Facility

--------
(1)  50% owned manufacturing joint venture with Uniroyal, Inc.
(2)  Leased property.
(3) 50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc.
(4)  60% owned subsidiary.

Employees

    We employ over 6,000 people. Approximately 85% of our employees work outside the U.S. We have over 950 employees located in the U.S., approximately 2,100 employees in the U.K., 229 of whom are subject to collective bargaining agreements, and 3,200 employees elsewhere most of whom are subject to collective bargaining agreements. A collective bargaining agreement for our facility at Scarlino, Italy will be negotiated this year, with a second collective bargaining agreement at Scarlino to be renegotiated next year. Overall, we believe that our relations with our employees are good. In addition, Huntsman Corporation and Huntsman Petrochemical Corporation are providing operating, management and administrative services to us for our PO business similar to the services that it provided to Huntsman Specialty with respect to the PO business before it was transferred to us. See "Certain Relationships and Related Transactions".

Environmental Regulations

    We are subject to extensive environmental laws. In the ordinary course of business, we are subject continually to environmental inspections and monitoring by governmental enforcement authorities. We may incur substantial costs, including fines, damages, and criminal or civil sanctions, for actual or alleged violations arising under environmental laws. In addition, our production facilities require operating permits that are subject to renewal, modification, and, in certain circumstances, revocation. Our operations involve the handling, transportation and use of numerous hazardous substances. From time to time, these operations may result in violations under environmental laws including spills or other releases of hazardous substances into the environment. In the event of a catastrophic incident, we could incur material costs or experience interruption in our operations as a result of addressing and implementing measures to prevent such incidents in the future. In February 1999, hydrochloric acid was accidentally released from the Greatham facility into a nearby marsh that includes a conservation area. This matter has been investigated by the British Environmental Agency, which has requested certain modifications to and monitoring of the wastewater discharge system at the facility, but has not issued any fines or penalties. We have an indemnity from ICI which we believe will cover, in large measure, our liability for this matter. In addition, the Texas Natural Resource Conservation Commission ("TNRCC") has issued certain notices of violation relating to air emissions and wastewater issues have been issued to the Port Neches facility, and filed an administrative petition with respect to certain of these violations on December 14, 1998. While these matters remain pending and could result in fines of over $100,000, we do not believe any of these matters will be material to us. Given the nature of our business, we cannot assure you, however, that violations of environmental laws will not result in restrictions imposed on our activities, substantial fines, penalties, damages or other costs.

    Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. For example, in the United States under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the United States Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at our properties regardless of when the contamination occurred. Similar laws are being developed or are in effect to varying degrees in other parts of the world, most notably in the European Union. For example, in the U.K., a new contaminated land regime is expected to come into effect shortly which will provide a detailed framework for the identification, management and remediation of contaminated sites. This law may increase governmental scrutiny of our U.K. facilities.

    We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations at these or neighboring facilities. Based on available information and the indemnification rights that we possess (including indemnities provided by Huntsman Specialty and ICI for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

    We may also incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. Capital expenditures are planned, for example, under national legislation implementing the Integrated Pollution Prevention and Control Directive in the EU. Under this directive the majority of our plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although the implementing legislation in most Member States is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, we believe that related expenditures to upgrade our wastewater treatment facilities at several sites may be necessary and associated costs may be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, we may also incur material expenditures in complying with the EU Directive on Hazardous Waste Incineration beyond currently anticipated expenditures, particularly in relation to our Wilton facility. It is also possible that additional expenditures to reduce air emissions at two of our U.K. facilities may be material. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Environmental Regulation".

Legal Matters

    We are a party to various proceedings instituted by governmental authorities and others arising under provisions of applicable laws, including various environmental laws. Based in part on the indemnities provided to us by ICI and Huntsman Specialty in connection with their transfer of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "Business--Environmental Regulations" for a discussion of two environmental proceedings.

                                  MANAGEMENT

Managers and Executive Officers

    Members of our current board of managers and executive officers are listed below. The members of the board of managers are appointed by the owner of our common equity interests and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

                   Board of Managers and Executive Officers

Name                     Age                     Position
----                     ---                     --------
Jon M. Huntsman*........  62 Chairman of the Board of Managers, Chief
                              Executive Officer and Manager
Jon M. Huntsman, Jr.*...  39 Vice Chairman and Manager
Peter R. Huntsman*......  36 President, Chief Operating Officer and Manager
Patrick W. Thomas.......  41 President--Polyurethane Chemicals Division
Douglas A. L. Coombs....  59 President--Tioxide Division
J. Kimo Esplin..........  38 Executive Vice President and Chief Financial
                             Officer
Thomas G. Fisher........  51 Executive Vice President--Tioxide
Michael J. Kern.........  50 Executive Vice President--Manufacturing
Robert B. Lence.........  42 Executive Vice President, General Counsel and
                              Secretary
Donald J. Stanutz.......  49 Executive Vice President--Polyurethane Chemicals
L. Russell Healy........  44 Senior Vice President and Financial Director
Karen H. Huntsman*......  61 Vice President
William M. Chapman,       58
 Jr. ...................     Vice President--Human Resources
Curtis C. Dowd..........  40 Vice President--Corporate Development
James A. Huffman*.......  31 Vice President--Strategic Planning
Kevin J. Ninow..........  37 Vice President--Petrochemicals Manufacturing
Martin F. Petersen......  38 Vice President and Treasurer
John B. Prows...........  45 Vice President--Petrochemicals
Samuel D. Scruggs.......  40 Vice President--Deputy General Counsel
Graham Thompson.........  48 Vice President and Controller

--------
* Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Jon M. Huntsman, Jr. and Peter R. Huntsman. James A. Huffman is a son-in-law of Jon
  M. Huntsman and Karen H. Huntsman and brother-in-law of Jon M. Huntsman, Jr. and Peter R. Huntsman.

    Jon M. Huntsman is Chairman of the Board of Managers and Chief Executive Officer of both Huntsman ICI Chemicals and Huntsman ICI Holdings. He has been Chairman of the Board and Chief Executive Officer of Huntsman Corporation and all Huntsman companies since he founded his first company in 1970. In addition, Mr. Huntsman serves or has served on numerous corporate and industry boards, the Chemical Manufacturers Association and the American Polymers Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce.

    Jon M. Huntsman, Jr. is Vice Chairman and a Manager of both Huntsman ICI Chemicals and Huntsman ICI Holdings. Mr. Huntsman, Jr. serves as Vice Chairman and Director of Huntsman Corporation. Mr. Huntsman serves on the board of directors of Owens-Corning Corporation and on numerous corporate and not-for-profit boards. Previously, Mr. Huntsman, Jr. was Senior Vice President and General Manager of Huntsman Chemical Corporation. Later he served as U.S. Deputy Assistant Secretary of Commerce in the International Trade Administration, U.S. Deputy Assistant Secretary for East Asia and Pacific Affairs and as the United States Ambassador to the Republic of Singapore. Mr. Huntsman, Jr. also serves as President of the Huntsman Cancer Foundation.

    Peter R. Huntsman is President, Chief Operating Officer and a Manager of both Huntsman ICI Chemicals and Huntsman ICI Holdings. He also serves as President, Chief Operating Officer and a Director of Huntsman Corporation. Previously, Mr. Huntsman was Senior Vice President of Huntsman Chemical Corporation and a Senior Vice President of Huntsman Packaging Corporation. Mr. Huntsman also served as Vice President-- Purchasing for Huntsman Polypropylene Corporation, and Senior Vice President and General Manager of Huntsman Polypropylene Corporation.

    Patrick W. Thomas is President--Polyurethane Chemicals Division. Since joining ICI in 1982, Mr. Thomas has held numerous management positions with ICI, including Polyurethanes Business Director, Europe from 1993 to 1997, Polyurethanes International Marketing and Planning Manager from 1991 to 1993 and Polyurethanes Business Engineering & Investment Manager from 1989 to 1991.

    Douglas A. L. Coombs is President--Tioxide Division. Mr. Coombs held the post of Chairman & Chief Executive Officer of Tioxide Group from 1996 through June 1999. Mr. Coombs has held a number of management positions with ICI over the last 35 years.

    J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin also serves as Senior Vice President and Chief Financial Officer of Huntsman Corporation. Previously, Mr. Esplin served as Treasurer of Huntsman Corporation. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years.

    Thomas G. Fisher is Executive Vice President--Tioxide. Mr. Fisher also serves as Senior Vice President of Huntsman Corporation. Mr. Fisher has held several positions with Huntsman that have included the overall management for Huntsman's PO, maleic anhydride, ethylene oxide, ethylene glycol and butadiene businesses. Prior to joining Huntsman in 1994, Mr. Fisher served in a variety of management positions with Texaco Chemical Company.

    Michael J. Kern is Executive Vice President--Manufacturing. Mr. Kern also serves as Senior Vice President--Manufacturing for Huntsman Corporation. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager--Jefferson County Operations from April 1993 until joining the Company, Plant Manager of Port Neches facility from August 1992 to March 1993, Manager of the PO/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

    Robert B. Lence is Executive Vice President, General Counsel and Secretary. Mr. Lence also serves as Senior Vice President and General Counsel of Huntsman Corporation. Mr. Lence joined Huntsman in December 1991 from Van Cott, Bagley, Cornwall & McCarthy, a Salt Lake City law firm, where he was a partner.

    Donald J. Stanutz is Executive Vice President--Polyurethane Chemicals. Mr. Stanutz also serves as Senior Vice President of Huntsman Corporation. Mr. Stanutz has held several positions with Huntsman that have included the overall management for Huntsman's performance chemicals business, specialty polymers business and olefins, oxides and glycols business. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

    L. Russell Healy is Senior Vice President and Financial Director. Mr. Healy also serves as Vice President--Finance for Huntsman Corporation. Previously, Mr. Healy served as Vice President--Taxation for Huntsman Corporation. Prior to joining Huntsman in 1995, Mr. Healy was a partner in the tax department of Deloitte and Touche, LLP. Mr. Healy is a CPA and holds a masters degree in accounting.

    Karen H. Huntsman is Vice President. Mrs. Huntsman performs an active role in all the Huntsman Corporation businesses and currently serves as an officer and/or board member for many of the Huntsman companies. By appointment of the Governor of the State of Utah, Mrs. Huntsman serves as a member of the Utah State Board of Regents. She also serves on the boards of directors of various corporate and not-for-profit entities, including First Security Corporation.

    William M. Chapman, Jr. is Vice President--Human Resources. Mr. Chapman also serves as Vice President--Human Resources for Huntsman Corporation. Previously, Mr. Chapman has served as Vice President--Human Resources for Huntsman Petrochemical Corporation and as Director--Human Resources for Huntsman's Jefferson County, Texas operations. Prior to joining Huntsman in 1994, Mr. Chapman was Assistant General Manager--Services for Texaco Chemical Company.

    Curtis C. Dowd is Vice President--Corporate Development. Mr. Dowd also serves as Vice President--Corporate Development for Huntsman Corporation. Mr. Dowd previously served as Vice President and General Counsel of Huntsman Petrochemical Corporation from 1994 to 1998. From 1991 to 1994, Mr. Dowd was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Prior to attending law school, Mr. Dowd was a CPA with the accounting firm of Price Waterhouse for over six years.

    James A. Huffman is Vice President--Strategic Planning. Mr. Huffman also serves as Vice President--Strategic Planning for Huntsman Corporation, a position which he has held since 1998. Prior to joining Huntsman in 1998, Mr. Huffman worked for the global management consulting firm of McKinsey & Company as an engagement manager. Mr. Huffman also worked for Huntsman in a variety of positions from 1991 to 1994, including Director--New Business Development and Manager--Credit for Huntsman Packaging.

    Kevin J. Ninow is Vice President--Petrochemicals Manufacturing. Since joining Huntsman in 1989, Mr. Ninow has served in a variety of manufacturing and engineering positions including Vice President of Manufacturing, Plant Manager--Oxides and Olefins, Plant Manager--C4's, Operations Manager--C4's, Manager of Technology, Process Control Group Leader, and Project Engineer.

    Martin F. Petersen is Vice President and Treasurer. Mr. Petersen also serves as Vice President and Treasurer of Huntsman Corporation. Prior to joining Huntsman in 1997, Mr. Petersen was a Vice President in the Investment Banking Division of Merrill Lynch & Co., where he worked for seven years.

    John B. Prows is Vice President--Petrochemicals. Since joining Huntsman in 1994, Mr. Prows has served as Plant Manager--Polypropylene, Plant Manager-- Polystyrene, and Operations Manager--Styrene Monomer. Previously, Mr. Prows worked for Dupont for 13 years in a number of management and engineering roles in polyethylene, PVC and other manufacturing processes.

    Samuel D. Scruggs is Vice President--Deputy General Counsel. Mr. Scruggs also serves as Vice President--Associate General Counsel for Huntsman Corporation. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

    Graham Thomson is Vice President and Controller. Mr. Thomson joined ICI in 1978 in its Organics Division (now Zeneca PLC) and served in a number of positions, including Business Accountant for the Fine Chemicals Manufacturing Division and Controller of ICI Francolor in Paris. In 1986, Mr. Thomson joined the polyurethanes business of ICI and until 1999 has served as Business Controller.

Executive Compensation

 Summary of Compensation

    The following Summary Compensation Table sets forth information concerning compensation earned in the fiscal year ended December 31,1998, by our chief executive officer and our remaining four most highly compensated executive officers as of the end of the last fiscal year.

    All compensation of the executive officers listed below was paid entirely by Huntsman Corporation, our ultimate parent company, and no charge with respect to this compensation was made to our company. Compensation figures for the executive officers listed below represent a prorated percentage of Huntsman Corporation compensation attributable to services rendered to our company and Huntsman Specialty, the predecessor of our parent company. Because they are executive officers for both our company and our direct parent, Huntsman ICI Holdings, we expect that future compensation received by the officers from these two companies will be primarily attributable to the services rendered to our company. Perquisites and other personnel benefits, securities or property are less than either $50,000 or 10% of the total annual salary and bonus reported for each of the executive officers listed below.

                           Summary Compensation Table

                                    Annual Compensation
                                    -------------------
                                                          Options
                                                          (Number    All Other
 Name and Principal Position   Year  Salary     Bonus    of Shares) Compensation
 ---------------------------   ---- -------------------- ---------- ------------
Jon M. Huntsman,
 Chairman of the Board,
 Director and Chief Executive
 Officer.....................  1998 $  66,000 $  375,000     --       $44,227(1)

Peter R. Huntsman,
 President and Director......  1998 $  40,170 $   75,000     --       $11,595(2)

Jon M. Huntsman, Jr.,
 Vice Chairman and Director..  1998 $  32,156 $   60,000     --       $ 9,216(3)

J. Kimo Esplin,
 Senior Vice President and
 Chief Financial Officer.....  1998 $  18,938 $   30,000     --       $ 1,233(4)

Robert B. Lence,
 Senior Vice President and
 General Counsel.............  1998 $  14,479 $   18,750     --       $ 3,325(5)

--------
(1) Consists of $8,845 employer's 401(k) contribution for 1998, and employer's money purchase contribution of $35,382 for 1998.
(2) Consists of $2,319 employer's 401(k) contribution for 1998, and employer's money purchase contribution of $9,276 for 1998.
(3) Consists of $1,843 employer's 401(k) contribution for 1998, and employer's money purchase contribution of $7,373 for 1998.
(4) Consists of $986 employer's 401(k) contribution for 1998, and employer's money purchase contribution of $247 for 1998.
(5) Consists of $665 employer's 401(k) contribution for 1998, and employer's money purchase contribution of $2,660 for 1998.

    The following table shows the estimated annual benefits payable under the Huntsman Corporation's tax-qualified defined benefit pension plan (the "Huntsman Corporation Pension Plan") and supplemental pension plan ("SERP") in specified final average earnings and years-of-service classifications.

                    Huntsman Corporation Pension Plan Table

                          Years of Benefit Service at Retirement
Final Average  -------------------------------------------------------------
Compensation     5      10     15      20      25      30      35      40
-------------  ------ ------ ------- ------- ------- ------- ------- -------
  $ 25,000      1,800  3,500   5,300   7,000   8,800  10,500  12,300  14,000
  $ 50,000      3,500  7,000  10,500  14,000  17,500  21,000  24,500  28,000
  $ 75,000      5,300 10,500  15,800  21,000  26,300  31,500  36,800  42,000
  $100,000      7,000 14,000  21,000  28,000  35,000  42,000  49,000  56,000
  $125,000      8,800 17,500  26,300  35,000  43,800  52,500  61,300  70,000
  $150,000     10,500 21,000  31,500  42,000  52,500  63,000  73,500  84,000
  $175,000     12,300 24,500  36,800  49,000  61,300  73,500  85,800  98,000
  $200,000     14,000 28,000  42,000  56,000  70,000  84,000  98,000 112,000
  $300,000     21,000 42,000  63,000  84,000 105,000 126,000 147,000 168,000
  $400,000     28,000 56,000  84,000 112,000 140,000 168,000 196,000 224,000
  $500,000     35,000 70,000 105,000 140,000 175,000 210,000 245,000 280,000
  $600,000     42,000 84,000 126,000 168,000 210,000 252,000 294,000 336,000

    The current Huntsman Corporation Pension Plan benefit is based on the following formula: 1.4% of final average compensation multiplied by years of credited service, minus 1.4% of estimated Social Security benefits multiplied by years of credited service (with a maximum of 50% of Social Security benefits). Final Average compensation is based on the highest average of three consecutive years of compensation. Messrs. Jon M. Huntsman, Peter R. Huntsman, Jon M. Huntsman, Jr., J. Kimo Esplin and Robert B. Lence were participants in the Huntsman Corporation Pension Plan in 1998. For the foregoing named executive officers, covered compensation consists of base salary and is reflected in the "Salary" column of the Summary Compensation Table. Federal regulations require that for the 1998 plan year, no more than $160,000 in compensation be considered for the calculation of retirement benefits under the Huntsman Corporation Pension Plan, and the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $125,000. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Huntsman Corporation Pension Plan are offset for Social Security as described above.

    The SERP is a nonqualified supplemental pension plan for designated executive officers, that provides benefits based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Corporation Pension Plan. Messrs. Jon. M. Huntsman, Peter R. Huntsman, Jon M. Huntsman, Jr., J. Kimo Esplin and Robert B. Lence were participants in the SERP in 1998. The compensation amounts taken into account for these named executive officers under the SERP include bonuses (as reflected in the "Bonus" columns of the summary compensation Table) and base salary in excess of the qualified plan limitations. The SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Corporation Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary as limited by federal regulations.

    The number of completed years of credited service as of December 31, 1998 under the Huntsman Corporation Pension Plan and SERP for the named executive officers participating in the plans were 28, 15, 15, 4 and 13 years for each of Messrs. Jon. M. Huntsman, Peter R. Huntsman, Jon M. Huntsman, Jr., J. Kimo Esplin and Robert B. Lence, respectively.

Compensation of Managers

    The managers do not receive any additional compensation for their service as managers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We share numerous services and resources with Huntsman Corporation and ICI. We also rely on Huntsman Corporation and ICI to supply some of our raw materials and to purchase a significant portion of our products.

General

    We expect to enter into several agreements with Huntsman Corporation under which Huntsman Corporation will provide us with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for our businesses in the U.S. and elsewhere. In connection with these arrangements, we participate in Huntsman Corporation's worldwide insurance program. Furthermore, we expect to enter into one or more agreements under which we will provide to Huntsman Corporation and its subsidiaries a range of support services, including treasury, human resources, technical and legal services for Huntsman Corporation's businesses in Europe and elsewhere. These agreements will provide for fees based on an equitable allocation of the general and administrative costs and expenses. In addition, we have paid an aggregate fee of $10 million to cover non-reimbursed expenses incurred in connection with our transaction with ICI and Huntsman Specialty to Huntsman Specialty, ICI and the institutional investors in proportion to their common equity interests in Huntsman ICI Holdings.

Polyurethane Chemicals Business

 Supply Contracts

    We have entered into several agreements with ICI for the supply of caustic soda, chlorine and sulphuric acid to us. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect market prices. In 1999, we spent approximately $2 million under these agreements. Based on current market prices, we anticipate that we will spend approximately $2 million per year under these agreements.

 Services Contracts

    We have entered into several agreements with ICI and its affiliates relating to a wide range of operational services both to and from ICI or its affiliates. These operational services include the operation and maintenance of various infrastructure, effluent disposal, storage and distribution assets. The terms of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates.

    In addition, we have entered into agreements relating to the provision both to and from ICI and its affiliates of a range of support services for the efficient transition of business ownership. These services include various human resource, occupational health, analytical, engineering or purchasing services. The terms of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market price or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 1999, we spent approximately $11 million, and ICI spent approximately $5 million, under the service contracts. Based on current market prices, we anticipate that we will spend approximately $11 million per year, and that ICI will spend approximately $2 million per year, under these service contracts.

PO Business

 PO Supply Agreement

    Pursuant to an existing agreement with Huntsman Petrochemical Corporation that expires in 2012, we are obligated to sell, and Huntsman Petrochemical Corporation is obligated to buy, all PO produced at our PO facility in Port Neches, Texas which is not purchased by our other customers. We are entitled to receive market prices for the PO purchased by Huntsman Petrochemical Corporation. In 1999, Huntsman Petrochemical Corporation spent approximately $45 million under this agreement. Based on current market price and the current commitments of our other customers to purchase our PO, we anticipate that Huntsman Petrochemical Corporation will spend at least $33 million per year under this agreement.

 Propylene Supply Agreement

    Pursuant to an existing agreement that expires in 2012, Huntsman Petrochemical Corporation is obligated to provide 100% of the propylene required by us for operation of our PO facility, up to a maximum of 350 million pounds per year. We pay market prices for the propylene supplied by Huntsman Petrochemical Corporation. These agreements each have terms of 15 years. In 1999, we spent approximately $36 million under this agreement. Based on current market prices, we anticipate that we will spend approximately $44 million per year under these agreements.

 Supply Contracts

    We are interdependent with Huntsman Petrochemical Corporation with respect to the supply of certain other feedstock, utilities and products. Under a supply agreement that expires in 2012, we are required to sell, and Huntsman Petrochemical Corporation is required to purchase, all of the steam that we generate at our PO facility. Huntsman Petrochemical Corporation reimburses us for the cost of the steam that it purchases from us. Under separate supply agreements, we have agreed to purchase our requirements of mono-ethylene glycol and tri-ethylene glycol from Huntsman Petrochemical Corporation at market prices for use in our PO operations. Furthermore, in exchange for Huntsman Petrochemical Corporation's PG tolling services, we pay Huntsman Petrochemical Corporation a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to Huntsman Petrochemical Corporation's cost of operating the PG plant. In 1999, we paid Huntsman Petrochemical Corporation approximately $4.5 million in fees under these contracts and received approximately $6.2 million in reimbursements from Huntsman Petrochemical Corporation. Based on current market prices, we anticipate that we will spend approximately $5 million per year, and that Huntsman Petrochemical Corporation will spend approximately $6 million per year, under these agreements.

 Services Contracts

    In order to operate the PO business, we have entered into a series of contracts with Huntsman Petrochemical Corporation that expire in 2012 under which Huntsman Petrochemical Corporation operates and maintains the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development to our PO business. Generally, under these agreements, we pay Huntsman Petrochemical Corporation an amount equal to its actual costs for providing us with each of these services plus. In 1999, we paid Huntsman Petrochemical Corporation approximately $50 million under these agreements, which we believe to be equivalent to that which would be paid under arm's length negotiations. Based on current market prices, we anticipate that we will spend approximately $38 million per year under these agreements.

Petrochemicals Business

 Naphtha Supply Agreement

    We entered into a product supply agreement with ICI, which requires ICI to supply and us to buy the entire naphtha output (up to 2.98 billion pounds per year) of the Phillips Imperial Petroleum Limited refinery at Teesside and specified amounts of other feedstock available to ICI from operations at Teesside. This naphtha supply agreement will continue until ICI is no longer a shareholder in Phillips Imperial Petroleum Limited or until the refinery is permanently shut down. We purchase these products on terms and conditions which reflect market prices. In 1999, we spent approximately $190 million under this agreement. Based on current market prices, we anticipate that we will spend approximately $280 million per year under this agreement.

 Supply Contracts

    We have entered into several agreements with ICI and an affiliate of ICI for the supply of ethylene to affiliates of ICI and the supply of hydrogen to and from affiliates of ICI. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect market prices. In 1999, we spent approximately $8 million, and ICI spent approximately $69 million, under these agreements. Based on current market prices, we anticipate that we will spend approximately $8 million per year, and that ICI will spend approximately $70 million per year, under these agreements.

 Utilities Contracts

    We have entered into several agreements with ICI and an affiliate of ICI relating to the provision of certain utilities, including steam, fuel gas, potable water, electricity, water and compressed air by us to an affiliate of ICI. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 1999, ICI spent approximately $4 million under these agreements. Based on current market prices, we anticipate that ICI will spend approximately $4 million per year under these agreements.

 Services Contracts

    We have entered into several agreements with ICI and its affiliates relating to a wide range of operational services both to and from ICI or its affiliates, primarily at Teesside. These operational services include the operation and maintenance of various infrastructure, effluent disposal, storage, jetty, and distribution assets. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates.

    In addition, we have entered into agreements relating to the provision by ICI or its affiliates to us of a range of support services for the efficient transition of the change of business ownership. These services include various human resources, occupational health, analytical, engineering or purchasing services. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based on cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 1999, we spent approximately $11 million, and ICI spent approximately $6 million, under the service contracts. Based on current market prices, we anticipate that we will spend approximately $11 million per year, and that ICI will spend approximately $7 million per year, under these service contracts.

Tioxide Business

 Supply Agreement with ICI Paints

    We have extended an existing agreement with the paints business of ICI to supply TiO\\2\\. At the current level of commitment, we supply approximately 60,000 tonnes of TiO\\2\\ per year at market prices. The extended agreement expires no earlier than June 30, 2001 upon at least twelve months' notice. In addition, we have entered into a separate agreement to supply ICI with further quantities of TiO\\2\\ up to a maximum amount of 15,000 tonnes per year at market prices. In 1999, we spent approximately $99 million under this agreement. Based on current market prices, we anticipate that ICI will spend approximately $115 million per year under these agreements.

 Feedstock Supply Contracts

    We have entered into several agreements with ICI and its affiliates for the supply of sulphur, sulphuric acid, caustic soda and chlorine to us. We have also entered into a agreement with an affiliate ICI relating to the supply of titanium tetrachloride. The terms and conditions of the agreements with ICI are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect market prices. In 1999, we spent approximately $16 million under these agreements. Based on current market prices, we anticipate that we will spend approximately $19 million per year under these agreements.

 Utilities Contracts

    We have entered into several agreements with ICI and its affiliates relating to the supply of certain utilities including steam, water and electricity by affiliates of ICI to us at Billingham. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 1999, we spent less than $150,000 under these agreements. Based on current market prices, we anticipate that we will spend less than $150,000 per year under these agreements.

 Services Contracts

    We have entered into several agreements with ICI or its affiliates relating to a wide range of operational services. These operational services will include the operation and maintenance of various infrastructure, effluent disposal, storage and distribution assets. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates.

    In addition, we have entered into several agreements relating to the provision by ICI or its affiliates to us of a range of support services for the efficient transition of business ownership. These services include various human resources, occupational health, analytical, engineering or purchasing services. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 1999, we spent approximately $23 million under these agreements. Based on current market prices, we anticipate that we will spend approximately $23 million per year under these agreements.

Continuing Arrangements Not Yet Entered Into

    Under the contribution agreement, until we are able to agree upon the terms of the product, supply or utilities agreements described above:

  .  with respect to

    (1)  the existing supply of any product or utility, or

    (2) the supply of any existing service which is material to the continuing operation of our or ICI's business after closing,

    we or ICI may, if we fail to agree on the relevant terms before January 1, 2000, refer the matter for dispute resolution. Until resolution, the provider of products, utilities or services will provide the relevant product, utility or service until June 30, 2001, with the option to terminate with twelve months' notice at any time after closing. A further twelve month extension is possible in limited circumstances; and

  . with respect to all other existing provisions of product, utilities and services, we or ICI may, if we fail to agree on the relevant terms before October 1, 1999, refer the matter for dispute resolution. Until resolution, the provider of products, utilities or services will provide the relevant product, utility or service until June 30, 2000, with the option to terminate with three months' notice at any time after closing. A further six month extension is possible in limited circumstances.

    As of the date of this prospectus, neither we nor ICI have referred these matters to dispute resolution.

    If we are unable to agree on the pricing of any product, utility or service for the period from June 30, 1999 until December 31, 1999, it will be supplied at the price prevailing at December 31, 1998. For the subsequent twelve month period an arms-length market price is to be agreed upon, with a price review to be conducted after each successive twelve month period.

Tax Sharing Arrangement

    Pursuant to our Limited Liability Company Agreement and the Limited Liability Company Agreement of Huntsman ICI Holdings, we have a tax sharing arrangement with all of our and Huntsman ICI Holdings' common equity holders. Under the arrangement, because we are treated as a partnership for U.S. income tax purposes, we will make quarterly payments (with appropriate annual adjustments) to our parent, Huntsman ICI Holdings, which will in turn make payments to its common equity holders, in an amount equal to the U.S. federal and state income taxes we and Huntsman ICI Holdings would have paid had Huntsman ICI Holdings been a consolidated or unitary group for federal tax purposes. The arrangement also provides that we will receive cash payments from the common equity holders (through Huntsman ICI Holdings) in amounts equal to the amount of U.S. federal and state income tax refunds or benefit against future tax liabilities equal to the amount we would have received from the use of net operating losses or tax credits generated by us.

                        DESCRIPTION OF CREDIT FACILITIES

    Senior Credit Facilities. In order to fund the closing of the transfer of ICI's and Huntsman Specialty's businesses to us, we borrowed funds under a senior secured credit agreement (the "Credit Agreement") with Bankers Trust Company, as Administrative Agent, Goldman Sachs Credit Partners L.P., The Chase Manhattan Bank and Warburg Dillon Read, and a group of lenders (the "Lenders"). Under the Credit Agreement, the Lenders have provided an aggregate of $2.07 billion of senior secured credit facilities (the "Senior Secured Credit Facilities"), comprised of:

  .  a $400 million revolving loan facility,

  .  a $240 million term A loan facility,

  . a $300 million term A loan facility in the euro equivalent of $300 million,

  .  a $565 million term B loan facility, and

  .  a $565 million term C loan facility.

    In addition, a letter of credit facility of $75 million and a swing line loan facility of $25 million are available to us as subfacilities under the revolving loan facility. At the close of business on June 30, 1999, we borrowed $1.67 billion under the Senior Secured Credit Facilities. The revolving loan facility is available to us for working capital and general corporate purposes.

    Our obligations under the Senior Secured Credit Facilities are supported by guarantees of Huntsman ICI Holdings LLC, which is our direct parent, our domestic subsidiaries (other than unrestricted subsidiaries under the Credit Agreement) and of Tioxide Group and Tioxide Americas Inc., both of which are non-U.S. subsidiaries that are disregarded as entities for U.S. tax purposes. We have secured our obligations under the Senior Secured Credit Facilities with the pledge of substantially all of our assets, including the stock of our domestic subsidiaries and of Tioxide Group. Our obligations under the Senior Secured Credit Facilities are also secured by the pledge by Huntsman ICI Holdings LLC of its membership interests in us, the pledge by the domestic subsidiary guarantors of their assets, the pledge by Tioxide Group of 65% of the voting stock of Huntsman ICI (Holdings) U.K. and the pledge by Tioxide Americas Inc. of its assets, in each case, with specified exceptions. The Senior Secured Credit Facilities also require that certain intercompany notes by foreign subsidiaries in favor of Huntsman ICI (Holdings) U.K. be secured.

    Both the term A dollar loan facility and the term A euro loan facility mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2000 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and is payable in annual installments of $5,650,000 commencing June 30, 2000 with the remaining unpaid balance due on final maturity. The term C loan facility matures on June 30, 2008 and is payable in annual installments of $5,650,000 commencing June 30, 2000 with the remaining unpaid balance due on final maturity. The revolving loan facilities mature on June 30, 2005 with no scheduled commitment reductions.

    Interest rates for the Senior Secured Credit Facilities are based upon, at our option, either the applicable eurocurrency rate (for dollars or euros, as applicable) adjusted for reserves or the applicable base rate. The applicable spreads vary based on a pricing grid, in the case of adjusted eurocurrency based loans, from 1.25% to 3.50% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of the applicable base rate based loans, from 0.25% to 2.25% per annum.

    The Senior Secured Credit Facilities require mandatory prepayments in specified circumstances involving the incurrence of indebtedness, asset dispositions where the net cash proceeds are not reinvested in additional assets, a specified percentage of excess cash flow, specified capital stock offerings, additional specified subordinated indebtedness and specified purchase price adjustments under the contribution agreement.

    The Senior Secured Credit Facilities contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default that are usual and customary for facilities similar to the Senior Secured Credit Facilities. The negative covenants include restrictions, among others, on the incurrence of indebtedness and liens, dividends and other distributions, consolidations and mergers, the purchase and sale of assets, issuance of stock, loans and investments, voluntary payments and modifications of indebtedness, and affiliate transactions. The financial covenants require us to maintain financial ratios, including a leverage ratio and an interest coverage ratio, and minimum consolidated net worth and require us to limit the amount of our capital expenditures.

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the phrase "Huntsman ICI Chemicals" refers only to Huntsman ICI Chemicals LLC and not to any of its subsidiaries. Additionally, the word "guarantors" refers to Tioxide Group, Huntsman ICI Financial LLC, Tioxide Americas Inc., and any other Restricted Subsidiary of Huntsman ICI Chemicals that in the future agrees to become a guarantor.

    The terms of the notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding notes, except:

  (1) the notes issued in the exchange offer will have been registered under the Securities Act;

  (2) the notes issued in the exchange offer will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  (3) the notes issued in the exchange offer will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

Any outstanding notes that remain outstanding after the exchange offer, together with notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term "note" or "notes", we are referring to both the outstanding notes and the notes to be issued in the exchange offer. When we refer to "holders" of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

    The notes were issued under an indenture, dated June 30, 1999, among Huntsman ICI Chemicals, the guarantors and Bank One, N.A., as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The following description is a summary of the material provisions of the indenture and the registration rights agreement dated June 30, 1999. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes. A copy of the indenture and registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus and is available to you upon request. See "Where You Can Find More Information".

Brief Description of the Notes and the Guarantees

 The Notes

    The notes are:

  .  general unsecured senior subordinated obligations of Huntsman ICI
     Chemicals;

  . subordinated in right of payment to all existing and future Senior Debt of Huntsman ICI Chemicals and to all liabilities (including trade payables) of Huntsman ICI Chemicals's subsidiaries which are not guarantors (except to the extent of indebtedness owed to Huntsman ICI Chemicals or guarantors);

  . equal in right of payment to all existing and senior subordinated Indebtedness of Huntsman ICI Chemicals;

  . senior in right of payment to any subordinated Indebtedness of Huntsman ICI Chemicals; and

  . unconditionally guaranteed by the guarantors on a senior subordinated basis.

 The Guarantees

    As of the date of this prospectus, Tioxide Group, Tioxide Americas Inc. and Huntsman ICI Financial LLC are our only subsidiaries that guarantee Huntsman ICI Chemicals's obligations under these notes. The obligations of the guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors--The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers, insolvency and financial assistance."

    The guarantees of the notes:

  . are general unsecured senior subordinated obligations of the guarantors;

  . are effectively subordinated in right of payment to all existing and future Senior Debt of the guarantors,

  . are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors, and

  . are senior in right of payment to any subordinated Indebtedness of the guarantors.

    As of September 30, 1999, Huntsman ICI Chemicals and the guarantors had $1,677 million of Senior Debt outstanding, and Huntsman ICI Chemicals's subsidiaries which are not guarantors had approximately $17 million of Indebtedness outstanding.

    Tioxide Group, Tioxide America Inc. and Huntsman ICI Financial LLC were incorporated on July 26, 1930, August 11, 1971, and May 19, 1999, respectively. The address of each of the guarantors is: c/o Huntsman ICI Chemicals LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

    As of the date of this prospectus, all the subsidiaries of Huntsman ICI Chemicals are "Restricted Subsidiaries." However, under certain circumstances we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

    We and our Domestic Subsidiaries will make investments in our Foreign Subsidiaries either directly or by advancing funds to Huntsman ICI Financial LLC or Tioxide Group, each of whom will in turn advance the funds to the Foreign Subsidiaries, either as a capital contribution or as an intercompany loan. At September 30, 1999, Huntsman ICI Financial held approximately $1.6 billion of unsecured indebtedness from our Foreign Subsidiaries. In addition, Huntsman ICI Holdings (UK) ("Holdings U.K."), a direct wholly owned Restricted Subsidiary of Tioxide Group, held approximately $1.1 billion of secured Indebtedness from our Foreign Subsidiaries. However, in the event of a bankruptcy, liquidation or reorganization of a Foreign Subsidiary, there can be no assurance that the intercompany loans it owes to Holdings U.K. or Tioxide Group will not be declared unenforceable, equitably subordinated to other obligations of such Foreign Subsidiary or recharacterized as equity. In such an event, creditors of such Foreign Subsidiary will have a prior claim to all assets of such Foreign Subsidiary.

Subordination

    The payment of principal, premium and interest, if any, on these notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman ICI Chemicals.

    The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman ICI Chemicals:

  (1) in a liquidation or dissolution of Huntsman ICI Chemicals;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman ICI Chemicals or its property;

  (3) in an assignment for the benefit of creditors; or

  (4) in any marshaling of Huntsman ICI Chemicals' assets and liabilities.

    Huntsman ICI Chemicals also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

  (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman ICI Chemicals or the holders of any Designated Senior Debt.

    Payments on the notes may and shall be resumed:

  (1) in the case of a payment default, upon the date on which such default is cured or waived; and

  (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    Huntsman ICI Chemicals must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman ICI Chemicals, holders of these notes may recover less ratably than creditors of Huntsman ICI Chemicals who are holders of Senior Debt. See "Risk Factors--The notes are subordinated to senior debt".

Principal, Maturity and Interest of Notes

    The notes denominated in dollars are limited in aggregate principal amount to $600,000,000 and were issued by Huntsman ICI Chemicals in denominations of $1,000 and integral multiples of $1,000. The notes denominated in euros are limited in aggregate principal amount to (Euro)200,000,000 and were issued by Huntsman ICI Chemicals in denominations of (Euro)1,000 and integral multiples of (Euro)1,000. The notes will mature on July 1, 2009 at the principal amount, plus accrued and unpaid interest to the maturity date.

    Interest on the notes will accrue at the rate of 10.125% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2000. Huntsman ICI Chemicals will make each interest payment to the holders of record of the notes on the immediately preceding December 15 and June 15.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

    At any time prior to July 1, 2002, Huntsman ICI Chemicals may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes denominated in dollars and/or notes denominated in euros originally issued, at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

  (1) at least 65% of the aggregate principal amount of each of the notes denominated in dollars and notes denominated in euros originally issued remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman ICI Chemicals and its subsidiaries); and

  (2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.

    Notice of any such redemption must be given within 90 days after the date of such Equity Offering. Huntsman ICI Chemicals will publish a copy of such notice in accordance with the procedures described under "--Notices".

    As used in the preceding paragraph, "Equity Offering" means any sale of Qualified Capital Stock of Huntsman ICI Chemicals or any capital contribution to the equity of Huntsman ICI Chemicals.

    On or prior to July 1, 2004, Huntsman ICI Chemicals may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

  (1) 100% of the principal amount thereof or

  (2) the present value, as determined by an Independent Investment Banker, of

     (A) 105.063% of the principal amount of the notes being redeemed as of July 1, 2004 plus

     (B) all required interest payments due on such notes through July 1, 2004 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at

           . in the case of the notes denominated in dollars, the Adjusted Treasury Rate, and

           .  in the case of notes denominated in euros, the Adjusted Bund
              Rate

plus in each case accrued interest to the redemption date.

    After July 1, 2004, Huntsman ICI Chemicals may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

                                           Redemption            Redemption
                                         price of notes        price of notes
   Year                              denominated in dollars denominated in euros
   ----                              ---------------------- --------------------
   2004.............................        105.063%              105.063%
   2005.............................        103.375%              103.375%
   2006.............................        101.688%              101.688%
   2007 and thereafter..............        100.000%              100.000%

    Huntsman ICI Chemicals will publish a redemption notice in accordance with the procedures described under "--Notices".

Repurchase at the Option of Holders upon Change of Control

    If a Change of Control occurs, each holder of notes will have the right to require Huntsman ICI Chemicals to repurchase all or any part (equal to $1,000 or (Euro)1,000, as the case may be, or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman ICI Chemicals will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman ICI Chemicals will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman ICI Chemicals will also publish a notice of the offer repurchase in accordance with the procedures described under "--Notices". Huntsman ICI Chemicals will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

    On the Change of Control Payment Date, Huntsman ICI Chemicals will, to the extent lawful:

  (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman ICI Chemicals.

    The Principal Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $1,000 or
(Euro)1,000, as the case may be, or an integral multiple thereof.

    Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman ICI Chemicals must either

  . repay in full and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Debt, if required under the terms of the Credit Facilities or such Senior Debt,

  . offer to repay all commitments under all Indebtedness under the Credit Facilities and all other such Senior Debt and repay each lender that has accepted the offer, or

  . obtain the requisite consents, if any, under the Credit Facilities and all other Senior Debt to permit the repurchase of the notes as provided below.

    The provisions described above that require Huntsman ICI Chemicals to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman ICI Chemicals repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    Huntsman ICI Chemicals is required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman ICI Chemicals and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of "Change of Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Huntsman ICI Chemicals and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Huntsman ICI Chemicals to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Huntsman ICI Chemicals and its subsidiaries taken as a whole to another person or group may be uncertain.

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  . if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  . if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No notes of $1,000 or (Euro)1,000, as the case may be, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Huntsman ICI Chemicals will also publish a notice of redemption in accordance with the procedures described under "--Notices".

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

    Set forth below are summaries of certain covenants contained in the indenture.

    Limitation on Incurrence of Additional Indebtedness. Huntsman ICI Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman ICI Chemicals and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman ICI Chemicals is greater than 2.0 to 1.0.

    Limitation on Restricted Payments. Huntsman ICI Chemicals will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

  (A) a Default or an Event of Default shall have occurred and be continuing

  (B) Huntsman ICI Chemicals is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

  (C) the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman ICI Chemicals of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

     (1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman ICI Chemicals earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

     (2) 100% of the aggregate net cash proceeds received by Huntsman ICI Chemicals from any person (other than a subsidiary of Huntsman ICI Chemicals) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman ICI Chemicals (other than Specified Venture Capital Stock); plus

     (3) without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman ICI Chemicals from a holder of Huntsman ICI Chemicals' Capital Stock.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2) the acquisition of any shares of Capital Stock of Huntsman ICI Chemicals, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman ICI Chemicals or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of Huntsman ICI Chemicals) of shares of Qualified Capital Stock of Huntsman ICI Chemicals;

  (3) the acquisition of any Indebtedness of Huntsman ICI Chemicals that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman ICI Chemicals, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a subsidiary of Huntsman ICI Chemicals) of (x) shares of Qualified Capital Stock of Huntsman ICI Chemicals or (y) Refinancing Indebtedness;

  (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman ICI Chemicals of, or dividends to Huntsman ICI Holdings to permit repurchases by Huntsman ICI Holdings of, Common Stock of Huntsman ICI Chemicals or Huntsman ICI Holdings from employees of Huntsman ICI Chemicals or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

  (5) the redemption or repurchase of any Common Stock of Huntsman ICI Chemicals held by a Restricted Subsidiary of Huntsman ICI Chemicals which obtained such Common Stock directly from Huntsman ICI Chemicals;

  (6) distributions to the members of Huntsman ICI Chemicals in accordance with the Tax Sharing Agreement;

  (7) payments to Huntsman ICI Holdings for legal, audit, and other expenses directly relating to the administration of Huntsman ICI Holdings (including fees and expenses relating to the Huntsman ICI Holdings Zero Coupon Notes) which when aggregated with loans made to Huntsman ICI Holdings in accordance with clause (xvii) under the definition of "Permitted Investments", will not exceed $3.0 million in any fiscal year;

  (8) the payment of consideration by a third party to equity holders of Huntsman ICI Chemicals;

  (9) additional Restricted Payments in an aggregate amount not to exceed $10 million since June 30, 1999;

  (10) payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above and

  (11) distributions and Investments in connection with our transaction with ICI and Huntsman Specialty and the financing thereof.

In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (C) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2) and (4) of this paragraph shall be included in such calculation.

    Not later than the date of making any Restricted Payment pursuant to clause
(C) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman ICI Chemicals shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman ICI Chemicals' quarterly financial statements last provided to the trustee pursuant to "--Reports to Holders".

    Limitation on Asset Sales. Huntsman ICI Chemicals will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  (1) Huntsman ICI Chemicals or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman ICI Chemicals' board of managers;

  (2) at least 75% of the consideration received by Huntsman ICI Chemicals or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman ICI Chemicals or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

  (3) upon the consummation of an Asset Sale, Huntsman ICI Chemicals applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds.

    Additionally, Huntsman ICI Chemicals must apply the Net Cash Proceeds either

  (A) to prepay any Senior Debt, guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,

  (B) to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman ICI Chemicals and its subsidiaries as existing on June 30, 1999 or in businesses reasonably related thereto ("Replacement Assets"), and/or

  (C) to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman ICI Chemicals or its subsidiaries.

With respect to clauses (B) and (C) above, Huntsman ICI Chemicals only may apply Net Cash Proceeds in excess of $30 million in the aggregate since June 30, 1999 from Asset Sales involving assets of Huntsman ICI Chemicals or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards

  . assets which will be owned by Huntsman ICI Chemicals or a guarantor and not constituting an Investment or

  .  the capital stock of a person that becomes a guarantor.

    Any Net Proceeds that Huntsman ICI Chemicals does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a "Net Proceeds Offer Amount". The 366th day after an Asset Sale or any earlier date on which the board of Huntsman ICI Chemicals or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a "Net Proceeds Offer Trigger Date". When the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $30 million, Huntsman ICI Chemicals or such

Restricted Subsidiary must make an offer to purchase (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

  .  all holders of notes and

  .  all holders of other Indebtedness that

    -- is equal in right of payment with the notes and

    -- contains provisions requiring that an offer to purchase such other
       Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

    The following events will be deemed to constitute an Asset Sale and the Net Proceeds for such Asset Sale must be applied in accordance with this covenant:

  . in the event any non-cash consideration received by Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

  . in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman ICI Chemicals and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman ICI Chemicals is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman ICI Chemicals and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman ICI Chemicals or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman ICI Chemicals and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

  (1) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and

  (2) such Asset Sale is for fair market value.

Any consideration that does not constitute Replacement Assets that is received by Huntsman ICI Chemicals or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or (Euro)1,000, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    Huntsman ICI Chemicals will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman ICI Chemicals shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

    Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Huntsman ICI Chemicals will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman ICI Chemicals to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman ICI Chemicals or any other Restricted Subsidiary of Huntsman ICI Chemicals; or (C) transfer any of its property or assets to Huntsman ICI Chemicals or any other Restricted Subsidiary of Huntsman ICI Chemicals, except for such encumbrances or restrictions existing under or by reason of:

  (1) applicable law;

  (2) the indenture relating to these notes;

  (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals;

  (4) any agreements existing at the time of acquisition of any person or the properties or assets of the person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;

  (5) agreements existing on June 30, 1999 to the extent and in the manner such agreements are in effect on June 30, 1999;

  (6) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

  (7) any agreement or instrument governing Capital Stock of any person that is acquired;

  (8) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

  (9) Liens incurred in accordance with the covenant described under "-- Limitation on Liens";

  (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11) the Credit Facilities;

  (12) any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "--Limitation on Incurrence of Additional Indebtedness";

  (13) customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman ICI Chemicals or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  (14) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  (15) contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman ICI Chemicals or any Restricted Subsidiary in any manner material to Huntsman ICI Chemicals or any Restricted Subsidiary; and

  (16) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman ICI Chemicals in any material respect as determined by the board of managers of Huntsman ICI Chemicals in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

    Limitation on Preferred Stock of Restricted Subsidiaries. Huntsman ICI Chemicals will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman ICI Chemicals or to a Restricted Subsidiary of Huntsman ICI Chemicals) or permit any person (other than Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals) to own any Preferred Stock of any Restricted Subsidiary of Huntsman ICI Chemicals; provided, however, that

  . Class A Shares and Class B Shares may be issued pursuant to the terms of the Contribution Agreement;

  . any person that is not a Restricted Subsidiary of Huntsman ICI Chemicals may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary and

  . Tioxide Southern Africa (Pty) Limited may issue Preferred Stock to its equity holders in exchange for its equity interests.

    Limitation on Liens. Huntsman ICI Chemicals shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman ICI Chemicals or any Restricted Subsidiary, now owned or hereafter acquired, which secures Indebtedness pari passu with or subordinated to the notes unless

  . if such Lien secures Indebtedness which is pari passu with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or

  . if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

    Prohibition on Incurrence of Senior Subordinated Debt. Huntsman ICI Chemicals will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman ICI Chemicals.

    Merger, Consolidation and Sale of Assets. Huntsman ICI Chemicals will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman ICI Chemicals to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman ICI Chemicals's assets (determined on a consolidated basis for Huntsman ICI Chemicals and Huntsman ICI Chemicals's Restricted Subsidiaries) unless:

  (1) either (A) Huntsman ICI Chemicals shall be the surviving or continuing corporation or (B) the person (if other than Huntsman ICI Chemicals) formed by such consolidation is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

  (2) the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman ICI Chemicals under the notes and the indenture;

  (3) immediately after giving effect to such transaction, including the assumption of the notes, Huntsman ICI Chemicals or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant;

  (4) immediately before and after giving effect to such transaction, including the assumption of the notes, no default or Event of Default occurred or exists; and

  (5) Huntsman ICI Chemicals or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

    Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and Huntsman ICI Chemicals will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman ICI Chemicals or any other guarantor unless:

  (1) the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

  (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  (3) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman ICI Chemicals could satisfy the provisions of clause (2) of the first paragraph of this covenant.

    Any merger or consolidation of a guarantor with and into Huntsman ICI Chemicals (with Huntsman ICI Chemicals being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

    Notwithstanding anything in this section to the contrary,

  (1) Huntsman ICI Chemicals may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman ICI Chemicals in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

  (2) any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

     . an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman ICI Chemicals or a Restricted Subsidiary, or

     . an Investment, if the result of such transaction is the acquisition of assets by Huntsman ICI Chemicals or a Restricted Subsidiary.

    Limitations on Transactions with Affiliates. Huntsman ICI Chemicals will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

  (1) Affiliate Transactions permitted under the provision described in the last paragraph of this covenant and

  (2) Affiliate Transactions on terms that are no less favorable to Huntsman ICI Chemicals or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by Huntsman ICI Chemicals or the relevant Restricted Subsidiary and an unrelated person.

    The board of managers of Huntsman ICI Chemicals and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

    If Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman ICI Chemicals or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

    The restrictions described in the preceding paragraphs of this covenant do not apply to:

  . reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals as determined in good faith by Huntsman ICI Chemicals' board of managers or senior management;

  . transactions exclusively between or among Huntsman ICI Chemicals and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  . any agreement as in effect as of June 30, 1999 or contemplated under the contribution agreement or any amendment thereto or any transaction contemplated thereby in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  . Permitted Investments and Restricted Payments made in compliance with "--Limitation on Restricted Payments";

  . transactions between any of Huntsman ICI Chemicals, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

  . transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman ICI Chemicals or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman ICI Chemicals or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    Limitation of Guarantees by Restricted Subsidiaries. Huntsman ICI Chemicals will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman ICI Chemicals or any other Restricted Subsidiary other than:

  (A) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness",

  (B) Interest Swap Obligations and Commodity Agreements incurred in reliance on clause (4) of the definition of "Permitted Indebtedness" or

  (C) any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "--Limitation on Incurrence of Additional Indebtedness",

unless, in any such case:

  (1) such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

  (2) any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Senior Debt does not contain subordination provisions that are no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the indenture and

  (3) any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes is subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the indenture.

In addition, any Restricted Subsidiary that enters into a guarantee of the notes under clause (1) above will be automatically and unconditionally released and discharged from its obligations under such guarantee when any of the following occur:

  . such Restricted Subsidiary is unconditionally released from its liability with respect to the Indebtedness in connection with which such guarantee of the notes was executed,

  . all of the Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary, or the parent of such Restricted Subsidiary, is transferred to a person that is not a Restricted Subsidiary in accordance with the indenture and such Restricted Subsidiary has been released of its obligations with respect to the Indebtedness in connection with which such guarantee of the notes was executed, or

  .  such Restricted Subsidiary becomes an Unrestricted Subsidiary.

    Capital Stock of Certain Subsidiaries. Huntsman ICI Chemicals will at all times hold directly, or indirectly through a wholly owned Restricted Subsidiary,

  (1) all issued and outstanding Capital Stock of Tioxide Group, other than shares of Class A Shares issued pursuant to the terms of the contribution agreement, which will be held by an ICI Affiliate and

  (2) all issued and outstanding Capital Stock of Holdings U.K., other than shares of Class B Shares issued pursuant to the terms of the Contribution Agreement, which will be held by a Huntsman Affiliate.

Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman ICI Chemicals or a wholly owned Restricted Subsidiary of Huntsman ICI Chemicals except to qualify directors if required by applicable law or other similar legal requirements and the Class A Shares and Class B Shares described in the preceding sentence.

    Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman ICI Chemicals or a wholly owned Restricted Subsidiary of Huntsman ICI Chemicals except that after Holdings U.K. has repaid its promissory note to Huntsman ICI Financial, Tioxide Group may pay dividends on its Class A Shares in an amount not to exceed 1% of the dividends paid by Tioxide Group on its other Capital Stock. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman ICI Chemicals or a wholly owned Restricted Subsidiary of Huntsman ICI Chemicals and other than nominal dividends on the Class B Shares.

    Conduct of Business. Huntsman ICI Chemicals and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman ICI Chemicals and its Restricted Subsidiaries were engaged on June 30, 1999, except to the extent that after engaging in any new business, Huntsman ICI Chemicals and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on June 30, 1999. Huntsman ICI Financial shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman ICI Chemicals and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman ICI Chemicals or Huntsman ICI Financial.

    Huntsman ICI Chemicals and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such Funds are either:

  (1) advanced directly by Huntsman ICI Chemicals or a Domestic Subsidiary,

  (2) contributed to Huntsman ICI Financial as common equity and Huntsman ICI Financial loans such funds, directly or indirectly through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary or

  (3) contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

    Reports to Holders. Whether or not required by the SEC, so long as any notes are outstanding, after the date that this exchange offer is required to be consummated, Huntsman ICI

Chemicals will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations and make available to securities analysts and potential investors upon request:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman ICI Chemicals were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman ICI Chemicals' certified independent accountants; and

  (2) all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman ICI Chemicals were required to file such reports.

    If Huntsman ICI Chemicals has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Huntsman ICI Chemicals and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman ICI Chemicals.

Events of Default

    Each of the following events is an "Event of Default" under the indenture:

  (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  (3) the failure of Huntsman ICI Chemicals or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman ICI Chemicals receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4) the occurrence of any default under any agreement governing
      Indebtedness of Huntsman ICI Chemicals or any of its Restricted Subsidiaries if that default:

    (A) is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

    (B) the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $25 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  (5) the failure of Huntsman ICI Chemicals or its Restricted Subsidiaries to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $25 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

  (6) certain events of bankruptcy affecting Huntsman ICI Chemicals or any of its Significant Subsidiaries; or

  (7) the failure of any guarantee of any Significant Subsidiary to be in full force and effect or any of the guarantors denies its liability under its guarantee.

    If an Event of Default arising from certain events of bankruptcy with respect to Huntsman ICI Chemicals occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman ICI Chemicals and the trustee, which notice must also specify that it is a "notice of acceleration". In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  .  an acceleration under the Designated Senior Debt or

  . five business days after receipt by Huntsman ICI Chemicals and the Representative under the Designated Senior Debt of such Acceleration Notice.

    At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

    (1) if the rescission would not conflict with any judgment or decree,

  (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  (4) if Huntsman ICI Chemicals has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

  (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

  (1)  if the rescission would not conflict with any judgment or decree,

  (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  (4) if Huntsman ICI Chemicals has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

  (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

    Under the indenture, Huntsman ICI Chemicals is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

    Huntsman ICI Chemicals may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman ICI Chemicals will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2) Huntsman ICI Chemicals' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3) the rights, powers, trust, duties and immunities of the trustee and Huntsman ICI Chemicals' obligations in connection therewith and

    (4)the Legal Defeasance provisions of the indenture.

    In addition, Huntsman ICI Chemicals may, at its option and at any time, elect to have the obligations of Huntsman ICI Chemicals released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) Huntsman ICI Chemicals must irrevocably deposit with the trustee, in trust, for the benefit of the holders,

    (A) with respect to notes denominated in dollars, cash in U.S. dollars or non-callable U.S. government obligations, and

    (B) with respect to notes denominated in euros, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro, rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date;

  (2) in the case of Legal Defeasance, Huntsman ICI Chemicals shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

    (A) Huntsman ICI Chemicals has received from, or there has been published by, the Internal Revenue Service a ruling or

    (B) since June 30, 1999, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee);

  (3) in the case of Covenant Defeasance, Huntsman ICI Chemicals shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Huntsman ICI Chemicals or any of its subsidiaries is a party or by which Huntsman ICI Chemicals or any of its subsidiaries is bound;

  (6) Huntsman ICI Chemicals shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman ICI Chemicals with the intent of preferring the holders over any other creditors of Huntsman ICI Chemicals or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman ICI Chemicals or others;

  (7) Huntsman ICI Chemicals shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8) Huntsman ICI Chemicals shall have delivered to the trustee an opinion of counsel to the effect that

    (A) either

           (a) Huntsman ICI Chemicals has assigned all its ownership interest in the trust funds to the trustee or

           (b) the trustee has a valid perfected security interest in the trust funds and

    (B) assuming no intervening bankruptcy of Huntsman ICI Chemicals between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman ICI Chemicals, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under
        Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

    The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

  (1) either

     (A) all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman ICI Chemicals and repaid to Huntsman ICI Chemicals or discharged from such trust) have been delivered to the trustee for cancellation or

     (B) all notes not previously delivered to the trustee for cancellation have become due and payable and Huntsman ICI Chemicals has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman ICI Chemicals directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2) Huntsman ICI Chemicals has paid all other sums payable under the indenture by Huntsman ICI Chemicals; and

  (3) Huntsman ICI Chemicals has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman ICI Chemicals, and thereafter holders of notes must look to Huntsman ICI Chemicals for payment as general creditors.

Cancellation

    All notes which are redeemed by or on behalf of Huntsman ICI Chemicals will be cancelled and, accordingly, may not be reissued or resold. If Huntsman ICI Chemicals purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

    Under certain circumstances, a holder of notes may be subject to withholding taxes and Huntsman ICI Chemicals will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

    Without the consent of each holder of an outstanding note affected, no amendment may:

  (1) reduce the amount of notes whose holders must consent to an amendment;

  (2) reduce the rate of or change or the time for payment of interest, including defaulted interest, on any notes;

  (3) reduce the principal of or change or the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

  (4) make any notes payable in money other than that stated in the notes;

  (5) make any change in provisions of the indenture relating to the rights of each holder of notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

  (6) amend, change or modify in any material respect the obligation of Huntsman ICI Chemicals to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

  (7) modify or change any provision of the indenture affecting the subordination or ranking of the notes or any guarantee in a manner which adversely affects the holders; or

  (8) release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture.

    Without the consent of any holders of notes, Huntsman ICI Chemicals, the guarantors and the trustee also may amend the indenture to:

  (1) cure any ambiguities, defect or inconsistency;

  (2) provide for the assumption of Huntsman ICI Chemicals's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman ICI Chemicals's assets;

  (3) provide for uncertificated notes in addition to or in place of certificated notes;

  (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

  (5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

    The indenture will provide that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

    The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman ICI Chemicals, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Notices

    All notices shall be deemed to have been given (1) the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as recorded in the Register; and (2) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman ICI Chemicals or at the time it merges or consolidates with Huntsman ICI Chemicals or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman ICI Chemicals or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman ICI Chemicals or at the time it merges or consolidates with Huntsman ICI Chemicals or any of its Restricted Subsidiaries.

    "Adjusted Bund Rate" means with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to July 1, 2009 (if no maturity date is within three months before or after July 1, 2009, yields for the two published maturities most closely corresponding to July 1, 2009 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

    "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

    "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman ICI Chemicals.

    "Asset Acquisition" means:

  . an Investment by Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman ICI Chemicals or of any Restricted Subsidiary of Huntsman ICI Chemicals, or shall be merged with or into Huntsman ICI Chemicals or of any Restricted Subsidiary of Huntsman ICI Chemicals, or

  . the acquisition by Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals of the assets of any person (other than a Restricted Subsidiary of Huntsman ICI Chemicals) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman ICI Chemicals or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals of (A) any Capital Stock of any Restricted Subsidiary of Huntsman ICI Chemicals; or (B) any other property or assets of Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals other than in the ordinary course of business; provided, however, that Asset Sales shall not include

  (1) a transaction or series of related transactions for which Huntsman ICI Chemicals or its Restricted Subsidiaries receive aggregate consideration of less than $5 million,

  (2) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

  (3) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman ICI Chemicals or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman ICI Chemicals or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman ICI Chemicals or any of its Restricted Subsidiaries to pay any fees for any such use,

  (4) the sale, lease, conveyance, disposition or other transfer

     . of all or substantially all of the assets of Huntsman ICI Chemicals as permitted under "Merger, Consolidation and Sale of Assets",

     . of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

     . pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

     . involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of Huntsman ICI Chemicals or

     . including only the lease or sublease of any real or personal property in the ordinary course of business,

  (5) the consummation of any transaction in accordance with the terms of "--Limitation on Restricted Payments", and

  (6) Permitted Investments.

    "Capital Stock" means:

  . with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  . with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means:

  (1) a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

  (2) a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition),

  (3) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

  (4) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

  (5) "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

  (6) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

  (7) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

    "Change of Control" means

  (1) prior to the initial public equity offering of Huntsman ICI Chemicals, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman ICI Chemicals or

  (2) after the initial public equity offering, the occurrence of the following:

    (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman ICI Chemicals other than in a transaction having the approval of the board of managers of Huntsman ICI Chemicals at least a majority of which members are Continuing Managers; or

    (B) Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman ICI Chemicals.

    "Class A Shares" means the Class A Shares of Tioxide Group which have voting rights but no rights to dividends and a nominal liquidation preference.

    "Class B Shares" means the Class B Shares of Holdings U.K. which have voting rights, a rights to nominal dividends and a nominal liquidation preference.

    "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman ICI Chemicals or any of its Restricted Subsidiaries designed to protect Huntsman ICI Chemicals or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of Huntsman ICI Chemicals or its Restricted Subsidiaries.

    "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on June 30, 1999 or issued after June 30, 1999, and includes, without limitation, all series and classes of such common stock.

    "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

  (1) Consolidated Net Income,

  (2) to the extent Consolidated Net Income has been reduced thereby,

    (A) all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

    (B) Consolidated Interest Expense and

    (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.

All as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "--Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

    In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1) the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to June 30, 1999, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

  (2) any Asset Sales or Asset Acquisitions (including, any Asset
      Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

    If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman ICI Chemicals or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.


    "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  (1)  Consolidated Interest Expense, plus

  (2)  the product of

     (A) the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

     (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  (1) the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

     (A) any amortization of debt discount and amortization or write-off of deferred financing costs,

     (B)  the net costs under Interest Swap Obligations,

     (C)  all capitalized interest and

     (D)  the interest portion of any deferred payment obligation; and

  (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  (1) aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  (2) cash dividends or distributions paid to such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom

     (A) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

     (B) after-tax items classified as extraordinary or nonrecurring gains,

     (C) the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

     (D) the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman ICI Chemicals as a result of application of this clause (D) if the restriction on dividends or similar distributions results from consensual restrictions,

     (E) the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

     (F) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

     (G)  income or loss attributable to discontinued operations
          (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

     (H) in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

     (I) all gains or losses from the cumulative effect of any change in accounting principles and

     (J) the net amount of all Permitted Tax Distributions made during such period.

    "Consolidated Net Worth" of any person means the consolidated stockholders' equity (or equivalent) of such person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such person.

    "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "Continuing Managers" means, as of any date, the collective reference to:

  . all members of the board of managers of Huntsman ICI Chemicals who have held office continuously since a date no later than twelve months prior to Huntsman ICI Chemicals's initial public equity offering, and

  . all members of the board of managers of Huntsman ICI Chemicals who assumed office after such date and whose appointment or nomination for election by Huntsman ICI Chemicals's shareholders was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

    "Contribution Agreement" means the Contribution Agreement, dated April 15, 1999, among Huntsman Specialty, ICI and Huntsman ICI Holdings, as such agreement is in effect on June 30, 1999.

    "Credit Facilities" means:

  . the senior secured Credit Agreement, dated as of April 15, 1999 among Huntsman ICI Chemicals and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  . any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "--Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman ICI Chemicals a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals against fluctuations in currency values.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Designated Senior Debt" means:

  .  Indebtedness under or in respect of the Credit Facilities and

  . any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least
     $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman ICI Chemicals.

    "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

    "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

    "Environmental Lien" means a Lien in favor of any governmental authority arising in connection with any environmental laws.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of managers of Huntsman ICI Chemicals acting reasonably and in good faith and shall be evidenced by a board resolution of the board of managers of Huntsman ICI Chemicals delivered to the trustee.

    "Foreign Cash Equivalents" means:

  . debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  . debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman ICI Chemicals or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

    "Foreign Subsidiary" means any subsidiary of Huntsman ICI Chemicals (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of June 30, 1999.

    "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on June 30, 1999 or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (A) all monetary obligations of every nature of a guarantor in respect of the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (B) all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman ICI Chemicals under the Credit Facilities,

  (C) all Interest Swap Obligations and

  (D) all obligations under Currency Agreements, in each case whether outstanding on June 30, 1999 or thereafter incurred.

  Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

  (1) any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (B),

  (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

  (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  (4) Indebtedness represented by Disqualified Capital Stock,

  (5) any liability for federal, state, local or other taxes owed or owing by such guarantor,

  (6) Indebtedness incurred in violation of the indenture provisions set forth under "--Limitation on Incurrence of Additional Indebtedness,"

  (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman ICI Chemicals and

  (8) any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

    "Holdings U.K." means, Huntsman ICI Holdings (UK), a private unlimited company incorporated under the laws of England and Wales.

    "Huntsman Affiliate" means Huntsman Corporation or any of its Affiliates (other than Huntsman ICI Holdings and its subsidiaries).

    "Huntsman Corporation" means Huntsman Corporation, a Utah corporation.

    "Huntsman ICI Holdings Zero Coupon Notes" means, collectively, the Senior Discount Notes due 2009 and the Subordinated Discount Notes due 2009 issued by Huntsman ICI Holdings, and any notes into which any such Huntsman ICI Holdings Zero Coupon Notes may be exchanged or replaced pursuant to the terms of the indenture pursuant to which such Huntsman ICI Holdings Zero Coupon Notes are issued.

    "Huntsman Specialty" means Huntsman Specialty Chemicals Corporation, a Utah corporation.

    "ICI Affiliate" means ICI or any Affiliate of ICI.

    "Indebtedness" means with respect to any person, without duplication,

  (1) all Obligations of such person for borrowed money,

  (2) all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

  (3) all Capitalized Lease Obligations of such person,

  (4) all Obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

  (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  (6) guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

  (7) all Obligations of any other person of the type referred to in clauses
      (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

  (8) all Obligations under Currency Agreements and Interest Swap Agreements of such person and

  (9) all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

  (A) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

  (B) deferred taxes or

  (C) unsecured indebtedness of Huntsman ICI Chemicals and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman ICI Chemicals and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

 "Independent Financial Advisor" means a firm:

  . which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Huntsman ICI Chemicals and

  . which, in the judgment of the board of managers of Huntsman ICI Chemicals, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman ICI Chemicals.

    "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person.

    "Investment" excludes extensions of trade credit by Huntsman ICI Chemicals and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman ICI Chemicals or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

  (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

  (2) the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman ICI Chemicals or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

    If Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman ICI Chemicals such that, after giving effect to any such sale or disposition, Huntsman ICI Chemicals no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman ICI Chemicals will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman ICI Chemicals or any of its subsidiaries in connection with any Qualified Securitization Transaction.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman ICI Chemicals or any of its Restricted Subsidiaries from such Asset Sale net of

  (A) all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

  (B) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

  (C) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

  (D) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

  (E) appropriate amounts to be provided by Huntsman ICI Chemicals or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman ICI Chemicals or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

    "Permitted Indebtedness" means, without duplication, each of the following:

  (1) Indebtedness under the notes, the indenture and the guarantees;

  (2) Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.4 billion at any one time outstanding less the amount of any payments made by Huntsman ICI Chemicals under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (A) of the second sentence of "--Limitation on Asset Sales";

  (3) other Indebtedness of Huntsman ICI Chemicals and its Restricted Subsidiaries outstanding on June 30, 1999 reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "--Limitation on Asset Sales";

  (4) Interest Swap Obligations of Huntsman ICI Chemicals relating to:

    . Indebtedness of Huntsman ICI Chemicals or any of its Restricted Subsidiaries or

    . Indebtedness that Huntsman ICI Chemicals or any of its Restricted Subsidiaries reasonably intends to incur within six months and

    Interest Swap Obligations of any Restricted Subsidiary of Huntsman ICI Chemicals relating to:

    .  Indebtedness of such Restricted Subsidiary

    . Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

    Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman ICI Chemicals and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under with the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  (5) Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman ICI Chemicals and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6) Indebtedness of a Restricted Subsidiary of Huntsman ICI Chemicals to Huntsman ICI Chemicals or to a Restricted Subsidiary of Huntsman ICI Chemicals for so long as such Indebtedness is held by Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals, in each case subject to no Lien held by a person other than Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  (7) Indebtedness of Huntsman ICI Chemicals to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman ICI Chemicals to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman ICI Chemicals' obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman ICI Chemicals;

  (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9) Indebtedness of Huntsman ICI Chemicals or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman ICI Chemicals or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10) Refinancing Indebtedness;

  (11) Indebtedness arising from agreements of Huntsman ICI Chemicals or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman ICI Chemicals and the subsidiary in connection with such disposition;

  (12) Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman ICI Chemicals or any subsidiary in the ordinary course of business;

  (13) Guarantees by Huntsman ICI Chemicals or a Restricted Subsidiary of Indebtedness incurred by Huntsman ICI Chemicals or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman ICI Chemicals or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

  (14) Indebtedness of Huntsman ICI Chemicals or any subsidiary incurred in the ordinary course of business not to exceed $35 million at any time outstanding

     (A) representing Capitalized Lease Obligations or

     (B) constituting purchase money Indebtedness incurred to finance property or assets of Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals acquired in the ordinary course of business;

     provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals other than the property and assets so acquired;

  (15) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

     (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

     (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

     provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $50 million of Indebtedness outstanding at any one time;

  (16) Indebtedness of Huntsman ICI Chemicals and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

  (17) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals (except for Standard Securitization Undertakings);

  (18) So long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman ICI Chemicals to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

  (19) Indebtedness of Huntsman ICI Chemicals to a Huntsman Affiliate or an ICI Affiliate constituting Subordinated Indebtedness;

  (20) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  (21) Indebtedness of Huntsman ICI Chemicals to any to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman ICI Chemicals from any such subsidiary which assets are subsequently conveyed by Huntsman ICI Chemicals to a Securitization Entity in a Qualified Securitization Transaction; and

  (22) additional Indebtedness of Huntsman ICI Chemicals and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million at any one time outstanding.

    "Permitted Investments" means:

  (1) Investments by Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman ICI Chemicals or that will merge or consolidate into Huntsman ICI Chemicals or a Restricted Subsidiary of Huntsman ICI Chemicals; provided that this clause (1) shall not permit any Investment by Huntsman ICI Chemicals or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

  (2) Investments in Huntsman ICI Chemicals by any Restricted Subsidiary of Huntsman ICI Chemicals; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman ICI Chemicals' obligations under the notes and the indenture;

  (3) investments in cash and Cash Equivalents;

  (4) loans and advances to employees and officers of Huntsman ICI Chemicals and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  (5) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus

     (A) the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

     (B) the net after-tax cash proceeds received by Huntsman ICI Chemicals or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman ICI Chemicals),

     (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

     (D) the net cash proceeds received by Huntsman ICI Chemicals from the issuance of Specified Venture Capital Stock;

  (6) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman ICI Chemicals or its Restricted Subsidiaries;

  (7) Investments made by Huntsman ICI Chemicals or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (8) Investments existing on June 30, 1999;

  (9) any Investment by Huntsman ICI Chemicals or a wholly owned subsidiary of Huntsman ICI Chemicals, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

  (10) Investments by Huntsman ICI Chemicals in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

     (A) such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture),

     (B) the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman ICI Chemicals, and

     (C) such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman ICI Chemicals and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

  (11) Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  (12) loans to Huntsman ICI Holdings for the purposes described in clause
       (7) of the second paragraph of "Certain Covenants--Limitation on Restricted Payments") which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

  (13) any Indebtedness of Huntsman ICI Chemicals to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman ICI Chemicals from any such subsidiary which assets are subsequently conveyed by Huntsman ICI Chemicals to a Securitization Entity in a Qualified Securitization Transaction; and

  (14) additional Investments in an aggregate amount not exceeding $25 million at any one time outstanding.

    "Permitted Junior Securities" means:

  (1) Capital Stock in Huntsman ICI Chemicals or any guarantor; or

  (2) debt securities of Huntsman ICI Chemicals or any guarantor that

     (A) are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the indenture and

     (B) have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

    "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants-- Limitation on Restricted Payments."

    "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman ICI Chemicals or any of its subsidiaries pursuant to which Huntsman ICI Chemicals or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

  (1) a Securitization Entity or to Huntsman ICI Chemicals which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman ICI Chemicals or any of its subsidiaries) and

  (2) any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman ICI Chemicals or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities Inc. and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Huntsman ICI Chemicals shall substitute therefor another Reference Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means any Refinancing by Huntsman ICI Chemicals or any Restricted Subsidiary of Huntsman ICI Chemicals of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clause (3) of the definition of "Permitted Indebtedness", in each case that does not

  (1) result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed
      Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman ICI Chemicals in connection with such Refinancing) or

  (2) create Indebtedness with

     (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

     (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced


  . is Indebtedness of Huntsman ICI Chemicals, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman ICI Chemicals or

  .  is subordinate or junior to the notes, then such Refinancing
     Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

    "Restricted Payment" means to

  (1) declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman ICI Chemicals, on or in respect of shares of Huntsman ICI Chemicals's Capital Stock to holders of such Capital Stock,

  (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman ICI Chemicals or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman ICI Chemicals that is subordinate or junior in right of payment to the notes or

  (4) make any Investment other than Permitted Investments.

    "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman ICI Chemicals or a Restricted Subsidiary of any property, whether owned by Huntsman ICI Chemicals or any Restricted Subsidiary on June 30, 1999 or later acquired, which has been or is to be sold or transferred by Huntsman ICI Chemicals or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property.

    "Securitization Entity" means a wholly owned subsidiary of Huntsman ICI Chemicals (or Tioxide Group, Holdings U.K. another person in which Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals makes an Investment and to which Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman ICI Chemicals (as provided below) as a Securitization Entity

  (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

     . is guaranteed by Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

     . is recourse to or obligates Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

     . subjects any property or asset of Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals,

  (2) with which neither Huntsman ICI Chemicals nor any subsidiary of Huntsman ICI Chemicals has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman ICI Chemicals or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman ICI Chemicals, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3) to which neither Huntsman ICI Chemicals nor any subsidiary of Huntsman ICI Chemicals has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of managers of Huntsman ICI Chemicals shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman ICI Chemicals giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman ICI Chemicals, whether outstanding on June 30, 1999 or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (1) all monetary obligations of every nature of Huntsman ICI Chemicals under the Credit

     Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (2) all Interest Swap Obligations and

  (3) all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on June 30, 1999 or thereafter incurred.

  Notwithstanding the foregoing, "Senior Debt" does not include

  (1) any Indebtedness of Huntsman ICI Chemicals to a Restricted Subsidiary of Huntsman ICI Chemicals or any Affiliate of Huntsman ICI Chemicals or any of such Affiliate's subsidiaries,

  (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals,

  (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  (4) Indebtedness represented by Disqualified Capital Stock,

  (5) any liability for federal, state, local or other taxes owed or owing by Huntsman ICI Chemicals,

  (6) Indebtedness incurred in violation of the indenture provisions set forth under "--Limitation on Incurrence of Additional Indebtedness,"

  (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman ICI Chemicals and

  (8) any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman ICI Chemicals.

    "Significant Subsidiary" means any Restricted Subsidiary of Huntsman ICI Chemicals which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

    "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman ICI Chemicals or holdings issued to a person who is not an Affiliate of Huntsman ICI Chemicals and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

    "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman ICI Chemicals or any subsidiary of Huntsman ICI Chemicals which are reasonably customary in an accounts receivable securitization transaction.

    "Subordinated Indebtedness" means Indebtedness of Huntsman ICI Chemicals or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

    "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman ICI Chemicals and Huntsman ICI Holdings as in existence on June 30, 1999 relating to distributions to be made to the members thereof with respect to such members' income tax liabilities.

    "UK Holdco Note" means that certain unsecured promissory note issued by Holdings U.K. in favor of Huntsman ICI Financial.

    "Unrestricted Subsidiary" of any person means:

  (1) any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  (2) any subsidiary of an Unrestricted Subsidiary.

The board of managers of Huntsman ICI Chemicals may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  . such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman ICI Chemicals or any other subsidiary of Huntsman ICI Chemicals that is a subsidiary of the subsidiary to be so designated;

  . Huntsman ICI Chemicals certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant and

  . each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman ICI Chemicals or any of its Restricted subsidiaries.

    The board of managers of Huntsman ICI Chemicals may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  . immediately after giving effect to such designation, Huntsman ICI Chemicals is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  . immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman ICI Chemicals will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the then outstanding aggregate principal amount of such Indebtedness into

  (2) the sum of the total of the products obtained by multiplying

    . the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    . the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Listing

    The outstanding notes are listed on the Luxembourg Stock Exchange and we have applied to list the exchange notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the exchange notes and our limited liability company agreement will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as any notes are listed on the Luxembourg Stock Exchange and as long as the rules of such exchange so require, an agent for making payments on, and transfer of, notes will be maintained in Luxembourg. We have initially designated Banque Generale du Luxembourg as our agent for such purposes.

Form, Denomination, Book-Entry Procedures and Transfer

    Except as set forth below, the notes issued in the exchange offer will be issued in registered, global form in minimum denominations of $1,000 or
(Euro)1,000 and integral multiples of $1,000 or (Euro)1,000.

    The notes which are denominated in dollars to be issued in the exchange offer will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Dollar Global Note") and will be deposited with the trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The notes denominated in euros to be issued in the exchange offer will be represented by one global note in fully registered form without interest coupons (the "Euro Global Note") and will be deposited with The First National Bank of Chicago, London Branch as common depositary for Euroclear (the "Common Depositary") and registered in the name of a nominee of the Common Depositary. All holders of notes denominated in euros who exchange their outstanding notes denominated in euros in the exchange offer will hold their interests through the Euro Global Note, regardless of whether they purchased their interests pursuant to Rule 144A or Regulation S.

    Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Cedelbank and their respective direct or indirect participants which rules and procedures may change from time to time.

    Global Notes. The following description of the operations and procedures of DTC, Euroclear and Cedelbank are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Huntsman ICI Chemicals takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    Upon the issuance of the Dollar Global Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the exchange agent. Ownership of beneficial interests in a Dollar Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    Upon the issuance of the Euro Global Note, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear. Euroclear will credit, on its internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Euro Global Note will be limited to participants or persons who hold interests through participants in Euroclear. Ownership of beneficial interests in Euro Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or its nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indenture and the notes. Unless (1) in the case of a Dollar Global Note, DTC notifies Huntsman ICI Chemicals that it is unwilling or unable to continue as depositary for a global note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear notifies Huntsman ICI Chemicals it is unwilling or unable to continue as clearing agency, (3) in the case of a Euro Global Note, the Common Depositary notifies Huntsman ICI Chemicals that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice or (4) in the case of any note, an event of default has occurred and is continuing with respect to such note, described below under "--Form, Denomination, Book-Entry Procedures and Transfer--Certificated Notes", owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Cedelbank's applicable procedures (in addition to those under the indenture referred to herein).

    Investors may hold their interests in the Dollar Global Note through Euroclear or Cedelbank and the Euro Global Note through Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests in the Dollar Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. Investors may hold their interests in the Dollar Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Cedelbank) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Cedelbank.

    Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Note will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither Huntsman ICI Chemicals, the trustee, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Huntsman ICI Chemicals expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Huntsman ICI Chemicals expects that the Common Depositary, in its capacity as paying agent, upon receipt of any payment or principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear which in turn will immediately credit accounts of participants in Euroclear with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Cedelbank. Huntsman ICI Chemicals also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name". Such payments will be the responsibility of such participants.

    Because DTC, Euroclear and Cedelbank can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Cedelbank systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Cedelbank can act only on behalf of participants, which, in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Cedelbank, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Except for trades involving only Euroclear and Cedelbank participants, interests in the Dollar Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Cedelbank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of dollar notes between DTC participants, on the one hand, and Euroclear or Cedelbank participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank, as the case may be by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Cedelbank, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedelbank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedelbank participants may not deliver instructions directly to the depositories for Euroclear or Cedelbank.

    Because of time zone differences, the securities account of a Euroclear or Cedelbank participant purchasing an interest in the Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedelbank immediately following the DTC settlement date). Cash received in Euroclear or Cedelbank as a result of sales of interests in a global note by or through a Euroclear or Cedelbank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following the DTC settlement date.

    DTC, Euroclear and Cedelbank have advised Huntsman ICI Chemicals that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Cedelbank, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Cedelbank reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

    DTC has advised Huntsman ICI Chemicals as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Euroclear and Cedelbank have advised Huntsman ICI Chemicals as follows:
Euroclear and Cedelbank each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

    Euroclear and Cedelbank each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedelbank each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Cedelbank have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

    Account holders in both Euroclear and Cedelbank are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Cedelbank is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

    An account holder's overall contractual relations with either Euroclear or Cedelbank are governed by the respective rules and operating procedures of Euroclear or Cedelbank and any applicable laws. Both Euroclear and Cedelbank act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

    Although DTC, Euroclear and Cedelbank currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Cedelbank, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither Huntsman ICI Chemicals nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Certificated Notes. If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "-- Form, Denomination, Book-Entry Procedures and Transfer--Global Notes", Huntsman ICI Chemicals will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the Dollar Global Note or the Euro Global Note, as the case may be. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Cedelbank or the Common Depositary (in accordance with their customary procedures).

    The holder of a non-global note may transfer such note by surrendering it at the office or agency maintained by Huntsman ICI Chemicals for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee or of the Transfer Agent in Luxembourg. Upon transfer or partial redemption of any note, new certificates may be obtained from the Transfer Agent in Luxembourg.

    Notwithstanding any statement herein, Huntsman ICI Chemicals and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as DTC, Euroclear or Cedelbank may require.

Same-Day Settlement and Payment

    The indenture requires that payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, Huntsman ICI Chemicals will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Certificated notes may be surrendered for payment at the offices of the trustee or, so long as the notes are listed on the Luxembourg Stock Exchange, the Paying Agent in Luxembourg on the maturity date of the notes. The notes represented by the global notes are expected to be eligible to trade in DTC's, Same-Day Firm Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Huntsman ICI Chemicals expects that secondary trading in any certificated notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedelbank participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedelbank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedelbank as a result of sales of interests in a global note by or through a Euroclear or Cedelbank participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following DTC's settlement date.

Registration Covenant; Exchange Offer

    Huntsman ICI Chemicals has agreed to commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the offer open for at least 30 days, and exchange notes for all notes validly tendered and not withdrawn before the expiration of the offer.

    Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, Huntsman ICI Chemicals is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes. Each holder of notes (other than certain specified holders of notes) who wishes to exchange such notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an Affiliate of Huntsman ICI Chemicals.

    However, if:

  . on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

  . the exchange offer has not been consummated on or before March 12, 2000; or

  .  the exchange offer is not available by any holder of the notes,

Huntsman ICI Chemicals will, in lieu of (or, in the case of the third bullet above, in addition to) effecting registration of exchange notes, use its reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the notes for resale by holders or, in the case of clause (3), of the notes held by the initial purchasers of the notes for resale by the initial purchasers (the "Resale Registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

    Huntsman ICI Chemicals will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such holder (including certain indemnification obligations).

    In the event that:


  (1) the exchange offer has not been consummated within 45 business days after the effective date of the exchange offer registration statement; or

  (2) any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) or (2), the "Registration Default"), then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

    The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which will be available upon request to Huntsman ICI Chemicals.

    We have filed an application to list the exchange notes on the Luxembourg Stock Exchange. Huntsman ICI Chemicals will publish, in accordance with the procedures described under "Notices," a notice of the commencement of the exchange offer and any increase in the rate of interest on the notes, as well as the results of the exchange offer and the new identifying numbers of the securities (the common codes and ISINs). All documents prepared in connection with the exchange offer will be available for inspection at the office of the paying and transfer agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the paying and transfer agent in Luxembourg.

    The notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it acquired such notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in the exchange offer where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until       , 2000, all broker-dealers effecting
transactions in the notes issued in the exchange offer may be required to deliver a prospectus.

    Neither Huntsman ICI Chemicals nor any of the guarantors will receive any proceeds from any sale of notes by broker-dealers. Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such notes

  (1) may be deemed to be an "underwriter" within the meaning of the Securities Act and

  (2) must acknowledge that it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from our company:

 . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5,
   1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983) and

 . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Profit on any resale of the notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the consummation of the exchange offer, Huntsman ICI Chemicals will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Huntsman ICI Chemicals has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion sets forth the anticipated material U.S. federal income consequences relating to the exchange of the notes to a holder of a note.

    This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. Huntsman ICI Chemicals has obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Huntsman ICI Chemicals, with respect to the anticipated material U.S. federal income tax consequences of the exchange, which are summarized below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and Huntsman ICI Chemicals has not obtained, nor does it intend to obtain, a ruling from the IRS as to any U.S. federal income tax consequences relating to the notes.

    This discussion deals only with holders of notes who hold the notes as capital assets and who exchange old notes for exchange notes pursuant to this exchange offer. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

The Exchange Offer

    An exchange of the notes for the exchange notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes, assuming, as expected, that the terms of the exchange notes are substantially identical to the terms of the notes. Consequently, a holder of the notes will not recognize taxable gain or loss as a result of exchanging notes pursuant to the exchange offer. The holding period of the exchange notes will be the same as the holding period of the notes and the tax basis in the exchange notes will be the same as the basis in the notes immediately before the exchange.

                                 LEGAL MATTERS

    Certain legal matters as to the validity of the notes and guarantees offered hereby will be passed upon for Huntsman ICI Chemicals, Huntsman ICI Financial and Tioxide Group by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Group will be passed upon for Tioxide Group by Slaughter and May, London, England. Certain legal matters as to the validity of guarantee of the notes by Tioxide Americas will be passed upon for Tioxide Americas by Walkers, Cayman Islands.

                                    EXPERTS

    The financial statements of (1) Huntsman ICI Chemicals included in this prospectus as of June 30, 1999 and (2) Huntsman Specialty Chemicals Corporation included in this prospectus as of December 31, 1997 and 1998 and for the two months ended February 28, 1997, the ten months ended December 31, 1997 and for the year end December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Texaco Chemical Inc. included in this prospectus to the extent and for the period indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

    The combined financial statements of the polyurethane chemicals, TiO\\2\\ and selected petrochemicals businesses included in this prospectus for the years ended December 31, 1996, 1997 and 1998 have been audited by KPMG Audit Plc, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm as experts in accounting and auditing.

                          GENERAL LISTING INFORMATION

Listing

    We have applied to list the exchange notes on the Luxembourg Stock Exchange. Our limited liability company agreement and the legal notice relating to the issue of the exchange notes will be deposited prior to any listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg.

    The notes denominated in euros have been accepted for clearance by
Euroclear under the common code    . The ISIN for the notes denominated in
euros is    .

    The CUSIP number for the notes denominated in dollars is    .

    The issuance of the notes was authorized by the Managers of Huntsman ICI Chemicals by unanimous written consent on June 22, 1999.

Documents

    For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specified office of the Paying Agent and Registrar in
Luxembourg:

  .  Limited Liability Company Agreement of Huntsman ICI Chemicals LLC;

  . the indenture relating to the notes, which includes the forms of the note certificates; and

  .  the exchange and registration rights agreement.

    In addition, copies of the most recent consolidated financial statements of Huntsman ICI Chemicals for the preceding financial year, and any interim quarterly financial statements published by Huntsman ICI Chemicals will be available at the specified office of the Paying Agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. The guarantors do not and will not publish separate reports.

Responsibility Statement

    Having made all reasonable inquiries, we confirm that this prospectus contains all information with respect to Huntsman ICI Chemicals and the notes which is material in the context of the issue and offering of the notes, that such information is true and accurate in every material respect and is not misleading in any material respect and that this prospectus does not omit to state any material fact necessary to make such information not misleading. The opinions, assumptions and intentions expressed in this prospectus with regard to Huntsman ICI Chemicals are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions. We accept responsibility for the information contained in this prospectus accordingly. We represent that, other than as contemplated by the pro forma financial information presented in this prospectus, there has been no material adverse change in our financial position since September 30, 1999.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Huntsman ICI Holdings LLC and Subsidiaries:
 Independent Auditors' Report--Deloitte & Touche LLP .....................  F-2
 Consolidated Balance Sheet as of June 30, 1999 (Date of Initial
  Capitalization).........................................................  F-3
 Notes to Consolidated Balance Sheet......................................  F-4

 Consolidated Balance Sheets as of December 31, 1998 and September 30,
  1999 (Unaudited) .......................................................  F-6
 Consolidated Statements of Comprehensive Income for the nine months ended
  September 30, 1998, the six months ended June 30, 1999, and the three months
  ended September 30, 1999 (Unaudited)....................................  F-7
 Consolidated Statements of Members' Equity for the nine months ended
  September 30, 1999 (Unaudited)..........................................  F-8
 Consolidated Statements of Cash Flows for the nine months ended
  September 30, 1998, the six months ended June 30, 1999, and the three months ended September 30, 1999 (Unaudited).............................  F-9
 Notes to Consolidated Financial Statements (Unaudited) .................. F-10

Huntsman Specialty Chemicals Corporation and its Predecessor:
 Independent Auditors' Report--Deloitte & Touche LLP...................... F-26
 Report of Independent Public Accountants--Arthur Andersen LLP............ F-27
 Balance Sheets as of December 31, 1997 and 1998.......................... F-28
 Statements of Operations for the year ended December 31, 1996 and the two months ended February 28, 1997 and the ten months ended December 31,
  1997 and the year ended December 31, 1998............................... F-30
 Statements of Stockholders' Equity for the year ended December 31, 1996, the two months ended February 28, 1997, the ten months ended December
  31, 1997 and the year ended December 31, 1998 .......................... F-31
 Statements of Cash Flows for the year ended December 31, 1996, the two months ended February 28, 1997, the ten months ended December 31, 1997 and the year ended December 31, 1998.................................... F-32
 Notes to Financial Statements............................................ F-33

ICI Businesses:
 Independent Auditors Report--KPMG Audit Plc.............................. F-46
 Combined Profit and Loss Accounts for the years ended December 31, 1996,
  1997
  and 1998................................................................ F-47
 Combined Statements of Total Recognised Gains and Losses for the years ended
  December 31, 1996, 1997 and 1998........................................ F-47
 Combined Balance Sheets as at December 31, 1997 and 1998................. F-48
 Combined Cash Flow Statements for the years ended December 31, 1996,
  1997 and 1998........................................................... F-49
 Reconciliation of Movements in Combined Net Investment for the years ended
  December 31, 1996, 1997 and 1998........................................ F-49
 Notes to the Combined Financial Statements............................... F-50
 Unaudited Condensed Combined Profit and Loss Accounts for the six months ended
  June 30, 1998 and June 30, 1999......................................... F-80
 Unaudited Condensed Combined Balance Sheets as at December 31, 1998 and
  June 30, 1999........................................................... F-81
 Unaudited Condensed Combined Cash Flow Statements for the six months ended June 30, 1998 and 1999............................................ F-82
 Notes to the Unaudited Condensed Combined Financial Statements........... F-83

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Huntsman ICI Chemicals LLC

    We have audited the accompanying balance sheet of Huntsman ICI Chemicals LLC (the "Company") (a wholly-owned subsidiary of Huntsman ICI Holdings LLC) as of June 30, 1999 (date of initial capitalization). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at June 30, 1999 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 12, 1999

                           HUNTSMAN ICI CHEMICALS LLC
            (a wholly-owned subsidiary of Huntsman ICI Holdings LLC)

                                 BALANCE SHEET
                 June 30, 1999 (Date of Initial Capitalization)


ASSETS
Cash..................................................................... $1,000
                                                                          ------
TOTAL.................................................................... $1,000
                                                                          ======
MEMBER'S EQUITY
Member's Equity.......................................................... $1,000
                                                                          ------
TOTAL.................................................................... $1,000
                                                                          ======


                          See notes to balance sheet.

                           HUNTSMAN ICI CHEMICALS LLC
            (a wholly-owned subsidiary of Huntsman ICI Holdings LLC)

                             NOTES TO BALANCE SHEET
              As of June 30, 1999 (Date of Initial Capitalization)

1. GENERAL

  The accompanying balance sheet includes the accounts of Huntsman ICI Chemicals LLC (the Company), a wholly owned subsidiary of Huntsman ICI Holdings LLC (Holdings). The Company was incorporated on April 12, 1999 for the purpose of entering into a Contribution Agreement to acquire certain businesses of Imperial Chemical Industries PLC (ICI) discussed in
  Note 2 and the propylene oxide (PO) business of Huntsman Specialty Chemical Company (HSCC). Holdings and HSCC are majority-owned subsidiaries of Huntsman Corporation. The Company was initially funded on June 30, 1999.

  Use of Estimates in Preparing Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUBSEQUENT EVENTS

  Effective July 1, 1999, pursuant to a contribution agreement and ancillary agreements between the Company, HSCC, ICI, and Holdings, the Company acquired assets and stock representing ICI's polyurethene chemicals, selected petrochemicals, (including ICI's 80% interest in the Wilton olefins facility), and TiO\\2\\ businesses and HSCC's PO business. In addition, at the close of business on June 30, 1999, the Company also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals, Limited (BP Chemicals) for approximately $117 million.

  In exchange for transferring its business to the Company, HSCC (1) retained a 60% common equity interest in Holdings and (2) received approximately $360 million in cash. In exchange for transferring its business to the Company, ICI received (1) a 30% common equity interest in Holdings, (2) approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros, and (3) discount notes of Holdings with approximately $508 million of accreted value at issuance. The obligations of the discount notes from Holdings are non-recourse to the Company. BT Capital Investors, L.P., Chase Equity Associates, L.P., and the Goldman Sachs Group acquired the remaining 10% common equity interest in Holdings for approximately $90 million cash.

  The sources to finance the above transactions are summarized as follows (in millions):

  Senior secured credit facilities......................................  $1,683
  Senior subordinated notes.............................................     807
  Cash equity contributed by Holdings...................................     508
  Cash equity from institutional investors..............................      90
                                                                          ------
  Total sources.........................................................  $3,088
                                                                          ======

  HSCC is considered the acquiror of the businesses transferred to the Company in connection with the transaction with ICI and HSCC because the shareholders of HSCC acquired majority control of the businesses transferred to the Company. The transactions with ICI and BP Chemicals will be accounted for as purchase transactions, and accordingly, the financial statements of the Company effective July 1, 1999 will reflect the purchase price (including transaction costs and liabilities assumed) based upon the estimated fair values.

3. BORROWING ARRANGEMENTS

  The Senior Secured Credit Facilities will allow the Company to borrow up to an aggregate of $2,070 million comprised of as follows (in millions):

   Revolving loan....................................................... $  400
   Term A dollar loan...................................................    240
   Term A euro loan (in U.S. dollar equivalent).........................    300
   Term B loan..........................................................    565
   Term C loan..........................................................    565
                                                                         ------
   Total................................................................ $2,070
                                                                         ======

  Both the term A dollar loan facility and the term A euro loan facility mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2000 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and the term C loan facility matures on June 30, 2008. Both the term B and term C loan facilities require repayments in annual installments of $5.65 million each, commencing June 30, 2000, with the remaining unpaid balance due on final maturity. The revolving loan facility matures on June 30, 2005 with no scheduled commitment reductions.

  Interest rates for the Senior Secured Credit Facilities are based upon, at the Company's option, either a eurocurrency rate or a base rate plus a spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.25% to 3.50% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of base rate loans, from 0% to 2.25% per annum.

  The obligations under the Senior Secured Credit Facilities are supported by guarantees of certain other subsidiaries (Tioxide Group Limited, Tioxide America, Inc., and Huntsman ICI Financial LLC) and Holdings as well as pledges of 65% of the voting stock of certain non-U.S. subsidiaries. The Senior Secured Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions and maintenance of certain financial ratios. The Senior Secured Credit Facilities limit the payment of dividends generally to the amount required by the members to pay income taxes.

  The Company issued $600 million and (Euro) 200 million 10 1/8% Senior Subordinated Notes (the Notes). Interest on the Notes is payable semi-annually and the Notes mature on July 1, 2009. The Notes will be guaranteed by the Company's domestic subsidiaries and certain non-U.S. subsidiaries. The Notes may be redeemed, in whole or in part, at any time by the Company on or after July 1, 2004, at percentages ranging from 105% to 100% at July 1, 2007 of their face amount, plus accrued and unpaid interest. The Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The Notes also contain a change in control provision requiring the Company to offer to repurchase the Notes upon a change in control.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                    Consolidated Balance Sheets (Unaudited)
                             (Millions of Dollars)

                                          Predecessor Company
                                          -------------------
                                           December 31, 1998  September 30, 1999
                                          ------------------- ------------------
ASSETS
Current assets:
  Cash and cash equivalents.............        $  2.6             $   67.4
  Accounts and notes receivables, net...          50.4                597.5
  Inventories...........................          19.7                377.6
  Other current assets..................           0.9                 86.4
                                                ------             --------
    Total current assets................          73.6              1,128.9
Property, plant and equipment, net......         385.1              2,707.2
Investment in unconsolidated
 affiliates.............................           0.0                242.9
Intangible assets, net..................         103.6                332.5
Other noncurrent assets.................          15.3                202.7
                                                ------             --------
    Total assets........................        $577.6             $4,614.2
                                                ======             ========
LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable......................        $ 26.0             $  387.0
  Accrued liabilities...................          13.8                201.0
  Deferred income taxes.................           3.4                  0.0
  Current portion of long-term debt.....           0.0                 11.3
  Other current liabilities.............           0.0                 28.4
                                                ------             --------
    Total current liabilities...........          43.2                627.7
Long-term debt..........................         427.6              2,495.0
Deferred income taxes...................           4.3                281.4
Other noncurrent liabilities............           0.0                 96.0
                                                ------             --------
    Total liabilities...................         475.1              3,500.1
Minority interests......................           0.0                  6.7
Mandatorily redeemable preferred stock..          71.9                  0.0
                                                ------             --------
Equity:
  Members' equity, 1,000 units..........           0.0              1,031.6
  Common stock..........................           0.0                  0.0
  Additional paid-in capital............          25.0                  0.0
  Retained earnings.....................           5.6                 53.3
  Accumulated other comprehensive
   income...............................           0.0                 22.5
                                                ------             --------
    Total equity........................          30.6              1,107.4
                                                ------             --------
    Total liabilities and equity........        $577.6             $4,614.2
                                                ======             ========

          See accompanying notes to consolidated financial statements

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

          Consolidated Statements of Comprehensive Income (Unaudited)
                             (Millions of Dollars)

                                          Predecessor Company
                                        ------------------------
                                         Nine Months  Six Months Three Months
                                            Ended       Ended        Ended
                                        September 30,  June 30,  September 30,
                                            1998         1999         1999
                                        ------------- ---------- -------------
Revenues:
  Trade sales and services.............    $224.6       $163.0      $793.6
  Related party sales..................      25.6         29.0       167.6
                                           ------       ------      ------
                                            250.2        192.0       961.2
Cost of goods sold.....................     210.3        134.1       763.0
                                           ------       ------      ------
Gross profit...........................      39.9         57.9       198.2
Expenses:
  Selling, general and administrative..       3.9          3.3        65.0
  Research and development.............       2.2          2.0        19.3
                                           ------       ------      ------
Operating income ......................      33.8         52.6       113.9
Interest expense.......................      31.2         18.3        53.2
Interest income........................       0.8          0.3         0.8
Other income...........................       0.0          0.0         0.5
                                           ------       ------      ------
Income before income taxes.............       3.4         34.6        62.0
Income tax expense.....................       1.3         13.1         7.9
Minority interests in subsidiaries.....       0.0          0.0         0.8
                                           ------       ------      ------
Net income.............................       2.1         21.5        53.2
Preferred stock dividends..............       3.2          2.2         0.0
                                           ------       ------      ------
Net income (loss) available to common
 equity holders........................      (1.1)        19.3        53.2
Other comprehensive income--foreign
 currency translation adjustments......       0.0          0.0        22.5
                                           ------       ------      ------
Comprehensive income (loss)............    $ (1.1)      $ 19.3      $ 75.8
                                           ======       ======      ======


          See accompanying notes to consolidated financial statements

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

             Consolidated Statements of Members' Equity (Unaudited)
                             (Millions of Dollars)

                            Common stock/                           Accumulated
                           Members' equity     Additional              Other
                         --------------------   Paid-in   Retained Comprehensive
                         Shares/Units Amount    Capital   Earnings    Income      Total
                         -------------------   ---------- -------- ------------- --------
Predecessor Company:
Balance, January 1,
 1999...................    2,500 $       0.0    $25.0     $ 5.6       $ 0.0     $   30.6
Net income..............                                    21.5                     21.5
Dividends accrued on
 mandatorily redeemable
 preferred stock........                                    (2.2)                    (2.2)
                         -------- -----------    -----     -----       -----     --------
                            2,500 $       0.0    $25.0     $24.9       $ 0.0     $   49.9
                         ======== ===========    =====     =====       =====     ========
Successor:
Capital contribution
 from Huntsman ICI
 Holdings LLC
 ("Holdings")...........    1,000    $1,651.6                                     1,651.6
Distributions to
 members................               (620.0)                                     (620.0)
Net income..............                                    53.3                     53.3
Foreign currency
 translation
 adjustments............                                                22.5         22.5
                         -------- -----------    -----     -----       -----     --------
Balance, September 30,
 1999...................    1,000 $   1,031.6    $ 0.0     $53.3       $22.5     $1,107.4
                         ======== ===========    =====     =====       =====     ========


          See accompanying notes to consolidated financial statements

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

               Consolidated Statements of Cash Flows (Unaudited)
                             (Millions of Dollars)

                                               Predecessor
                                                 Company
                                         ------------------------
                                          Nine months  Six months Three months
                                             Ended       Ended        Ended
                                         September 30,  June 30,  September 30,
                                             1998         1999        1999
                                         ------------- ---------- -------------
Net Cash Provided by Operating
 Activities.............................    $ 15.5       $ 40.5     $  134.9
Investing Activities:
  Purchase of businesses from ICI, net
   of cash acquired.....................       0.0          0.0      2,284.8
  Purchase of business from BP
   Chemicals, Limited...................       0.0          0.0        116.6
  Capital expenditures..................       9.6          4.0         59.9
                                            ------       ------     --------
    Net cash used in investing
     activities.........................       9.6          4.0      2,461.3
Financing Activities:
  Borrowings under senior credit
   facilities...........................       0.0          0.0      1,670.0
  Repayments of senior credit
   facilities...........................     (16.0)       (35.0)         0.0
  Issuance of senior subordinated
   notes................................       0.0          0.0        807.0
  Debt issuance costs...................       0.0          0.0        (74.3)
  Cash contributions by parent..........       0.0          0.0        598.0
  Cash distribution to members..........       0.0          0.0       (620.0)
                                            ------       ------     --------
    Net cash provided by (used in)
     financing activities...............     (16.0)       (35.0)     2,380.7
                                            ------       ------     --------
Effect of exchange rate changes on
 cash...................................       0.0          0.0         13.1
                                            ------       ------     --------
Increase (decrease) in cash and cash
 equivalents............................     (10.1)         1.5         67.4
Cash and cash equivalents at beginning
 of period..............................      10.1          2.6          0.0
                                            ------       ------     --------
Cash and cash equivalents at end of
 period.................................    $  0.0       $  4.1     $   67.4
                                            ======       ======     ========
Non-Cash Financing and Investing
 Activities:
  Non-cash capital contribution by
   members..............................    $  0.0       $  0.0     $1,053.0
                                            ======       ======     ========

          See accompanying notes to consolidated financial statements

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of presentation

    Effective at the close of business on June 30, 1999, pursuant to a contribution agreement and ancillary agreements between Huntsman ICI Holdings LLC ("Holdings" or the "Company"), Huntsman Specialty Chemical Corporation ("HSCC"), Imperial Chemical Industries PLC ("ICI") and Huntsman ICI Chemicals LLC ("Chemicals"), the Company acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility,) and titanium dioxide businesses and HSCC's propylene oxide business. In addition, the Company also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited ("BP Chemicals") for approximately $117 million.

    The Company, through its wholly-owned subsidiary Chemicals, manufactures products used in a wide variety of industrial and consumer-related applications. The Company's principal products are methylene diphenyl discocyanate ("MDI"), propylene oxide ("PO"), ethylene, propylene, and titanium dioxide ("TiO\\2\\").

    In exchange for transferring its business, HSCC retained a 60% common equity interest in Holdings and received approximately $360 million in cash. In exchange for transferring its businesses, ICI received a 30% common equity interest in Holdings, approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros, and discount notes of Holdings with approximately $508 million of accreted value at issuance. The cash proceeds of the Holdings discount notes issued to ICI were contributed by the Company as equity to Chemicals. The obligations of the discount notes from Holdings are non-recourse to Chemicals. BT Capital Investors, LP, Chase Equity Associates, LP, and the Goldman Sachs Group acquired the remaining 10% common equity interest in Holdings for $90 million in cash.

    The sources to finance the above transactions are summarized as follows (in millions):

   Senior secured credit facilities at Chemicals......................  $ 1,683
   Senior subordinated notes of Chemicals.............................      807
   Cash equity contributed by Holdings................................      598
                                                                       --------
       Total sources..................................................  $ 3,088
                                                                       ========

    HSCC is considered the acquirer and predecessor of the businesses transferred to the Company in connection with the transaction because the shareholders of HSCC acquired majority control of the businesses transferred to the Company. The transactions with ICI and BP Chemicals are accounted for as purchase transactions. Accordingly, the balance sheet as of September 30, 1999 is not comparable to the historical HSCC balance sheet as of December 31, 1998. Operating results prior to July 1, 1999 are not comparable to the operating results subsequent to such date due to the transaction.

    The total consideration to ICI of cash and the value of common equity interest in Holdings was approximately $2.9 billion, including expenses and liabilities assumed. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as identifiable intangibles ($127 million) and goodwill ($41.6 million) which are being amortized over 5 to 15 years and 20 years, respectively.

    The total consideration paid to BP Chemicals was allocated to tangible assets.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


    The allocation of the purchase price is summarized as follows:

   Current assets..................................................... $  997
   Plant and equipment................................................  2,248
   Investments in unconsolidated affiliates ..........................    246
   Intangible assets (patents, know-how, non-compete agreements and
    goodwill).........................................................    169
   Other assets.......................................................    168
   Liabilities assumed................................................   (932)
                                                                       ------
     Total............................................................ $2,896
                                                                       ======

    The total consideration paid to BP Chemicals was allocated to tangible assets, primarily property and equipment.

    The allocation of the purchase price for ICI and BP Chemicals is preliminary as valuation and other studies have not been finalized. It is not expected that the final allocation will produce materially different results from those presented therein.

    The following unaudited pro forma data (in millions) has been prepared assuming that the transaction (excluding the acquisition of 20% of the Wilton olefins facility from BP Chemicals) and related financing were consummated at the beginning of each period presented.

                                                                    Nine months
                                                                       Ended
                                                                   September 30,
                                                                   -------------
                                                                    1998   1999
      Revenues.................................................... $2,786 $2,832
      Net income .................................................     21     96

2. Summary of Significant Accounting Policies

 Principles of Consolidation

    The consolidated financial statements of the Company include its majority owned subsidiaries. Intercompany transactions and balances are eliminated. HSCC is considered the accounting acquirer and, accordingly, the balance sheet as of December 31, 1998 and operating results prior to July 1, 1999 reflect the historical financial position and results of operations of HSCC. The consolidated balance sheet and operating results as of September 30, 1999 and for the three months ended September 30, 1999 are not comparable as such amounts include the businesses transferred to the Company from ICI and purchased from BP Chemicals.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Flow Information

    Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. For the nine months ended September 30, 1998, the Company paid $0.0 million in income taxes and paid $25.2 million in interest expense. For the six months ended June 30, 1999, the Company paid $12.7 million in interest expense. For the three months ended September 30, 1999, the Company paid $4.0 million in income taxes and $47.9 million in interest expense.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


 Inventories

    Inventories are stated at the lower of cost or market using the weighted average method.

 Property, Plant and Equipment

    Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets, ranging from 3 to 20 years. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Approximately $441.9 million in plant and equipment are depreciated using the straight-line method on a group basis at a 5.0% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is credited or charged to income. When miscellaneous assets are disposed of, the difference between asset costs and salvage value is charged or credited to accumulated depreciation.

    Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired. Interest costs are capitalized as part of major construction projects.

    Interest expense capitalized as part of plant and equipment was $0.3 million and $5.7 million for nine months ended September 30, 1998 and 1999.

 Investment in Unconsolidated Affiliates

    Investments in companies in which the Company's ownership interest ranges from 20% to 50% are accounted for using the equity method.

 Intangible Assets

    Debt issuance costs are amortized over the term of the related debt, ranging from six to ten years. Goodwill is amortized over a period of 20 years. Other intangible assets are stated at their fair market values at the time of acquisition, and are amortized using the straight-line method over their estimated useful lives. The useful lives of patents, trademarks and technology are amortized over 15 years. Non-compete agreements are amortized over five years and the useful lives of other agreements average 10 years.

 Carrying Value of Long-Term Assets

    The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

 Financial Instruments

    The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior credit facilities approximate fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Senior Subordinated Notes approximates book value.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


    The Company uses derivative financial instruments as part of its interest rate risk management. Interest rate swaps, caps, collars and floors are classified as matched transactions. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense. The related amount payable to or receivable from counterparties is included in accounts receivable or accrued liabilities. Gains and losses on terminations of interest rate agreements are deferred and amortized over the lesser of the remaining term of the original contract or the life of debt. The premiums paid for the interest rate agreements are included as other assets and are amortized to expense over the term of the agreements.

    The Company also uses financial instruments to hedge financial risk caused by fluctuating currency rates. Forward points on foreign exchange forward contracts designated as hedges of foreign exchange risk are amortized over the lives of the contracts. Realized and unrealized gains and losses on foreign exchange transactions that are designated and effective as hedges are recognized in the same period as the hedged transaction. The carrying amounts of foreign currency options and option combinations are adjusted for changes in fair value at each balance sheet date. Foreign exchange contracts not designated as hedges are marked-to-market at the end of each accounting period. As of September 30, 1999, the Company had approximately $39.2 million equivalent notional amount of short term forward contracts to sell various currencies.

    The Company enters into various commodity contracts, including future, options and swap agreements to hedge its purchase of commodity products used in the Company's business. These contracts are predominantly settled in cash. For those contracts that are designated and effective as hedges, gains and losses are accounted for as part of the basis of the related commodity purchases. For contracts accounted for as hedges that are terminated before their maturity date, gains and losses are deferred and included in the basis of the related commodity purchases. Commodity contracts not accounted for as hedges are marked-to-market at the end of each accounting period with the related gains and losses recognized in cost of goods sold.

    At September 30, 1999, the Company had forward purchase contracts for 92,000 metric tons of naptha and propane, which qualify for hedge accounting. Accordingly, unrealized gains on these contracts of $0.4 million were deferred at September 30, 1999. In addition at September 30, 1999, the Company had forward purchase and sales contracts for 520,000 and 304,000 metric tons (primarily naptha and other hydrocarbons), respectively, which do not qualify for hedge accounting. Unrealized gains and losses on these purchase and sale contracts amounted to $21.0 million and $12.3 million, respectively. During the three months ended September 30, 1999, the Company recorded $24.7 million as a reduction to costs of goods sold related to net gains from settled forward purchase contracts and unrealized gains and losses for contracts which do not qualify as hedges. At September 30, 1999, included in other assets and accrued liabilities for all contracts, were $21.4 million and $12.3 million, respectively, related to these contracts.

    The fair values of financial instruments are the amounts at which they could be settled. The Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available estimates are obtained from dealers or calculated using the present value of estimated future cash flows.

    The Company is exposed to credit losses in the event of nonperformance by a counterparty to the financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


 Income Taxes

    The Company and its U.S. subsidiaries are organized as Limited Liability Corporations. The Company is treated similar to a partnership for U.S. income tax purposes, and therefore is not subject to U.S. federal tax on its income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

    Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Provision is made for taxes on undistributed earnings of foreign subsidiaries to the extent that such earnings are not considered to be permanently invested.

 Environmental Expenditures

    Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate.

 Foreign Currency Translation

    Generally, the accounts of the Company's subsidiaries outside of the United States consider local currency to be functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains, and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in the statement of operations and were $(2.6) million for the three months ended September 30, 1999. Gains and losses in other periods presented were $0.0 million.

 Revenue Recognition

    The Company generates revenues through sales in the open market, raw material conversion agreements and long-term supply contracts. The Company recognizes revenues as the product is shipped.

 Research and Development

    Research and development costs are expensed as incurred.

 Income per Share

    Income per share is not presented because it is not considered meaningful information due to the Company's non-public, closely held ownership structure.

 Reclassifications

    Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


 Interim Financial Information

    The accompanying financial statements of the Company are unaudited; however, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year.

 New Accounting Standards

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which established accounting and reporting standards for derivatives and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is currently in the process of evaluating the impact of this statement on its financial statements.

3. Inventories

    Inventories consist of the following (in millions):

                                          Predecessor Company
                                          -------------------
                                           December 31, 1998  September 30, 1999
                                          ------------------- ------------------
      Raw materials......................       $  5.2              $ 78.1
      Work in progress...................          1.0                18.1
      Finished goods.....................         12.9               246.4
                                                ------              ------
                                                  19.1               342.6
      Materials and supplies.............          0.6                35.0
                                                ------              ------
          Total..........................       $ 19.7              $377.6
                                                ======              ======

    In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company at September 30, 1998 and 1999 were $0.4 million (0.9 million pounds of feedstock and products) and $2.8 million (5.5 million pounds of feedstock and products), respectively, which present the net amounts payable by the Company under open exchange agreements.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


4. Property, Plant and Equipment

    The cost and accumulated depreciation of property, plant and equipment are as follows (in millions):

                                         Predecessor Company
                                         -------------------
                                          December 31, 1998  September 30, 1999
                                         ------------------- ------------------
      Land..............................       $  3.6             $   50.2
      Buildings.........................          1.7                109.0
      Plant and equipment...............        413.5              2,370.3
      Construction in progress..........          3.8                266.0
                                               ------             --------
          Total.........................        422.6              2,795.5
      Less accumulated depreciation.....         37.5                 88.3
                                               ------             --------
          Net...........................       $385.1             $2,707.2
                                               ======             ========

5. Intangible Assets

    Intangible assets, net of accumulated amortization are (in millions):

                                       Predecessor Company
                                       -------------------
                                        December 31, 1998  September 30, 1999
                                       ------------------- ------------------
      Patents, trademarks, and
       technology.....................       $ 90.2              $190.1
      Debt issuance costs.............         11.8                79.8
      Non-compete agreements..........          1.5                28.5
      Other agreements................         17.8                17.8
      Goodwill........................                             41.6
                                             ------              ------
          Total intangibles...........        121.3               357.8
      Less accumulated amortization...         17.7                25.3
                                             ------              ------
          Net intangibles.............       $103.6              $332.5
                                             ======              ======

6. Other Noncurrent Assets

    Other assets consisted of the following (in millions):

                                         Predecessor Company
                                         -------------------
                                          December 31, 1998  September 30, 1999
                                         ------------------- ------------------
      Prepaid pension assets............        $ 0.0              $172.8
      Capitalized turnaround expense....         14.0                11.4
      Spare parts inventory.............          0.6                18.5
      Other noncurrent assets...........          0.7                 0.0
                                                -----              ------
          Total.........................        $15.3              $202.7
                                                =====              ======

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


7. Long-Term Debt

    Long-term debt outstanding as of September 30, 1999 is as follows (in millions):

      Senior Secured Credit Facilities:
        Revolving loan facility....................................... $    0.0
        Term A dollar loan............................................    240.0
        Term A euro loan (in U.S. dollar equivalent)..................    306.9
        Term B loan...................................................    565.0
        Term C loan...................................................    565.0
      Senior Subordinated Notes.......................................    812.2
      Other long-term debt............................................     17.2
                                                                       --------
          Subtotal....................................................  2,506.3
      Less Current Portion............................................     11.3
                                                                       --------
          Total....................................................... $2,495.0
                                                                       ========

    The Senior Secured Credit Facilities will allow the Company to borrow up to an aggregate of $2,077 million comprised as follows (in millions):

      Revolving loan facility......................................... $  400.0
      Term A dollar loan..............................................    240.0
      Term A euro loan (in U.S. dollar equivalent)....................    307.0
      Term B loan.....................................................    565.0
      Term C loan.....................................................    565.0
                                                                       --------
          Total....................................................... $2,077.0
                                                                       ========

    The revolving loan facility matures on June 30, 2005 with no scheduled commitment reductions. Both the term A dollar loan facility and the term A euro loan facility mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2000 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and the term C loan facility matures on June 30, 2008. Both the term B and term C loan facilities require payments in annual installments of $5.65 million each, commencing June 30, 2000, with the remaining unpaid balance due on final maturity.

    The scheduled maturities of long-term debt are as follow (in millions):

                Year Ending
                December 31,
                ------------
               2000         $   36.3
               2001             86.3
               2002            121.3
               2003            136.3
               2004            146.3
               Later Years   1,979.8

    Interest rates for the Senior Secured Credit Facilities are based upon, at the Company's option, either a eurocurrency rate or a base rate plus a spread. The applicable spreads vary based on a

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)

pricing grid, in the case of eurocurrency based loans, from 1.25% to 3.50% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of base rate loans, from zero to 2.25% per annum.

    The obligations under the Senior Secured Credit Facilities are supported by guarantees of certain subsidiaries of Chemicals (Tioxide Group, Tioxide America, Inc., and Huntsman ICI Financial LLC) and Holdings as well as pledges of 65% of the voting stock of certain non-U.S. subsidiaries. The Senior Secured Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions and maintenance of certain financial ratios. The Senior Secured Credit Facilities limit the payment of dividends generally to the amount required by the members to pay income taxes.

    The Company issued $600 million and (Euro)200 million of 10.125% Senior Subordinated Notes (the "Notes"). Interest on the Notes is payable semi-annually and the Notes mature on July 1, 2009. The Notes will be guaranteed by certain of the Company's subsidiaries (Tioxide Group, Tioxide Americas, Inc. and Huntsman ICI Financial LLC). The Notes may be redeemed, in whole or in part, at any time by the Company on or after July 1, 2004, at percentages ranging from 105% to 100% at July 1, 2007 of their face amount, plus accrued and unpaid interest. The Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The Notes also contain a change in control provision requiring Chemicals to offer to repurchase the Notes upon a change in control.

    The Company enters into various types of interest rate contracts to manage interest rate risks on long-term debt. The Company has the following outstanding at September 30, 1999:

  . Pay Fixed Swaps--$390 million notional amount, weighted average pay rate of 6.16%, maturing 2000 through 2004.

  . Interest Rate Collars--$275 million notional amount, weighted average cap rate of 6.99%, weighted average floor rate of 5.35%, maturing 2002 through 2004.

  . Forward Rate Agreements--$675 million notional amount, weighted average rate of 5.97%, effective for the quarter ending March 31, 2000.

8. Income taxes

                                 Predecessor Company
                         -----------------------------------
                         Nine months Ended  Six months Ended Three months Ended
                         September 30, 1998  June 30, 1999   September 30, 1999
                         ------------------ ---------------- ------------------
U.S.:
 Current................        $0.7             $ 9.5              $0.2
 Deferred...............         0.6               3.6               0.0
Foreign :
 Current................         0.0               0.0               5.2
 Deferred...............         0.0               0.0               2.5
                                ----             -----              ----
   Total................        $1.3             $13.1              $7.9
                                ====             =====              ====

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


    The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision for income taxes, in millions of dollars:

                                 Predecessor Company
                         -----------------------------------
                         Nine months Ended  Six months Ended Three months Ended
                         September 30, 1998  June 30, 1999   September 30, 1999
                         ------------------ ---------------- ------------------
Income taxes at U.S.
 federal statutory
 rate...................       $ 1.2             $12.1             $ 21.7
Income not subject to
 U.S. federal income
 tax....................         0.0              (0.0)             (10.7)
State income taxes......         0.1               1.0                0.2
Foreign country
 incentive tax
 benefits...............         0.0               0.0               (3.5)
Foreign income taxes....         0.0               0.0                0.2
                               -----             -----             ------
  Total provision
   (benefit) income
   taxes................       $ 1.3             $13.1             $  7.9
                               -----             -----             ------
Effective income tax
 rate...................        38.2%             37.9%              12.7%
                               =====             =====             ======

    The primary components of deferred tax assets and liabilities at September 30, 1999 are differences in book and tax basis in property, plant and equipment, intangible assets and net operating loss carry forwards. The Company has deferred tax assets of $43.0 million, against which valuation allowances of $41.7 million have been recorded.

    The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's corporate structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both U.K. income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

9. Employee Benefit Plans

 Defined Benefit and Other Postretirement Benefit Plans

    The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in observance of the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities of both U.S. and non-U.S. issuers.

    The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 1999, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 7% per annum decreasing to 4.5% per annum after 5 years.

    The Predecessor company sponsored no employee benefit plans.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


    The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at June 30, 1999 (in millions):

                                                          Other Postretirement
                                   Defined Benefit Plans     Benefit Plans
                                   ---------------------  --------------------
Benefit obligation at June 30.....               $(819.8)                $(9.3)
Fair value of plan assets at June
 30...............................                 955.9                   0.0
                                                 -------                 -----
Funded status.....................               $ 136.1                 $(9.3)
                                                 =======                 =====
Net prepaid pension assets
 (liability) recognized in the
 consolidated balance sheets......               $ 136.1                 $(9.3)
                                                 =======                 =====

    The following assumptions were used in the above calculations:

                                                         Other Postretirement
                                  Defined Benefit Plans     Benefit Plans
                                  ---------------------  --------------------
Weighted-average assumptions as
 of June 30:
  Discount rate..................                  5.96%                 6.45%
  Expected return on plan
   assets........................                  7.22%                 0.00%
  Rate of compensation increase..                  3.70%                 5.60%

    The consolidated net periodic benefit cost for the three months ended
September 30, 1999 included the following components (in millions):

                                                         Other Postretirement
                                  Defined Benefit Plans     Benefit Plans
                                  ---------------------  --------------------
Benefit cost.....................                  $2.3                  $0.3
Employer contribution cash.......                   4.7                   0.0
Benefits paid, unfunded plans....                   7.1                   0.4

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were $36.0 million, $32.0 million and $5.0 million, respectively, as of June 30, 1999.

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with plan assets in excess of accumulated benefit obligations were $783.8 million, $728.6 million and $950.9 million, respectively, as of June 30, 1999.

 Defined Contribution Plans

    The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed applicable plan service requirements.

    The Company's total combined expense for the above defined contribution plans for the three months ended September 30, 1999 was approximately $0.4 million.

10. Commitments and Contingencies

    The Company has various purchase commitments for materials and supplies entered into in the ordinary course of business. These agreements extend from three to ten years and the purchase price is generally based on market prices subject to certain minimum price provisions.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


    The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, none of such litigation is material to the Company's financial condition or results of operations.

11. Environmental Matters

    The operation of any chemical manufacturing plant, the distribution of chemical products and the related production of by-products and wastes, entail risk of adverse environmental effects. The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject continually to environmental inspections and monitoring by governmental enforcement authorities. The Company may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations arising under any environmental laws. In addition, production facilities require operating permits that are subject to renewal, modification and, in some circumstances, revocation. Violations of permit requirements can also result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. The Company's operations involve the generation, handling, transportation, use and disposal of numerous hazardous substances. Changes in regulations regarding the generation, handling, transportation, use and disposal of hazardous substances could inhibit or interrupt operations and have a material adverse effect on business. From time to time, these operations may result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, the Company could incur material costs as a result of addressing and implementing measures to prevent such incidents. Given the nature of the Company's business, there can be no assurance that violations of environmental laws will not result in restrictions imposed on the Company's operating activities, substantial fines, penalties, damages or other costs. In addition, potentially significant expenditures could be necessary in order to comply with existing or future environmental laws.

12. Related Party Transactions

    The Company shares numerous services and resources with Huntsman Corporation ("HC", parent of HSCC), ICI, and subsidiaries of both companies. In accordance with various agreements HC and ICI provide management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on HC, ICI and their subsidiaries to supply certain raw materials and to purchase a significant portion of the facility's product. Rubicon, Inc., Louisiana Pigment Company and Oligo SA are non-consolidated 50% owned affiliates of the Company. The amounts, in millions of dollars, which the Company purchased from or sold to related parties are as follows:

                                  Predecessor Company
                                -----------------------
                                   Nine Months Ended       Nine Months Ended
                                  September 30, 1998      September 30, 1999
                                ----------------------- -----------------------
                                Purchases from Sales to Purchases from Sales to
                                -------------- -------- -------------- --------
HC and subsidiaries............          $19.9    $25.6         $ 34.3   $ 66.6
ICI and subsidiaries...........            0.0      0.0          146.6    100.8
Unconsolidated subsidiaries....            0.0      0.0          100.6      0.2

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)

    The amounts which the Company is owed or owes to related parties are as follows, in millions of dollars:

                          Predecessor Company
                      ----------------------------
                           September 30, 1998           September 30, 1999
                      ---------------------------- ----------------------------
                      Receivables from Payables to Receivables from Payables to
                      ---------------- ----------- ---------------- -----------
Related parties......            $ 7.7       $ 4.8           $ 80.7     $ 117.3

13. Lease Commitments and Rental Expense

    The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's statements of income as rental expense, included in "Cost of Goods Sold", totaled $10.0 million and $2.7 million for the nine months ended September 30, 1998 and 1999 respectively. The minimum future rental payments due under existing agreements are by year, in millions of dollars:

      Year                                                                Amount
      ----                                                                ------
      2000............................................................... $ 10.8
      2001...............................................................    7.3
      2002...............................................................    4.6
      2003...............................................................    3.1
      2004...............................................................    2.8
      Later years........................................................   29.4

14. Description of Put and Call Options

    Under the terms of the limited liability company agreement for Holdings, HSCC has the option to purchase, and ICI has the right to require HSCC to purchase, ICI's 30% interest in Holdings between June 30, 2002 and June 30, 2003. The exercise price for each of these put and call options will be based partially upon an agreed formula and the parties' agreed value of the Company's businesses or based upon a third party valuation at the time of the exercise of a put or a call option. If the put or call option is exercised and HSCC does not purchase ICI's interests in accordance with the terms of the put or call option, then ICI has the right to sell its interest in Holdings in a public offering or a private sale and, if the proceeds of the sale are less than the put or call option exercise price, ICI has the right to require HSCC to sell, for the benefit of ICI, sufficient equity interests in Holdings owned by HSCC as are necessary to provide ICI with proceeds equal to the shortfall.

    Under the terms of an agreement between HSCC and BT Capital Investors, L.P., Chase Equity Associates, L.P. and The Goldman Sachs Group, Inc., each of these institutional investors has the right to require HSCC to purchase its interest in Holdings contemporaneously with any exercise of the HSCC and ICI put and call arrangements described above. In addition, each institutional investor has the right to require HSCC to purchase its equity interest in Holdings at any time after June 30, 2004. Each institutional investor also has an option to require HSCC to purchase its equity interest in Holdings following the occurrence of a change of control of Holdings or HC. HSCC has the option to purchase all outstanding interests owned by the institutional investors at any time after June 30, 2006. The exercise price for each of these put and call options will be the value of the Company's business as agreed between HSCC and the institutional investors or as determined by a third party at the time of the exercise of the put or call option. If HSCC, having used commercially reasonable

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)

efforts, does not purchase such interests, the selling institutional investor will have the right to require Holdings to register such interests for resale under the Securities Act.

15. Industry Segment Information

    The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. Currently, the Company manages its businesses in three segments, Specialty Chemicals (the former ICI polyurethanes business and HSCC's propylene oxide business); Petrochemicals (businesses acquired from ICI and BP Chemicals); and Tioxide (acquired from ICI). The Company has previously reported four segments in its bond offering documents consistent with former ownership. For ease of comparability, the Company has summarized the two formerly separate segments' information in the table shown below. Future presentations will disclose a combined Specialty Chemicals segment only.

                                                                (Millions of
                                                                  Dollars)
                                                             Three Months Ended
                                                                September 30
                                                             ------------------
                                                                1999 Actual
      Net Sales:
        Polyurethanes.......................................             $336.2
        Propylene oxide.....................................              132.1
                                                                         ------
        Specialty Chemicals.................................              468.3
        Petrochemicals......................................              238.1
        Tioxide.............................................              254.8
                                                                         ------
          Total.............................................             $961.2
                                                                         ======
      Operating Income:
        Polyurethanes.......................................             $ 38.9
        Propylene oxide.....................................               32.1
                                                                         ------
        Specialty Chemicals.................................               71.0
        Petrochemicals......................................                7.4
        Tioxide.............................................               35.5
                                                                         ------
          Total.............................................             $113.9
                                                                         ======
      EBITDA(/1/):
        Polyurethanes.......................................             $ 58.6
        Propylene oxide.....................................               39.8
                                                                         ------
        Specialty Chemicals.................................               98.4
        Petrochemicals......................................               17.2
        Tioxide.............................................               46.9
                                                                         ------
          Total.............................................             $162.5
                                                                         ======
      Depreciation and Amortization:
        Polyurethanes.......................................             $ 19.7
        Propylene oxide.....................................                7.7
                                                                         ------
        Specialty Chemicals.................................               27.4
        Petrochemicals......................................                9.9
        Tioxide.............................................               11.3
                                                                         ------
          Total.............................................             $ 48.6
                                                                         ======

--------
(/1/) EBITDA is defined as operating income plus depreciation and amortization expense.

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)


16. Consolidating Condensed Financial Statements

    The following are consolidating condensed financial statements which present, in separate columns, Chemicals carrying its investment in subsidiaries under the equity method, the guarantors on a combined basis of the senior subordinated notes of Chemicals, and on a combined basis the non-guarantors of Chemicals with additional columns reflecting eliminating adjustments and consolidated total as of September 30, 1999 and for the three months ended September 30, 1999. There are no restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to the Company. The consolidating condensed financial statements are included herein because management has concluded that separate financial statements relating to the guarantors are not material to investors.

                           Company               Combined
                           (Parent    Combined     Non-
                            Only)    Guarantors Guarantors Eliminations  Total
                           --------  ---------- ---------- ------------ --------
ASSETS
Current Assets:
  Cash and cash
   equivalents...........  $    9.6   $    0.0   $   57.8   $     0.0   $   67.4
  Receivables............     109.4       31.1      737.1      (280.1)     597.5
  Due from affiliates....      25.5         --      (25.5)         --         --
  Inventories............      55.0       19.1      310.8        (7.3)     377.6
  Other assets...........        --       10.2       86.9       (10.7)      86.4
                           --------   --------   --------   ---------   --------
   Total Current Assets..     199.5       60.4    1,167.1      (298.1)   1,128.9
Plant & equipment--net...     885.9         --    1,821.3          --    2,707.2
Investment in
 subsidiaries............      51.0    1,001.5    2,319.3    (3,128.9)     242.9
Intangible assets--net...     226.4        0.1      106.0          --      332.5
Investment in
 unconsolidated
 affiliates..............   2,357.6         --         --    (2,357.6)        --
Due from affiliates......      81.0    1,558.6      (81.0)   (1,558.6)        --
Other assets.............      21.4        1.6      181.1        (1.4)     202.7
                           --------   --------   --------   ---------   --------
Total....................  $3,822.8   $2,622.2   $5,513.8   $(7,344.6)  $4,614.2
                           ========   ========   ========   =========   ========
LIABILITIES AND MEMBERS'
 EQUITY
Current Liabilities:
  Accounts payable and
   accrued liabilities...  $  170.7   $   31.3   $  666.1   $  (280.1)  $  588.0
  Due to affiliates......      91.3       21.0    1,446.3    (1,558.6)        --
  Current portion of long
   term debt.............      11.3         --         --          --       11.3
  Other current
   liabilities...........       0.9       11.1       27.1       (10.7)      28.4
                           --------   --------   --------   ---------   --------
   Total Current
    Liabilities..........     274.2       63.4    2,139.5    (1,849.4)     627.7
Long-term Debt...........   2,477.8         --       17.2          --    2,495.0
Deferred income taxes....        --         --      281.4          --      281.4
Other noncurrent
 liabilities.............      10.5        4.1       82.8        (1.4)      96.0
                           --------   --------   --------   ---------   --------
   Total Liabilities.....   2,762.5       67.5    2,520.9    (1,850.8)   3,500.1
Minority interest........        --         --        6.7          --        6.7
                           --------   --------   --------   ---------   --------
Members' Equity:
  Members' equity........   1,031.6         --         --          --    1,031.6
  Common stock...........        --    2,486.6    2,942.2    (5,428.8)        --
  Retained earnings......      53.3       35.5       29.5       (65.0)      53.3
  Accumulated other
   comprehensive income,
   net of tax............     (24.6)      32.6       14.5          --       22.5
                           --------   --------   --------   ---------   --------
   Total Members'
    Equity...............   1,060.3    2,554.7    2,986.2    (5,493.8)   1,107.4
                           --------   --------   --------   ---------   --------
Total....................  $3,822.8   $2,622.2   $5,513.8   $(7,344.6)  $4,614.2
                           ========   ========   ========   =========   ========

                  HUNTSMAN ICI CHEMICALS LLC AND SUBSIDIARIES

                                  (Unaudited)

                           Company                Combined
                           (Parent    Combined      Non
                            Only)    Guarantors  Guarantors Eliminations  Total
                          ---------  ----------  ---------- ------------ --------
Revenues................  $   293.1  $    58.3    $  807.2   $  (197.4)  $  961.2
Cost of goods sold......      190.0       52.5       716.8      (196.3)     763.0
                          ---------  ---------    --------   ---------   --------
Gross profit............      103.1        5.8        90.4        (1.1)     198.2
Total operating
 expenses...............       54.3        0.1        29.9          --       84.3
                          ---------  ---------    --------   ---------   --------
Operating income
 (loss).................       48.8        5.7        60.5        (1.1)     113.9
Interest (income)
 expense--net...........       53.2      (31.0)       30.3        (0.1)      52.4
Equity in earnings of
 consolidated
 subsidiaries...........       57.7         --          --       (57.7)        --
Other income (expense)--
 net....................         --       (0.6)       (0.8)        1.9        0.5
                          ---------  ---------    --------   ---------   --------
Income (loss) before
 income taxes...........       53.3       36.1        29.4       (56.8)      62.0
Income tax expense......         --        0.6         7.3          --        7.9
Minority interests in
 subsidiaries...........         --         --         0.8          --        0.8
                          ---------  ---------    --------   ---------   --------
Net income (loss).......  $    53.3  $    35.5    $   21.3   $   (56.8)  $   53.3
                          =========  =========    ========   =========   ========
Net Cash Provided by
 Operating Activities...  $    55.7  $     4.5    $  222.0   $  (147.3)  $  134.9
                          ---------  ---------    --------   ---------   --------
Investing Activities:
Purchase of businesses
 from ICI, net of cash
 acquired...............      551.7      322.2     1,410.9          --    2,284.8
Purchase of business
 from BP Chemicals......      116.6         --          --          --      116.6
Capital expenditures....       33.1         --        26.8          --       59.9
                          ---------  ---------    --------   ---------   --------
Net cash used in
 investing activities...      701.4      322.2     1,437.7          --    2,461.3
                          ---------  ---------    --------   ---------   --------
Financing Activities:
Borrowings under senior
 credit facilities......    1,670.0         --          --          --    1,670.0
Issuance of senior
 subordinated notes.....      807.0         --          --          --      807.0
Debt issuance costs.....      (74.3)        --          --          --      (74.3)
Cash contributions by
 parent.................      598.0    1,710.0         0.7    (1,710.7)     598.0
Cash distributions to
 members................     (620.0)        --          --          --     (620.0)
Cash distribution to
 subsidiary.............   (1,710.7)    (147.3)         --     1,858.0         --
Intercompany advances--
 net of repayments......      (14.7)  (1,245.0)    1,259.7          --         --
                          ---------  ---------    --------   ---------   --------
Net cash provided by
 financing activities...      655.3      317.7     1,260.4       147.3    2,380.7
Effect of exchange rate
 changes on cash........         --         --        13.1          --       13.1
                          ---------  ---------    --------   ---------   --------
Increase in cash and
 cash equivalents.......        9.6         --        57.8          --       67.4
Cash and cash
 equivalents at
 beginning of period....         --         --          --          --         --
                          ---------  ---------    --------   ---------   --------
Cash and cash
 equivalents at end of
 period.................  $     9.6  $      --    $   57.8   $      --   $   67.4
                          =========  =========    ========   =========   ========
Non-Cash Financing and
 Investing Activities:
  Non-cash capital
   contribution by
   parent...............  $ 1,053.0  $     0.0    $    0.0   $     0.0   $1,053.0
                          =========  =========    ========   =========   ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Huntsman Specialty Chemicals Corporation

    We have audited the accompanying balance sheets of Huntsman Specialty Chemicals Corporation (the "Company"), formerly Texaco Chemical, Inc. (the "Predecessor Company"), as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the two months ended February 28, 1997 (Predecessor Company operations), the period from March 1, 1997 (commencement of operations) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Huntsman Specialty Chemicals Corporation at December 31, 1997 and 1998 and the results of the Predecessor Company operations and its cash flows for the two months ended February 28, 1997 and the results of the Company operations and cash flows for the period March 1, 1997 to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Houston, Texas
February 26, 1999 (July 1, 1999 as to Note 14)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Texaco Chemical Inc.:

    We have audited the accompanying statements of operations, stockholders' equity and cash flows of Texaco Chemical Inc. (a Delaware corporation) (the "Predecessor Company") for the year ended December 31, 1996. These financial statements are the responsibility of Texaco Chemical Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Texaco Chemical Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Houston, Texas
February 14, 1997

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                                 BALANCE SHEETS
                                 (In thousands)

                                                           As of December 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)...................... $  10,093  $   2,574
  Accounts receivable.....................................    43,894     45,787
  Related party accounts receivable (Note 8)..............     5,144      4,710
  Inventories (Notes 2 and 3).............................    23,102     19,687
  Deferred tax asset (Note 7).............................       655
  Other current assets....................................       974        862
                                                           ---------  ---------
    Total current assets..................................    83,862     73,620
                                                           ---------  ---------
PLANT AND EQUIPMENT (Notes 1 and 2):
  Land and improvements...................................     3,575      3,575
  Buildings and equipment.................................   404,013    415,268
  Construction-in-progress................................     4,600      3,753
                                                           ---------  ---------
    Total plant and equipment.............................   412,188    422,596
  Less accumulated depreciation and amortization..........   (16,920)   (37,505)
                                                           ---------  ---------
    Plant and equipment, net..............................   395,268    385,091
                                                           ---------  ---------


OTHER ASSETS (Notes 2 and 4)..............................   114,542    118,922
                                                           ---------  ---------
TOTAL..................................................... $ 593,672  $ 577,633
                                                           =========  =========




                       See notes to financial statements.

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                                 BALANCE SHEETS
                                 (In thousands)

                                                            As of December 31,
                                                            -------------------
                                                              1997      1998
                                                            --------- ---------
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable (Note 2)................................ $  15,207 $   9,394
  Related party accounts payable (Note 8)..................     8,797    16,588
  Accrued liabilities (Note 5).............................    10,236    13,835
  Deferred income taxes (Note 7)...........................               3,436
  Current portion of long-term debt........................     9,209
                                                            --------- ---------
    Total current liabilities..............................    43,449    43,253
                                                            --------- ---------
LONG-TERM DEBT (Notes 1, 2 and 6)
  Senior Credit Facilities.................................   256,100   221,987
  Term Loan................................................   135,000   135,000
  BASF note................................................    63,473    70,575
                                                            --------- ---------
    Total long-term debt...................................   454,573   427,562
                                                            --------- ---------
DEFERRED INCOME TAXES (Notes 2 and 7)......................     2,572     4,264
MANDATORILY REDEEMABLE PREFERRED STOCK
  ($1 par value; 65,000 shares authorized, issued and
   outstanding-stated at liquidation value of $1,000 per
   share, including $2,682 and $6,909 in unpaid dividends,
   respectively)...........................................    67,682    71,909
                                                            --------- ---------
    Total liabilities......................................   568,276   546,988
                                                            --------- ---------
COMMITMENTS AND CONTINGENCIES (Notes 8, 9, 11 and 12)
STOCKHOLDER'S EQUITY:
  Common stock ($.01 par value; 2,500 shares authorized,
   issued and outstanding).................................
  Additional paid-in capital...............................    25,000    25,000
  Retained earnings........................................       396     5,645
                                                            --------- ---------
    Total stockholder's equity.............................    25,396    30,645
                                                            --------- ---------
TOTAL...................................................... $ 593,672 $ 577,633
                                                            ========= =========

                       See notes to financial statements.

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                              Predecessor Company
                           -------------------------
                                         Two Months   Ten Months
                            Year Ended     Ended        Ended      Year Ended
                           December 31, February 28, December 31, December 31,
                               1996         1997         1997         1998
                           ------------ ------------ ------------ ------------
REVENUE:
  Sales (Note 13).........   $358,071     $42,800      $283,808     $253,161
  Related party sales
   (Note 8)...............     46,582       9,657        24,053       32,999
  Tolling fees............                  8,552        40,666       52,509
  Other revenue...........     10,424         --            --           --
                             --------     -------      --------     --------
    Total revenue.........    415,077      61,009       348,527      338,669
COST OF SALES (Note 8)....    377,173      64,935       300,051      276,538
                             --------     -------      --------     --------
GROSS PROFIT (LOSS).......     37,904      (3,926)       48,476       62,131
EXPENSES (Notes 8 and 9):
  Sales, general &
   administrative.........     15,256       1,103         5,499        4,830
  Research and
   development............      3,695         694         2,578        3,030
                             --------     -------      --------     --------
    Total expenses........     18,951       1,797         8,077        7,860
                             --------     -------      --------     --------
OPERATING INCOME (LOSS)...     18,953      (5,723)       40,399       54,271
INTEREST EXPENSE (Note
 6).......................                               35,985       40,925
INTEREST INCOME...........                                 (581)      (1,050)
OTHER INCOME..............                                              (863)
                             --------     -------      --------     --------
INCOME (LOSS) BEFORE
 INCOME TAXES.............     18,953      (5,723)        4,995       15,259
INCOME TAX EXPENSE
 (BENEFIT) (Notes 2 and
 7).......................      6,643      (2,035)        1,917        5,783
                             --------     -------      --------     --------
NET INCOME (LOSS).........     12,310      (3,688)        3,078        9,476
Preferred Stock
 Dividends................                                2,582        4,227
                             --------     -------      --------     --------
Net Income (Loss)
 Available to Common
 Stockholders.............   $ 12,310     $ 3,688      $    396     $  5,249
                             ========     =======      ========     ========



                       See notes to financial statements.

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (In thousands)

                                                  Additional Retained
                                           Common  Paid-In   Earnings
                                           Stock   Capital   (Deficit)  Total
                                           ------ ---------- --------- -------
Predecessor Company:
  BALANCE, JANUARY 1, 1996................  $  1   $          $(7,338) $(7,337)
  Net income..............................                     12,310   12,310
                                            ----   -------    -------  -------
  BALANCE, DECEMBER 31, 1996..............     1                4,972    4,973
                                            ----   -------    -------  -------
  Net loss................................                     (3,688)  (3,688)
                                            ----   -------    -------  -------
  BALANCE, FEBRUARY 28, 1997..............  $  1   $          $ 1,284  $ 1,285
                                            ====   =======    =======  =======
Post Acquisition:
  Issuance of stock at formation, March
   21, 1997...............................          25,000              25,000
  Dividends accrued on mandatorily
   redeemable preferred stock.............                     (2,682)  (2,682)
  Net income..............................                      3,078    3,078
                                            ----   -------    -------  -------
  BALANCE, DECEMBER 31, 1997..............   --     25,000        396   25,396
                                            ----   -------    -------  -------
  Dividends accrued on mandatorily
   redeemable preferred stock.............                     (4,227)  (4,227)
  Net income..............................                      9,476    9,476
                                            ----   -------    -------  -------
  BALANCE, DECEMBER 31, 1998..............  $--    $25,000    $ 5,645  $30,645
                                            ====   =======    =======  =======


                       See notes to financial statements.

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                              Predecessor Company
                           -------------------------
                                         Two Months   Ten Months
                            Year Ended     Ended        Ended      Year Ended
                           December 31, February 28, December 31, December 31,
                               1996         1997         1997         1998
                           ------------ ------------ ------------ ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).......   $12,310      $(3,688)     $  3,078     $ 9,476
  Reconciliation to net
   cash provided by
   (used in) operating
   activities:
    Depreciation and
     amortization.........       465        1,092        25,733      30,482
    Deferred income
     taxes................    37,575        4,102         1,917       5,783
    Interest on
     subordinated note....                                5,272       7,102
  Changes in operating
   working capital:
    Accounts receivable...    (3,660)       8,399       (11,766)     (1,459)
    Inventories...........    (7,453)      (1,561)       10,763       3,415
    Other current assets..    (2,092)         603          (974)        112
    Accounts payable......     7,995      (12,619)          (85)      1,978
    Other current
     liabilities..........     2,635        1,328         4,861       3,599
  Other assets............       235       (2,709)       (1,949)    (14,277)
                             -------      -------      --------     -------
      Net cash provided by
       (used in) operating
       activities.........    48,010       (5,053)       36,850      46,211
                             -------      -------      --------     -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of PO/MTBE
   facility...............                             (508,200)
  Capital expenditures....    (1,445)      (1,090)       (2,067)    (10,408)
                             -------      -------      --------     -------
      Net cash used in
       investing
       activities.........    (1,445)      (1,090)     (510,267)    (10,408)
                             -------      -------      --------     -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from issuance
   of long-term debt......                              483,200
  Repayment of long-term
   debt...................                              (24,690)    (43,322)
  Issuance of common
   stock..................                               25,000
  Intercompany investments
   and advances from (to)
   Texaco (net)...........   (46,565)       6,143
                             -------      -------      --------     -------
      Net cash provided by
       (used in) financing
       activities.........   (46,565)       6,143       483,510     (43,322)
                             -------      -------      --------     -------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS..............       --           --         10,093      (7,519)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD...       --           --                     10,093
                             -------      -------      --------     -------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD.........   $   --       $   --       $ 10,093     $ 2,574
                             =======      =======      ========     =======
SUPPLEMENTAL SCHEDULE OF
 NONCASH FINANCING
 ACTIVITIES:
  In conjunction with the
   purchase of the
   facilities, the Company
   issued preferred stock
   to Texaco..............                             $ 65,000
                                                       ========

                       See notes to financial statements.

                    HUNTSMAN SPECIALTY CHEMICALS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ACQUISITIONS

  General--The accompanying financial statements include the accounts of Huntsman Specialty Chemicals Corporation (the "Company" or "Huntsman"), which was formed on December 26, 1996. Effective March 1, 1997 (the "Effective Date") for financial accounting purposes, the Company purchased from Texaco, Inc. its propylene oxide ("PO") and methyl tertiary butyl ether ("MTBE") business, known as the "PO/MTBE business" for $573.2 million, subject to a working capital adjustment (the "Acquisition"). The Acquisition closed on March 21, 1997.

  The financial statements for the year ended December 31, 1996 and the two months ended February 28, 1997 present on a historical cost basis the assets, liabilities, revenues and expenses related to Texaco Chemical Inc. ("TCI" or the "Predecessor Company"), a wholly-owned subsidiary of Texaco Inc., which includes the PO/MTBE business that was included in the Acquisition. These Predecessor Company financial statements exclude certain assets held under the Citibank lease (see Note 12).

  To finance the Acquisition, the Company entered into a $350 million Credit Agreement with a group of financial institutions, a $135 million Term Loan Agreement and issued a $75 million Subordinated Note to BASF. The Company also issued preferred stock to Texaco with an aggregate liquidation preference of $65 million at the date of issuance. Cumulative dividends of 5.5% to 6.5% of the liquidation preference (which equals redemption price) will accrue and be payable commencing July 15, 2002. The Company may redeem the preferred stock at any time, subject to restrictions, and is required to redeem the stock prior to April 15, 2008. Additionally, prior to the Acquisition, the Company received an equity contribution from its parent company, Huntsman Specialty Chemicals Holdings Corporation, in the amount of $25 million.

  The sources and applications of funds required to consummate the Acquisition are summarized below in thousands of dollars.

   Sources of Funds:
     Senior Credit Facilities:
       Revolving Credit Facility(1)................................... $    --
       Term Loan A....................................................  150,000
       Term Loan B....................................................   70,000
       Term Loan C....................................................   70,000
     Term Loan........................................................  135,000
     BASF Subordinated Note(2)........................................   58,200
     Equity contribution..............................................   25,000
     Seller Preferred Stock...........................................   65,000
                                                                       --------
       Total.......................................................... $573,200
                                                                       ========
   Uses of Funds:
     Payment of the Acquisition Price................................. $560,700
     Transaction fees and expenses(3).................................   12,500
                                                                       --------
       Total.......................................................... $573,200
                                                                       ========

  --------
  (1) The Revolving Credit Facility provided for maximum borrowings of up to $60 million.
  (2) The BASF Subordinated Note had an original principal amount of $75 million, for financial reporting purposes, the note was recorded at its estimated fair value of $58.2 million.
  (3) Total transaction fees and expenses totaled $15.0 million, of which $9.6 million was paid on March 21, 1997. The remainder was paid using the excess funds obtained by the notes, the equity contribution and funds provided by operations.

  The Acquisition has been accounted for as a purchase transaction, and, accordingly, the financial statements subsequent to the Effective Date reflect the purchase price, including transaction costs allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Effective Date.

  The allocation of the $572.5 million purchase price (after working capital adjustment and including fees and expenses) is summarized as follows in thousands of dollars:

   Current assets..................................................... $ 68,569
   Plant and equipment................................................  410,122
   Other noncurrent assets............................................  121,405
   Liabilities assumed................................................  (27,547)
                                                                       --------
     Total............................................................ $572,549
                                                                       ========

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--The Company markets and sells products: (1) PO,
  (2) Glycols, and (3) MTBE, which it manufactures at its facility in Port Neches, Texas (the "Facility").

  Revenue Recognition--The Company generates revenues through sales in the open market, raw material conversion agreements and long-term supply contracts. The Company recognizes revenues as the products are shipped.

  Cash Flow Information--Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. The Company paid $31 million and $33 million in interest expense for the period and the year ended December 31, 1997 and 1998, respectively. The Company paid $10 thousand in state taxes during 1998.

  Supplemental Non-cash Information--In 1996, TCI had an MTBE sales agreement with Huntsman in which it purchased MTBE from Huntsman at a price which may have been greater than market. Texaco Inc. absorbed any additional costs and reimbursed TCI through intercompany investments and advances.

  Financial Instruments--The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Revolving Credit Facility and the Term Loans approximate fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Subordinated Note, $64 million and $75 million at December 31, 1997 and 1998, respectively, was derived based on rates currently available to the Company for debt instruments of similar terms.

  The Company enters into certain derivative financial instruments as part of its interest rate risk management. Interest rate swaps, caps, collars and floors are classified as matched transactions. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense. The related amount payable to or receivable from counterparties is included in accounts receivable or accrued liabilities. Gains and losses on terminations of interest rate agreements are deferred and amortized over the lesser of the remaining term of the original contract or the life of the debt. The premiums paid for the interest rate agreements are included as other assets and are amortized to expense over the term of the agreements.

  The fair values of derivative financial instruments are the amounts at which they could be settled, based on estimates obtained from dealers. Such amounts as of December 31, 1997 and 1998 were as follows in thousands:

                                               1997                1998
                                        ------------------- -------------------
                                        Carrying Estimated  Carrying Estimated
                                         Amount  Fair Value  Amount  Fair Value
                                        -------- ---------- -------- ----------
   Pay fixed swaps.....................            $(840)             $(2,182)
   Interest rate caps purchased........  $ 736       221      $641         61
   Interest rate collars purchased.....  1,139       124       927     (3,610)

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Carrying Value of Long-Term Assets--The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

  Inventories--Inventories of petrochemical products are stated at cost, determined on the weighted average method. Inventories are valued at the lower of cost or market. Materials and supplies are stated at average cost. Prior to March 1, 1997, MTBE was valued at market price as of the date produced.

  Plant and Equipment and Depreciation and Amortization--Depreciation of plant and equipment is provided generally on the group plan, using the straight-line method, with depreciation based on a 5% composite rate for all classes of property.

  Effective March 1, 1997, periodic maintenance and repairs applicable to manufacturing facilities are accounted for on the prepaid basis by capitalizing the cost of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

  Prior to March 1, 1997, periodic maintenance and repairs applicable to manufacturing facilities were accounted for on an accrual basis.

  When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is credited or charged to income. When miscellaneous assets are disposed of, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

  Interest expense capitalized as part of plant and equipment was $77 thousand and $441 thousand for the period and the year ended December 31, 1997 and 1998, respectively

  Intangible assets--Intangible assets are stated at their fair market values at the time of the Acquisition and are amortized using the straight-line method over the life of the related agreement or over their estimated useful lives of five years (non-compete agreements), ten years (other agreements), and fifteen years (patents, licenses, and technology) to fifteen years and are included in "Other assets."

  Preferred Stock--In conjunction with the Acquisition, the Company issued preferred stock to Texaco with an aggregate liquidation preference of $65 million. The preferred stock has a cumulative dividend rate of 5.5%, 6.5% or a combination thereof of the liquidation preference per year, which is adjusted on April 15th of each year, based on the Company's cash flow in the previous year. During 1998, $35 million of the preferred stock accrued dividends at the rate of 6.5% and the remainder at 5.5%. Unpaid cumulative dividends will compound at a rate of 5.5% or 6.5% and are payable commencing July 15, 2002. The Company may redeem the preferred stock at any time, subject to restrictions, and is required to redeem the stock prior to April 15, 2008.

  Environmental Expenditures--Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate.

  Income Taxes--The Company files a consolidated federal income tax return with its ultimate parent. The Company has entered into a tax allocation agreement with its ultimate parent whereby the Company is charged or credited for an amount that would have been applicable had the Company filed a separate consolidated federal income tax return.

  Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

  See Note 8--For Predecessor Company Income Tax Policy.

  Research and Development Expenses--Research and development costs are expensed as incurred.

  Earnings per Share--Earnings per share have been omitted from the statement of operations since such information is not meaningful.

  Recently Issued Financial Accounting Standards--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for the Company's financial statements for the year ending December 31, 2000. The Company is currently evaluating the effects of SFAS No. 133 on its financial statements.

3.  INVENTORIES

  Inventories as of December 31, 1997 and 1998 consisted of the following in thousands of dollars:

                                                                 1997    1998
                                                                ------- -------
   Feedstocks.................................................. $ 7,471 $ 5,175
   Unfinished products.........................................     224   1,032
   Finished products...........................................  15,127  12,915
                                                                ------- -------
                                                                 22,822  19,122
   Materials and supplies......................................     280     565
                                                                ------- -------
   Total....................................................... $23,102 $19,687
                                                                ======= =======

  In the normal course of operations, the Company exchanges raw materials with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company at December 31, 1997 and 1998 were $90 thousand (477,688 pounds of feedstock and products) and $412 thousand (927,529 pounds of feedstock and products) respectively, which represent the net amounts payable by the Company under open exchange agreements.

4.  OTHER ASSETS

  Other assets at December 31, 1997 and 1998 consisted of the following in thousands of dollars:

                                                               1997      1998
                                                             --------  --------
   Patents, licenses, and technology........................ $ 90,180  $ 90,180
   Other agreements.........................................   17,823    17,823
   Non-compete agreements...................................    1,520     1,520
                                                             --------  --------
   Total intangibles........................................  109,523   109,523
   Accumulated amortization.................................   (6,736)  (14,820)
                                                             --------  --------
   Net intangibles..........................................  102,787    94,703
   Capitalized turnaround expense...........................             14,009
   Other noncurrent assets..................................   11,296     9,557
   Spare parts inventory....................................      459       653
                                                             --------  --------
   Total.................................................... $114,542  $118,922
                                                             ========  ========

5.  ACCRUED LIABILITIES

  Accrued liabilities at December 31, 1997 and 1998 consisted of the following in thousands of dollars:

                                                                 1997    1998
                                                                ------- -------
   Ad valorem taxes............................................ $ 4,532 $ 6,974
   Product rebate accruals.....................................   2,367   4,110
   Other miscellaneous accruals................................   3,337   2,751
                                                                ------- -------
   Total....................................................... $10,236 $13,835
                                                                ======= =======

6.  LONG-TERM DEBT

  Long-term debt as of December 31, 1997 and 1998 consisted of the following in thousands of dollars:

                                                              1997      1998
                                                            --------  --------
   Senior Credit Facilities:
     Revolving Credit Facility
     Term Loan A........................................... $126,709  $ 87,935
     Term Loan B...........................................   69,300    67,026
     Term Loan C...........................................   69,300    67,026
   Term Loan...............................................  135,000   135,000
   BASF Subordinated Note, face value $75 million,
    discounted to a 9.3% effective rate....................   59,257    60,632
   Accrued Interest on BASF Subordinated Note..............    4,216     9,943
                                                            --------  --------
   Total...................................................  463,782   427,562
   Less current maturities.................................   (9,209)
                                                            --------  --------
   Total long-term debt.................................... $454,573  $427,562
                                                            ========  ========

  The scheduled maturities of long-term debt by year as of December 31, 1998 are as follows (in thousands):

   Year ended December 31:
   -----------------------
   1999............................................................... $    --
   2000...............................................................   30,435
   2001...............................................................   37,500
   2002...............................................................   20,000
   2003...............................................................    1,400
   Thereafter.........................................................  352,595
                                                                       --------
   Total..............................................................  441,930
   Less discount on BASF note.........................................  (14,368)
                                                                       --------
   Total long-term debt............................................... $427,562
                                                                       ========

  Senior Credit Facilities--In March 1997, the Company entered into a Bank Credit Agreement with Bankers Trust Company related to Senior Credit Facilities in an aggregate principal amount of $350 million. These facilities consisted of (i) a five-year $60 million revolving credit facility (the "Revolving Credit Facility"), (ii) a five-year $150 million aggregate principal amount Term Loan A, a seven-year $70 million aggregate principal amount Term Loan B and an eight-year $70 million aggregate principal amount Term Loan C (the "Term Loan A", the "Term Loan B" and the "Term Loan C" are referred to collectively as the "Senior Term Loans").

  The Senior Credit Facilities bear interest at a rate equal to, at the Company's option, (i) the Reserve adjusted Eurodollar Rate plus an applicable margin which ranges from 0.625% to 2.0% for the Revolving Credit Facility and the Term Loan A, 2.00 to 2.50% for the Term Loan B and
  2.25 to 2.75% for the Term Loan C, ("Eurodollar Loans") or (ii) the Base Rate (defined in the Senior Credit Facilities as the higher of the prime rates of Bankers Trust Company or the sum of the overnight rate on the federal funds transactions plus 0.5% ) plus the applicable margin, equal to 1.25% less than the applicable borrowing margin for Eurodollar loans, but in no event less than 0% ("Prime Rate Loans").

  The Revolving Credit Facility requires a commitment fee ranging from 0.225% to 0.5% per annum on the total unused balance. This rate is determined based on the Company's most recent financial ratios. The rate during 1997 and 1998 was 0.5%.

  The obligations of the Company under the Senior Credit Facilities are secured by a first-priority interest in substantially all of the assets of the Company.

  Term Loan--In March 1997, the Company entered into a Term Loan Agreement with Bankers Trust Company and various lending institutions in the aggregate principal amount of $135 million (the "Term Loan"). The Term Loan bears interest at a rate equal to, at the Company's option, (i) the Eurodollar Rate plus an applicable margin of 3.5% per annum ("Eurodollar Loans") or (ii) the Base Rate plus the applicable margin, equal to 2.25% per annum ("Prime Rate Loans").

  Interest on Prime Rate Loans is due quarterly and on the date of conversion of any such Prime Rate Loan to a Eurodollar Loan. Interest on Eurodollar Loans will be due at the end of the interest period applicable thereto, and if such interest period is in excess of three months, each three months.

  BASF Subordinated Note--The Company issued to BASF a subordinated note in the aggregate principal amount of $75 million. Until April 15, 2002, interest is accrued on the Subordinated Note at 7% per annum and is included in "Long-term Debt." On April 15, 2002, all accrued interest will be added to the principal of the Subordinated Note. Such principal balance will be payable in a single installment on April 15, 2008. Interest accrued after April 15, 2002 will be payable quarterly, commencing July 15, 2002. For financial reporting purposes, the note was recorded at its fair value of $58.2 million based on prevailing market rates as of the Effective Date.

  The Senior Credit Facility, the Term Loan and the Subordinated Note contain restrictive covenants that, among other things and under certain conditions, restrict the Company's indebtedness, liens, sales/leaseback transactions, assets sales, capital expenditures, acquisitions, investments and transactions with affiliates, dividends and other restricted payments. Additionally, these covenants require that certain financial ratios be maintained. Management believes the Company was in compliance as of December 31, 1998.

  Interest Rate Contracts--The Company enters into various types of interest rate contracts in managing interest rate risk on its long-term debt as indicated below as of December 31, 1998:

    . Pay Fixed Swaps--$65 million notional amount, weighted average pay rate of 6.03%, maturing in 2000.

    . Interest Rate Caps--$60 million notional amount, weighted average cap rate of 8%, maturing in 2002.

    . Interest Rate Collars--$125 million notional amount, weighted average cap rate of 6.99%, weighted average floor rate of 5.67%, maturing in 2002.

  Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

  The Company purchases interest rate cap and sells interest rate floor agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed 6.6% to 8.0%. The floor agreement requires the Company to pay to the counterparty (a major bank) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than 6.0% to 5.26%.

  The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

  Predecessor Company--In February 1986, Texaco Inc. and various subsidiaries entered into a Master Credit Agreement ("Credit Agreement"), whereby Texaco Inc. and such subsidiaries may, from time to time, be borrowers or lenders pursuant to the Credit Agreement. The Credit Agreement was subsequently amended for minor revisions in June 1986, January 1987 and April 1987. While TCI is not a party to the Credit Agreement, the financial statements are prepared as if TCI had been a party to the Credit Agreement with Texaco. As a result, interest is calculated based on the Short-Term Applicable Federal Rate as published by the Internal Revenue Service in its Internal Revenue Bulletin. The average annual interest rates utilized ranged from 5.1% to 6.2% for the periods presented. Interest accrued during the year and outstanding at year-end was added to the principal balance of the intercompany account and itself became interest bearing. Interest income totaled $4,182,000 for the year ended December 31, 1996. No interest was charged or credited during the two months ended February 28, 1997.

7. INCOME TAXES

                               Predecessor Company
                            -------------------------
                                          Two Months   Ten Months
                             Year Ended     Ended        Ended      Year Ended
                            December 31, February 28, December 31, December 31,
                                1996         1997         1997         1998
                            ------------ ------------ ------------ ------------
   Current.................   $(30,932)    $(6,137)      $            $
   Deferred................     37,575       4,102        1,917        5,783
                              --------     -------       ------       ------
     Total.................   $  6,643     $(2,035)      $1,917       $5,783
                              ========     =======       ======       ======

  The following schedule reconciles the differences between the United States federal income taxes at the United State statutory rate to the Company's provision for income taxes, in thousands of dollars:

                               Predecessor Company
                            -------------------------
                                          Two Months   Ten Months
                             Year Ended     Ended        Ended      Year Ended
                            December 31, February 28, December 31, December 31,
                                1996         1997         1997         1998
                            ------------ ------------ ------------ ------------
   United States federal
    income taxes at
    statutory rate.........    $6,634      $(2,003)      $1,748       $5,341
   State income taxes, net
    of federal benefit.....                                  97           82
   Other...................         9          (32)          72          360
                               ------      -------       ------       ------
   Total provision
    (benefit) income
    taxes..................    $6,643      $(2,035)      $1,917       $5,783
                               ======      =======       ======       ======
   Effective income tax
    rate...................        35%          36%          38%          38%
                               ======      =======       ======       ======

  Components of deferred tax assets and liabilities at December 31, 1997 and 1998 are as follows in thousands of dollars:

                                                              1997      1998
                                                            --------  --------
   Deferred tax liabilities:
     Plant and equipment................................... $(44,919) $(78,602)
     Capitalized turnaround costs..........................             (5,323)
     Interest..............................................             (5,460)
     Other deferred tax liability..........................      (27)      (27)
                                                            --------  --------
   Total deferred tax liability............................  (44,946)  (89,412)
                                                            --------  --------
   Deferred tax assets:
     Intangible assets.....................................   29,081    27,765
     Inventories...........................................      655     1,887
     Net operating loss carryforward.......................   13,293    52,060
                                                            --------  --------
   Total deferred tax assets...............................   43,029    81,712
                                                            --------  --------
   Net deferred tax liability.............................. $ (1,917) $ (7,700)
                                                            ========  ========

8.  RELATED-PARTY TRANSACTIONS

  The Company has no employees and relies entirely on third parties to provide all goods and services necessary to operate the Company's business. Certain of such goods and services are provided by Huntsman Petrochemical Corporation ("HPC"), an affiliate of the Company.

  Service Agreements--In accordance with various service agreements, the terms of which range from 10 to 29 years, HPC provides management, operating, maintenance and other services to the Company. In connection with those service agreements, the Company paid $27 and $61 million of fees and expense reimbursements to HPC during the period and year ended December 31, 1997 and 1998, respectively. Management fees charged by HPC are recorded as sales, general, and administrative expenses in the statements of operations. Operating, maintenance, and other service fees and expenses charged by HPC are recorded as cost of sales in the statement of operations. Additionally, the Company was reimbursed $6 million in the period and year ended December 31, 1997 and 1998 by HPC for steam purchased by the Company on HPC's behalf.

  Supply Agreements--Additionally, the Company relies on HPC to supply certain raw materials and to purchase a significant portion of the facility's output pursuant to various agreements. The Company sold $24 and $33 million of product to HPC and purchased $43 and $38 million of raw materials from HPC during the period and year ended December 31, 1997 and 1998, respectively. Selling prices to related parties reflect volume discounts as compared to outside third parties.

  Other Related Party Sales--During 1998, the Company purchased $5 million of raw materials from Huntsman Polymers Corporation.

  Receivables and Payables--As of December 31, 1997 and 1998, the Company had $5 and $3 million, respectively, in trade receivables from HPC and $5 and $11 million, respectively in trade payables to HPC. In addition, the Company had $2 million in miscellaneous receivables from HPC as of December 31, 1998, as well as $4 and $6 million in miscellaneous payables to HPC as of December 31, 1997 and 1998, respectively.

  Predecessor Company--Transactions with the Texaco entities include the purchase and sale of raw materials and products, and activities involving administrative support and financing. A summary of transactions between the Predecessor Company and the Texaco entities and Star Enterprise
  (Star), a joint venture partnership of Texaco follows:

                                        Year Ended  Two Months Ended
                                       December 31,   February 28,
                                           1996           1997
                                       ------------ ----------------
         Sales and services to:
           Texaco entities............   $ 16,792       $ 2,385
           Star.......................     29,790         7,272
                                         --------       -------
             Total....................   $ 46,582       $ 9,657
                                         ========       =======
         Cost of goods sold from:
           Texaco entities............   $ 97,717       $16,642
           Star.......................     22,571         1,800
                                         --------       -------
             Total....................   $120,288       $18,442
                                         ========       =======

  The management, professional, technical and administrative services billed to the Predecessor Company by Texaco entities are summarized below in thousands of dollars:

                                        Year Ended  Two Months Ended
                                       December 31,   February 28,
                                           1996           1997
                                       ------------ ----------------
         Management and
          Professional(a).............   $    986       $    58
         Technical(b).................         33             3
         Administrative(c)............        367            62
         Research and development.....      1,564           264
                                         --------       -------
           Total......................   $  2,950       $   387
                                         ========       =======

  --------
  (a) Primarily Legal, Employee Relations, Finance, Tax and other Corporate Management.
  (b)   Primarily Computer and Communications costs.
  (c)   Primarily Accounting Services.

  Insurance coverage for the Predecessor Company was provided by Texaco's worldwide risk management program arranged through Heddington Insurance Limited ("Heddington"), an indirect wholly owned captive insurance subsidiary of Texaco Inc. Texaco Inc. charges the participating companies for their proportionate share of the premiums charged by Heddington to Texaco Inc. based upon various risk factors and other estimates determined by Texaco's management. Accordingly, the Company's cost for insurance premiums is charged to expense as incurred, and is included in the above table in cost of goods sold. Such premiums totaled $1,817,000 in 1996 and $307,000 for the two months ended February 28, 1997.

  The Predecessor Company is a member of the Texaco Inc. consolidated United States income tax return group. The income tax return group operates under a formal agreement whereby each member of this group is allocated its share of the consolidated United States income tax provision or benefit based on what the member's income tax provision or benefit would have been had the member filed a separate return and made the same tax elections. Excluded from such allocation, and therefore from the Company's financial statements, are any Federal alternative minimum tax payments made by Texaco Inc. in excess of regular tax, which are recorded by Texaco Inc., offset by a reduction of deferred income taxes, and are available to reduce future regular income tax payments. In any event, as the Predecessor Company assets and liabilities, rather than stock, were sold to Huntsman, the Federal alternative minimum tax credits will remain with Texaco Inc. Current taxes are charged or credited to expense and are reflected as related party payables or receivables until settled after the applicable tax returns have been filed.

9.  ENVIRONMENTAL MATTERS

  The Company's operations are subject to extensive environmental laws and regulations concerning emissions to air, discharges to surface and subsurface waters and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and other waste materials ("Environmental Laws"). The Company's production facilities require operating permits that are subject to revocation, modification and renewal. Violations of Environmental Laws or permit requirements can result in substantial fines and civil or criminal sanctions. The operation of any chemical manufacturing plant entails risk of adverse environmental effects, including exposure to chemical products, by-products and waste from the Company's operations, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with Environmental Laws and permit requirements that may be adopted or imposed in the future.

  The Company believes that there is existing contamination under the property resulting from the operation from about 1920 to 1950 of the unlined earthen crude oil storage tanks on the property and from contaminated groundwater emanating from adjacent property formerly owned by Texaco and now owned by HPC. The Purchase Agreement provides that Texaco will generally be responsible, for a period of eleven years following the Closing Date for up to $40 million of costs incurred with respect to all other conditions related to the property that existed on the Closing Date related to air, land, soil surface, subsurface strata or groundwater that were not in compliance with Environmental Laws as in effect as of the Closing Date. The Company, however, is generally responsible for the first $3 million of such costs as well as for the first $50,000 of such costs incurred per claim. The Purchase Agreement further provides that, subject to certain limitations, the Company will be responsible for such conditions to the extent (i) that Texaco is not responsible, or (ii) such conditions were caused or arose after the Closing Date.

  It is the Company's belief that the total cost of remediation of all contamination existing on the property will be less than the $40 million cap on Texaco's indemnity obligations. However, there can be no assurance that the cost of remediation will not exceed this amount, that the cost of remediation will not be covered by Texaco indemnity obligations which contain certain specified limitations, that Texaco will have the financial resources to fully perform its responsibilities under the Purchase Agreement or that the Company will not be required to incur expenses for liabilities under environmental laws or for environmental remediation before such time as Texaco pays any liability for which it is ultimately held responsible. In any such event, the Company may be required to incur significant liabilities. In addition, no assurance can be given that Texaco will not seek to challenge its liability under the Purchase Agreement, that the eleven year period of limitation with respect to certain costs incurred for the remediation of contamination will not expire before remediation costs are incurred pursuant to an Environmental Law in effect as of the Closing Date or that remediation will not be required pursuant to an Environmental Law enacted after the Closing Date.

10.  EMPLOYEE BENEFIT PLANS

  Active employees of the Predecessor Company participated in various Texaco-sponsored benefit plans. The costs of the savings, health care and life insurance plans relative to employees' active services were shared by the Predecessor Company and its employees. Texaco Inc. charges the participating companies for their proportionate share of these costs, and accordingly, the Predecessor Company's costs for these plans were charged to expense as incurred.

  Employee Stock Ownership Plans--Texaco sponsors a Thrift Plan for the benefit of its salaried employees. Amendments to the thrift Plan in 1988 created an Employee Stock Ownership Plan ("ESOP") feature. The ESOP purchased 833,333 1/3 shares of Series B ESOP Convertible Preferred Stock ("Series B") from Texaco Inc. for $600 per share, or an aggregate purchase price of $500 million, Texaco Inc. guaranteed the loan made to the ESOP, which was used to acquire the shares of Series B.

  The Thrift Plan is designed to provide a participant with a maximum benefit of approximately 6% of base pay, which is payable in shares of Series B. Participants may partially convert their Series B into common stock of Texaco Inc. beginning at age 55, or may elect full conversion upon retirement or separation from service with Texaco Inc. or a participating company.

  The Predecessor Company recorded ESOP expense of $46,000 in 1996 and $8,000 for the two months ended February 28, 1997.

  Pension Plans--The Predecessor Company employees participated in Texaco Inc. and other subsidiary-sponsored pension plans. Generally, these plans provided defined pension benefits based on final average pay. However, the level of benefits and terms of vesting vary among plans. Amounts charged to pension expense, as well as amounts funded, were generally based on actuarial studies. Pension plan assets were administered by trustees and are principally invested in equity and fixed income securities and deposits with insurance companies.

  The total expense for the Predecessor Company's participation in these pension plans was $122,000 in 1996 and $19,000 for the two months ended February 28, 1997.

  Other Postretirement Benefits--The Predecessor Company employees participated in Texaco Inc. sponsored postretirement plans that provide health care and life insurance for retirees and eligible dependents. The Predecessor Company's U.S. health insurance obligation is its fixed dollar contribution. The plans were unfunded, and the costs are shared by the Predecessor Company and its employees.

  The total expense for postretirement plans other than pensions of the Predecessor Company was $136,000 in 1996 and $20,000 for the two months ended February 28, 1997.

  Effective with the acquisition, substantially all Predecessor Company employees became employees of HPC.

11.  COMMITMENTS AND CONTINGENCIES

  The Company has various purchase commitments for materials and supplies entered into in the ordinary course of business. These agreements extend from three to ten years and the purchase price is generally based on market prices subject to certain minimum price provisions.

  The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, none of such litigation is material to the Company's financial condition or results of operations.

  Contingent Liabilities

  There were various legal proceedings and claims against TCI which arose in the ordinary course of business, none of which are material to TCI. Texaco Inc. subject to terms of the Acquisition, will remain liable for any and all of TCI's contingent liabilities that arise prior to the date of sale.

  Internal Revenue Service Claims

  The Internal Revenue Service ("IRS") has asserted a number of claims against Texaco Inc. for periods prior to the effective date of the PO/MTBE operations sale. Notwithstanding the tax sharing agreement, TCI, and each of the members of the consolidated U.S. income tax return group, is jointly and severally liable for any potential liability to the IRS. However, Texaco Inc. will remain primarily liable for the Company's tax liabilities that arise prior to the date of sale.

12.  LEASE COMMITMENTS AND RENTAL EXPENSE

  The Predecessor's Company's principal operating asset was a PO/MTBE plant under lease from Citibank, N.A. and other financial institutions, dated August 14, 1992. The lease was accounted for as an operating lease. Terms of the lease include an option for TCI or Texaco to purchase the lease. The purchase option was exercised prior to the acquisition. The lease obligation is reflected in the Predecessor Company's statement of income as rental expense, included in "Cost of Sales", and totaled $34,436,000 in 1996 and $5,523,000 for the two months ended February 28, 1997.

  As of December 31, 1996, the Predecessor Company had estimated minimum commitments of $20,725,000 for the year 1997 for payment of rentals (net of noncancelable sublease rentals) under the above-mentioned lease which, at inception, had a noncancelable term of more than one year. Also at December 31, 1996, TCI had a minimum commitment under this lease of $489,033,000 for the year 1997 as a residual value guarantee.

13.  CUSTOMER INFORMATION

  Sales to three non-related customers account for 17%, 18%, and 36% of sales for the year ended December 31, 1998. Sales to three non-related customers account for 15%, 20%, and 32% of sales for the period from March 1, 1997 to December 31, 1997. Sales to four non-related customers' account for 13%, 13%, 18%, and 23% of sales for the period from January 1, 1997 to February 28, 1997. Sales to four non-related customers account for 12%, 12%, 17%, and 19% of sales for the year ended December 31, 1996.

14.  SUBSEQUENT EVENT

  Effective July 1, 1999, pursuant to a contribution agreement and ancillary agreements between the Company, Imperial Chemical Industries Plc (ICI), and Huntsman ICI Holdings LLC (Holdings) and Huntsman ICI Chemicals LLC (Huntsman ICI), a wholly owned subsidiary of Holdings, acquired certain assets and stock representing ICI's polyurethene chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses and the business of the Company.

  In exchange for transferring its business to Holdings, the Company (1) retained a 60% common equity interest in Holdings and (2) received $360 million in cash. The Company will use the cash and any additional funds from Huntsman Corporation to repay the existing debt and acquire the preferred stock. In exchange for transferring its businesses to Holdings, ICI received (1) a 30% equity interest in Holdings, (2) an aggregate of approximately $2 billion in cash paid in a combination of U.S. dollars and euros, and (3) approximately $508 million of accreted value at issuance from the discount notes of Holdings. In addition, BT Capital Investors, L.P., Chase Equity Associates, L.P. and The Goldman Sachs Group, Inc. will acquire the remaining 10% interest in Holdings for $90 million in cash.

  The Company and ICI have agreed to indemnify each other for specific claims and losses with respect to the transaction. Between the third and fourth anniversary of the closing of the transaction, the Company has the option to purchase, and ICI has the right to require the Company to purchase, ICI's 30% interest in Holdings.

  Huntsman ICI borrowed approximately $2.9 billion to fund the transaction.

                          INDEPENDENT AUDITORS REPORT

The Board of Directors
Imperial Chemical Industries PLC

We have audited the accompanying combined balance sheets representing an aggregation of financial information from the individual companies and operations of the businesses of Imperial Chemical Industries PLC ("ICI") relating to polyurethane chemicals, titanium dioxide and selected petrochemicals ("the Businesses") as at 31 December 1997 and 1998 and their related combined profit and loss accounts, cash flow statements and statements of total recognised gains and losses for each of the years in the three year period ended 31 December 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Businesses as of 31 December 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended 31 December 1998, in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three year period ended 31 December 1998 and net investment as of 31 December 1997 and 1998, to the extent summarised in Note 30 of the combined financial statements.

KPMG Audit Plc
Chartered Accountants
London, England
2 June 1999

                       COMBINED PROFIT AND LOSS ACCOUNTS

                                                   Years ended 31 December
                                                  -------------------------
                                            Notes   1996      1997      1998
                                            ----- --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Turnover..................................     3    2,534     2,337     2,011
Operating costs...........................     5   (2,368)   (2,288)   (1,888)
Other operating income....................     5        6         5         8
                                                   ------    ------    ------
Trading profit before operating
 exceptional items........................   3,5      172        54       131
Operating exceptional items...............     4      (11)      (56)      (10)
                                                   ------    ------    ------
Trading profit/(loss) after operating
 exceptional items........................     5      161        (2)      121
Income from fixed asset investment--
 dividends................................              2         1         1
Exceptional items--profit/(loss) on sale
 or closure of operations.................     4       --        23        (4)
                                                   ------    ------    ------
Profit on ordinary activities before
 interest.................................            163        22       118
Net interest payable......................     8      (78)      (69)      (71)
                                                   ------    ------    ------
Profit/(loss) on ordinary activities
 before taxation..........................             85       (47)       47
Taxation on profit/(loss) on ordinary
 activities...............................     9      (29)      (15)       12
                                                   ------    ------    ------
Profit/(loss) on ordinary activities after
 taxation.................................             56       (62)       59
Attributable to minorities................             (3)       (1)       (1)
                                                   ------    ------    ------
Net profit/(loss) for the financial year..             53       (63)       58
                                                   ======    ======    ======

            COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Net profit/(loss) for the financial year........     53       (63)       58
Currency translation differences on foreign
 currency net investments.......................    (88)      (51)       --
Other movements.................................     --        (2)        7
                                                    ---      ----       ---
                                                    (88)      (53)        7
                                                    ---      ----       ---
Total recognised gains/(losses) relating to the
 year...........................................    (35)     (116)       65
                                                    ===      ====       ===

    The accompanying notes form an integral part of these combined financial statements.

                            COMBINED BALANCE SHEETS


                                                              At 31 December
                                                            -------------------
                                                      Notes   1997      1998
                                                      ----- --------- ---------
                                                            (Pounds)m (Pounds)m
Fixed assets
Tangible assets......................................   10      958     1,041
Investments--Participating and other interests.......   11        7         6
                                                              -----    ------
                                                                965     1,047
Current assets
Stocks...............................................   12      236       250
Debtors..............................................   13      340       296
Investments and short-term deposits--unlisted........             2         2
Cash at bank.........................................   24       53        51
                                                              -----    ------
                                                                631       599
                                                              -----    ------
Total assets.........................................         1,596     1,646
                                                              -----    ------
Creditors due within one year
Short-term borrowings................................   14      (20)      (12)
Current instalments of loans.........................   16       (9)       (4)
Financing due to ICI.................................   16       --      (866)
Other creditors......................................   15     (408)     (345)
                                                              -----    ------
                                                               (437)   (1,227)
                                                              -----    ------
Net current assets/(liabilities).....................           194      (628)
                                                              -----    ------
Total assets less current liabilities................         1,159       419
                                                              -----    ------
Creditors due after more than one year
Loans................................................   16      (10)       (8)
Financing due to ICI.................................   16     (866)       --
Other creditors......................................   15       (7)       (9)
                                                              -----    ------
                                                               (883)      (17)
Provisions for liabilities and charges...............   17      (77)      (72)
Deferred income......................................           (11)      (11)
                                                              -----    ------
                                                               (971)     (100)
                                                              -----    ------
Net assets...........................................           188       319
                                                              =====    ======

Net investment.......................................           184       316

Minority interests--equity...........................             4         3
                                                              -----    ------
                                                                188       319
                                                              =====    ======

    The accompanying notes form anintegral part of these combined financial statements.

                         COMBINED CASH FLOW STATEMENTS


                                                    Years ended 31 December
                                                 -----------------------------
                                           Notes   1996      1997      1998
                                           ----- --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Net cash inflow from operating
 activities...............................   18     292       111       200
Returns on investments and servicing of
 finance..................................   19     (13)      (12)      (12)
Taxation..................................          (41)      (22)      (56)
                                                   ----      ----      ----
                                                    238        77       132
Capital expenditure and financial
 investment...............................   20    (187)     (169)     (130)
Disposals.................................   21      --        31        --
                                                   ----      ----      ----
Cashflow before financing.................           51       (61)        2
Net movement in financing.................   22     (57)       67        (4)
                                                   ----      ----      ----
Increase/(decrease) in cash...............   24      (6)        6        (2)
                                                   ====      ====      ====

             RECONCILIATION OF MOVEMENTS IN COMBINED NET INVESTMENT


                                                      Years ended 31 December
                                                   -----------------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
                                                   (Pounds)m (Pounds)m (Pounds)m
Net profit/(loss) for the financial year.........      53       (63)       58
Distributions and transfers (to)/from ICI, net of
 tax.............................................      (3)       10        21
                                                      ---       ---       ---
Profit/(loss) retained for year..................      50       (53)       79
Other recognised gains/(losses) related to the
 year--exchange differences on translation of
 opening investment and other non cash
 movements.......................................     (42)        2        53
                                                      ---       ---       ---
Increase/(decrease) in net investment............       8       (51)      132
Combined net investment at beginning of year.....     227       235       184
                                                      ---       ---       ---
Combined net investment at end of year...........     235       184       316
                                                      ===       ===       ===

    The net assets above have been reduced as of 31 December, in each year by a cumulative amount of goodwill written off of (Pounds)35m.

    There are no significant statutory or contractual restrictions on the distribution of current year income of subsidiary undertakings. Undistributed profits are, in the main, employed in the businesses of these companies. The undistributed income of the Businesses overseas may be liable to overseas taxes and/or United Kingdom taxation (after allowing for double taxation relief) if they were to be distributed as dividends.

    The cumulative exchange gains and losses on the translation of foreign currency financial statements into pounds sterling are taken into account in the above reconciliation of movements in combined net investment.

    The accompanying notes form anintegral part of these combined financial statements.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1 Basis of preparation

    The accompanying Combined Financial Statements for the three years ended 31 December 1998 have been prepared in connection with the disposal of ICI's Tioxide, Polyurethanes and selected petrochemicals businesses (the "Businesses") in order to show the financial position, results of operations, total recognised gains and losses and cash flows of the Businesses. They have been prepared on a carve-out basis by aggregating the historical financial information of the Businesses as if they had formed a discrete operation under common management for the entire three year period. The Businesses are not separate legal entities and have not been separately financed. Distributions and transfers out of retained income made by the Businesses have been treated as reductions in net investment (i.e. as if they were dividends).

 Management overheads

    Certain management overheads and other similar costs amounting to (Pounds)13m in 1996, (Pounds)23 million in 1997 and (Pounds)15 million in 1998 have been attributed to the Businesses. Allocations were based on a combination of the sales of the Businesses as a percentage of ICI's sales and the net assets of the Businesses as a percentage of ICI's net assets. In all cases management believes the method used was reasonable, as to reflect in all material respects, the expenses that would have been incurred if the Businesses had been a separate, independent entity and had otherwise managed its functions. The allocated costs are included in operating costs in the Combined Profit and Loss Accounts and have been treated as non-cash movements through net investment.

 Indebtedness and interest

    The Combined Financial Statements include interest on the indebtedness between ICI and the Businesses of (Pounds)866 million as if such indebtedness had been in place for all periods presented. This debt has been determined by management to be an appropriate amount to include in the Combined Financial Statements because it is the amount of long-term debt that is expected to be outstanding on the date the transaction is completed. The charge for interest on such indebtedness is based on the weighted average interest rates of selected, representative long-term borrowings of ICI in each year. The interest charge was (Pounds)73 million in 1996, (Pounds)66 million in 1997 and (Pounds)69 million in 1998, reflecting interest rates of 8.5% in 1996, 7.6% in 1997 and 8.0% in 1998. For cash flow purposes, interest on such indebtedness and associated tax relief to the extent that it exceeds the actual interest paid to ICI in the relevant period has been treated as a non-cash movement through net investment.

 Taxation

    The tax charge attributable to the Businesses is based on the charge recorded by individual legal entities and an appropriate allocation of the tax charge incurred by ICI where activities of both the Businesses and ICI were carried out within a single legal entity. There are no material differences between the tax charge allocated and that which would have arisen on a stand alone basis. Only actual tax payments by individual legal entities of the Businesses have been included in the Combined Cash Flow Statements; payments by ICI legal entities in respect of tax attributable to activities of the Businesses have been treated as non-cash movements through net investment.

2 Principal accounting policies

    These Combined Financial Statements have been prepared under the historical cost convention and UK accounting standards applicable for those periods presented. Accordingly, the provisions of Financial Reporting Standard (FRS) 12 and FRS 14 and all of the disclosure requirements of FRS 13 have not been applied. Accounting policies conform with UK Generally Accepted Accounting Principles (UK GAAP). The principal accounting policies which have been applied are set out below.

  Turnover

    Turnover excludes intra-Business turnover and value added taxes. Revenue is recognised at the point at which title passes.

  Depreciation

    The book value of each tangible fixed asset is written off to its residual value evenly over its estimated remaining life. Reviews are made annually of the estimated remaining lives of individual productive assets, taking account of commercial and technological obsolescence as well as normal wear and tear. Under this policy it becomes impracticable to calculate average asset lives exactly; however, the total lives approximate to 28 years for buildings and 20 years for plant and equipment. Depreciation of assets qualifying for grants is calculated on their full cost.

  Pension costs

    The pension costs relating to UK retirement plans are assessed in accordance with the advice of independent qualified actuaries. The amounts so determined include the regular cost of providing the benefits under the plans which should be a level percentage of current and expected future earnings of the employees covered under the plans. Variations from the regular pension cost are spread on a systematic basis over the estimated average remaining service lives of current employees in the plans. With minor exceptions, non-UK subsidiaries recognise the expected cost of providing pensions on a systematic basis over the average remaining service lives of employees in accordance with the advice of independent qualified actuaries.

  Research and development

    Research and development expenditure is charged to profit in the year in which it is incurred.

  Government grants

    Grants related to expenditure on tangible fixed assets are credited to profit over a period approximating to the lives of qualifying assets. The grants shown in the balance sheets consist of the total grants receivable to date less the amounts so far credited to profit.

  Foreign currencies

    Profit and loss accounts in foreign currencies are translated into sterling at average rates for the relevant accounting periods. Assets and liabilities are translated at exchange rates ruling at the date of the Businesses' balance sheet. Exchange differences on short-term foreign currency borrowings and deposits are included with net interest payable. Exchange differences on all other transactions, except relevant foreign currency loans, are taken to trading profit. In the Businesses' accounts, exchange differences arising on consolidation of the net investments in overseas subsidiary undertakings and associated undertakings are taken to net investment in the balance sheet. Differences on relevant foreign currency loans are taken to net investment and offset against the differences on net investment in the balance sheet.

  Stock valuation

    Finished goods are stated at the lower of cost and net realisable value, raw materials and other stocks at the lower of cost and replacement price; the first in, first out or an average method of valuation is used. In determining cost for stock valuation purposes, depreciation is included but selling expenses and certain overhead expenses are excluded.

  Environmental liabilities

    The Businesses are exposed to environmental liabilities relating to past operations, principally in respect of soil and groundwater remediation costs. Provisions for these costs are made when expenditure on remedial work is probable and the cost can be estimated within a reasonable range of possible outcomes.

  Associated undertakings and joint ventures

    Associated undertakings and joint ventures are undertakings in which the Businesses hold a long-term interest and over which they actually exercise significant influence. Interests in joint arrangements that are not entitles are included proportionately in the accounts of the investing entity.

  Taxation

    The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items, including post-retirement benefits, for taxation and for accounting purposes. However, no provision is made for taxation deferred by reliefs unless there is reasonable evidence that such deferred taxation will be payable in the future.

  Goodwill

    On the acquisition of a business, fair values are attributed to the net assets acquired. Goodwill arises where the fair value of the consideration given for a business exceeds such net assets. For purchased goodwill arising on acquisitions after 31 December 1997 goodwill is capitalised and amortised through the profit and loss acount over a period of 20 years unless it is considered that it has a materially different useful life. For goodwill arising on acquisitions prior to 31 December 1997 purchased goodwill was charged directly to net investment in the year of acquisition. On subsequent disposal or termination of a previously acquired business, the profit or loss recognised on disposal or termination is calculated after charging the amount of any related goodwill previously taken to net investment.

3 Segmental information

                                                     Years ended 31 December
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Turnover
By business
Polyurethanes....................................     907       860       816
Tioxide..........................................     618       547       574
Petrochemicals...................................   1,047       980       659
                                                    -----     -----     -----
                                                    2,572     2,387     2,049
Inter-business...................................     (38)      (50)      (38)
                                                    -----     -----     -----
                                                    2,534     2,337     2,011
                                                    =====     =====     =====
                                                     Years ended 31 December
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
By geographical location of operating units
United Kingdom...................................   1,511     1,214       818
Continental Europe...............................     845       781       751
USA..............................................     481       494       509
Other Americas...................................     101        97        83
Asia Pacific.....................................     224       184       143
Other countries..................................      42        37        42
                                                    -----     -----     -----
                                                    3,204     2,807     2,346
Inter-area eliminations..........................    (670)     (470)     (335)
                                                    -----     -----     -----
                                                    2,534     2,337     2,011
                                                    =====     =====     =====
                                                     Years ended 31 December
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
By geographical location of customer
United Kingdom...................................     900       760       560
Continental Europe...............................     772       755       638
USA..............................................     377       386       408
Other Americas...................................     118       117       118
Asia Pacific.....................................     266       236       204
Other countries..................................     101        83        83
                                                    -----     -----     -----
                                                    2,534     2,337     2,011
                                                    =====     =====     =====

                                                        Profit/(loss) before interest
                              Trading profit/(loss)          and taxation after
                            before exceptional items          exceptional items
                          ----------------------------- -----------------------------
                             Years ended 31 December       Years ended 31 December
                          ----------------------------- -----------------------------
                            1996      1997      1998      1996      1997      1998
                          --------- --------- --------- --------- --------- ---------
                          (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m
By business
Polyurethanes...........     113        77        90       115       101        87
Tioxide.................      --       (23)       68       (11)      (54)       58
Petrochemicals..........      59        --       (27)       59       (25)      (27)
                             ---       ---       ---       ---       ---       ---
                             172        54       131       163        22       118
                             ===       ===       ===       ===       ===       ===
                                                        Profit/(loss) before interest
                              Trading profit/(loss)          and taxation after
                            before exceptional items          exceptional items
                          ----------------------------- -----------------------------
                             Years ended 31 December       Years ended 31 December
                          ----------------------------- -----------------------------
                            1996      1997      1998      1996      1997      1998
                          --------- --------- --------- --------- --------- ---------
                          (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m
By geographical location
 of operating units
United Kingdom..........      85        36        13        80        13        11
Continental Europe......      31       (19)       56        30       (22)       48
USA.....................      49        30        44        47        30        44
Other Americas..........       9         5         6         7         4         5
Asia Pacific............      (8)       (1)        7        (8)       (6)        5
Other countries.........       6         3         5         7         3         5
                             ---       ---       ---       ---       ---       ---
                             172        54       131       163        22       118
                             ===       ===       ===       ===       ===       ===

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Total assets less current liabilities
By business
Net operating assets
 Polyurethanes..............................................     480       523
 Tioxide....................................................     629       661
 Petrochemicals.............................................     100       102
                                                               -----     -----
                                                               1,209     1,286
Net non-operating liabilities...............................     (50)     (867)
                                                               -----     -----
                                                               1,159       419
                                                               =====     =====

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
By geographical location of operating units
Net operating assets
 United Kingdom.............................................     438       420
 Continental Europe.........................................     371       439
 USA........................................................     263       290
 Other Americas.............................................      15        19
 Asia Pacific...............................................     105       100
 Other......................................................      17        18
                                                               -----     -----
                                                               1,209     1,286
Net non-operating liabilities...............................     (50)     (867)
                                                               -----     -----
                                                               1,159       419
                                                               =====     =====

    Net operating assets comprise tangible fixed assets, stocks and total operating debtors(note 13) less current operating creditors (note 15).

                                                         Years ended 31 December
                                                         -----------------------
                                                          1996    1997    1998
                                                         ------- ------- -------
Employees--average number of people employed
By business
Polyurethanes...........................................   2,139   2,225   2,172
Tioxide.................................................   3,611   3,383   3,243
Petrochemicals..........................................     946     947     952
                                                         ------- ------- -------
                                                           6,696   6,555   6,367
                                                         ======= ======= =======

                                                         Years ended 31 December
                                                         -----------------------
                                                          1996    1997    1998
                                                         ------- ------- -------
By geographical location of operating units
United Kingdom..........................................   2,517   2,421   2,261
Continental Europe......................................   2,515   2,595   2,614
USA.....................................................     545     436     444
Other Americas..........................................      76     153     161
Asia Pacific............................................     712     628     558
Other countries.........................................     331     322     329
                                                         ------- ------- -------
                                                           6,696   6,555   6,367
                                                         ======= ======= =======

4 Exceptional items before taxation

                                                      Years ended 31 December
                                                      -----------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
                                                   (Pounds)m (Pounds)m (Pounds)m
Operating exceptional items
Tioxide:
  Rationalisation of operations, including
   severance (1996 (Pounds)4m; 1997 (Pounds)10m;
   1998 (Pounds)7m)..............................     (11)      (14)      (10)
  Settlement of dispute with supplier............      --       (17)       --
Petrochemicals:
  Asset impairment...............................      --       (25)       --
                                                      ---       ---       ---
                                                      (11)      (56)      (10)
                                                      ---       ---       ---
Credited/(charged) after trading profit
Profit/(loss) on sale or closure of operations:
Disposal of Polyurethanes business in Australia..      --        25        --
Other disposals..................................      --        (2)       (4)
                                                      ---       ---       ---
                                                       --        23        (4)
                                                      ---       ---       ---
Exceptional items within profit on ordinary
 activities before taxation......................     (11)      (33)      (14)
                                                      ===       ===       ===

5 Trading profit

                                                     Years ended 31 December
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Trading profit before exceptional items
Turnover.........................................   2,534     2,337     2,011
                                                   ------    ------    ------
Operating costs
  Cost of sales..................................  (1,989)   (1,911)   (1,535)
  Distribution costs.............................    (100)     (128)     (143)
  Research and development.......................     (51)      (49)      (39)
  Administration and other expenses..............    (228)     (200)     (171)
                                                   ------    ------    ------
                                                   (2,368)   (2,288)   (1,888)
Other operating income
  Government grants..............................       1         2         2
  Royalty income.................................       1        --         3
  Other income...................................       4         3         3
                                                   ------    ------    ------
                                                        6         5         8
                                                   ------    ------    ------
Trading profit...................................     172        54       131
                                                   ======    ======    ======
Operating costs include:
  Depreciation...................................      93        88        76
                                                   ------    ------    ------
  Gross profit, as defined by UK Companies Act
   1985..........................................     545       426       476
                                                   ------    ------    ------
Trading profit after exceptional items
Turnover.........................................   2,534     2,337     2,011
                                                   ------    ------    ------
Operating costs
  Cost of sales..................................  (1,996)   (1,965)   (1,544)
  Distribution costs.............................    (102)     (128)     (143)
  Research and development.......................     (51)      (49)      (39)
  Administration and other expenses..............    (230)     (202)     (172)
                                                   ------    ------    ------
                                                   (2,379)   (2,344)   (1,898)
Other operating income
  Government grants..............................       1         2         2
  Royalty income.................................       1        --         3
  Other income...................................       4         3         3
                                                   ------    ------    ------
                                                        6         5         8
                                                   ------    ------    ------
Trading profit/(loss)............................     161        (2)      121
                                                   ======    ======    ======
Operating costs include:
  Depreciation...................................      93       113        76
                                                   ------    ------    ------
  Gross profit, as defined by UK Companies Act
   1985..........................................     538       372       467
                                                   ------    ------    ------

6 Note of historical cost profits and losses

    There were no material differences between reported profits and losses on ordinary activities before tax in 1996, 1997 and 1998.

7 Staff costs

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Staff costs:
  Salaries......................................    181       166       163
  Social security costs.........................     28        24        27
  Pension costs.................................     13        15        15
  Other employment costs........................      3         3         2
                                                    ---       ---       ---
                                                    225       208       207
Less amounts allocated to capital and to
 provisions set up in previous years............     (2)       (3)       --
Severance costs charged in arriving at profit
 before tax.....................................      5        10         8
                                                    ---       ---       ---
Employee costs charged in arriving at profit
 before tax.....................................    228       215       215
                                                    ===       ===       ===

8 Net interest payable

                                                      Years ended 31 December
                                                   -----------------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
                                                   (Pounds)m (Pounds)m (Pounds)m
Interest payable and similar charges
Interest on loans
  External........................................      3         3         1
  Other ICI businesses............................     73        66        69
                                                      ---       ---       ---
                                                       76        69        70
Interest on short-term borrowings.................      3         2         2
                                                      ---       ---       ---
                                                       79        71        72
Interest receivable and similar income
  External........................................     (1)       (2)       (1)
                                                      ---       ---       ---
                                                       78        69        71
                                                      ===       ===       ===

9 Taxation on profit on ordinary activities

                                                          Years ended 31 December
                   -----------------------------------------------------------------------------------------------------
                                 1996                              1997                              1998
                   --------------------------------- --------------------------------- ---------------------------------
                     Before                            Before                            Before
                   exceptional Exceptional           exceptional Exceptional           exceptional Exceptional
                      items       items      Total      items       items      Total      items       items      Total
                   ----------- ----------- --------- ----------- ----------- --------- ----------- ----------- ---------
                    (Pounds)m   (Pounds)m  (Pounds)m  (Pounds)m   (Pounds)m  (Pounds)m  (Pounds)m   (Pounds)m  (Pounds)m
United Kingdom
 taxation
 Corporation
  tax............      (11)         (3)       (14)        17          --         17        (30)         --        (30)
 Deferred
  taxation.......        4          --          4         --          --         --          2          --          2
                       ---         ---        ---        ---         ---        ---        ---         ---        ---
                        (7)         (3)       (10)        17          --         17        (28)         --        (28)
                       ---         ---        ---        ---         ---        ---        ---         ---        ---
Overseas taxation
 Overseas taxes..       33          --         33         31         (10)        21         24          (4)        20
 Deferred
  taxation.......        6          --          6        (23)         --        (23)        (4)         --         (4)
                       ---         ---        ---        ---         ---        ---        ---         ---        ---
                        39          --         39          8         (10)        (2)        20          (4)        16
                       ---         ---        ---        ---         ---        ---        ---         ---        ---
                        32          (3)        29         25         (10)        15         (8)         (4)       (12)
                       ===         ===        ===        ===         ===        ===        ===         ===        ===

    UK and overseas taxation has been provided on the profit/(loss) earned for the periods covered by the accounts, UK corporation tax has been provided at the rate of 31% (1997 31.5%; 1996 33%).

Deferred taxation

    The amounts of deferred taxation accounted for as the balance sheet data and the potential amounts of deferred taxation are disclosed below.

                                                    Year ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Accounted for at balance sheet date
Timing differences on UK capital allowances and
 depreciation...................................     70        63        83
Miscellaneous timing differences................     (3)      (22)      (43)
                                                    ---       ---       ---
                                                     67        41        40
                                                    ---       ---       ---
Not accounted for at balance sheet data
Timing differences on UK capital allowances and
 depreciation...................................     64        82        81
Miscellaneous timing differences................    (11)      (49)      (36)
                                                    ---       ---       ---
                                                     53        33        45
                                                    ---       ---       ---
Full potential deferred taxation................    120        74        85
                                                    ===       ===       ===

10 Tangible fixed assets

                                               Payments
                                              to account
                                              and assets
                         Land and  Plant and in course of
                         buildings equipment construction   Total
                         --------- --------- ------------ ---------
                         (Pounds)m (Pounds)m  (Pounds)m   (Pounds)m
Cost
At 1 January 1997 ......    191      1,396        188       1,775
Capital expenditure.....    --         --         171         171
Transfer of assets into
 use....................      2         77        (79)
Exchange adjustments....    (20)       (80)       (14)       (114)
Disposals and other
 movements..............     (2)       (28)        (1)        (31)
                            ---      -----       ----       -----
At 31 December 1997.....    171      1,365        265       1,801
Capital expenditure.....    --         --         135         135
Transfer of assets into
 use....................      4        261       (265)
Exchange adjustments....      4         27          2          33
Disposals and other
 movements..............     (1)       (36)       --          (37)
                            ---      -----       ----       -----
At 31 December 1998         178      1,617        137       1,932
                            ---      -----       ----       -----
Depreciation
At 1 January 1997 ......     59        726                    785
Charge for year.........      7        106                    113
Exchange adjustments....     (5)       (28)                   (33)
Disposals and other
 movements..............     (1)       (21)                   (22)
                            ---      -----                  -----
At 31 December 1997.....     60        783                    843
Charge for year.........      5         71                     76
Exchange adjustments....      2          9                     11
Disposals and other
 movements..............     (1)       (38)                   (39)
                            ---      -----                  -----
At 31 December 1998.....     66        825                    891
                            ===      =====                  =====
Net book value at 31
 December 1997..........    111        582        265         958
                            ===      =====       ====       =====
Net book value at 31
 December 1998..........    112        792        137       1,041
                            ===      =====       ====       =====

  The depreciation charge of (Pounds)113m in 1997, shown above, includes (Pounds)25m charged to exceptional items relating to provisions for impairment.

  Included in land and buildings is (Pounds)22m (1997 (Pounds)22m) in respect of the cost of land which is not subject to depreciation.

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
The net book value of land and buildings comprises:
  Freeholds.................................................     84        86
  Long leases (over 50 years unexpired).....................     27        26
                                                                ---       ---
                                                                111       112
                                                                ===       ===

11 Investments in participating and other interests

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Associated undertakings--non equity accounted shares
Cost
At beginning of year........................................      7         7
Exchange adjustments........................................     --        (1)
                                                                ---       ---
At 31 December..............................................      7         6
                                                                ===       ===

12 Stocks

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Raw materials and consumables...............................     91       106
Stocks in process...........................................      9        11
Finished goods and good for resale..........................    136       133
                                                                ---       ---
                                                                236       250
                                                                ===       ===

13 Debtors

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Amounts due within one year
Trade debtors--external.....................................    122        97
Trade debtors--other ICI businesses.........................    182       158
Taxation recoverable........................................      6        10
Other prepayments and accrued income........................      6        10
Other debtors--external.....................................     20        19
                                                                ---       ---
                                                                336       294
                                                                ===       ===
Amounts due after one year
Other debtors--external.....................................      4         2
                                                                ---       ---
                                                                340       296
                                                                ===       ===

  Non operating debtors included in the above

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Amounts due within one year
Taxation recoverable........................................      3         3
Other debtors...............................................      2        --
                                                                ---       ---
                                                                  5         3
Amounts due after one year
Taxation recoverable........................................      3         7
                                                                ---       ---
                                                                  8        10
                                                                ===       ===

14 Short-term borrowings

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Bank borrowings--Unsecured..................................     20        12
                                                                ===       ===

15 Other creditors

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Amounts due within one year
Trade creditors--external...................................    158       184
Trade creditors--other ICI businesses.......................     60        26
Corporate taxation..........................................     91        53
Value added and payroll taxes and social security...........     17         8
Accruals....................................................     43        42
Other creditors.............................................     39        32
                                                                ---       ---
                                                                408       345
                                                                ===       ===
Amounts due after one year
Pension liabilities.........................................      2         3
Other creditors.............................................      5         6
                                                                ---       ---
                                                                  7         9
                                                                ===       ===
  Non-operating creditors included in the above

Amounts due within one year
Corporate taxation..........................................     91        53
Other creditors.............................................    --          1
                                                                ---       ---
                                                                 91        54
                                                                ===       ===
Amounts due after one year
Pension liabilities.........................................      2         3
Other creditors.............................................      3        --
                                                                ---       ---
                                                                  5         3
                                                                ===       ===

16 Loans

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Creditors due within one year
Current instalment of loans.................................      9         4
Financing due to ICI........................................     --       866
                                                                ---       ---
                                                                  9       870
                                                                ===       ===
Creditors due after more than one year
Loans.......................................................     10         8
Financing due to ICI........................................    866        --
                                                                ---       ---
                                                                876         8
                                                                ---       ---
                                                                885       878
                                                                ===       ===
Secured loans
US dollars..................................................      4        --
Other currencies............................................      1        --
                                                                ---       ---
Total secured...............................................      5        --
                                                                ---       ---
  Secured by fixed charge...................................      4        --
  Secured by floating charge................................      1        --
                                                                ---       ---
Unsecured loans
US dollars..................................................     --        --
Other foreign currencies....................................     14        12
                                                                ---       ---
                                                                 14        12
Financing due to ICI (see note below).......................    866       866
                                                                ---       ---
Total unsecured.............................................    880       878
                                                                ---       ---
Total loans.................................................    885       878
                                                                ===       ===
Loan maturities
Bank loans
Loans or instalments thereof are repayable:
  From 2 to 5 years from balance sheet date.................      7         5
  From 1 to 2 years.........................................      3         3
                                                                ---       ---
Total due after more than one year..........................     10         8
Total due within one year...................................      9         4
                                                                ---       ---
                                                                 19        12
                                                                ===       ===
Other loans
Loans or instalments thereof are repayable:
  From 1 to 2 years from balance sheet date.................    866        --
                                                                ===       ===
  Within one year...........................................    --        866
                                                                ===       ===

    Financing due to ICI includes the indebtedness assumed by the Businesses on 1 January 1999 as if it had been in place throughout the period.

                                                               At 31 December
                                                             -------------------
                                                               1997      1998
                                                             --------- ---------
                                                             (Pounds)m (Pounds)m
Total loans
Loans or instalments thereof are repayable:
  From 2 to 5 years from balance sheet date.................      7         5
  From 1 to 2 years.........................................    869         3
                                                                ---       ---
Total due after more than one year..........................    876         8
Total due within one year...................................      9       870
                                                                ---       ---
Total loans.................................................    885       878
                                                                ===       ===

17 Provisions for liabilities and charges

                            Deferred  Unfunded  Employee    Other
                            taxation  pensions  benefits  provisions   Total
                            --------- --------- --------- ---------- ---------
                            (Pounds)m (Pounds)m (Pounds)m (Pounds)m  (Pounds)m
At 1 January 1997..........     67        13        17        14        111
Profit and loss account....    (23)       --         1         1        (21)
Net amounts paid or
 becoming current..........     --        (2)       (1)       (8)       (11)
Exchange and other
 movements.................     (3)       --        --         1         (2)
                               ---       ---       ---       ---        ---
At 31 December 1997........     41        11        17         8         77
Profit and loss account....     (2)       (5)        2         3         (2)
Net amounts paid or
 becoming current..........     --        (1)       (1)       (2)        (4)
Exchange and other
 movements.................      1        --        --        --          1
                               ---       ---       ---       ---        ---
At 31 December 1998........     40         5        18         9         72
                               ===       ===       ===       ===        ===

18 Net cash inflow from operating activities

                                                      Years ended 31 December
                                                   -----------------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
                                                   (Pounds)m (Pounds)m (Pounds)m
Trading profit/(loss).............................    161        (2)      121
Exceptional items within trading profit...........     11        56        10
                                                      ---       ---       ---
Trading profit before exceptional items ..........    172        54       131
Depreciation......................................     93        88        76
Stocks decrease/(increase) .......................    (18)       56       (11)
Debtors decrease..................................     28         9        52
Creditors increase/(decrease).....................     45       (62)      (36)
Other movements, including exchange...............     (4)       (2)       (1)
                                                      ---       ---       ---
                                                      316       143       211
Outflow relating to exceptional items.............    (24)      (32)      (11)
                                                      ---       ---       ---
                                                      292       111       200
                                                      ===       ===       ===

    Outflow related to exceptional items includes expenditure charged to exceptional provisions relating to business rationalisation, settlement of a dispute with a supplier and for sale or closure of operations, including severance and other employee costs.

19 Returns on investments and servicing of finance

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Dividends received from associated
 undertakings...................................      1        --        --
Interest received...............................     32         8        10
Interest paid...................................    (45)      (19)      (21)
Dividends paid by subsidiary undertakings to
 minority shareholders..........................     (1)       (1)       (1)
                                                    ---       ---       ---
                                                    (13)      (12)      (12)
                                                    ===       ===       ===

20 Capital expenditure and financial investment

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Purchase of tangible fixed assets...............   (188)     (173)     (130)
Purchase of fixed asset investments other than
 associated undertakings or joint ventures .....     (1)       --        --
Sale of tangible fixed assets...................      2         4        --
                                                   ----      ----      ----
                                                   (187)     (169)     (130)
                                                   ====      ====      ====

21 Disposals

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Cash inflow from disposal of Polyurethanes
 business in Australia..........................     --        31        --
                                                    ===       ===       ===

    The Polyurethanes business in Australia contributed (Pounds)3m and (Pounds)2m to the trading profit of the Businesses in 1996 and 1997, respectively.

22 Financing

                                                                      Short-term
                          Distributions Financing                     borrowings
                          and transfers  due to                       other than
                            to ICI *       ICI    Sub Total   Loans   overdrafts Sub Total   Total
                          ------------- --------- --------- --------- ---------- --------- ---------
         Notes                             16                  16         24
                            (Pounds)m   (Pounds)m (Pounds)m (Pounds)m (Pounds)m  (Pounds)m (Pounds)m
At 1 January 1997.......     (1,101)       866      (235)      (27)        -        (27)     (262)
Exchange adjustments....         53          -        53         -         -          -        53

Financing
                             ------        ---      ----       ---       ---        ---      ----
  New finance...........        (69)         -       (69)        -        (7)        (7)      (76)
  Finance repaid........          1          -         1         8                    8         9
                             ------        ---      ----       ---       ---        ---      ----
Cash flow...............        (68)         -       (68)        8        (7)         1       (67)
Acquisitions and
 disposals..............          3          -         3         -         -          -         3
Other non-cash changes..         63          -        63         -         -          -        63
                             ------        ---      ----       ---       ---        ---      ----
At 31 December 1997.....     (1,050)       866      (184)      (19)       (7)       (26)     (210)
Exchange adjustments....         (7)         -        (7)        -         -          -        (7)

Financing
                             ------        ---      ----       ---       ---        ---      ----
  New finance...........        (23)         -       (23)        -                    -       (23)
  Finance repaid........         14          -        14         7         6         13        27
                             ------        ---      ----       ---       ---        ---      ----
Cash flow...............         (9)         -        (9)        7         6         13         4
Other non-cash changes..       (116)         -      (116)        -         -          -      (116)
                             ------        ---      ----       ---       ---        ---      ----
At 31 December 1998.....     (1,182)       866      (316)      (12)       (1)       (13)     (329)
                             ======        ===      ====       ===       ===        ===      ====

--------
* The distributions and transfers to ICI and related interest paid are not indicative of the dividends and interest that the Businesses will pay as an independent managed and financed entity.

    The Businesses have not been charged with any financing costs in respect of amounts included within Net investment during the period covered by the Combined Financial Statements.

23 Analysis of net debt

                                                                               Current
                                                                                asset
                           Cash                Financing -- debt             investments Net debt
                         --------- ----------------------------------------- ----------- ---------
                                                        Short-term
                                                        borrowings
                                   Financing            other than
                                   due to ICI   Loans   overdrafts   Total
                                   ---------- --------- ---------- ---------
                         (Pounds)m (Pounds)m  (Pounds)m (Pounds)m  (Pounds)m  (Pounds)m  (Pounds)m
At 1 January 1997.......     39       (866)      (27)        -       (893)         3       (851)
Exchange adjustments....     (5)         -         -         -          -         (1)        (6)
Cash flow...............      6          -         8        (7)         1          -          7
                            ---       ----       ---       ---       ----        ---       ----
At 31 December 1997.....     40       (866)      (19)       (7)      (892)         2       (850)
Exchange adjustments....      2          -         -         -          -          -          2
Cash flow...............     (2)         -         7         6         13          -         11
                            ---       ----       ---       ---       ----        ---       ----
At 31 December 1998.....     40       (866)      (12)       (1)      (879)         2       (837)
                            ===       ====       ===       ===       ====        ===       ====

24 Cash and short-term borrowings

                                       Short-term borrowings                    Cash
                          Cash at  ------------------------------           (at bank and
                           bank    Overdrafts   Other     Total   Net total  overdraft)
                         --------- ---------- --------- --------- --------- ------------
                         (Pounds)m (Pounds)m  (Pounds)m (Pounds)m (Pounds)m  (Pounds)m
At 1 January 1997.......     50       (11)        --       (11)       39         39
Exchange adjustments....     (6)        1         --         1        (5)        (5)
Cash flow...............      9        (3)        (7)      (10)       (1)         6
                            ---       ---        ---       ---       ---        ---
At 31 December 1997.....     53       (13)        (7)      (20)       33         40
Exchange adjustments....     --         2         --         2         2          2
Cash flow...............     (2)       --          6         6         4         (2)
                            ---       ---        ---       ---       ---        ---
At 31 December 1998.....     51       (11)        (1)      (12)       39         40
                            ===       ===        ===       ===       ===        ===

25 Leases

                                                    Years ended 31 December
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------- --------- ---------
                                                 (Pounds)m (Pounds)m (Pounds)m
Rentals under operating leases, charged as an
 expense in the profit and loss account
  Hire of plant and machinery...................      7         4         3
  Other.........................................      3         1         1
                                                    ---       ---       ---
                                                     10         5         4
                                                    ===       ===       ===

                               Land and buildings               Other assets
                             Years ended 31 December       Years ended 31 December
                          ----------------------------- -----------------------------
                            1996      1997      1998      1996      1997      1998
                          --------- --------- --------- --------- --------- ---------
                          (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m (Pounds)m
Commitments under
 operating leases to pay
 rentals during the year
 following the year of
 these accounts,
 analysed according to
 the period in which
 each lease expires
  Expiring within 1
   year.................       1         1         1        --        --         1
  Expiring in years 2 to
   5....................       1        --        --         2         2         1
  Expiring thereafter...       1         1         1        --        --        --
                             ---       ---       ---       ---       ---       ---
                               3         2         2         2         2         2
                             ===       ===       ===       ===       ===       ===

                                                     Years ended 31 December
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Obligations under operating leases comprise
  Rentals due within 1 year......................      5         4         4
                                                     ---       ---       ---
  Rentals due after more than 1 year
  From 1 to 2 years..............................      4         4         3
  From 2 to 3 years..............................      3         3         3
  From 3 to 4 years..............................      3         2         2
  From 4 to 5 years..............................      2         2         2
  After 5 years from balance sheet date..........     14        11         8
                                                     ---       ---       ---
                                                      26        22        18
                                                     ---       ---       ---
                                                      31        26        22
                                                     ===       ===       ===

26 Pensions and other post retirement benefits

  Pensions

    The majority of the Businesses' employees are covered by retirement plans. These plans are generally of the defined benefit type under which benefits are based on employees' years of service and average final remuneration and are funded through separate trustee-administered funds. Formal independent actuarial valuations of ICI's main plans are undertaken regularly, normally at least triennially and adopting the projected unit method.

    The actuarial assumptions used to calculate the projected benefit obligation of ICI's pension plans vary according to the economic conditions of the country in which they are situated. It is usually assumed that, over the long term, the annual rate of return on scheme investments will be higher than the annual rate of increase in pensionable remuneration and in present and future pension in payments.

    The weighted average discount rate used in determining the actuarial present values of the benefit obligations was 7.3% (1997 7.8%). The weighted average expected long-term rate of return on investments was 7.9% (1997 8.0%). The weighted average rate of increase of future earnings was 4.9% (1997 5.0%).

    The actuarial value of the fund assets of these plans at the date of the latest actuarial valuations was sufficient to cover 104% (1997 107%) of the benefits that had accrued to members after allowing for expected future increases in earnings; their market value was (Pounds)462m (1997 (Pounds)427m).

    The total pension cost for the Businesses for 1998 was (Pounds)15m (1997 (Pounds)15m; 1996 (Pounds)13m). Accrued pension costs amounted to (Pounds)3m (1997 (Pounds)2m) and are included in other creditors (note 15); provisions for the benefit obligation of a small number of unfunded plans amounted to (Pounds)5m (1997 (Pounds)11m) and are included in provisions for liabilities and charges - unfunded pensions (note 17).


27 Related party transactions

  The following information is provided in accordance with FRS No 8 - Related Party Transactions, as being material transactions with related parties during 1998.

    Related party:   Imperial Chemical Industries PLC and subsidiary
                     undertakings

    Transactions:    a) Sales of product               (Pounds)124m
                     b) Sales of services                (Pounds)3m
                     c) Purchases of product            (Pounds)13m
                     d) Purchases of services           (Pounds)35m

    Related party:   Phillips-Imperial Petroleum Ltd (PIP), disclosed as a
                     principal associated undertaking of Imperial Chemical
                     Industries PLC.

    Transactions:    a) Sales of refined products to PIP amounted to
                     (Pounds)98m.
                     b) Purchase of refined oil and refining costs from PIP amounted to (Pounds)29m.
                     c) Site services and other charges to PIP amounted to (Pounds)23m.
                     d) Amount owed to the Group related to the above transactions amounted to (Pounds)5m.

    Related party:   ICHEM Insurance Company Limited, a subsidiary undertaking
                     of Imperial Chemical Industries PLC.

    Transactions:    Insurance premium paid by the Businesses (Pounds)11.7m.
                     Insurance claims settled by ICHEM Insurance Company
                     Limited (Pounds)22.4m.

28 Contingent liabilities and commitments

                                                             At 31 December
                                                           -------------------
                                                             1997      1998
                                                           --------- ---------
                                                           (Pounds)m (Pounds)m
Commitments for capital expenditure not provided in these
 accounts
  Contracts placed for future expenditure.................     24       107
  Expenditure authorized but not yet contracted...........      1         1
                                                              ---       ---
                                                               25       108
                                                              ===       ===

    The Businesses are involved in various legal proceedings arising out of the normal course of business. It is not believed that the outcome of these proceedings will have a material effect on the Businesses' financial position.

    The Businesses are also subject to contingencies pursuant to environmental laws and regulations that in the future may require it to take action to correct the effects on the environment of prior disposal or release of chemical substances by the Businesses or other parties. The ultimate requirement for such actions, and their cost is inherently difficult to estimate, however provisions have been established at 31 December 1998 in accordance with the accounting policy in note 2.

    Guarantees and contingencies arising in the ordinary course of business, for which no security has been given, are not expected to result in any material financial loss.

    The Businesses have entered into a number of take-or-pay contracts in respect of purchases of raw materials and services for varying periods up to 2013. The aggregate present value of significant commitments at 31 December 1998 was approximately (Pounds)420m.

29 Subsequent event

    In April 1999 ICI, Huntsman Specialty Chemicals Corporation and Huntsman ICI Holdings LLC (Holdings) entered into a Contribution Agreement under which Holdings acquired the businesses of ICI relating to polyurethane chemicals, titanium dioxide and selected petrochemicals (the "Businesses"). In exchange for transferring the Businesses, ICI will receive a 30% equity interest in Holdings and an aggregate of approximately $2,022 million in cash and approximately $508 million in proceeds from discount notes of Holdings. The transaction is expected to close on 30 June 1999.

30 Differences between UK and US accounting principles

    The Combined Financial Statements are prepared in accordance with United Kingdom Generally Accepted Accounting Principles (UK GAAP). The significant differences between UK GAAP and US Generally Accepted Accounting Principles (US
GAAP) which affect net income and net assets are set out below:

  (a)Accounting for pension costs

     There are four significant differences between UK GAAP and US GAAP in accounting for pension costs:

     (i) SFAS No. 87, "Employers' Accounting for Pensions", requires that pension plan assets are valued by reference to their fair or market related values, whereas UK GAAP permits an alternative measurement of assets, which, in the case of the main UK retirement plans, is on the basis of the discounted present value of expected future income streams from the pension plan assets.

     (ii) SFAS No. 87, requires measurements of plan assets and obligations to be made as at the date of financial statements or a date not more than three months prior to that date. Under UK GAAP, calculations may be based on the results of the latest actuarial valuation.

     (iii) SFAS No. 87, mandates a particular actuarial method--the projected unit credit method--and requires that each significant assumption necessary to determine annual pension cost reflects best estimates solely with regard to that individual assumption. UK GAAP does not mandate a particular method, but requires that the method and assumptions, taken as a whole, should be compatible and lead to the actuary's best estimate of the cost of providing the benefits promised.

     (iv) Under SFAS No. 87, a negative pension cost may arise where a significant unrecognised net asset or gain exists at the time of implementation. This is required to be amortised on a straight-line basis over the average remaining service period of employees. Under UK GAAP, the policy is not to recognise pension credits in its financial statements unless a refund of, or reduction in, contributions is likely.

  (b) Purchase accounting adjustments, including the amortisation and impairment of goodwill and intangibles

      In the Combined Financial Statements, prepared in accordance with UK GAAP, goodwill arising on acquisitions accounted for under the purchase method after 1 January 1998, is capitalised and amortised, as it would be in accordance with US GAAP. Prior to that date such goodwill arising on acquisitions was and remains eliminated against net investment. Values were not placed on intangible assets. Additionally, UK GAAP requires that on subsequent disposal or closure of a previously acquired asset, any goodwill previously taken directly to net investment is then charged in the income statement against the income or loss on disposal or closure. Under US GAAP all goodwill would be capitalised in the combined balance sheet and amortised through the profit and loss account over its estimated life not exceeding 40 years. Also, under US GAAP, it is normal practice to ascribe fair values to identifiable intangibles. For the purpose of the adjustments to US GAAP, included below, identifiable intangible assets are amortised to income over the lower of their estimated lives or 40 years. Provision is made where there is a permanent impairment to the carrying value of capitalised goodwill and intangible assets based on a projection of future undiscounted cash flows.

  (c) Capitalisation of interest

    There is no accounting standard in the UK regarding the capitalisation of interest and the Businesses do not capitalise interest in the Combined Financial Statements. Under US GAAP, SFAS No. 34
    "Capitalization of Interest Cost", requires interest incurred as part of the cost of constructing fixed assets to be capitalised and amortised over the life of the asset.

  (d) Restructuring costs

    US GAAP requires a number of specific criteria to be met before restructuring costs can be recognised as an expense. Among these criteria is the requirement that all the significant actions arising from the restructuring plan and their completion dates must be identified by the balance sheet date. Under UK GAAP, prior to the publication of FRS12, when a decision was taken to restructure, the necessary provisions were made for severance and other costs. Accordingly, timing differences, between UK GAAP and US GAAP, arise on the recognition of such costs.

  (e) Deferred taxation

    Deferred taxation is provided on a full provision basis under US GAAP. Under UK GAAP no provision is made for taxation deferred by reliefs unless there is reasonable evidence that such deferred taxation will be payable in the foreseeable future.

  (f)  Newly adopted US accounting standards

    The Businesses adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Required disclosures have been made in the Businesses' financial statements in the statement of total recognized gains and losses and prior years information has been restated. The effect of adopting SFAS No. 130 was not material.

  (g)  New US accounting standards not yet effective

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This Standard, which is effective for fiscal years beginning after June 15, 2000, requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. To implement the standard, all hedging relationships must be reassessed. The Businesses have not yet evaluated the likely impact on the financial statements.

    The following is a summary of the material adjustments to net income and net equity which would be required if US GAAP had been applied instead of UK
GAAP:

                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
Net income after exceptional items--UK GAAP......     53       (63)       58
Adjustments to conform with US GAAP
  Pension expense................................     -         (1)       (1)
  Purchase accounting adjustments
    Amortisation of goodwill and intangibles.....     (1)       (1)       (1)
  Capitalisation of interest less amortisation
   and disposals.................................     (1)       (3)       -
  Restructuring costs............................     -         -          5
  Deferred taxation
    Arising on UK GAAP results...................    (10)       16       (12)
    Arising on other US GAAP adjustments.........    --          2        (1)
                                                     ---       ---       ---
  Total US GAAP adjustments......................    (12)       13       (10)
                                                     ---       ---       ---
Net income--US GAAP..............................     41       (50)       48
                                                     ===       ===       ===
Net investment--UK GAAP..........................              184       316
Adjustments to conform with US GAAP
  Purchase accounting adjustments including
   goodwill and intangibles......................               31        30
  Capitalisation of interest less amortisation
   and disposals.................................               71        71
  Restructuring provision........................               -          5
  Pension expense................................              (26)      (27)
  Deferred taxation..............................              (51)      (64)
                                                               ---       ---
  Total US GAAP adjustments......................               25        15
                                                               ---       ---
Net investment--US GAAP..........................              209       331
                                                               ===       ===

  (h)  Combined Cash Flow Statements

    The Combined Cash Flow Statements are prepared in accordance with UK FRS No. 1 (Revised 1996)--Cash Flow Statements, the objective of which is similar to that set out in the US Standard SFAS No. 95--Statements of Cash Flows. The two statements differ, however, in their definitions of cash and their presentation of the main constituent items of cash flow.

    The definition of cash in the UK standard is limited to cash plus deposits less overdrafts/borrowings repayable on demand without penalty. In the US, the definition in SFAS No. 95 excludes overdrafts but is widened to include cash equivalents, comprising short-term highly liquid investments that are both readily convertible to known amounts of cash and so near their maturities that they present insignificant risk of changes in value: generally, only investments with original maturities of 3 months or less qualify for inclusion.

    The format of the UK statement employs some 9 headings compared with 3 in SFAS No. 95. The cash flows within the UK headings of "Net cash inflow from operating activities", "Dividends received from associated undertakings", "Returns on investments and servicing of finance" and "Taxation" would all be included within the heading of "Net cash provided by operating activities" under SFAS No. 95. Likewise, the UK headings of "Capital expenditure and financial investment" and "Acquisitions and disposals" correspond with "Cash flows from investing activities" under SFAS No. 95, and "Equity dividends paid", "Management of liquid resources" and "Financing" in the UK, subject to adjustments for cash equivalents, correspond with "Cash flows from financing activities" in SFAS No. 95.

    Restated in accordance with US GAAP the Combined Cash Flow Statements are as follows:

                                                    1996      1997      1998
                                                  --------- --------- ---------
                                                  (Pounds)m (Pounds)m (Pounds)m
     Net cash provided by operating activities..     238        77       132
     Cash flows from investing activities.......    (185)     (138)     (130)
     Cash flows from financing activities.......     (53)       70        (4)
                                                    ----      ----      ----
     Increase (decrease) in cash and cash
      equivalents...............................       -         9        (2)
                                                    ====      ====      ====

31 Principal companies and operations

    a) Principal ICI subsidiary companies included in the Businesses.

% owned      Country              Unit name
100          England              Tioxide Group Ltd
100          England              Tioxide Europe Ltd
100          England              Tioxide Group Service Ltd
100          USA                  Tioxide Americas Inc
100          Canada               Tioxide Canada Inc
100          Italy                Tioxide Europe Srl
100          Spain                Tioxide Europe S.A.
100          France               Tioxide Europe SA
100          Malaysia             Tioxide (Malaysia) SDN BHD
 60          South Africa         Tioxide Southern Africa (Pty) Ltd

    b) Principal associated companies included in the Businesses.

% owned      Country              Unit name
50           USA                  Louisiana Pigment Company, LP

    Louisiana Pigment Company, LP is accounted for as a joint arrangement that is not an entity in these special purpose accounts.

    c) Principal operations included in the Businesses.

% owned      Country              Unit name
100          England              ICI Chemicals & Polymers Ltd--Petrochemicals
100          England              Imperial Chemical Industries PLC--Polyurethanes
100          USA                  ICI Americas Inc--Polyurethanes
100          Netherlands          ICI Holland BV--Polyurethanes

32 Supplemental Condensed Combined Financial Information

    The payment obligations under the Senior Subordinated Notes (see elsewhere in the Offering Circular) are guaranteed by certain of the Businesses which are wholly owned subsidiaries of ICI and will be wholly owned subsidiaries of Holdings following the transaction described in note 29 (the "Guarantors"). The guarantees are full, unconditional and joint and several. The Supplemental Condensed Combined Financial Information sets forth profit and loss account, balance sheet and cash flow information for the Guarantors and for the other individual companies and operations of the Businesses (the "Non-Guarantors"). The information reflects the investments of the Guarantors in certain of the Non-Guarantors using the equity method of accounting. For the purposes of this Supplemental Condensed Combined Financial Information, the indebtedness between ICI and the Businesses of (Pounds)866 million and the interest on such indebtedness and associated tax relief has been reflected within the Non-Guarantors information.

Supplemental Combined Profit and Loss Account
For the year ended 31 December 1996

                                                Non-
                                  Guarantors Guarantors Eliminations Combined
                                  ---------- ---------- ------------ ---------
                                  (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Turnover.........................     131       2,454       (51)       2,534
Operating costs..................    (130)     (2,289)       51       (2,368)
Other operating income...........      -            6        -             6
                                     ----      ------       ---       ------
Trading profit before operating
 exceptional items...............       1         171        -           172
Operating exceptional items......      -          (11)       -           (11)
                                     ----      ------       ---       ------
Trading profit after operating
 exceptional items...............       1         160        -           161
Income from fixed asset
 investment--dividends...........      -            2        -             2
Share of loss of consolidated
 subsidiaries before interest....     (13)         -         13           -
                                     ----      ------       ---       ------
Profit/(loss) on ordinary
 activities before interest......     (12)        162        13          163
Net interest
 receivable/(payable)............      10         (88)       -           (78)
Share of interest payable of
 consolidated subsidiaries.......     (17)         -         17           -
                                     ----      ------       ---       ------
Profit/(loss) on ordinary
 activities before taxation......     (19)         74        30           85
Taxation on profit/(loss) on
 ordinary activities.............      (1)        (28)       -           (29)
                                     ----      ------       ---       ------
Profit/(loss) on ordinary
 activities after taxation            (20)         46        30           56
Attributable to minorities.......      -           (3)       -            (3)
                                     ----      ------       ---       ------
Net profit/(loss) for the
 financial year..................     (20)         43        30           53
                                     ====      ======       ===       ======

Supplemental Combined Profit and Loss Account
For the year ended 31 December 1997

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Turnover.........................      131       2,267       (61)       2,337
Operating costs..................     (134)     (2,215)       61       (2,288)
Other operating income...........       -            5        -             5
                                      ----      ------       ---       ------
Trading profit/(loss) before
 operating exceptional items.....       (3)         57        -            54
Operating exceptional items......       -          (56)       -           (56)
                                      ----      ------       ---       ------
Trading profit/(loss) after
 operating exceptional items.....       (3)          1        -            (2)
Income from fixed asset
 investment--dividends...........       -            1        -             1
Exceptional items--profit on sale
 or closure of operations........       -           23        -            23
Share of loss of consolidated
 subsidiaries before interest....      (50)        --         50          --
                                      ----      ------       ---       ------
Profit/(loss) on ordinary
 activities before interest......      (53)         25        50           22
Net interest
 receivable/(payable)............       17         (86)       -           (69)
Share of interest payable of
 consolidated subsidiaries.......      (21)        --         21          --
                                      ----      ------       ---       ------
Loss on ordinary activities
 before taxation.................      (57)        (61)       71          (47)
Taxation on loss on ordinary
 activities......................       (3)        (12)       -           (15)
Share of taxation of consolidated
 subsidiaries....................       16         --        (16)         --
                                      ----      ------       ---       ------
Loss on ordinary activities after
 taxation                              (44)        (73)       55          (62)
Attributable to minorities.......       -           (1)       -            (1)
                                      ----      ------       ---       ------
Loss for the financial year......      (44)        (74)       55          (63)
                                      ====      ======       ===       ======

Supplemental Combined Profit and Loss Account
For the year ended 31 December 1998

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Turnover.........................      137       1,925       (51)       2,011
Operating costs..................     (125)     (1,814)       51       (1,888)
Other operating income...........       -            8        -             8
                                      ----      ------       ---       ------
Trading profit before operating
 exceptional items...............       12         119        -           131
Operating exceptional items......       -          (10)       -           (10)
                                      ----      ------       ---       ------
Trading profit after operating
 exceptional items...............       12         109        -           121
Income from fixed asset
 investment--dividends...........       -            1        -             1
Exceptional items--losses on sale
 or closure of operations........       -           (4)       -            (4)
Share of profit of consolidated
 subsidiaries before interest....       32          -        (32)          -
                                      ----      ------       ---       ------
Profit on ordinary activities
 before interest.................       44         106       (32)         118
Net interest
 receivable/(payable)............       11         (82)       -           (71)
Share of interest payable of
 consolidated subsidiaries.......      (16)         -         16           -
                                      ----      ------       ---       ------
Profit on ordinary activities
 before taxation.................       39          24       (16)          47
Taxation on profit on ordinary
 activities......................       (9)         21        -            12
Share of taxation of consolidated
 subsidiaries....................        7          -         (7)          -
                                      ----      ------       ---       ------
Profit on ordinary activities
 after taxation                         37          45       (23)          59
Attributable to minorities.......       -           (1)       -            (1)
                                      ----      ------       ---       ------
Net profit for the financial
 year............................       37          44       (23)          58
                                      ====      ======       ===       ======

Supplemental Combined Balance Sheet
As at 31 December 1997

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Fixed assets
Tangible assets..................      -          958         -           958
Investments--Participating and
 other interests.................     141           7        (141)          7
                                      ---       -----        ----       -----
                                      141         965        (141)        965
Current assets
Stocks...........................      12         224          -          236
Debtors..........................     189         366        (215)        340
Investments and short-term
 deposits--unlisted..............      -            2          -            2
Cash at bank.....................      -           53          -           53
                                      ---       -----        ----       -----
                                      201         645        (215)        631
                                      ---       -----        ----       -----
Total assets.....................     342       1,610        (356)      1,596
                                      ---       -----        ----       -----
Creditors due within one year
Short-term borrowings............      -          (20)         -          (20)
Current instalments of loans.....      -           (9)         -           (9)
Other creditors..................     (51)       (572)        215        (408)
                                      ---       -----        ----       -----
                                      (51)       (601)        215        (437)
                                      ---       -----        ----       -----
Net current assets...............     150          44          -          194
                                      ---       -----        ----       -----
Total assets less current
 liabilities.....................     291       1,009        (141)      1,159
                                      ---       -----        ----       -----
Creditors due after more than one
 year
Loans............................      -          (10)         -          (10)
Financing due to ICI.............      -         (866)         -         (866)
Other creditors..................      -           (7)         -           (7)
                                      ---       -----        ----       -----
                                       -         (883)         -         (883)
Provisions for liabilities and
 charges.........................      -          (77)         -          (77)
Deferred income..................      -          (11)         -          (11)
                                      ---       -----        ----       -----
                                       -         (971)         -         (971)
                                      ---       -----        ----       -----
Net assets.......................     291          38        (141)        188
                                      ===       =====        ====       =====
Net Investment...................     291          34        (141)        184
Minority Interests--equity.......      -            4          -            4
                                      ---       -----        ----       -----
                                      291          38        (141)        188
                                      ===       =====        ====       =====

Supplemental Combined Balance Sheet
As at 31 December 1998

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Fixed assets
Tangible assets..................      -         1,041         -        1,041
Investments--Participating and
 other interests.................     239            6       (239)          6
                                      ---       ------       ----      ------
                                      239        1,047       (239)      1,047
Current assets
Stocks...........................      13          237         -          250
Debtors..........................     141          328       (173)        296
Investments and short-term
 deposits--unlisted..............      -             2         -            2
Cash at bank.....................      -            51         -           51
                                      ---       ------       ----      ------
                                      154          618       (173)        599
                                      ---       ------       ----      ------
Total assets.....................     393        1,665       (412)      1,646
                                      ---       ------       ----      ------
Creditors due within one year
Short-term borrowings............      -           (12)        -          (12)
Current instalments of loans.....      -            (4)        -           (4)
Financing due to ICI ............      -          (866)        -         (866)
Other creditors..................     (60)        (458)       173        (345)
                                      ---       ------       ----      ------
                                      (60)      (1,340)       173      (1,227)
                                      ---       ------       ----      ------
Net current
 assets/(liabilities)............      94         (722)        -         (628)
                                      ---       ------       ----      ------
Total assets less current
 liabilities.....................     333          325       (239)        419
                                      ---       ------       ----      ------
Creditors due after more than one
 year
Loans............................      -            (8)        -           (8)
Other creditors..................      -            (9)        -           (9)
                                      ---       ------       ----      ------
                                       -           (17)        -          (17)
Provisions for liabilities and
 charges.........................      -           (72)        -          (72)
Deferred income..................      -           (11)        -          (11)
                                      ---       ------       ----      ------
                                       -          (100)        -         (100)
                                      ---       ------       ----      ------
Net assets.......................     333          225       (239)        319
                                      ===       ======       ====      ======
Net investment...................     333          222       (239)        316
Minority interests--equity ......      -             3         -            3
                                      ---       ------       ----      ------
                                      333          225       (239)        319
                                      ===       ======       ====      ======

Supplemental Combined Cash Flow Statements
For the year ended 31 December 1996

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Net cash inflow from operating
 activities......................       6         286         -          292
Equity income of wholly owned
 subsidiaries....................      45          -         (45)         -
Returns on investments and
 servicing of finance............      12         (25)        -          (13)
Taxation.........................       8         (49)        -          (41)
                                      ---        ----        ---        ----
                                       71         212        (45)        238
Capital expenditure and financial
 investment......................      -         (187)        -         (187)
Disposals........................     (13)         -          13          -
                                      ---        ----        ---        ----
Cashflow before financing........      58          25        (32)         51
Net movement in financing........     (56)        (33)        32         (57)
                                      ---        ----        ---        ----
Increase/(decrease) in cash......       2          (8)        -           (6)
                                      ===        ====        ===        ====
For the year ended 31 December 1997

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Net cash inflow from operating
 activities......................      (6)        117         -          111
Equity income of wholly owned
 subsidiaries....................       4          -          (4)         -
Returns on investments and
 servicing of finance............      16         (28)        -          (12)
Taxation.........................      (9)        (13)        -          (22)
                                      ---        ----        ---        ----
                                        5          76         (4)         77
Capital expenditure and financial
 investment......................      -         (169)        -         (169)
Acquisitions/(Disposals).........     (13)         31         13          31
                                      ---        ----        ---        ----
Cashflow before financing........      (8)        (62)         9         (61)
Net movement in financing........       6          70         (9)         67
                                      ---        ----        ---        ----
Increase/(decrease) in cash......      (2)          8         -            6
                                      ===        ====        ===        ====
For the year ended 31 December 1998

                                                 Non-
                                   Guarantors Guarantors Eliminations Combined
                                   ---------- ---------- ------------ ---------
                                   (Pounds)m  (Pounds)m   (Pounds)m   (Pounds)m
Net cash inflow from operating
 activities......................       9         191         -          200
Equity income of wholly owned
 subsidiaries....................       1          -          (1)         -
Returns on investments and
 servicing of finance............       9         (21)        -          (12)
Taxation.........................     (10)        (46)        -          (56)
                                      ---        ----        ---        ----
                                        9         124         (1)        132
Capital expenditure and financial
 investment......................      -         (130)        -         (130)
Disposals........................     (70)         -          70          -
                                      ---        ----        ---        ----
Cashflow before financing........     (61)         (6)        69           2
Net movement in financing........      61           4        (69)         (4)
                                      ---        ----        ---        ----
Decrease in cash.................      -           (2)        -           (2)
                                      ===        ====        ===        ====

             UNAUDITED CONDENSED COMBINED PROFIT AND LOSS ACCOUNTS

                                                                              6 months ended
                                                                                  30 June
                                                                            -------------------
                                                                              1998      1999
                                                                            --------- ---------
                                                                                (Unaudited)
                                                                            (Pounds)m (Pounds)m
Turnover...................................................................   1,070     1,045
Operating costs............................................................    (992)     (965)
                                                                              -----     -----
Trading profit.............................................................      78        80
Exceptional items - loss on sale or closure of operations..................      (4)      --
                                                                              -----     -----
Profit on ordinary activities before interest..............................      74        80
Net interest payable.......................................................     (39)      (32)
                                                                              -----     -----
Profit on ordinary activities before taxation..............................      35        48
Taxation on profit on ordinary activities..................................       1       (16)
                                                                              -----     -----
Profit on ordinary activities after taxation ..............................      36        32
Attributable to minorities.................................................     --        --
                                                                              -----     -----
Net profit for the financial year..........................................      36        32
                                                                              -----     -----


    The accompanying notes form an integral part of these condensed combined financial statements.

                  UNAUDITED CONDENSED COMBINED BALANCE SHEETS

                                                             At          At
                                                         31 December   30 June
                                                            1998        1999
                                                         -----------   -------
                                                                     (Unaudited)
                                                          (Pounds)m   (Pounds)m
Fixed assets
Tangible assets.........................................    1,041       1,066
Investments--Participating and other interests .........        6           6
                                                           ------      ------
                                                            1,047       1,072
                                                           ------      ------
Current assets
Stocks..................................................      250         235
Debtors.................................................      296         369
Investments and short-term deposits--unlisted...........        2           3
Cash at bank............................................       51          32
                                                           ------      ------
                                                              599         639
                                                           ------      ------
Total assets............................................    1,646       1,711
                                                           ------      ------
Creditors due within one year
Short-term borrowings...................................      (12)        (10)
Current instalments of loans............................       (4)         (1)
Financing due to ICI....................................     (866)       (714)
Other creditors.........................................     (345)       (322)
                                                           ------      ------
                                                           (1,227)     (1,047)
                                                           ------      ------
Net current liabilities ................................     (628)       (408)
                                                           ------      ------
Total assets less current liabilities...................      419         664
                                                           ------      ------
Creditors due after more than one year
Loans...................................................       (8)       (152)
Other creditors.........................................       (9)         (8)
                                                           ------      ------
                                                              (17)       (160)
Provisions for liabilities and charges..................      (72)        (73)
Deferred income.........................................      (11)        (10)
                                                           ------      ------
                                                             (100)       (243)
                                                           ------      ------
                                                           ------      ------
Net assets..............................................      319         421
                                                           ======      ======
Net investment..........................................      316         418
Minority interest - equity .............................        3           3
                                                           ------      ------
                                                              319         421
                                                           ======      ======

    The accompanying notes form an integral part of these condensed combined financial statements.

               UNAUDITED CONDENSED COMBINED CASH FLOW STATEMENTS

                                                              6 months ended 30
                                                                    June
                                                             -------------------
                                                               1998      1999
                                                             --------- ---------
                                                                 (Unaudited)
                                                             (Pounds)m (Pounds)m
Net cash inflow/(outflow) from operating activities.........     64        20
Returns on investments and servicing of finance.............     (9)      (41)
Taxation....................................................    (11)       (8)
                                                                ---      ----
                                                                 44       (29)
Capital expenditures and financial investment...............    (50)      (83)
                                                                ---      ----
Cash flow before financing..................................     (6)     (112)
Net movement in financing...................................    --         89
                                                                ---      ----
Decrease in cash............................................     (6)      (23)
                                                                ===      ====


    The accompanying notes form an integral part of these condensed combined financial statements.

         NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

  1 Basis of Preparation

  These Unaudited Condensed Combined Financial Statements have been prepared applying the basis of preparation and accounting policies disclosed in Notes 1 and 2 to the Combined Financial Statements and should be read in conjunction with those Combined Financial Statements included at pages F-46 to F-79. In the opinion of management of ICI, the Unaudited Condensed Combined Financial Statements includes all adjustments, consisting only of normal recurring adjustments other than those separately disclosed, necessary for a fair statement of the results for the interim periods. Financial information for interim periods is not necessarily indicative of the results for the full year.

  2 Inventories

                                                        31 December,  30 June,
                                                            1998         1999
                                                        ------------ -----------
                                                                     (Unaudited)
                                                         (Pounds)m    (Pounds)m
  Raw materials and consumables........................     106           95
  Stocks in process....................................      11           11
  Finished goods and goods for resale..................     133          129
                                                            ---          ---
                                                            250          235
                                                            ===          ===

3 Differences between UK and US accounting principles

    These Unaudited Condensed Combined Financial Statements have been prepared in accordance with United Kingdom Generally Accepted Accounting Principles (UK
GAAP) which differs in certain significant respects from US GAAP. A description of the relevant accounting principles which differ materially is given in Note 30 to the Combined Financial Statements.

    The following is a summary of the material adjustments to net income and net assets which would be required if US GAAP had been applied instead of UK
GAAP:

                                                              6 months ended
                                                                  30 June
                                                            -------------------
                                                              1998      1999
                                                            --------- ---------
                                                                (Unaudited)
                                                            (Pounds)m (Pounds)m
Net income - UK GAAP.......................................     36        32
Adjustments to conform with US GAAP:
  Pension expense..........................................    --         (3)
  Purchase accounting adjustments:
    Amortisation of goodwill and intangibles...............
  Capitalisation of interest less amortisation and
   disposals...............................................     17         7
  Restructuring costs......................................
  Deferred taxation........................................
    Arising on UK GAAP results.............................     (9)       (3)
    Arising on other US GAAP adjustments...................     (6)       (2)
                                                               ---       ---
  Total US GAAP adjustments................................      2        (1)
                                                               ---       ---
Net income - US GAAP.......................................     38        31
                                                               ===       ===

                                                                    At 30 June
                                                                       1999
                                                                    -----------
                                                                    (Unaudited)
                                                                     (Pounds)m
Net investment - UK GAAP...........................................     418
Adjustments to conform with US GAAP:
  Purchase accounting adjustments including goodwill and
   intangibles.....................................................      30
  Capitalisation of interest less amortisation and disposals.......      78
  Restructuring provisions.........................................       5
  Pension expense..................................................     (30)
  Deferred taxation................................................     (69)
                                                                        ---
  Total US GAAP adjustments........................................      14
                                                                        ---
Net investment - US GAAP...........................................     432
                                                                        ===

  Combined Cash Flow Statement

  Restated in accordance with US GAAP, the Combined Cash Flow Statement for the six months ended June 30, 1999 is as follows:

                                                                       (Pounds)m
   Net cash provided by operating activities..........................    (29)
   Cash flows from investing activities...............................    (82)
   Cash flows from financing activities...............................     88
                                                                          ---
   Increase (decrease) in cash and cash equivalents...................    (23)
                                                                          ---
                                                                          ---

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

    Until       , 2000, all dealers that effect transactions in these
securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

                                ---------------
                                   PROSPECTUS
                                ---------------

                           Huntsman ICI Chemicals LLC

                               Exchange Offer for

            $600,000,000 10 1/8% Senior Subordinated Notes due 2009

          (Euro)200,000,000 10 1/8% Senior Subordinated Notes due 2009

                                ---------------

                               [LOGO OF HUNTSMAN]

                                 [LOGO OF ICI]

                                ---------------

                                     , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

Item 20. Indemnification of Officers and Directors

    Huntsman ICI Chemicals LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman ICI Chemicals LLC's amended and restated limited liability company agreement contains no indemnification provisions.

    Huntsman ICI Financial LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman ICI Financial LLC's limited liability company agreement contains no indemnification provisions.

    Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under
Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act (general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

    Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by
Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

    Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or wilful neglect or default.

    Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective wilful neglect or default.

Item 21. Exhibits and Financial Statement Schedules

    3.1 Certificate of Formation of Huntsman ICI Chemicals LLC*

    3.2 Amended and Restated Limited Liability Company Agreement of Huntsman
        ICI Chemicals LLC dated June 30, 1999*

    3.3 Certificate of Formation of Huntsman ICI Financial LLC*

    3.4 Limited Liability Company Agreement of Huntsman ICI Financial LLC dated
        June 18, 1999, as amended by the First Amendment dated June 19, 1999*

    3.5 Memorandum of Association of Tioxide Group*

    3.6 Articles of Association of Tioxide Group*

    3.7 Memorandum of Association of Tioxide Americas Inc.*

    3.8 Articles of Association of Tioxide Americas Inc.*

    4.1 Indenture, dated as of June 30, 1999, among Huntsman ICI Chemicals LLC, the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009*

    4.2 Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)*

    4.3 Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)*

    4.4 Exchange and Registration Rights Agreement dated June 30, 1999, by and among Huntsman ICI Chemicals LLC, the Guarantors party thereto,
        Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities
        Inc. and Warburg Dillon Read LLC*

    4.5 Form of Guarantee (included as Exhibit E to Exhibit 4.1)*

    5.1 Opinion and consent of Skadden, Arps, Slate, Meagher & Flom as to the legality of the notes to be issued by Huntsman ICI Chemicals LLC, and the guarantees to be issued by Huntsman ICI Financial LLC, in the exchange offer

    5.2 Opinion and consent of Slaughter and May to Tioxide Group as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer*

    5.3 Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer

    8.1 Form of opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the tax consequences of the notes to be issued by Huntsman ICI
        Chemical LLC

   10.1 Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals
        Corporation, Huntsman ICI Holdings LLC and Huntsman ICI Chemicals LLC as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending
        Agreement, dated June 30, 1999*

   10.2 Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals
        Corporation*

   10.3 Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman
        Petrochemical Corporation*

   10.4 Credit Agreement, dated as of June 30, 1999, by and among Huntsman ICI
        Chemicals LLC, Huntsman ICI Holdings LLC, Bankers Trust Company,
        Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg
        Dillon Read and various lending institutions party thereto*

   10.5  Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals
         Limited and Huntsman ICI Chemicals LLC*

   10.6  Joint Venture Agreement, dated as of October 18, 1993 between Tioxide
         Americas Inc. and Kronos Louisiana, Inc.*

   10.7 Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Holdings, Inc. and
         Uniroyal, Inc.*

   10.8  Operating Agreement, dated December 28, 1981, between Uniroyal, Inc.,
         Rubicon Chemicals, Inc. and Rubicon, Inc.*

   10.9 Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical
         Industries PLC, ICI American Holdings Inc., ICI Americas Inc. and
         Uniroyal Inc.*

   10.10 Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between
         Imperial Chemicals Industries PLC and Tioxide Group++

   10.11 Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay
         Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty)
         Limited++

   10.12 Slag Sales Agreement, dated July 10, 1997, by and between Qit-Fer Et
         Titane Inc. and Tioxide Europe Limited++

   10.13 Supply Agreement, dated April 13, 1999, by and between Shell Trading
         International Limited and ICI Chemicals & Polymers Limited++

   12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges*

   21.1  Subsidiaries of Huntsman ICI Chemicals LLC*

   23.1  Consent of Deloitte & Touche LLP (Houston, Texas)

   23.2  Consent of Deloitte & Touche LLP (Salt Lake City, Utah)

   23.3  Consent of Arthur Andersen LLP

   23.4  Consent of KPMG Audit Plc

   23.5  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1)

   23.6  Consent of Slaughter and May (included in Exhibit 5.2)*

   23.7  Consent of Walkers (included in Exhibit 5.3)

   23.8  Consent of Chem Systems*

   23.9  Consent of International Business Management Associates*

   24.1  Powers of Attorney (included as part of signature page)*

   25.1 Form T-1 Statement of Eligibility of Bank One, N.A. to act as Trustee under the indenture*

   27.1  Financial Data Schedule (for SEC use only)*

   99.1  Form of Letter of Transmittal for dollar denominated notes*

   99.2  Form of Notice of Guaranteed Delivery for dollar denominated notes*

   99.3  Form of Letter of Transmittal for euro denominated notes*

   99.4  Form of Notice of Guaranteed Delivery for euro denominated notes*

   99.5  Letter to Brokers*

   99.6  Letter to Clients*

--------
*  Previously filed.
**  To be filed by amendment.
++ Portions of this document have been omitted and previously filed separately with the SEC pursuant to requests for confidential treatment pursuant to Rule 406 of the Securities Act.

Item 22. Undertakings

    The Undersigned registrants hereby undertake:

    (1) To file during any period in which offers to sale are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, Huntsman ICI Chemicals LLC has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 7th day of January, 2000.

                                          Huntsman ICI Chemicals LLC

                                                   /s/ J. Kimo Esplin
                                          By: _________________________________
                                                       J. Kimo Esplin
                                                  Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form S-4 Registration Statement has been signed by the following persons in the capacities on the 7th day of January, 2000:

                 Name                                  Capacities
                 ----                                  ----------

         Jon M. Huntsman*              Chief Executive Officer, Chairman of the
______________________________________  Board of Managers & Manager
           Jon M. Huntsman

        Jon M. Huntsman, Jr.*          Vice Chairman of the Board of Managers and
______________________________________  Manager
         Jon M. Huntsman, Jr.

          Peter R. Huntsman*           President, Chief Operating Officer and
______________________________________  Manager
          Peter R. Huntsman

        /s/ J. Kimo Esplin             Chief Financial Officer
______________________________________
            J. Kimo Esplin

     /s/ J. Kimo Esplin
*By: ____________________________
         J. Kimo Esplin
        Attorney-in-Fact

HUNTSMAN ICI FINANCIAL LLC

    Pursuant to the requirements of the Securities Act, Huntsman ICI Financial LLC has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 7th day of January, 2000.

                                          Huntsman ICI Financial LLC

                                                   /s/ J. Kimo Esplin
                                          By: _________________________________
                                                       J. Kimo Esplin
                                                  Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form S-4 Registration Statement has been signed by the following persons in the capacities on the 7th day of January, 2000:

                 Name                                  Capacities
                 ----                                  ----------

           Jon M. Huntsman*            Chief Executive Officer, Chairman of the
______________________________________  Board of Managers & Manager
           Jon M. Huntsman

        Jon M. Huntsman, Jr.*          Vice Chairman of the Board of Managers and
______________________________________  Manager
         Jon M. Huntsman, Jr.

          Peter R. Huntsman*           President, Chief Operating Officer and
______________________________________  Manager
          Peter R. Huntsman

        /s/ J. Kimo Esplin             Chief Financial Officer
______________________________________
            J. Kimo Esplin

       /s/ J. Kimo Esplin
*By: ____________________________
         J. Kimo Esplin
        Attorney-in-Fact

TIOXIDE GROUP

    Pursuant to the requirements of the Securities Act, Tioxide Group has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 7th day of January, 2000.

                                          Tioxide Group

                                                   /s/ J. Kimo Esplin
                                          By: _________________________________
                                                       J. Kimo Esplin
                                                          Director

    Pursuant to the requirements of Securities Act of 1933, this Amendment No. 3 toForm S-4 Registration Statement has been signed by the following persons on the 7th day of January, 2000:

                 Name                                  Capacities
                 ----                                  ----------

          Peter R. Huntsman*           Chairman of the Board of Directors
______________________________________
          Peter R. Huntsman

         /s/ J. Kimo Esplin            Director
______________________________________
            J. Kimo Esplin

          L. Russell Healy*            Director
______________________________________
           L. Russell Healy


       /s/ J. Kimo Esplin
*By: ____________________________
         J. Kimo Esplin
        Attorney-in-Fact

TIOXIDE AMERICAS INC.

    Pursuant to the requirements of the Securities Act, Tioxide Americas Inc. has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 7th day of January, 2000.

                                          Tioxide Americas Inc.

                                                   /s/ J. Kimo Esplin
                                          By: _________________________________
                                                       J. Kimo Esplin
                                                          Director

    Pursuant to the requirements of Securities Act of 1933, this Amendment No. 3 toForm S-4 Registration Statement has been signed by the following persons on the 7th day of January, 2000:

                 Name                                  Capacities
                 ----                                  ----------

          Peter R. Huntsman*           Chairman of the Board of Directors
______________________________________
          Peter R. Huntsman

          /s/ J. Kimo Esplin           Director
______________________________________
            J. Kimo Esplin

        L. Russell Healy*              Director and Treasurer
______________________________________
           L. Russell Healy

        /s/ J. Kimo Esplin
*By: _________________________________
            J. Kimo Esplin
           Attorney-in-Fact

                                 EXHIBIT INDEX


   Number                        Description of Exhibits
   ------                        -----------------------
     3.1  Certificate of Formation of Huntsman ICI Chemicals LLC*

     3.2  Amended and Restated Limited Liability Company Agreement of Huntsman
          ICI Chemicals LLC dated June 30, 1999*

     3.3  Certificate of Formation of Huntsman ICI Financial LLC*

     3.4 Limited Liability Company Agreement of Huntsman ICI Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19,
          1999*

     3.5  Memorandum of Association of Tioxide Group*

     3.6  Articles of Association of Tioxide Group*

     3.7  Memorandum of Association of Tioxide Americas Inc.*

     3.8  Articles of Association of Tioxide Americas Inc.*

     4.1  Indenture, dated as of June 30, 1999, among Huntsman ICI Chemicals
          LLC, the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009*

     4.2 Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)*

     4.3 Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)*

     4.4 Exchange and Registration Rights Agreement dated June 30, 1999, by and among Huntsman ICI Chemicals LLC, the Guarantors party thereto, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities
          Inc. and Warburg Dillon Read LLC*

     4.5  Form of Guarantee (included as Exhibit E of Exhibit 4.1)*

     5.1 Opinion and consent of Skadden, Arps, Slate, Meagher & Flom as to the legality of the notes to be issued by Huntsman ICI Chemicals LLC, and the guarantees to be issued by Huntsman ICI Financial LLC, in the exchange offer

     5.2 Opinion and consent of Slaughter and May to Tioxide Group as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer*

     5.3 Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer

     8.1  Form of opinion and consent of Skadden, Arps, Slate, Meagher & Flom
          LLP as to the tax consequences of the notes to be issued by Huntsman
          ICI Chemical LLC

    10.1 Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals
          Corporation, Huntsman ICI Holdings LLC and Huntsman ICI Chemicals LLC as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third
          Amending Agreement, dated June 30, 1999*

    10.2 Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals
          Corporation*

    10.3 Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman
          Petrochemical Corporation*


   10.4  Credit Agreement, dated as of June 30, 1999, by and among Huntsman ICI
         Chemicals LLC, Huntsman ICI Holdings LLC, Bankers Trust Company,
         Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and
         Warburg Dillon Read and various lending institutions party thereto*

   10.5  Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals
         Limited and Huntsman ICI Chemicals LLC*

   10.6  Joint Venture Agreement, dated as of October 18, 1993 between Tioxide
         Americas Inc. and Kronos Louisiana, Inc.*

   10.7 Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Holdings, Inc. and
         Uniroyal, Inc.*

   10.8  Operating Agreement, dated December 28, 1981, between Uniroyal, Inc.,
         Rubicon Chemicals, Inc. and Rubicon, Inc.*
   10.9 Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical
         Industries PLC, ICI American Holdings Inc., ICI Americas Inc. and
         Uniroyal Inc.*

   10.10 Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between
         Imperial Chemicals Industries PLC and Tioxide Group++
   10.11 Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay
         Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty)
         Limited++

   10.12 Slag Sales Agreement, dated July 10, 1997, by and between Qit-Fer Et
         Titane Inc. and Tioxide Europe Limited++

   10.13 Supply Agreement dated April 13, 1998, by and between Shell Trading
         International Limited and ICI Chemicals & Polymers Limited++

   12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges*

   21.1  Subsidiaries of Huntsman ICI Chemicals LLC*

   23.1  Consent of Deloitte & Touche LLP (Houston, Texas)

   23.2  Consent of Deloitte & Touche LLP (Salt Lake City, Utah)

   23.3  Consent of Arthur Andersen LLP

   23.4  Consent of KPMG Audit Plc

   23.5  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1)

   23.6  Consent of Slaughter and May (included in Exhibit 5.2)*

   23.7  Consent of Walkers (included in Exhibit 5.3)

   23.8  Consent of Chem Systems*

   23.9  Consent of International Business Management Associates*

   24.1  Powers of Attorney (included as part of signature page)*

   25.1 Form T-1 Statement of Eligibility of Bank One, N.A. to act as Trustee under the indenture*

   27.1  Financial Data Schedule (for SEC use only)*

   99.1  Form of Letter of Transmittal for dollar denominated notes*

   99.2  Form of Notice of Guaranteed Delivery for dollar denominated notes*
   99.3  Form of Letter of Transmittal for euro denominated notes*

   99.4  Form of Notice of Guaranteed Delivery for euro denominated notes*

   99.5  Letter to Brokers*

   99.6  Letter to Clients*

--------
 *   Previously filed.
**  To be filed by amendment.
++ Portions of this document have been omitted and previously filed separately with the SEC pursuant to requests for confidential treatment pursuant to Rule 406 of the Securities Act.